                         UNITED STATES BANKRUPTCY COURT
                            DISTRICT OF MASSACHUSETTS
                               (WESTERN DIVISION)

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                                                  :
In re                                             :        Case No. 01-47330-HJB
                                                  :        (Chapter 11)
ARCH WIRELESS, INC., et al.,                      :
                                                  :        Jointly Administered
                                 Debtors.         :
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                        DISCLOSURE STATEMENT TO DEBTORS'
                          JOINT PLAN OF REORGANIZATION

                                January 18, 2002





                                Mark N. Polebaum
                                John D. Sigel
                                Dennis L. Jenkins
                                Michael S. Pandolfi
                                HALE AND DORR LLP
                                60 State Street
                                Boston, Massachusetts  02109
                                (617) 526-6000

                                Counsel to Debtors and
                                Debtors-In-Possession

Submitted by:              Arch Wireless, Inc.
                           Paging Network Canadian Holdings, Inc.
                           Arch Wireless Holdings, Inc.
                           Paging Network of Northern California, Inc.
                           Arch Communications Enterprises, LLC
                           Paging Network, Inc.
                           ArchTel, Inc.
                           Benbow Investments, Inc.
                           Paging Network of San Francisco, Inc.
                           MobileMedia Communications, Inc.
                           Mobile Communications Corporation of America
                           MobileMedia License Co., LLC
                           Paging Network International, Inc.
                           Arch Connecticut Valley, Inc.
                           Paging Network Finance Corp.
                           Paging Network of Colorado, Inc.
                           PageNet, Inc.
                           Paging Network of America, Inc.
                           Paging Network of Michigan, Inc.
                           PageNet SMR Sub, Inc.
                           Arch Wireless Communications, Inc.

                                               Debtors and Debtors-In-Possession


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
                               Table of Contents


                                                                                                                        Page
UNITED STATES BANKRUPTCY COURT DISTRICT OF MASSACHUSETTS (WESTERN DIVISION)................................................1
I.    INTRODUCTION.........................................................................................................1
   A.    General Background................................................................................................1
   B.    The Debtors; Events Leading up to the Filings.....................................................................2
      1.    The Debtors' Business..........................................................................................2
      2.    Debtors' Capital Structure.....................................................................................4
      3.    Reorganization Efforts.........................................................................................5
      4.    Prepetition Defaults...........................................................................................7
   C.    The Disclosure Statement; Voting Requirements; Confirmation Hearing...............................................8
   D.    Sources of Information...........................................................................................10
   E.    General Terms of the Treatment under the Plan of Holders of Claims and Interests.................................10
   F.    Estimated Reorganization Value of Distributions to Unsecured Creditors Under the Plan............................18
   G.    Conditions to Confirmation and Effectiveness of the Plan.........................................................20
II.   DESCRIPTION OF THE DEBTORS..........................................................................................21
   A.    Background Information Regarding the Debtors.....................................................................21
      1.    Wireless Messaging Services, Products and Operations..........................................................21
      2.    Networks and Licenses.........................................................................................22
      3.    Nationwide Wireless Networks..................................................................................23
      4.    Narrowband PCS Networks and Licenses..........................................................................23
      5.    Customers and Marketing.......................................................................................24
      6.    Competition...................................................................................................25
      7.    Sources of Equipment..........................................................................................26
      8.    Trademarks....................................................................................................26
      9.    Assets of the Debtors.........................................................................................26
      10.   PageNet Acquisition...........................................................................................28
      11.   Material Litigation and Claims against the Debtors; PageNet Transaction as Alleged Fraudulent Transfer........28
      12.   Regulatory Matters............................................................................................29
   B.    The Debtors' Operations in Chapter 11............................................................................30
      1.    Overview of the Debtors' Operations...........................................................................30
      2.    Retention of Professionals and Appointment of Committee.......................................................30
      3.    Operating Results during Chapter 11...........................................................................31
      4.    Summary of Significant Orders Entered and Other Actions Taken During the Chapter 11 Cases.....................31
III.  FUTURE BUSINESS OF THE DEBTORS......................................................................................33
   A.    Business of the Reorganized Debtors..............................................................................33
   B.    Composition of Management and Board of Directors.................................................................34
      1.    Executive Officers............................................................................................34
      2.    Board of Directors............................................................................................35
   C.    General Description of Regulatory Matters Relating to the Plan...................................................35
      1.    SEC Matters...................................................................................................36


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                               Table of Contents
                                  (continued)


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      2.    FCC and State Regulatory Matters..............................................................................36
   D.    Information Relevant to the Risks Posed to Creditors Under the Plan..............................................36
      1.    Risk of Delay or Non-Occurrence of the Confirmation Date and the Effective Date...............................37
      2.    Subscriber Turnover/Units in Service..........................................................................37
      3.    Anticipated Growth in Advanced Messaging......................................................................37
      4.    Anticipated Cost Reductions...................................................................................37
      5.    Risks Relating to the Projections.............................................................................38
      6.    Dependence on Third Parties...................................................................................38
      7.    Competition and Technological Change..........................................................................39
      8.    Future Capital Needs:  Uncertainty of Additional Funding......................................................39
      9.    Dependence on Key Personnel...................................................................................39
      10.   Trading of Securities issued pursuant to the Plan.............................................................39
      11.   Reorganization Values Not Representative of Market Value of Securities Issued Pursuant to the Plan............40
      12.   No Dividends..................................................................................................40
      13.   Certain Federal Income Tax Considerations.....................................................................40
      14.   Government Regulation, Foreign Ownership......................................................................41
IV.   SUMMARY OF THE PLAN OF REORGANIZATION...............................................................................42
   A.    Description, Classification and Treatment of Claims and Interests................................................42
      1.    Description of Claims Generally...............................................................................42
      2.    Classification and Estimate of Amount of Claims...............................................................44
      3.    Summary of Classification and Treatment Thereof...............................................................47
   B.    Conditions to Confirmation and to the Effective Date.............................................................63
   C.    Means for Implementation of Plan.................................................................................64
      1.    Implementation of the Plan....................................................................................64
      2.    FCC and State Regulatory Approval.............................................................................64
      3.    Amendments to Certificates of Incorporation...................................................................64
      4.    Substantive Consolidation.....................................................................................64
   D.    Distributions Occurring On and After the Effective Date..........................................................65
      1.    Cash Distributions to Holders of Allowed Class 2 Claims.......................................................65
      2.    Cash Distribution to Holders of Allowed Consolidated AWHI Class 4 Claims......................................65
      3.    Distributions of New Common Stock and New Secured Notes from the Exchange Agent...............................65
      4.    Holders of the Old Notes or Bank Notes........................................................................65
      5.    Lost Notes....................................................................................................65
      6.    Fractional Shares.............................................................................................66
      7.    Fractional Notes..............................................................................................66
      8.    Undeliverable Distributions...................................................................................66
      9.    Compliance with Tax Requirements..............................................................................66
   E.    Effect of Plan Confirmation......................................................................................66
      1.    Revesting of Assets...........................................................................................66
      2.    Discharge of Claims and Termination of Interests..............................................................66
      3.    Term of Injunctions or Stays..................................................................................67


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                               Table of Contents
                                  (continued)


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
   F.    Executory Contracts and Unexpired Leases.........................................................................67
   G.    Assumed Contracts and Unexpired Leases...........................................................................67
   H.    The Other Plan Provisions........................................................................................68
      1.    Dissolution of Committee......................................................................................68
      2.    Retention and Enforcement of Causes of Action.................................................................68
      3.    Limitation of Liability.......................................................................................68
      4.    Release of Officers and Directors.............................................................................69
      5.    Release of Lender Releasees...................................................................................69
      6.    Indemnification Obligations; Directors' and Officers' Liability Insurance.....................................69
      7.    Exemptions from Certain Transfer Taxes........................................................................70
      8.    Severability..................................................................................................70
   I.    Ownership and Resale of Securities; Exemption From Securities Laws...............................................70
      1.    Bankruptcy Code Exemption From Registration Requirements......................................................70
      2.    Registration Rights...........................................................................................73
   J.    Certain Terms of Reorganization Securities Issued Under Plan.....................................................73
      1.    General Provisions of the New Common Stock....................................................................73
      2.    General Provisions of New Senior Secured Notes................................................................73
      3.    General Provisions of New Subordinated Secured Notes..........................................................75
   K.    Claims Reconciliation and Objections Process.....................................................................77
      1.    Objections to Claims..........................................................................................77
   L.    Retention of Jurisdiction........................................................................................77
V.    MATERIAL FEDERAL INCOME TAX CONSIDERATIONS..........................................................................79
   A.    Scope and Limitation.............................................................................................79
   B.    Federal Income Tax Consequences to Certain Creditors.............................................................81
      1.    Recognition of Gain or Loss in General........................................................................81
      2.    Exchange of Claims against AWHI...............................................................................82
      3.    Exchange of Claims by Holders Entitled to Receive New Common Stock............................................83
      4.    Accrued but Unpaid Interest...................................................................................83
      5.    Accrued Market Discount.......................................................................................84
   C.    Federal Income Tax Consequences of Ownership and Disposition of New Senior Secured Notes, New Subordinated
          Secured Notes, and New Common Stock.............................................................................84
      1.    Treatment of New Senior Secured Notes and New Subordinated Secured Notes......................................84
      2.    Treatment of New Common Stock.................................................................................91
      3.    Backup Withholding and Information Reporting..................................................................91
   D.    Federal Income Tax Consequences to the Debtors...................................................................92
      1.    Summary of Debtors' Attribute Reduction and Section 382 Limitation............................................92
      2.    Cancellation of Debt Income and Attribute Reduction...........................................................92
      3.    Section 382 Limitation........................................................................................93
      4.    Alternative Minimum Tax.......................................................................................94
      5.    Applicable High Yield Discount Obligations....................................................................94
VI.   FEASIBILITY OF THE PLAN.............................................................................................95
VII.     CONDITIONS PRECEDENT TO CONFIRMATION OF THE PLAN UNDER THE CODE..................................................95


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                               Table of Contents
                                  (continued)


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   A.    The Confirmation Hearing and Objections..........................................................................95
   B.    Confirmation Requirements........................................................................................96
   C.    Satisfaction of Conditions Precedent to Confirmation under the Bankruptcy Code...................................99
      1.    Best Interests Test...........................................................................................99
      2.    Acceptance by Impaired Classes...............................................................................101
      3.    Confirmation Without Acceptance by All Impaired Classes......................................................102
   D.    Voting Instructions.............................................................................................103
VIII.    OTHER MATTERS...................................................................................................104
   A.    Voidable Transfer Analysis......................................................................................104
      1.    Fraudulent Transfers.........................................................................................104
      2.    Preferences..................................................................................................104
   B.    Certain Effective Date Bonuses..................................................................................105
IX.   RECOMMENDATION.....................................................................................................105
X.    CONCLUSION.........................................................................................................106

Index of Exhibits
Exhibit A     -     Debtors' Joint Plan of Reorganization
Exhibit B     -     Summary Chart of Debtors' Capital Structure
Exhibit C     -     Consolidated Financial Statements of the Debtors
Exhibit D     -     Unaudited Financial Projections
Exhibit E     -     Hypothetical Chapter 7 Liquidation Analysis


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
                                     NOTICE

         11 U.S.C. Section 1125(b) PROHIBITS THE SOLICITATION OF AN ACCEPTANCE OR REJECTION OF A PLAN OF REORGANIZATION FROM A HOLDER OF A CLAIM OR INTEREST WITH RESPECT TO SUCH CLAIM OR INTEREST UNLESS, AT THE TIME OF OR BEFORE SUCH SOLICITATION, THERE IS TRANSMITTED TO SUCH HOLDER SUCH PLAN OR A SUMMARY OF SUCH PLAN AND A WRITTEN DISCLOSURE STATEMENT APPROVED, AFTER NOTICE AND HEARING, BY THE BANKRUPTCY COURT AS CONTAINING ADEQUATE INFORMATION.

         THIS DISCLOSURE STATEMENT HAS BEEN SUBMITTED TO THE BANKRUPTCY COURT FOR APPROVAL. THE BANKRUPTCY COURT HAS NOT YET DETERMINED THAT THIS DISCLOSURE STATEMENT CONTAINS ADEQUATE INFORMATION AS DEFINED IN 11 U.S.C. Section 1125(a). THIS DISCLOSURE STATEMENT HAS NOT BEEN APPROVED OR DISAPPROVED BY, AND THE SECURITIES OFFERED HEREBY HAVE NOT BEEN REGISTERED WITH OR APPROVED OR RECOMMENDED BY, THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC") OR ANY SECURITIES REGULATORY AUTHORITY OF ANY STATE, NOR HAS THE SEC OR ANY STATE SECURITIES REGULATORY AUTHORITY PASSED UPON THE ACCURACY OR ADEQUACY OF THIS DISCLOSURE STATEMENT OR THE STATEMENTS OR INFORMATION CONTAINED HEREIN. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                           FORWARD-LOOKING STATEMENTS

         This Disclosure Statement contains forward-looking statements that are made pursuant to the safe harbor provisions of 11 U.S.C.Section 1125 and the Private Securities Litigation Reform Act of 1995. Any statements contained herein that are not statements of historical fact, such as statements regarding anticipated growth in demand for the Debtors' advanced messaging service and related third-party applications, the anticipated rate of decline in the Debtors' traditional messaging services, the Debtors' continued ability to expand the scope of advanced messaging offerings and their distribution channels, the anticipated launch of additional advanced messaging products and services and the anticipated cost savings, margin improvements and other operating synergies, should be considered forward-looking statements. These forward-looking statements also include statements to the effect that the Debtors or their management or respective boards of directors "believe," "expect," "anticipate," "plan" and similar expressions. These forward-looking statements involve risks and uncertainties that may cause the Debtors' actual results to be materially different from the future results expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from those expectations include, but are not limited to, risks associated with declining demand for traditional messaging products and services, unforeseen delays or difficulties in launching Debtors' additional advanced messaging products and services, the ability of the Debtors to expand their marketing and sales organization, the Debtors' future capital needs, competitive pricing pressures, competition from both traditional messaging services and other wireless communications services, merger and integration challenges, government regulation, reliance upon third party providers for certain equipment and services, as well as other risks described herein or described from time to time in the Debtors' periodic reports and registration statements filed with the Securities and Exchange Commission. Although the Debtors believe the expectations reflected in the forward-looking statements are based on reasonable assumptions, they can give no assurance that their expectations will be attained. The Debtors disclaim any intent or obligation to update any forward-looking statements.

         The unaudited projections of the Debtors attached hereto as Exhibit D have been prepared by the Debtors as a projection of possible future results based upon the assumptions set forth therein, and are dependent on many factors over which the Debtors have no control. No assurance can be given that any of the assumptions on which the projections are based will prove to be correct. The projections were not prepared in compliance with (i) published guidelines of the SEC, (ii) the guidelines established by the American Institute of Certified Public Accountants regarding projections or (iii) generally accepted accounting principles ("GAAP"). Arthur Andersen LLP, the independent public accountants for the Debtors, has neither compiled nor examined such projections and, accordingly, does not express any opinion or any other form of assurance with respect to, assumes no responsibility for and disclaims any association with, such projections. While presented with numerical specificity, such projections are based upon a variety of assumptions, which may not be realized, relating to the future business and operations of the Debtors and are subject to significant uncertainties and contingencies, all of which are


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difficult to predict and many of which are beyond the control of the Debtors.
THE DEBTORS DO NOT MAKE ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY AS TO THE ATTAINABILITY OF THE PROJECTED FINANCIAL INFORMATION SET FORTH IN THE PROJECTIONS OR AS TO THE ACCURACY OR COMPLETENESS OF THE ASSUMPTIONS FROM WHICH THAT PROJECTED INFORMATION IS DERIVED.

                             INTRODUCTORY STATEMENT

         THIS DISCLOSURE STATEMENT CONTAINS A SUMMARY OF CERTAIN PROVISIONS OF THE DEBTORS' JOINT PLAN OF REORGANIZATION DATED AS OF JANUARY 15, 2002 (THE "PLAN"), PROPOSED BY ARCH WIRELESS, INC., ARCH WIRELESS COMMUNICATIONS, INC., PAGING NETWORK CANADIAN HOLDINGS, INC., PAGENET SMR SUB, INC., ARCH WIRELESS HOLDINGS, INC. AND THE SUBSIDIARIES OF ARCH WIRELESS HOLDINGS, INC., AS DEBTORS AND DEBTORS-IN-POSSESSION (COLLECTIVELY, THE "DEBTORS"), AND SUMMARIES OF CERTAIN OTHER DOCUMENTS RELATING TO THE CONSUMMATION OF THE PLAN OR THE TREATMENT OF CERTAIN PARTIES IN INTEREST, AND CERTAIN FINANCIAL INFORMATION RELATING THERETO.

         WHILE THE DEBTORS BELIEVE THAT THE SUMMARIES CONTAINED HEREIN PROVIDE ADEQUATE INFORMATION WITH RESPECT TO THE DOCUMENTS SUMMARIZED, SUCH SUMMARIES ARE QUALIFIED TO THE EXTENT THAT THEY DO NOT SET FORTH THE ENTIRE TEXT OF SUCH DOCUMENTS. BEFORE CASTING A BALLOT, EACH HOLDER OF AN IMPAIRED CLAIM SHOULD REVIEW THE ENTIRE PLAN. THE TERMS OF THE PLAN GOVERN IN THE EVENT OF ANY INCONSISTENCY WITH THE SUMMARY CONTAINED IN THIS DISCLOSURE STATEMENT.

         NO PARTY IS AUTHORIZED BY THE DEBTORS TO PROVIDE ANY INFORMATION TO THE DEBTORS' CREDITORS WITH RESPECT TO THE PLAN OTHER THAN THAT CONTAINED IN THIS DISCLOSURE STATEMENT. THE DEBTORS HAVE NOT AUTHORIZED ANY REPRESENTATIONS CONCERNING THE DEBTORS, THEIR ANTICIPATED FINANCIAL POSITION OR OPERATIONS AFTER CONFIRMATION OF THE PLAN OR THE VALUE OF THEIR BUSINESS AND PROPERTY. TO THE EXTENT INFORMATION IN THIS DISCLOSURE STATEMENT RELATES TO THE DEBTORS, THE DEBTORS OR THEIR ADVISORS HAVE PROVIDED THE INFORMATION IN THIS DISCLOSURE STATEMENT.

         THE INFORMATION IN THIS DISCLOSURE STATEMENT IS BEING PROVIDED SOLELY FOR PURPOSES OF VOTING TO ACCEPT OR REJECT THE PLAN OR OBJECTING TO CONFIRMATION OF THE PLAN. NOTHING IN THIS DISCLOSURE STATEMENT MAY BE USED BY ANY PERSON OR ENTITY FOR ANY OTHER PURPOSE.

         THE DEADLINE FOR VOTING TO ACCEPT OR REJECT THE PLAN IS 5:00 P.M., BOSTON TIME, ON __________, 2002, UNLESS EXTENDED.

         NOTHING CONTAINED IN THIS DISCLOSURE STATEMENT, EXPRESS OR IMPLIED, IS INTENDED TO GIVE RISE TO ANY COMMITMENT OR OBLIGATION OF THE DEBTORS OR CONFER UPON ANY PERSON ANY


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RIGHTS, BENEFITS OR REMEDIES OF ANY NATURE WHATSOEVER (OTHER THAN AS SET FORTH
IN THE PLAN), NOR SHOULD THE CONTENTS OF THIS DISCLOSURE STATEMENT BE CONSTRUED AS PROVIDING ANY LEGAL, FINANCIAL OR TAX ADVICE. HOLDERS OF CLAIMS AND INTERESTS SHOULD CONSULT WITH THEIR OWN ADVISORS.

         THE ESTIMATED REORGANIZATION VALUE SET FORTH IN THIS DISCLOSURE STATEMENT IS HIGHLY DEPENDENT UPON ACHIEVING THE FUTURE FINANCIAL RESULTS SET FORTH IN THE PROJECTIONS AS WELL AS THE REALIZATION OF CERTAIN OTHER ASSUMPTIONS WHICH ARE NOT GUARANTEED.

         THE VALUATIONS AND ESTIMATED RECOVERIES TO CREDITORS SET FORTH HEREIN REPRESENT ESTIMATED REORGANIZATION VALUES AND DO NOT NECESSARILY REFLECT VALUES THAT COULD BE ATTAINABLE IN PUBLIC OR PRIVATE MARKETS. THE EQUITY VALUE ASCRIBED IN THE ANALYSIS DOES NOT PURPORT TO BE AN ESTIMATE OF THE POST-REORGANIZATION MARKET VALUE. SUCH TRADING VALUE, IF ANY, MAY BE MATERIALLY DIFFERENT FROM THE REORGANIZATION EQUITY VALUE RANGES ASSOCIATED WITH THE VALUATION ANALYSIS CONTAINED HEREIN.

         EXCEPT AS HEREAFTER NOTED, THE INFORMATION CONTAINED HEREIN IS GENERALLY INTENDED TO DESCRIBE FACTS AND CIRCUMSTANCES ONLY AS OF JANUARY 18, 2002 AND NEITHER THE DELIVERY OF THE DISCLOSURE STATEMENT NOR THE CONFIRMATION OF THE PLAN WILL CREATE ANY IMPLICATION, UNDER ANY CIRCUMSTANCES, THAT THE INFORMATION CONTAINED HEREIN IS CORRECT OR COMPLETE AT ANY TIME AFTER THE DATE HEREOF, OR THAT THE DEBTORS ARE OR WILL BE UNDER ANY OBLIGATION TO UPDATE SUCH INFORMATION IN THE FUTURE.


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
I.       INTRODUCTION

         A.       General Background

         Arch Wireless, Inc., a Delaware corporation ("AWI"), Arch Wireless Communications, Inc., a Delaware corporation ("AWCI"), Paging Network Canadian Holdings, Inc., a Delaware corporation ("PNCH"), PageNet SMR Sub, Inc., a Delaware corporation ("PNSMR"), Arch Wireless Holdings, Inc., a Delaware corporation ("AWHI"), and the direct and indirect subsidiaries of AWHI signatories to this disclosure statement (the "Disclosure Statement") (such subsidiaries are referred to collectively as the "Consolidated AWHI Entities"), as debtors and debtors in possession (collectively, the "Debtors"), transmit this Disclosure Statement pursuant to section 1125(b) of Title 11, United States Code, 11 U.S.C. Sections 101 et seq. (the "Bankruptcy Code"), to all known impaired creditors and equity security holders of the Debtors in connection with the solicitation of acceptances of the Plan. A copy of the Plan, which has been filed with the Clerk of the Bankruptcy Court, is annexed hereto and made a part hereof as Exhibit A. Capitalized terms not defined herein have the meanings ascribed to them in the Plan unless otherwise noted.

         The Banks and USAM Noteholders (the "Prepetition Secured Lenders") are secured creditors of AWCI, AWHI and the Consolidated AWHI Entities, and the Banks are also secured creditors of AWI, PNCH and PNSMR. In satisfaction of their secured claims, the Prepetition Secured Lenders will share a percentage of: (i) the Cash Distribution; (ii) New Senior Secured Notes, (iii) New Subordinated Secured Notes; and (iv) 15,133,098 shares of New Common Stock. The unsecured creditors of AWHI, the Consolidated AWHI Entities and AWCI, including the Banks' and USAM Noteholders' deficiency Claims, will receive in satisfaction of their claims 3,666,902 shares of New Common Stock. There will be no recovery for (i) the unsecured creditors of AWI, PNCH or PNSMR; (ii) AWI's common and preferred equity holders, whose Interests in AWI will be cancelled; or (iii) the equity holders of AWCI, AWHI, the Consolidated AWHI Entities, PNCH or PNSMR, whose Interests will be cancelled. AWHI and the Consolidated AWHI Entities will be substantively consolidated for purposes of the Plan.

         On November 9, 2001, three holders of AWCI's 12 -3/4% Senior Notes due 2007 (the "Petitioning Creditors") filed an involuntary chapter 11 petition under the Bankruptcy Code against AWCI. On December 6, 2001, AWCI consented to the involuntary filing and each of the other Debtors filed a voluntary petition for relief under Chapter 11 of the Bankruptcy Code. The Debtors' bankruptcy cases (the "Chapter 11 Cases") are currently pending before the Honorable Henry
J. Boroff, United States Bankruptcy Judge for the District of Massachusetts, Western Division. Chapter 11 is the principal business reorganization chapter of the Bankruptcy Code. Under Chapter 11 of the Bankruptcy Code, a debtor is authorized to reorganize its business for the benefit of its creditors and stockholders. In addition to permitting the rehabilitation of the Debtor, another goal of Chapter 11 is to promote equality of treatment of creditors and equity security holders of equal rank with respect to the restructuring of debt. In furtherance of these two goals, upon the filing of a petition for reorganization under Chapter 11, section 362(a) of the Bankruptcy Code generally provides for an automatic stay of substantially all acts and proceedings against a debtor and its property, including all attempts to collect claims or enforce


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
liens that arose prior to the commencement of the debtor's case under Chapter
11. Recognizing the need for representation of unsecured creditors in the reorganization process, section 1102 of the Bankruptcy Code provides for the establishment of a creditors' committee. An official committee of unsecured creditors (the "Committee") in the Chapter 11 Cases was appointed by the United States Trustee for the District of Massachusetts (the "U.S. Trustee") on December 14, 2001. On January 8, 2002, Judge Boroff directed the U.S. Trustee to either appoint a separate official committee of unsecured noteholders of AWCI or appoint a subcommittee of the Committee consisting of noteholders of AWCI. To date, no such committee or subcommittee has been formed.

         Confirmation and consummation of a plan of reorganization are the principal objectives of a Chapter 11 reorganization case. A plan of reorganization sets forth the means for satisfying claims against, and interests in, a debtor. Confirmation of a plan requires, among other things, the affirmative vote of creditors holding at least two-thirds in total dollar amount and more than one-half in number of the allowed claims in each impaired class of claims that vote on the plan, and two-thirds in amount of equity interests in each impaired class of interests that vote on the plan. Section 1129(b) of the Bankruptcy Code, commonly referred to as the "cramdown" provision, permits confirmation of a plan of reorganization over the objection of one or more impaired classes under certain circumstances. Confirmation of a plan of reorganization by a bankruptcy court makes the plan binding upon the debtor, any issuer of securities under the plan, any person acquiring property under the plan and any creditor or equity security holder of the debtor. Subject to certain limited exceptions, the confirmation order discharges the debtor from any debt that arose prior to the effective date of the plan and substitutes therefor the obligations specified under the confirmed plan.

         The Bankruptcy Court has scheduled a hearing on confirmation of the Plan (the "Confirmation Hearing") at ______ _.m., on ______________, 2002,
before the Honorable Henry J. Boroff, United States Bankruptcy Judge for the District of Massachusetts, Western Division, Donohue Federal Building, 595 Main Street, Worcester, Massachusetts. The Confirmation Hearing may be adjourned from time to time without further notice except for the announcement of such adjournment by the Bankruptcy Court at such hearing.

         THE DEBTORS BELIEVE THE PLAN COMPLIES WITH ALL REQUIREMENTS OF THE BANKRUPTCY CODE AND PROVIDES THE BEST AVAILABLE RECOVERY TO THEIR ESTATES. IN ADDITION, CERTAIN OF THE PREPETITION SECURED LENDERS, WHO TOGETHER HOLD MORE THAN $778 MILLION IN PRINCIPAL AMOUNT OF THE APPROXIMATELY $1.37 BILLION IN PRINCIPAL AMOUNT OF BANK CLAIMS AND USAM NOTE CLAIMS AGAINST THE DEBTORS, SUPPORT AND, SUBJECT TO THE APPROVAL OF THIS DISCLOSURE STATEMENT, HAVE AGREED TO VOTE IN FAVOR OF THE PLAN AS CURRENTLY PROPOSED. THE DEBTORS URGE ALL IMPAIRED CREDITORS ENTITLED TO VOTE ON THE PLAN TO VOTE TO ACCEPT THE PLAN.

         B.       The Debtors; Events Leading up to the Filings

                  1.       The Debtors' Business

                  The Debtors are leading providers of wireless messaging and information services and conduct business in each of the 50 states of the United States, the U.S. Virgin Islands, Puerto Rico and Canada. They primarily provide traditional messaging services consisting of numeric and alpha numeric paging services. Numeric messaging services enable subscribers to receive messages that are composed entirely of numbers, such as a phone number, while alpha numeric messages may include numbers and letters which enable a subscriber to receive text messages.

                  The Debtors also market advanced wireless messaging services that enable subscribers to send and receive wireless e-mail. The Debtors also offer wireless information services, such as stock quotes and news, voice-mail, personalized greeting, message storage and retrieval, equipment loss protection and equipment maintenance to both traditional and advanced messaging customers. The Debtors offer the services on a local, regional and nationwide basis employing digital networks covering more than 90% of the United States population.

                  Over the last 15 years, the Debtors made more than 35 acquisitions of other messaging companies. Since 1999, the Debtors made two very substantial acquisitions. On June 3, 1999, the Debtors acquired MobileMedia Communications, Inc. and its subsidiaries ("MobileMedia") pursuant to MobileMedia's confirmed plan of reorganization. On November 10, 2000, the Debtors acquired Paging Network, Inc. and its subsidiaries ("PageNet") pursuant to PageNet's confirmed plan of reorganization. Substantially all the Debtors' business operations are conducted by AWHI and the Consolidated AWHI Entities which include MobileMedia and PageNet.

                  The Debtors' traditional messaging business has been and continues to be in a steep decline. As of December 31, 2000, the Debtors had total domestic units in service of approximately 11.6 million. As of September 30, 2001, the Debtors' domestic units in service declined to approximately 9.1 million. The Debtors are losing traditional messaging units in service at a rate of more than 800,000 per quarter. The Debtors project that by the end of 2002 their units in service will decrease to approximately 6.1 million. Domestic revenues for the fiscal year ended December 31, 2001 were approximately $1.11 billion. Domestic revenues for fiscal year 2002 are projected to decline to approximately $846 million. The average revenue per unit ("ARPU") for all of the Debtors' domestic units in service for the quarter ended September 30, 2001 was $9.23 per month. The entire traditional messaging industry in the United States is suffering similar declines as a result of substitute services that are available through broadband wireless service providers, primarily cellular and PCS telephone providers.

                  While the traditional messaging business continues to decline, the Debtors' advanced messaging business is growing. The Debtors' advanced messaging business was launched in August 2000. As of September 30, 2001, domestically the Debtors had 320,000 advanced messaging units in service generating revenues for the quarter ended September 30, 2001 of approximately $29.5 million. ARPU for domestic advanced messaging units for the quarter ended September 30, 2001 was $31.49 per month, more than three times the ARPU for traditional messaging units. While the Debtors expect advanced messaging to continue to grow, that growth is not expected to be sufficient to offset the revenue decline from traditional messaging.

                  In response to the steep decline of the traditional messaging business, the Debtors have significantly reduced expenses. As of November 10, 2000, the date on which AWI acquired PageNet, the Debtors had approximately 9,600 employees on a consolidated basis. In the fourteen months since the acquisition of PageNet, the Debtors have reduced their headcount by approximately 4,200. Overall, during the same time period, the Debtors have reduced their annualized expenses by approximately $300 million. The Debtors' ability to further reduce costs at a pace equal to its anticipated revenue decline is limited because much of the Debtors' cost structure is fixed. As a result, the Debtors have not been able to cut costs as quickly as their revenues have declined and earnings before interest, taxes, depreciation and amortization ("EBITDA") have eroded significantly quarter-to-quarter.

                  2.       Debtors' Capital Structure

                  The Debtors have a three-tiered capital structure. AWI, a public company since 1992, is the parent company. In addition to its publicly issued shares of common stock, AWI also has outstanding Series C preferred stock and Series F preferred stock. AWI also has outstanding two series of notes: approximately $113 million in principal amount of its 10 -7/8% Senior Discount Notes due 2008 issued on March 12, 1996 (the "Senior Discount Notes") and approximately $939,000 in principal amount of its 6 -3/4% Convertible Subordinated Debentures due 2003 issued on December 1, 1993 (the "Convertible Debentures").

                  AWI has three wholly-owned subsidiaries which are Debtors in these Chapter 11 Cases, AWCI, PNCH and PNSMR. AWCI is subject to the public reporting requirements of the Securities Exchange Act of 1934, as amended. AWCI has issued and outstanding the following four series of notes: (i) $125 million of its 9 -1/2% Senior Notes due 2004 issued on February 1, 1994 (the "9 -1/2% USAM Notes"); (ii) $100 million of its 14% Senior Notes due 2004 issued on December 15, 1994 (the "14% USAM Notes", collectively with the 9 -1/2% USAM Notes, the "USAM Notes"); (iii) $130 million of its 12 -3/4% Senior Notes due 2007 issued on June 29, 1998 (the "12 -3/4% Senior Notes"); and (iv) $147 million of its 13 -3/4% Senior Notes due 2008 issued on April 9, 1999 (the "13-3/4% Senior Notes", collectively with the 12 -3/4% Senior Notes, the "Senior Notes"). The USAM Notes, the Senior Notes, the Senior Discount Notes and the Convertible Debentures are sometimes referred to collectively as the "Bond Debt." PNCH's only assets are its shareholder interests in non-debtor companies which operate a wireless messaging business in Canada and cash collateral pledged to secure guaranties of the obligations of its Canadian subsidiaries or claims arising from the application thereof. PNSMR has no material assets. The USAM Notes are secured by security interests in (i) substantially all of the assets of AWCI, (ii) substantially all the assets of AWHI (other than AWHI's stock in ACE, ACV and Arch Canada, Inc., a non-debtor subsidiary of AWHI) and
(iii) certain assets of the Consolidated AWHI Entities.

                  AWCI is the sole shareholder of AWHI. AWHI and the Consolidated AWHI Entities are the only domestic operating companies of the Debtors. AWHI is indebted to various lenders (the "Banks") under a Third Amended and Restated Credit Agreement dated as of March 23, 2000 (as amended, the "Credit Agreement") in the approximate aggregate amount of $1.2 billion consisting of: (i) Tranche A Loans in the principal amount of $122,500,000 plus $4,872,031 in prepetition accrued interest; (ii) Tranche B Loans in the principal amount of $64,160,833.15 plus $2,602,078 in prepetition accrued interest; (iii) Tranche B-1 Loans in the principal amount of $662,681,241.21 plus $32,765,519 in prepetition accrued interest; (iv) Tranche C Loans in the principal amount of $270,266,675.64 plus $13,950,640 in prepetition accrued interest; and (v) interest rate hedging agreements giving rise to termination claims in the principal amount of approximately $26.6 million (collectively, the "Bank Claims") together with prepetition fees, costs and expenses. AWHI's obligations under the Credit Agreement are secured by substantially all of its assets and guaranteed (the "Subsidiary Guarantees") by each of its subsidiaries (the "Subsidiary Guarantors") and Guarantees by each of AWCI, AWI, PNCH and PNSMR. The Subsidiary Guarantees are secured by security interests in substantially all of the assets of the Subsidiary Guarantors. The guarantees of AWCI and AWI are secured by pledges of their shares in AWHI and AWCI, PNCH and PNSMR, respectively, and of intercompany notes.

                  The Petition Bank Loans are secured by a first priority security interest in various groups of assets. More specifically, the Tranche B-1 Loans are secured by a first priority security interest in substantially all of the assets of PageNet and its subsidiaries that existed as of November 10, 2000 and the pledge by AWI of the stock of AWCI, PNSMR and PNCH and certain intercompany notes; the Tranche A Loans, Tranche B Loans and Tranche C Loans are secured by a first priority security interest in substantially all of the assets of ACV and ACE that existed as of June 29, 1998 and the pledge by AWHI of the stock of ACV and ACE and 65% of the stock of Arch Canada, Inc. and the pledge by AWI of the stock of AWCI, PNSMR and PNCH and certain intercompany notes; the Prepetition Bank Loans and the USAM Notes are also equally and ratably secured pursuant to a security and intercreditor agreement (the "Security and Intercreditor Agreement") by a security interest in substantially all of the assets of AWCI and by all of the other assets of AWHI and its subsidiaries the (the "Prepetition Shared Collateral").

                  None of AWHI or the AWHI Consolidated Entities are liable for any obligations of AWCI or AWI other than the USAM Notes. A summary of the corporate structure and outstanding Bond Indebtedness, Bank Claims and equity interests of the Debtors is attached as Exhibit B.

                  3.       Reorganization Efforts

                  The Debtors' capital structure was created between 1993 and 1998, a time when the wireless messaging industry experienced substantial growth. In the current period of rapid decline of the traditional messaging business, the Debtors' current capital structure cannot be sustained. Beginning in March 2001, the Debtors commenced negotiations with the Banks to discuss a recapitalization. At that time, the Debtors believed that they would be able to successfully recapitalize through an out-of-court exchange offer and, if necessary, a prepackaged bankruptcy proceeding.

                  The Debtors proposed to the Banks that interest rates on the indebtedness under the Credit Agreement be reduced and that amortization schedules be extended. The Debtors proposed to exchange the various debt instruments owed by AWI and AWCI for a package of notes, preferred stock and common stock. To effectuate the recapitalization, the Debtors filed with the SEC a registration statement on Form S-4 on May 23, 2001. The proposed modifications to the Credit Agreement that were described in the registration statement had been negotiated with the agent for the Banks. The proposed treatment of the Bond Debt had not been negotiated with representatives of the bondholders prior to filing the registration statement.

                  Soon after the filing of the registration statement, large holders of the Bond Debt organized into an informal committee (the "Informal Bondholder Committee") and retained Cadwalader Wickersham & Taft as its legal counsel and Evercore Partners L.P. as its financial advisor. The Debtors agreed to pay the fees and expenses of the Informal Bondholder Committee's advisors. By the middle of July 2001, the Debtors and the Informal Bondholder Committee were close to agreement on terms for an overall recapitalization of the Debtors. Unfortunately, as the results of the Debtors' second quarter became clear, the Debtors were required to reassess the feasibility of the recapitalization plan then under discussion with the Informal Bondholder Committee.

                  The second quarter results indicated that the traditional messaging business was declining at a rate faster than expected and that the advanced messaging business was growing at a rate slower than anticipated. The Debtors concluded that the exchange offer proposed in the May 23, 2001 registration statement was not feasible and withdrew it on July 23, 2001. The Debtors also took an impairment charge to the value of their long term assets of approximately $942 million.

                  The Debtors concluded that their recapitalization plan required far more debt forgiveness than that proposed in the registration statement. To assist the Debtors in preparing and negotiating a new restructuring, the Debtors retained The Blackstone Group L.P. ("Blackstone"). Blackstone was particularly well suited for the assignment because it is a leading financial advisory firm for companies seeking to reorganize either in or out of court, and also because it had been the financial advisor to MobileMedia in its chapter 11 case and was therefore familiar with the Debtors and the wireless messaging industry.

                  With the assistance of Blackstone, and in light of the continued deterioration of their business, the Debtors conducted an in-depth review of their business plan and operating strategies. In light of the Debtors' financial constraints, the Debtors substantially revised their business plan and developed a detailed long term projection of future operating results to give effect to the new business plan.

                  Soon after the withdrawal of the May 23, 2001 registration statement, certain holders of Bank Claims organized a steering committee (the "Steering Committee") and retained Weil, Gotshal & Manges LLP as its legal counsel and Ernst & Young Corporate Finance LLC as its financial advisor. Pursuant to the terms of the Credit Agreement, the Debtors pay the fees and expenses of the Steering Committee's advisors.

                  As the revised business plan was being developed, the Debtors shared with the Steering Committee and the Informal Bondholder Committee the likelihood that the value of the Debtors would be far less than the amount of the debt owing under the Credit Agreement and the USAM Notes. The Informal Bondholder Committee reconstituted itself to represent only certain of the Holders of USAM Notes ("USAM Noteholders"), which continued to be represented by Cadwalader, Wickersham & Taft as legal advisor and Evercore Partners L.P. as financial advisor. By the beginning of September 2001, the Debtors had finished their business review, formulated a revised business plan and prepared a revised financial model. In the third week of September, 2001 the Debtors presented the results of their analysis to certain of the Banks and the Informal Bondholder Committee.

                  The revised business plan positions the traditional messaging business to maximize cash flow while reducing the capital costs required to build the advanced messaging business. With respect to the traditional messaging business, the business plan: (i) reduces local one-way sales and service personnel; (ii) consolidates work centers; (iii) reduces operating divisions from five to three; (iv) integrates the national sales organization into the remaining three divisions; and (v) manages networks to reduce network costs. With respect to the advanced messaging business, the Debtors will focus on two-way paging and wireless e-mail applications. Previously, the Debtors had a far broader plan for advanced messaging, including a business solutions group that sought to develop markets for advanced messaging for specific industries. The narrower focus of the advanced messaging strategy allows the Debtors to reduce corporate marketing efforts and to limit network expansion. The Debtors believe that their revised business plan maximizes the value of the Debtors' assets for the benefit of their creditors.

                  The financial advisors to the Banks and USAM Noteholders reviewed and commented on the business plan and the projections. In September 2001, the Debtors presented their proposal for a new capital structure to the Banks and the Informal Bondholder Committee. During the next sixty days the Debtors, the Steering Committee and Informal Bondholder Committee negotiated the terms for treatment of their claims under a Chapter 11 plan of reorganization. Simultaneously, the Informal Bondholder Committee and the Banks negotiated an amendment to the Security and Intercreditor Agreement to resolve their intercreditor dispute concerning the relative values of the Prepetition Shared Collateral and the other collateral securing the Credit Agreement. These intercreditor negotiations resulted in an amendment to the Security and Intercreditor Agreement in which the Banks and USAM Noteholders agreed that notwithstanding anything contained in the Credit Agreement or the USAM Note Indentures to the contrary, they would share in all distributions to the Banks and USAM Noteholders under any plan of reorganization or liquidation, 91.1% to the Banks and 8.9% to the USAM Noteholders.

                  The Debtors and the holders of more than a majority of Bank Claims and USAM Note Claims agreed to terms for the Debtors' plan of reorganization (the "Proposed Plan") prior to the commencement of these Chapter 11 Cases. That agreement is set forth in the Lockup Agreement among certain Banks, certain USAM Noteholders and the Debtors. In the aggregate, the Banks and USAM Noteholders holding approximately $778 million of Bank Claims and USAM Note Claims executed such agreement. The Debtors believe that the Plan is consistent with the plan provided for in that agreement and that the information contained in the Disclosure Statement is consistent with the information previously provided to the Banks and Informal Bondholder Committee. Accordingly, the Debtors believe that the creditors who are parties to the agreement are obligated to vote to accept the Plan in accordance with terms of the Lockup Agreement.

                  4.       Prepetition Defaults

                  Prior to the Petition Date, several of the Debtors failed to make interest payments under their respective indentures, including the following: (i) payment of interest due on July 2, 2001 under AWCI's 12-3/4% Senior Notes due 2007; (ii) payment of interest due on August 1, 2001 under AWCI's 9-1/2% Senior Notes due 2004; (iii) payment of interest due on September 17, 2001 under AWI's 10 -7/8% Senior Discount Notes due 2008; (iv) payment of interest due on

October 15, 2001 under AWCI's 13-3/4% Senior Notes due 2008; (v) payment of interest due on November 1, 2001 under AWCI's 14% Senior Notes due 2004; and
(vi) payment of interest due on December 3, 2001 under AWI's 6 -3/4% Convertible Subordinated Debentures due December 1, 2003. In addition, since August 21, 2001, AWHI has not made any scheduled interest payments due under the Credit Agreement. None of the above-referenced payment defaults were cured within the time allowed under each respective agreement.

         C.       The Disclosure Statement; Voting Requirements; Confirmation
                  Hearing

         [This Disclosure Statement has been approved by the Bankruptcy Court pursuant to an order dated _________ __, 2002 (the "Disclosure Statement Approval Order") as containing information of a kind and in sufficient detail to enable a hypothetical, reasonable investor typical of the Holders of impaired Claims to make an informed judgment with respect to voting to accept or reject the Plan. A copy of the Disclosure Statement Approval Order is enclosed with this Disclosure Statement.] This Disclosure Statement is being transmitted in connection with the Plan to provide adequate information to enable Holders of Claims entitled to vote on the Plan ("Voting Claims") to make an informed judgment with respect to such vote.

         APPROVAL BY THE BANKRUPTCY COURT OF THIS DISCLOSURE STATEMENT DOES NOT CONSTITUTE AN ENDORSEMENT OF ANY OF THE REPRESENTATIONS CONTAINED IN THIS DISCLOSURE STATEMENT OR IN THE PLAN, NOR DOES IT CONSTITUTE AN ENDORSEMENT OF THE PLAN ITSELF.

         EACH HOLDER OF A VOTING CLAIM SHOULD CAREFULLY REVIEW THE MATERIAL SET FORTH IN THIS DISCLOSURE STATEMENT AND THE EXHIBITS HERETO IN ORDER TO MAKE AN INDEPENDENT DETERMINATION AS TO WHETHER TO VOTE TO ACCEPT OR REJECT THE PLAN. IN ADDITION, ALTHOUGH THE DEBTORS HAVE MADE EVERY EFFORT TO ACCURATELY SUMMARIZE THE TERMS OF THE PLAN, EACH HOLDER OF A VOTING CLAIM SHOULD APPROPRIATELY REVIEW THE ENTIRE PLAN AND THE EXHIBITS THERETO BEFORE CASTING A BALLOT.

         Attached to this Disclosure Statement are the following Exhibits:

         -        A copy of the Plan (Exhibit A);

         -        A summary chart describing the Debtors' capital structure
                  (Exhibit B)

         - A copy of the audited consolidated financial statements of AWI as of December 31, 2000 and for the years ended December 31, 1999 and 2000, and the unaudited consolidated financial statements of AWI as of September 30, 2001 and for the nine months ended September 30, 2000 and 2001 (Exhibit C);

         - A copy of unaudited financial projections relating to the Reorganized Debtors on a combined basis (the
                  "Projections")(Exhibit D);

      - A copy of the hypothetical Chapter 7 liquidation analysis of the Debtors (attached hereto as Exhibit E);

      Enclosed with this Disclosure Statement are the following documents:

      -     A copy of the Disclosure Statement Approval Order;

      - A ballot for accepting or rejecting the Plan by the holders of Voting Claims (the "Ballot"); and

      - The notice approved by the Bankruptcy Court for creditors that states, among other things, the time fixed by the Bankruptcy Court for:

            (a) returning Ballots reflecting acceptances and rejections of the Plan;

            (b) the hearing on confirmation of the Plan (the "Confirmation Hearing");

            (c)   filing objections to confirmation of the Plan;

            (d) filing claims arising from the rejection of leases and executory contracts; and

            (e) filing objections to the Debtors' proposed cure payment in connection with assumed leases and executory contracts.

      Holders of Claims in the following classes are entitled to vote to accept or reject the Plan: (i) Classes 2 and 3 of AWI, PNCH and PNSMR; (ii) Classes 2 through 6 of AWCI; and (iii) Classes 2 through 6, of AHWI. TO BE COUNTED, YOUR VOTE MUST BE RECEIVED ON OR BEFORE 5:00 P.M. (BOSTON TIME) ON __________ __, 2002 (THE "VOTING DEADLINE"). Ballots indicating acceptance or rejection of the Plan should be sent by the Voting Deadline by hand delivery, first-class mail postage prepaid or recognized overnight courier to:

                  Bankruptcy Services LLC
                  70 E. 55th Street, 6th Floor
                  New York, NY  10022
                  Attention:  Kathy Gerber

Ballots received by facsimile (other than master ballots) will NOT be counted.

      Holders of Claims in the following Classes are not receiving or retaining any property on account of their Claims: (i) Classes 4 through 8 of AWI; (ii) AWCI Class 7; (iii) PNSMR Classes 4 through 6; (iv) PNCH Classes 4 through 6; and (v) AWHI Classes 7 and 8. Holders of Claims in these Classes are deemed to reject the Plan and are not entitled to vote.

      Holders of Claims based on the USAM Notes or Senior Notes issued by AWCI (the "Old Notes") who are the beneficial owners of the Old Notes but hold those securities through a nominee who is the record holder of such security, must submit their votes as directed by the record holder. Record holders have two options for soliciting votes from their beneficial holders. Record holders may pre-validate a ballot by completing the first item in the ballot, executing the ballot and sending that pre-validated ballot to the beneficial holder with instructions for the beneficial holder to complete the remaining portions of the ballot and deliver it to Bankruptcy Services LLC (the "Balloting Agent") prior to the Voting Deadline. The record holder may also send a ballot which is not pre-validated to the beneficial holder with instructions to complete all items in the ballot, execute the ballot and return the executed ballot to the record holder. The record holder will then tabulate on a master ballot all of the information contained in all of the ballots submitted to it by its beneficial holders, execute the master ballot and deliver the executed master ballot to the Balloting Agent prior to the Voting Deadline. It is important that beneficial holders return their ballots to their record holder sufficiently in advance of the Voting Deadline to allow the record holder to prepare and submit its master ballot prior to the Voting Deadline. For more detailed instructions on the balloting procedures, see the voting instructions attached to the Ballot enclosed with this Disclosure Statement.

      The Bankruptcy Court has scheduled the Confirmation Hearing at ______ _.m., on ______________, 2002, before the Honorable Henry J. Boroff, United States Bankruptcy Judge for the District of Massachusetts, Western Division, Donohue Federal Building, 595 Main Street, Worcester, Massachusetts. The Confirmation Hearing may be adjourned from time to time without further notice except for the announcement of such adjournment by the Bankruptcy Court at such hearing.

      D.    Sources of Information

      The information contained in this Disclosure Statement was derived from
(i) the Debtors' books and records (such as their general purpose financial statements, books of account and corporate records), (ii) the Debtors' public filings, and (iii) consultations with the Debtors' senior management, key personnel and various of their outside professionals, including accounting and financial advisors.

      E. General Terms of the Treatment under the Plan of Holders of Claims and Interests

      The following summary is qualified in its entirety by reference to the Plan and to the more detailed description of provisions for the Classes created under the Plan set forth in Section IV, "Summary of the Plan of Reorganization." This Disclosure Statement contains only a summary of the terms of the Plan. It is the Plan and not this Disclosure Statement that governs the rights and obligations of the parties.

      The Plan provides for the substantive consolidation of AWHI with its direct and indirect subsidiaries for voting and distribution purposes only. Creditors holding similar claims against any of the Debtors that are part of the Consolidated AWHI Entities will vote in the same class and receive the same distribution. The Creditors of the Debtors which are not part of the Consolidated AWHI Entities or AWHI - AWI, AWCI, PNCH and PNSMR - will vote as separate classes with other similar claims against each such entity.

      The Debtors propose to substantively consolidate AWHI and the Consolidated AWHI Entities for all purposes under the Plan, including classification under, voting on, confirmation of and distributions under the Plan. AWHI and the Consolidated AWHI Entities (other than MMLC and PNA which only hold FCC licenses) have been operated as a single entity. The Debtors have not maintained separate books and records for each of those operating companies. As a result, the Debtors cannot determine from their books and records in whose name a trade debt obligation has been incurred nor which operating company owns which assets, except with respect to the FCC licenses owned by MMLC and PNA, the ownership of which is registered with the FCC. While the Debtors can determine which assets were owned by MobileMedia and PageNet at the time they were acquired, since each acquisition, separate books and records from which ownership of assets among AWHI and the Consolidated AWHI Entities could be determined have not been maintained. The Debtors do not believe that any of their Creditors will be adversely affected by the substantive consolidation of AWHI and the Consolidated AWHI Entities.

      The Debtors do not believe that there is any reason to substantively consolidate AWCI or AWI and its other subsidiaries with AWHI and the Consolidated AWHI Entities. The Creditors who did business with AWI or AWCI knew or should have known that AWI and AWCI were holding companies, because both AWI and AWCI are subject to the reporting requirements of the Securities and Exchange Act of 1934 and timely filed all reports required by such Act, including quarterly reports on Form 10-Q and annual reports on Form 10-K which include annual audited financial statements. The public filings of AWI and AWCI as well as the prospectuses and other offering documents under which AWI and AWCI issued debt securities always made clear that AWI and AWCI are holding companies and that the Debtors operations were conducted through subsidiaries without identifying which subsidiary conducted what business. In addition, the prospectuses and offering documents for the debt securities issued by AWI and AWCI made it clear that such debt ranked junior in right of payment to all the debt of the operating companies.

      The Plan provides for separate classes of Claims and Interests for creditors and equity holders of each of AWI, AWCI, PNCH, PNSMR and for AWHI and the Consolidated AWHI Entities (individually, a "Class" and collectively, the "Classes"). The following chart provides a summary of the classification, treatment and voting rights of the Classes under the Plan. Holders of USAM Secured Note Claims and Bank Secured Claims will receive in the aggregate (i) 100% of the New Secured Notes; (ii) 15,133,098 shares of New Common Stock; (iii) 100% of the Cash Distribution; and (iv) 100% of the Secured Creditor Swing Shares (as defined below). The Cash Distribution is an amount of cash equal to the amount by which the Debtors' cash plus the amount of availability under a revolving line of credit, if any, to the extent available on the Effective Date, exceeds $45 million less Administrative Expense Claims reasonably expected to be payable for services provided and fees earned through the Effective Date and the remaining costs for closing the transactions contemplated by the Plan, subject to the reasonable approval of the Administrative Agent. In the event the Debtors are unable to secure the Exit Facility prior to the Effective Date or the Exit Facility is for an amount less than $35 million, the amount of the Cash Distribution available for Holders of Secured Bank Claims and USAM Secured Note Claims will be reduced by $35.0 million or a lesser amount equal to the amount by which the Exit Facility is less than $35 million. To date, the Debtors have not received any commitments for the Exit Facility and no assurance can be given that the Debtors will be able to secure such commitments prior to the Effective Date. Holders of Consolidated AWHI Unsecured Claims and AWCI Unsecured Claims (including the USAM Unsecured Note Claims and the Bank

Unsecured Claims) will receive in the aggregate 3,666,902 shares of New Common Stock. The amount of New Common Stock distributable to the different classes of Unsecured Claims varies depending upon whether the obligor is AWCI or AWHI and the Consolidated AWHI Entities. The Plan provides for the creation of a Management Stock Plan for certain of the Debtors' employees pursuant to which 1,200,000 shares of New Common Stock will be distributable to management for a nominal price, one third of which will vest on each of the first three anniversaries following the Effective Date. The Management Stock Plan shall provide that up to 200,000 shares of New Common Stock otherwise issuable to management (the "Secured Creditor Swing Shares") will not be issued to management in the event that Holders of Bank Claims and USAM Note Claims received less than 92% of the New Common Stock issuable under the Plan, on a fully diluted basis. The New Common Stock to be issued to the secured and unsecured creditors of AWHI and AWCI will constitute 100% of the outstanding New Common Stock on the Effective Date. The unsecured creditors of AWI and the holders of common and preferred equity interests in AWI will receive no distributions under the Plan and all equity interests in AWI will be cancelled.

      On the Effective Date of the Plan, AWI will issue New Common Stock to the Creditors entitled to receive a Pro Rata Share of the New Common Stock under the Plan and AWHI will make the Cash Distribution and will issue its New Senior Secured Notes and New Subordinated Secured Notes (the "New Secured Notes") to the Creditors entitled to receive a Pro Rata Share of the Cash Distribution and the New Secured Notes under the Plan.

      Only the Holders of Claims and Interests that are impaired under the Plan and are receiving distributions under the Plan are entitled to vote on the Plan.

                      Summary Chart of Claims and Interests

                                Consolidated AWHI

Class   Description    Treatment                               Voting Rights
-----   -----------    ---------                               -------------

1       Priority       Paid in full in cash                    deemed to accept
        Claims                                                 the Plan; not
                                                               entitled to vote

2       Bank Secured   Pro Rata Share of (a) $182.2            entitled to vote
        Claims         million in principal amount of the
                       New Senior Secured Notes, (b) $91.1
                       million in principal amount of the
                       New Subordinated Secured Notes, (c)
                       91.1% of the Cash Distribution, (d)
                       13,786,252 shares of New Common
                       Stock, and (e) 91.1% of the Secured
                       Creditor Swing Shares and designation
                       rights with respect to New AWCI
                       Common Stock, New PNCH Common Stock
                       and New PNSMR Common Stock

3       Other          At the Debtors' option (a) the          entitled to vote
        Secured        legal, equitable and contractual
        Claims         rights to which each Holder of an
                       Allowed Class 3 Claim is entitled
                       will be left unaltered by the Plan,
                       or (b) AWHI and the AWHI Consolidated
                       Entities will surrender all
                       Collateral to the Holder of the
                       Allowed Other Secured Claims, or (c)
                       AWHI and the AWHI Consolidated
                       Entities will make deferred cash
                       payments having a present value equal
                       to the value of the Collateral and
                       the Holder will retain its security
                       interest in the Collateral.

4       USAM Secured   Pro Rata Share of (a) $17.8 million     entitled to vote
        Note Claims    in principal amount of the New Senior
                       Secured Notes, (b) $8.9 million in
                       principal amount of the New
                       Subordinated Secured Notes, (c) 8.9%
                       of the Cash Distribution, (d)
                       1,346,846 shares of New Common Stock
                       to be issued on the Effective Date,
                       and (e) 8.9% of the Secured Creditor
                       Swing Shares and designation rights
                       with respect to New AWCI Common
                       Stock, New PNCH Common Stock and New
                       PNSMR Common Stock

5       Unsecured      Pro Rata Share of 3,600,000 shares      entitled to vote
        Claims         of the New Common Stock to be issued
                       on the Effective Date.

6       Inter-         Intercompany Claims shall be offset,    entitled to vote
        Company        contributed and/or distributed to the
        Claims         Applicable Debtor

7       AWHI Stock     No Distribution                         deemed to reject
        Interests                                              the Plan; not
                                                               entitled to vote

8       AWHI           No Distribution                         deemed to reject
        Consolidated                                           the Plan; not
        Subsidiary                                             entitled to vote
        Stock
        Interests

                                       AWI

Class   Description    Treatment                               Voting Rights
-----   -----------    ---------                               -------------

1       Priority       Paid in full in cash                    deemed to accept
        Claims                                                 the Plan; not
                                                               entitled to vote

2       Bank Secured   Pro Rata Share of (a) $182.2 million    entitled to vote
        Claims         in principal amount of the New Senior
                       Secured Notes, (b) $91.1 million in
                       principal amount of the New
                       Subordinated Secured Notes, (c) 91.1%
                       of the Cash Distribution, (d)
                       13,786,252 shares of New Common
                       Stock, and (e) 91.1% of the Secured
                       Creditor Swing Shares and designation
                       rights with respect to New AWCI
                       Common Stock, New PNCH Common Stock
                       and New PNSMR Common Stock

3       Other          At the Debtors' option (a) the legal,   entitled to vote
        Secured        equitable and contractual rights to
        Claims         which each Holder of an Allowed Class
                       3 Claim is entitled will be left
                       unaltered by the Plan, or (b) AWI
                       will surrender all Collateral to the
                       Holder of the Allowed Other Secured
                       Claims, or (c) AWI will make deferred
                       cash payments having a present value
                       equal to the value of the Collateral
                       and the Holder will retain its
                       security interest in the Collateral.

4       Unsecured      No Distribution                         deemed to reject
        Claims                                                 the Plan; not
                                                               entitled to vote

5       Inter-         Intercompany Claims shall be offset,    entitled to vote
        Company        contributed and/or distributed to the
        Claims         Applicable Debtor

6       Series F       No Distribution                         deemed to reject
        Preferred                                              the Plan; not
        Stock                                                  entitled to vote

7       Series C       No Distribution                         deemed to reject
        Preferred                                              the Plan; not
        Stock                                                  entitled to vote

8       Old Stock      No Distribution                         deemed to reject
        Interests                                              the Plan; not
                                                               entitled to vote

                                      AWCI

Class   Description    Treatment                               Voting Rights
-----   -----------    ---------                               -------------

1       Priority       Paid in full in cash                    deemed to accept
        Claims                                                 the Plan; not
                                                               entitled to vote

2       Bank Secured   Pro Rata Share of (a) $182.2 million    entitled to vote
        Claims         in principal amount of the New Senior
                       Secured Notes, (b) $91.1 million in
                       principal amount of the New
                       Subordinated Secured Notes, (c) 91.1%
                       of the Cash Distribution, (d)
                       13,786,252 shares of New Common
                       Stock, and (e) 91.1% of the Secured
                       Creditor Swing Shares and designation
                       rights with respect to New AWCI
                       Common Stock, New PNCH Common Stock
                       and New PNSMR Common Stock

3       Other          At the Debtors' option (a) the legal,   entitled to vote
        Secured        equitable and contractual rights to
        Claims         which each Holder of an Allowed Class
                       3 Claim is entitled will be left
                       unaltered by the Plan, or (b) AWCI
                       will surrender all Collateral to the
                       Holder of the Allowed Other Secured
                       Claims, or (c) AWCI will make
                       deferred cash payments having a
                       present value equal to the value of
                       the Collateral and the Holder will
                       retain its security interest in the
                       Collateral.

4       USAM Secured   Pro Rata Share of (a) $17.8 million     entitled to vote
        Note Claims    in principal amount of the New Senior
                       Secured Notes, (b) $8.9 million in
                       principal amount of the New
                       Subordinated Secured Notes, (c) 8.9%
                       of the Cash Distribution, (d)
                       1,346,846 shares of New Common Stock
                       to be issued on the Effective Date,
                       and (e) 8.9% of the Secured Creditor
                       Swing Shares and designation rights
                       with respect to New AWCI Common
                       Stock, New PNCH Common Stock and New
                       PNSMR Common Stock

5       Unsecured      Pro Rata Share of 66,902 shares of      entitled to vote
        Claims         New Common Stock to be issued on
                       Effective Date

6       Inter-         Intercompany Claims shall be offset,    entitled to vote
        Company        contributed and/or distributed to the
        Claims         Applicable Debtor

7       AWCI Stock     No Distribution                         deemed to reject
        Interests                                              the Plan; not
                                                               entitled to vote

                              PAGENET SMR SUB, INC.

Class   Description    Treatment                               Voting Rights
-----   -----------    ---------                               -------------

1       Priority       Paid in full in cash                    deemed to accept
        Claims                                                 the Plan; not
                                                               entitled to vote

2       Bank Secured   Pro Rata Share of (a) $182.2 million    entitled to vote
        Claims         in principal amount of the New Senior
                       Secured Notes, (b) $91.1 million in
                       principal amount of the New
                       Subordinated Secured Notes, (c) 91.1%
                       of the Cash Distribution, (d)
                       13,786,252 shares of New Common
                       Stock, and (e) 91.1% of the Secured
                       Creditor Swing Shares and designation
                       rights with respect to New AWCI
                       Common Stock, New PNCH Common Stock
                       and New PNSMR Common Stock

3       Other          At the Debtors' option (a) the legal,   entitled to vote
        Secured        equitable and contractual rights to
        Claims         which each Holder of an Allowed Class
                       3 Claim is entitled will be left
                       unaltered by the Plan, or (b) PNSMR
                       will surrender all Collateral to the
                       Holder of the Allowed Other Secured
                       Claims, or (c) PNSMR will make
                       deferred cash payments having a
                       present value equal to the value of
                       the Collateral and the Holder will
                       retain its security interest in the
                       Collateral.

4       Unsecured      No Distribution                         deemed to reject
        Claims                                                 the Plan; not
                                                               entitled to vote

5       Inter-         Intercompany Claims shall be offset,    entitled to vote
        Company        contributed and/or distributed to the
        Claims         Applicable Debtor

6       PNSMR Stock    No Distribution                         deemed to reject
        Interests                                              the Plan; not
                                                               entitled to vote

                     PAGING NETWORK CANADIAN HOLDINGS, INC.

Class   Description    Treatment                               Voting Rights
-----   -----------    ---------                               -------------

1       Priority       Paid in full in cash                    deemed to accept
        Claims                                                 the Plan; not
                                                               entitled to vote

2       Bank Secured   Pro Rata Share of (a) $182.2 million    entitled to vote
        Claims         in principal amount of the New Senior
                       Secured Notes, (b) $91.1 million in
                       principal amount of the New
                       Subordinated Secured Notes, (c) 91.1%
                       of the Cash Distribution, (d)
                       13,786,252 shares of New Common
                       Stock, and (e) 91.1% of the Secured
                       Creditor Swing Shares and designation
                       rights with respect to New AWCI
                       Common Stock, New PNCH Common Stock
                       and New PNSMR Common Stock

3       Other          At the Debtors' option (a) the legal,   entitled to vote
        Secured        equitable and contractual rights to
        Claims         which each Holder of an Allowed Class
                       3 Claim is entitled will be left
                       unaltered by the Plan, or (b) PNCH
                       will surrender all Collateral to the
                       Holder of the Allowed Other Secured
                       Claims, or (c) PNCH will make
                       deferred cash payments having a
                       present value equal to the value of
                       the Collateral and the Holder will
                       retain its security interest in the
                       Collateral.

4       Unsecured      No Distribution                         deemed to reject
        Claims                                                 the Plan; not
                                                               entitled to vote

5       Inter-         Intercompany Claims shall be offset,    entitled to vote
        Company        contributed and/or distributed to the
        Claims         Applicable Debtor

6       PNCH Stock     No Distribution                         deemed to reject
        Interests                                              the Plan; not
                                                               entitled to vote


      The New Secured Notes, 15,133,098 shares of the New Common Stock and the Cash Distribution are distributable to Holders of Bank Secured Claims and USAM Secured Note Claims. In accordance with an amendment to the Security and Intercreditor Agreement between the Banks and the USAM Noteholders (see Section I.B.3), the Holders of Bank Claims and USAM Note Claims will share all amounts distributable to them in any reorganization or liquidation proceeding concerning the Debtors, 91.1% to the Holders of Bank Claims and 8.9% to the Holders of USAM Note Claims. Unsecured Creditors of AWHI and the Consolidated AWHI Entities will receive 3,600,000 shares of New Common Stock. Unsecured Creditors of AWCI will receive 66,902 shares of New Common Stock. The Bank Unsecured Claims and the USAM Unsecured Note Claims are included in the Class of Unsecured Claims for AWHI, the Consolidated AWHI Entities and AWCI because of their deficiency Claims. Assuming that Unsecured Claims in AWHI Class 5, other than the Bank Unsecured Claim and the USAM

Unsecured Note Claims, do not exceed $120 million, the Debtors estimate that the holders of Bank Claims and USAM Note Claims will receive approximately 92% (on a fully diluted basis after giving effect to potential issuances of New Common Stock under the Management Stock Plan) of the New Common Stock in consideration for their secured and unsecured claims. In the event the Unsecured Claims in AWHI Class 5, other than Bank Unsecured Claims and USAM Unsecured Claims, exceed $120 million, up to one sixth of the New Common Stock otherwise reserved for the Management Stock Plan shall be issued to the Holders of Bank Claims and USAM Note Claims. Secured Creditor Swing Shares will be issuable in an amount such that the total number of shares of New Common Stock issuable to the Holders of Bank Claims and USAM Note Claims under the Plan shall not be less than 92% of the total number of shares of New Common Stock issuable pursuant to the Plan, on a fully diluted basis.

      The Plan for each of the Debtors includes a Class of Other Secured Claims. The only claims of which the Debtors are aware that constitute Other Secured Claims are (i) claims of landlords that hold a security deposit and (ii) claims of certain Canadian banks against deposits pledged by PNCH. With respect to clause (i), if the Debtors assume the lease for which a deposit is held, the landlord will continue to hold the deposit. If the lease is rejected, the landlord's damage claim will be secured to the extent of the deposit. The Debtors will surrender the collateral to the extent the landlord proves its claim. The balance of such claim will constitute an Unsecured Claim.

      F. Estimated Reorganization Value of Distributions to Unsecured Creditors Under the Plan

      The proposed treatment of Unsecured Claims under the Plan represents a fair and equitable distribution based on the enterprise value of the Debtors' businesses and the value of unencumbered assets which would be eligible for distribution to Holders of Unsecured Claims against each Debtor in a Chapter 7 liquidation.

      The Debtors retained The Blackstone Group, L.P. ("Blackstone") as their financial advisor. The Debtors asked Blackstone to estimate the reorganization value of the Debtors and, based on that value, estimate the value of the New Common Stock to be distributed under the Plan.

      In connection with estimating the reorganization value of the Debtors, Blackstone developed a discounted cash flow ("DCF") analysis based on the Projections. The discounted cash flow approach involves deriving the unlevered free cash flows that the Reorganized Debtors would generate assuming the Projections were realized. These cash flows, and an estimated value of the Reorganized Debtors at the end of the projected period, are discounted to the present at the Reorganized Debtors' estimated post-restructuring weighted average cost of capital ("WACC") to determine the Reorganized Debtors' enterprise value.

      The WACC is calculated based on a number of assumptions regarding, among other things, the Reorganized Debtors' projected capital structure and costs of debt and equity. The estimated ratio of debt to equity in the Reorganized Debtors' capital structure reflects the estimated indebtedness as of the Effective Date, as well as expected amortization payments as shown in the Projections. The Reorganized Debtors' estimated cost of debt is based on the interest rate on the New Secured Notes, whereas the Reorganized Debtors' assumed cost of equity reflects various risk factors inherent in the Projections including (i) uncertainty regarding the rate of decline associated with traditional messaging, (ii) uncertainty regarding the rate of growth associated with advanced messaging, (iii) the Reorganized Debtors' ability to reduce operating costs and (iv) the other risks detailed in Section III.D - "Information Relevant to the Risks Posed to Creditors Under the Plan."

      Based upon the range of values derived from the methods described above, the estimated reorganization value for the Reorganized Debtors is between $401.1 million and $431.1 million, with a mid-point value of $416.1 million. After deducting the estimated, long-term indebtedness of the Debtors at the Effective Date of approximately $300.0 million, the estimated total equity value is between $101.1 million and $131.1 million, with a mid-point value of $116.1 million (the "Equity Value"). Assuming 18.8 million shares of New Common Stock will be issued to Creditors on the Effective Date, the mid-point value of New Common Stock is estimated to be $6.18 per share.

                               Property to be Distributed Pursuant to the Plan
                             ----------------------------------------------------
 Type of Claim   Amount of   New Senior    New Senior       New           Cash      Percentage
                   Claims     Secured     Subordinated     Common     (Estimated)       of
                               Notes         Notes          Stock                    Recovery
----------------------------------------------------------------------------------------------
 Secured Bank     $1,200       $182.2         $91.1      13,786,252      $58.5        34.7%(1)
    Claims        million     million        million       shares       million

 USAM Secured     $243.4       $17.8          $8.9       1,346,846       $5.7         16.7%(0)
  Note Claim      million     million        million       shares       million

 Consolidated     $1,106         $0            $0        3,600,000        $0          2.01%
AWHI Unsecured    million                                  shares
    Claims

AWCI Unsecured    $1,284.8       $0            $0          66,902         $0          0.03%
    Claims        million                                  shares

PNCH Unsecured     $986.1        $0            $0            $0           $0          0.00%
    Claims        million

PNSMR Unsecured    $986.1        $0            $0            $0           $0          0.00%
    Claims        million



----------
(1) The estimated recoveries for the Holders of the Bank Secured Claims are based upon the face amount of the New Secured Notes and the value (as determined by the Debtors' advisors) of the New Common Stock to be distributed to the Holders of Bank Secured Claims. To the extent that the actual value of the New Common Stock and the New Secured Notes varies from the amounts estimated, the recoveries of the Holders of Bank Secured Claims may be significantly lower than the percentage indicated.

(2) The estimated recoveries for the Holders of the USAM Secured Note Claims are based upon the face amount of the New Secured Notes and the value (as determined by the Debtors' advisors) of the New Common Stock to be distributed to the Holders of the USAM Secured Note Claims. To the extent that the actual value of the New Common Stock and the New Secured Notes varies from the amounts estimated, the recoveries of the Holders of the USAM Secured Note Claims may be significantly lower than the percentage indicated.

      Pursuant to the Plan, the holders of Consolidated AWHI Class 5 Claims will receive 3,600,000 shares of the New Common Stock, or approximately $22.2 million of value. This amount is in excess of the amount the holders of such claims would receive in a Chapter 7 liquidation. See discussion in Article VII.C.

      Pursuant to the Plan, holders of AWCI Class 5 Claims will receive 66,902 shares of the New Common Stock, or approximately $0.4 million of value. This amount is in excess of the amount the holders of such claims would receive in a Chapter 7 liquidation. See discussion in Article VII.C.

      In light of all the circumstances, the Debtors believe the treatment of the Holders of Class 5 Claims of AWCI and AWHI is fair and equitable.

      THE ESTIMATED REORGANIZATION VALUE IS HIGHLY DEPENDENT UPON ACHIEVING THE FUTURE FINANCIAL RESULTS SET FORTH IN THE PROJECTIONS AS WELL AS THE REALIZATION OF CERTAIN OTHER ASSUMPTIONS WHICH ARE NOT GUARANTEED. THE PROJECTIONS ASSUME THAT THE REORGANIZED DEBTORS ARE ABLE TO USE SURVIVING PREPETITION TAX ATTRIBUTES FOLLOWING THE EFFECTIVE DATE. SEE SECTION V.D OF THIS DISCLOSURE STATEMENT.

      ESTIMATES OF VALUE DO NOT PURPORT TO BE APPRAISALS NOR DO THEY NECESSARILY REFLECT THE VALUES WHICH MAY BE REALIZED IF THE DEBTORS, OR THE DEBTORS' ASSETS WERE SOLD. THE ESTIMATES OF VALUE REPRESENT HYPOTHETICAL REORGANIZED ENTERPRISE VALUES ASSUMING THE IMPLEMENTATION OF THE DEBTORS' BUSINESS PLAN AS WELL AS OTHER SIGNIFICANT ASSUMPTIONS. SUCH ESTIMATES WERE DEVELOPED SOLELY FOR PURPOSES OF FORMULATING AND NEGOTIATING A PLAN OF REORGANIZATION AND ANALYZING THE PROJECTED RECOVERIES THEREUNDER.

      THE VALUATIONS SET FORTH HEREIN REPRESENT ESTIMATED REORGANIZATION VALUES AND DO NOT NECESSARILY REFLECT VALUES THAT COULD BE ATTAINABLE IN PUBLIC OR PRIVATE MARKETS. THE EQUITY VALUE ASCRIBED IN THE ANALYSIS DOES NOT PURPORT TO BE AN ESTIMATE OF THE POST-REORGANIZATION MARKET VALUE. SUCH MARKET VALUE, IF ANY, MAY BE MATERIALLY DIFFERENT FROM THE REORGANIZATION EQUITY VALUE RANGES ASSOCIATED WITH THE VALUATION ANALYSIS.

      G.    Conditions to Confirmation and Effectiveness of the Plan

      The Bankruptcy Court has scheduled a hearing to consider confirmation of the Plan. The Bankruptcy Code imposes a number of voting and other requirements to confirm a plan of reorganization. These Bankruptcy Code requirements are described in Section VII, "Conditions Precedent to Confirmation of the Plan."

      In addition, the Plan provides that it is a condition to confirmation that: (i) the Collateral Agent under the Security and Intercreditor Agreement and the USAM Trustees designate AWI as the entity to whom the New AWCI Common Stock, the New PNCH Common Stock and the

New PNSMR Common Stock will be issued on the Effective Date; (ii) all exhibits to the Plan, including those in the Plan Supplement, shall be in form and substance reasonably acceptable to the Steering Committee; (iii) the Holders of Bank Secured Claims shall have voted to accept the Plan; (iv) no material adverse change in the Debtors business shall have occurred since the Disclosure Statement was approved; and (v) the amount for which AWHI Class 5 Claims, other than Bank Unsecured Claims and USAM Unsecured Note Claims, are likely to be allowed, shall not exceed $120 million in the reasonable estimate of the Debtors and the Steering Committee. It is also a condition to the Plan becoming effective that the Confirmation Order is entered, that the Confirmation Order is not stayed, vacated or modified, that the FCC approve the transfer of the Debtors' FCC licenses and authorizations that will result from the cancellation of the Old Stock Interests and issuance of the New Common Stock and that all other necessary governmental approvals be obtained. A summary of these conditions is set forth in Section IV.B., "Conditions to Confirmation and Effectiveness of the Plan."

II.   DESCRIPTION OF THE DEBTORS

      A.    Background Information Regarding the Debtors

      The following information provides a brief description of the business of the Debtors. Attached hereto as Exhibit C are the 1999 and 2000 audited consolidated financial statements of AWI, which provide certain historical financial information regarding the Debtors. Also attached are the unaudited consolidated financial statements of AWI as of September 30, 2001 and for the periods ended September 30, 2000 and 2001. In addition, the Debtors will file Monthly Operating Reports with the Office of the United States Trustee for the District of Massachusetts (the "Operating Reports") beginning January 30, 2002, and will file a copy of each Operating Report with the SEC as an exhibit to a Current Report on Form 8-K.

            1.    Wireless Messaging Services, Products and Operations

            The Debtors are leading providers of wireless messaging and information services and conduct business in each of the 50 states of the United States, the U.S. Virgin Islands, Puerto Rico and Canada. They primarily provide traditional messaging services consisting of numeric and alpha numeric paging services. Numeric messaging services enable subscribers to receive messages that are composed entirely of numbers, such as a phone number, while alpha numeric messages may include numbers and letters which enable a subscriber to receive text messages.

            The Debtors also market advanced wireless messaging services that enable subscribers to send and receive wireless e-mail. The Debtors also offer wireless information services, such as stock quotes and news, voicemail, personalized greeting, message and storage retrieval, equipment loss protection and equipment maintenance to both traditional and advanced messaging customers. The Debtors offer the services on a local, regional and nationwide basis employing digital networks covering more than 90% of the United States population.

            The Debtors launched advanced messaging services, incorporating two-way messaging with wireless e-mail and other interactive features, in August 2000. Advanced messaging services accounted for less than 8% of the Debtors' domestic revenue for the nine months ended September 30, 2001.

                  The Debtors' interactive advanced wireless messaging services include the Arch Webster(TM) series of products and services. The Webster(TM) 100 service enables users to send, receive and forward data messages and e-mail wirelessly. It also enables users to access various other interactive services, such as retrieving stock quotes, travel information, weather, entertainment or other data on command, through added software applications. To enhance the operability of their two-way messaging services, the Debtors announced the Arch Message Center in October 2000. The Message Center consolidates office and Internet e-mail accounts into a single Web-based address, accessible through advanced messaging devices as well as through a personal computer with Internet access. The Debtors' Webster(TM) 200 service enables a subscriber to combine the functionality of Arch Webster 100 service with the functionality of a personal digital assistant, so that a subscriber can also maintain his or her contact and calendar data as well as remain connected to his or her desktop e-mail platform such that the subscriber can wirelessly receive, read, compose and send e-mails. The Debtors recently launched their Arch Wireless Enterprise Solution ("AWES") application which provides secure, real time wireless access to corporate e-mail networks via any internet enabled cellular telephone or wireless messaging device.

                  The Debtors provide wireless messaging services to subscribers for a monthly fee. Subscribers either lease a wireless messaging device from the Debtors for an additional fixed monthly fee or they own the device, having purchased it either from the Debtors or from another vendor. Devices leased to subscribers require a capital investment by the Debtors, while customer-owned devices and those owned by resellers do not. The monthly service fee is generally based upon the type of service provided, the geographic area covered, the number of devices provided to the subscriber and the period of the subscriber's commitment. Subscriber-owned devices provide a more rapid recovery of the Debtors' capital investment than if the Debtors owned such devices, but may generate less recurring revenue because the subscriber does not pay a rental fee for the device. The Debtors also sell devices to third-party resellers who lease or resell devices to their own subscribers and resell the Debtors' wireless messaging services under marketing agreements. Resellers are responsible for sales, billing, collection and equipment maintenance costs. The Debtors sell other products and services, including device accessories and device replacement and maintenance contracts.

                  2.       Networks and Licenses

                  The Debtors operate local, regional and national networks, which enable subscribers to receive messages over a broad geographical area. Many of these networks were acquired through the Debtors' acquisitions of PageNet and MobileMedia. The Debtors' extensive geographic coverage is attractive to large corporate clients and retail chains, which frequently demand national network coverage from their service provider.

                  The Debtors' networks provide local, regional and national coverage and their networks operate over numerous frequencies. Although the capacity of their networks vary significantly market by market, the Debtors believe they have an adequate amount of licensed spectrum to meet capacity demands projected for the next several years.

                  The Debtors are seeking to improve overall network efficiency by, consolidating subscribers on fewer, higher capacity networks and increasing the transmission speed, or baud rate, of certain of their existing networks. They believe their investments in their network infrastructure will facilitate and improve the delivery of high quality communication services while at the same time reducing the costs of such services.

                  3.       Nationwide Wireless Networks

                  The Debtors operate four nationwide 900 MHz networks. As part of their acquisition of PageNet, the Debtors acquired two fully operational nationwide wireless networks in addition to the two networks the Debtors were already operating; however, as part of their ongoing cost savings initiatives, the Debtors expect to combine two of their nationwide networks, thereby eliminating certain network operating expenses. These networks all use high-speed FLEX(TM) technology developed by Motorola, Inc. ("Motorola"). These networks provide significant capacity for nationwide wireless messaging subscribers.

                  4.       Narrowband PCS Networks and Licenses

                  The Federal Communications Commission (the "FCC") has allocated a set of radio frequencies, called narrowband PCS frequencies, that enable wireless messaging companies such as the Debtors to offer advanced messaging services and to make more efficient use of radio spectrum than do traditional messaging networks. The Debtors were able to accelerate their deployment of infrastructure for advanced messaging services by integrating PageNet's nationwide advanced wireless messaging network into their existing infrastructure. The Debtors' network uses ReFLEX 25(TM) technology developed by Motorola as its messaging protocol. The Debtors believe that ReFLEX 25 offers superior performance than other messaging technologies because it provides improved coverage and reception. This improved wireless performance reduces infrastructure deployment costs of cellular-based networks because fewer base stations are needed to achieve the same coverage and reliability. ReFLEX promotes spectrum efficiency and high network capacity through frequency reuse by dividing coverage areas into zones and sub-zones. Messages are directed to the zone or sub-zone where the subscriber is located allowing the same frequency to be reused to carry different traffic in other zones or sub-zones.

                  Prior to the PageNet acquisition, the Debtors held one nationwide narrowband PCS license and five regional narrowband PCS licenses, each with 50 kHz outbound and 12.5 kHz inbound bandwidth. The five regional licenses provide the equivalent of one nationwide license. When the Debtors acquired PageNet, they obtained three more narrowband PCS nationwide licenses, two with 50 kHz inbound and outbound bandwidth and one with 50 kHz outbound bandwidth. The Debtors now hold 250 kHz outbound and 125 kHz inbound nationwide narrowband PCS spectrum. All of these licenses were initially acquired at FCC spectrum auctions.

                  In order to retain these narrowband PCS licenses, the Debtors must comply with specified minimum build-out requirements. With respect to each of the regional narrowband PCS licenses, the Debtors have built out the related narrowband PCS system to cover 150,000 square kilometers, or 37.5% of each of the five regional populations, in compliance with FCC's applicable build out requirements. The Debtors are still required to build-out this system to cover 300,000 square kilometers, or 75% of each of the five regional populations, by April 27,

2005. With respect to the nationwide narrowband PCS licenses, the Debtors have built out the related narrowband systems to cover 750,000 square kilometers, or 37.5% of the U.S. population. The Debtors are still required to extend the build-out of these systems to cover 1,500,000 square kilometers, or 75% of the U.S. population by separate construction deadlines for each license, which occur between September 29, 2004 and January 25, 2005. In each instance, the population percentage will be determined by reference to population figures at the time of the applicable deadline. The Debtors estimate that the costs of these minimum build-outs will be approximately $9.0 million. The Debtors plan to exceed these minimum build-out requirements in order to meet the capacity requirements of its advanced messaging services, which it estimates will require up to approximately an additional $42.0 million in capital expenditures.

                  5.       Customers and Marketing

                  The Debtors' customers are either businesses with employees who travel frequently but must be immediately accessible to their offices or customers or individuals who wish to be accessible to friends or family members. The Debtors' customers include proprietors of small businesses, professionals, management personnel, field sales personnel and service forces, members of the construction industry and construction trades, real estate brokers and developers, medical personnel, sales and service organizations, specialty trade organizations, manufacturing organizations and government agencies.

                  The Debtors market their services through three primary sales channels: direct, reseller and retail.

                           (a)      Direct

                           In the direct distribution channel, the Debtors lease
or sell devices directly to their customers through a direct marketing and sales organization. The Debtors' direct customers range from individuals and small-and medium-sized businesses to Fortune 500 customers and government agencies. Business and government customers typically experience less turnover than retail customers. The direct channel will continue to have the highest priority among the Debtors' marketing and sales efforts, because of its critical contribution to recurring revenue. As of September 30, 2001, the direct channel accounted for approximately 86% of the Debtors' recurring revenue.

                           (b)      Reseller

                           In the reseller distribution channel, the Debtors
sell access to their transmission networks in bulk to third parties, who then resell such services to consumers or small businesses or other end users. The Debtors offer access to their networks to resellers at bulk rates. The third party resellers provide customer service, are responsible for device maintenance and repair costs, invoice the end user and retain the credit risk of the end user, although the Debtors retain the credit risk of third party resellers. Because these resellers are responsible for a subscriber's device, the capital costs that would otherwise be borne by the Debtors are reduced.

                           The Debtors' resellers generally are not exclusive
distributors of the Debtors' services and often have access to networks of more than one provider. Competition among service providers to attract and maintain resellers is based primarily upon price, including the sale of devices to resellers at discounted rates. The Debtors intend to continue to be an active participant in the reseller channel and to concentrate on accounts that are profitable and where longer term partnerships can be established with selected resellers. As of September 30, 2001, the reseller channel accounted for approximately 11% of the Debtors' recurring revenue.

                           (c)      Retail

                           In the retail distribution channel, the Debtors sell
equipment to retailers and, after the subscriber purchases a device from the retailer, the subscriber contacts the Debtors to activate service. The retail channel is targeted at the consumer market and consists primarily of national retail chains. Subscribers served by the retail channel typically purchase, rather than lease, their device. This reduces the Debtors' capital investment costs. Subscribers obtained through retailers are billed and serviced directly by the Debtors. Retail distribution permits the Debtors to penetrate the consumer market by supplementing their direct sales efforts. As of September 30, 2001, the retail channel accounted for approximately 3% of the Debtors' recurring revenue.

                  6.       Competition

                  The wireless messaging industry is highly competitive. Companies in this industry compete on the basis of price, coverage area, services offered, transmission quality, system reliability and customer service.

                  The Debtors compete by maintaining competitive pricing of their products and services, by providing broad coverage options through high-quality, reliable transmission networks and by providing quality customer service. The Debtors' primary competitors in the traditional messaging market include Metrocall, Inc., Verizon Wireless, Inc., Weblink Wireless, Inc., Skytel (a division of WorldCom, Inc.) and a variety of other regional and local providers. Principal competitors in the advanced messaging market include Cingular Interactive, Inc., Skytel and Motient, Inc. The products and services the Debtors offer also compete with a broad array of wireless messaging services provided by cellular and PCS telephone companies. This competition has intensified as prices for these services have declined rapidly, and these providers have incorporated messaging capability into their handsets. Many of these companies possess financial, technical and other resources greater than those of the Debtors. Such providers currently competing with the Debtors in one or more markets include AT&T Wireless, Inc., Cingular, MCI/WorldCom, Inc., Sprint PCS, Verizon, VoiceStream and Nextel, Inc..

                  While cellular, PCS and other mobile telephone services are more expensive than the traditional messaging services provided by the Debtors, such mobile telephone service providers typically provide traditional messaging service as an element of their basic service package without additional charges. It is estimated that as much as 90% of all PCS and other mobile phone devices sold in the United States in early 2002 are capable of sending and receiving data messages. Subscribers that purchase these combined services no longer need to subscribe to a separate messaging service. As a result, a large number of traditional messaging customers can readily switch to cellular, PCS and other mobile telephone services. The decrease in prices for cellular, PCS and other mobile telephone services has led many customers to select combined voice and messaging services as an alternative to stand alone messaging services. The Debtors are sensitive to these technological and availability changes and are working to offer competitively attractive values to customers in the midst of these changes by cellular, PCS and other mobile phone service providers.

                  7.       Sources of Equipment

                  The Debtors do not manufacture any of the messaging devices or other equipment used in their operations. The equipment used in the Debtors' operations is generally available for purchase from only a few sources. The Debtors centralize price and quantity negotiations for all of its operating subsidiaries to achieve cost savings from volume purchases. Historically, the Debtors have purchased messaging devices primarily from Motorola and purchased terminals and transmitters primarily from Glenayre Electronics, Inc. ("Glenayre").

                  The Debtors routinely evaluate new developments in technology in connection with the design and enhancement of their messaging systems and selection of products to be offered to subscribers. The Debtors have entered into development agreements with certain other vendors to obtain alternative sources of paging devices and network equipment. While both Motorola and Glenayre have announced that they will no longer sell messaging equipment used by the Debtors, the Debtors anticipate that alternate sources of messaging devices and network equipment will be secured in the foreseeable future.

                  8.       Trademarks

                  On September 25, 2000, the parent company changed its name from Arch Communications Group, Inc. to Arch Wireless, Inc. in order to reposition it and its subsidiaries from a traditional paging company to a provider of advanced wireless messaging and wireless information products and services. AWI also introduced a new company logo and brand identification tagline, Net@Hand. The Debtors believe the new tagline conveys their ability to offer subscribers the convenience of Internet functionality through portable handheld devices, anytime across the United States.

                  Several of the Debtors own various service marks including "Arch", "Arch Paging", "Arch Communications" and "Arch Wireless", and hold federal registrations for the service marks "MobileComm", "MobileMedia" and "PageNet" as well as various other trademarks.

                  9.       Assets of the Debtors

                  In addition to their FCC licenses and network infrastructure (which includes radio transmission and satellite uplink equipment), the Debtors have the following categories of assets:

                           a. messaging devices (including both devices held as fixed assets for lease and device inventory for sale), device parts and accessories;

                           b. their subscriber base and related accounts receivable;

                           c.       network equipment;

                           d.       intellectual property;

                           e.       owned real estate and improvements;

                           f.       certain leased real estate assets;

                           g.       computer and telephone systems;

                           h.       furniture, fixtures and equipment;

                           i.       goodwill and other intangibles;

                           j.       cash and cash equivalents; and

                           k.       the following equity interests:

                                    -        AWI owns 333 shares of Class A
                                             Voting Common Stock,
                                             nonparticipating shares and 1,000
                                             Class B Non-Voting Common Stock,
                                             participating shares (33% interest)
                                             in 3057011 Canada, Inc., a Canadian
                                             Corporation;

                                    -        BII owns 15 shares of Class A
                                             Voting Common Stock (15%) and 4,990
                                             shares of Class B Nonvoting Common
                                             Stock (49.9%) of Benbow PCS
                                             Ventures, Inc., a California
                                             corporation. BII also owns
                                             1,731,964 shares of Series A
                                             Redeemable Preferred Stock of
                                             Benbow PCS Ventures, Inc.

                                    -        ACV owns 5.1% of the equity
                                             interests of Nationwide 929.8875
                                             LLC, a Delaware limited liability
                                             company.

                                    -        ACE owns 44.9% of the equity
                                             interests of Nationwide 929.8875
                                             LLC a Delaware limited liability
                                             company.

                                    -        ACE owns 45% of the equity
                                             interests of Waterloo
                                             Communications, Inc., an Iowa
                                             corporation.

                                    -        PNCH owns 100% of the shares of
                                             Paging Network of Canada, Inc., a
                                             Canadian corporation.

                                    -        PNCH owns 33% of the voting shares
                                             and 80% of the total shares of
                                             Madison Telecommunications
                                             Holdings, Inc., a Canadian
                                             corporation.

                  10.      PageNet Acquisition

                  On November 10, 2000, AWI acquired PageNet and its subsidiaries pursuant to PageNet's confirmed Chapter 11 plan of reorganization (the "PageNet Acquisition"). As consideration for the acquisition, AWI issued 89,896,907 shares of its common stock, valued at $263.4 million and AWHI assumed $745 million of PageNet's secured bank debt and assumed PageNet's unsecured trade liabilities. Based on third quarter 2000 pro forma adjusted operating results giving effect to the PageNet acquisition, AWI had annualized net revenues totaling approximately $1.4 billion and EBITDA totaling approximately $400 million on a consolidated basis.

                  In the fourth quarter of 2000, the Debtors developed plans to integrate the PageNet operations into the Debtors' business, including the elimination of duplicative facilities and workforce. Since November 10, 2000, the Debtors have been implementing those plans, resulting in a reduction of annualized expenses of approximately $300 million and headcount of approximately 4,200. The Debtors anticipate additional annualized cost savings of approximately $150 million during 2002 resulting from various cost savings initiatives and its strategic shift to narrow its focus on two-way messaging and wireless e-mail applications.

                  As a result of the PageNet acquisition, AWI was able to accelerate the deployment of its advanced messaging services network by integrating PageNet's infrastructure into AWI's existing infrastructure. In addition, AWI acquired three nationwide narrowband PCS licenses.

                  Among the additional assets acquired from PageNet were specialized mobile radio licenses ("SMR Licenses") issued by the FCC. In January 2001, PNSMR, AWI and certain bankruptcy remote subsidiaries of AWI entered into an agreement with Nextel, Inc. ("Nextel") for the sale of the SMR Licenses for $175 million (the "Nextel Agreement"). Concurrently with that transaction, Nextel agreed to invest $75 million to purchase AWI's Series F Preferred Stock.

                  Pursuant to the Nextel Agreement, Nextel advanced $250 million in February 2001 in the form of a $175 million secured loan and a $75 million unsecured loan to the bankruptcy remote subsidiary of AWI. Following FCC approval of the transfer to Nextel of the SMR Licenses in May 2001, the bankruptcy remote subsidiary transferred the SMR Licenses to Nextel in satisfaction of the $175 million secured loan. AWI also exchanged its Series F Preferred Stock in satisfaction of the $75 million unsecured loan.

                  Proceeds from the sale of the SMR Licenses were used to prepay all required 2001 amortization payments under the Credit Agreement. Proceeds from the sale of the Series F Preferred Stock were used for working capital purposes.

                  11. Material Litigation and Claims against the Debtors; PageNet Transaction as Alleged Fraudulent Transfer

                  Several creditors of the Debtors have alleged that the acquisition of PageNet consummated on November 10, 2000 was a fraudulent transfer. Counsel to the Petitioning Creditors in AWCI's involuntary bankruptcy has stated that the impending one year anniversary of the PageNet Acquisition was a precipitating factor in the filing of the AWCI involuntary petition on November 9, 2001.

                  The Debtors believe that the allegations of a fraudulent transfer are without merit. Among other reasons, the acquisition of PageNet was completed through PageNet's Chapter 11 plan of reorganization confirmed by the United States Bankruptcy Court for the District of Delaware. Because the acquisition was completed through a bankruptcy proceeding, AWI participated in a public auction process. During that bidding process, one of the Debtors' competitors, Metrocall, Inc., was actively involved and claimed to be proposing a higher and better offer for PageNet than AWI's offer. However, the PageNet creditors eventually accepted the offer of AWI and voted to approve PageNet's plan of reorganization which was then confirmed by the Delaware Bankruptcy Court.

                  The competitive bidding process in PageNet's bankruptcy proceeding and the Delaware Bankruptcy Court's approval of the transaction demonstrate that the Debtors received reasonably equivalent value and therefore the PageNet acquisition was not a fraudulent transfer. The Debtors believe that there are additional meritorious defenses to the allegations made by the Petitioning Creditors.

                  12. Regulatory Matters

                  FCC Regulation.

                  The paging licenses granted to the Debtors by the FCC are for varying terms of up to 10 years, at which time renewal applications must be approved by the FCC. In the past, paging license renewal applications generally have been granted by the FCC upon a showing of compliance with FCC regulations and of adequate service to the public. It is possible that there may be competition for radio spectrum associated with licenses as they expire, thereby increasing the chance of third party intervention in the renewal proceedings. Other than those still pending, the FCC has thus far granted each license renewal that the Debtors have filed.

                  Licenses for two of the Debtors' nationwide, narrowband PCS networks will expire in 2004 and licenses for four of the Debtors' nationwide, narrowband PCS networks will expire in 2005. These licenses require that the Debtors construct base stations meeting certain population coverage requirements within five and ten years of the initial license grants, respectively. See
Section II.A.4 above. The Debtors have already satisfied their five year requirements and intend to build out their nationwide, narrowband PCS license infrastructure to meet their remaining obligations.

                  The Communications Act of 1934, as amended (the "Communications Act"), requires radio licensees such as the Debtors to obtain prior approval from the FCC for the assignment or transfer of control of any construction permit or station license or authorization or any rights thereunder. On December 19, 2001, in connection with the filing of the Chapter 11 Cases, the Debtors sought permission from the FCC to execute an involuntary, pro forma assignment of their licenses to the Debtors as debtors-in-possession. On January 14, 2002, the FCC granted such permission. FCC approval of the transfer of the Debtors' licenses pursuant to the Plan of Reorganization is a condition to effectiveness of the Plan.

                  As a result of various decisions by the FCC, over the last few years, the Debtors have no longer paid fees for the termination of traffic originated on the networks of the local exchange carriers ("LECs") providing wireline services interconnected with the Debtors' services and in some instances have received refunds for prior payments to such LECs. The Debtors have entered into a number of interconnection agreements with LECs in order to resolve various issues regarding charges imposed by the LECs for interconnection. The Debtors may be liable to LECs for the costs associated with delivering traffic that does not originate on the LEC's network (transit traffic), resulting in some increased interconnection costs for the Debtors, depending on further FCC disposition of these issues and the agreements reached by the Debtors with the LECs. If these issues are not ultimately decided through settlement negotiations or via the FCC in favor of the Debtors, the Debtors may be required to pay past due contested transit traffic charges not addressed by existing agreements or offset against payments due from the LECs and may also be assessed interest and late charges for the withheld amounts. Although these requirements have not to date had a material adverse effect on the Debtors, these or similar requirements could in the future have a material adverse effect on the Reorganized Debtors.

                  State Regulation.

                  As a result of the enactment by Congress of the Omnibus Budget Reconciliation Act of 1993 (the "Budget Act") in August 1993, states are now generally preempted from exercising rate or entry regulation over any of the Debtors' operations. States are not preempted, however, from regulating "other terms and conditions" of Debtors' operations. States that regulate paging services also may require the Debtors to obtain prior approval of (1) the acquisition of controlling interests in other paging companies and (2) a change of control of the Debtors. At this time, the Debtors are not aware of any proposed state legislation or regulations that would have a material adverse impact on the Debtors' existing operations

         B.       The Debtors' Operations in Chapter 11

                  1.       Overview of the Debtors' Operations

                  Since the Petition Date, the Chapter 11 Cases have been pending before the Honorable Henry J. Boroff, United States Bankruptcy Judge for the District of Massachusetts, Western Division. During this period, the Debtors have functioned as debtors-in-possession pursuant to sections 1107 and 1108 of the Bankruptcy Code and have continued to operate their businesses. The Bankruptcy Court has exercised supervisory powers over the operations of the Debtors with respect to the employment of attorneys, investment bankers and other professionals, and transactions out of the Debtors' ordinary course of business or otherwise requiring bankruptcy court approval under the Bankruptcy Code. The Debtors have been paying undisputed obligations that have arisen subsequent to the Petition Date on a timely basis.

                  2.       Retention of Professionals and Appointment of
                           Committee

                           (a) The Debtors' Retention of Counsel. As of the
Petition Date, the Bankruptcy Court authorized the Debtors' retention of Hale and Dorr LLP, as general bankruptcy counsel for the Debtors, and the retention of Posternak, Blankstein & Lund, LLP, as special counsel for the Debtors. In addition, the Debtors have retained, with Bankruptcy Court approval, the law firm of Wilkinson Barker Knauer, LLP, as special regulatory counsel.

                           (b) The Debtors' Retention of Other Professionals. On
January 10, 2002, the Bankruptcy Court approved the employment of: Krista Grossman as a public relations consultant to the Debtors. On January __, 2002, the Bankruptcy Court approved the employment of: (i) The Blackstone Group L.P. as the Debtors' financial advisor; and (ii) Arthur Andersen LLP as the Debtors' auditors, and accounting, tax and technology advisors.

                           (c) Appointment of Official Committee and the
Retention of Professionals Thereby (at Debtors' Expense). On December 14, 2001, the U.S. Trustee appointed the Committee. The current members of the Committee are as follows:

                           U.S. Bank Trust National Association
                           SBC Communications Inc.
                           TMP Worldwide, Inc.
                           The Bank of New York
                           Crown Castle USA, Inc.

                           The Committee has been active in connection with the
motions and applications filed in the Chapter 11 Cases. The Committee has retained the law firm of Nixon Peabody LLP, as counsel. The Committee also has retained Deloitte & Touche LLP as financial advisors. The fees and expenses of the Committee's professionals are paid by the Debtors.

                           On January 8, 2002, Judge Boroff directed the U.S.
Trustee to either appoint a separate official committee of unsecured noteholders of AWCI or appoint a subcommittee of the Committee consisting of noteholders of AWCI with separate counsel for unique issues. To date, no such committee or subcommittee has been formed.

                  3.       Operating Results during Chapter 11

                  Commencing on January 30, 2002, the Debtors will file Monthly Operating Reports with the U.S. Trustee. These Operating Reports are public documents and will be available at the Office of the U.S. Trustee.

                  As of January 15, 2002, there were no outstanding funded borrowings under the DIP Facility (described below) and the Debtors have approximately $65 million in cash and cash equivalents on hand.

                  4. Summary of Significant Orders Entered and Other Actions Taken During the Chapter 11 Cases

                  As in any major Chapter 11 case, many motions, applications and orders have been filed and entered on the Bankruptcy Court's official docket. The following information relates to certain significant events in the cases.

                           (a)      DIP Facility and Cash Collateral Stipulation

                           On the Petition Date, the Bankruptcy Court provided
the Debtors interim authority to enter into (i) a Secured Super-Priority Debtor In Possession Revolving Credit and Security Agreement dated as of December 6, 2001 (the "DIP Credit Agreement"), and (ii) the Stipulation and Interim Order Authorizing and Restricting the Use of Cash Collateral (the "Cash Stipulation"). The DIP Credit Agreement provides for a $50 million revolving credit facility with a number of financial institutions (the "DIP Lenders") and Toronto Dominion (Texas), Inc., as Administrative Agent for the DIP Lenders (the "DIP Agent") and CIT Group/Business Credit, Inc. as Collateral Agent (the "Collateral Agent"). On January 10, 2002, the Debtors obtained final approval from the Bankruptcy Court for the DIP Credit Agreement and the Cash Stipulation (the "Financing Orders").

                           In accordance with the terms of the Cash Stipulation,
if the aggregate average daily balance of the Debtors' bank and financial accounts for any fiscal month exceeds $45 million, the Debtors are required to pay the Prepetition Secured Lenders such excess less amounts due the DIP Lenders under the DIP Credit Agreement, provided, however, that after such payment, the Debtors' aggregate balance of their bank and financial accounts shall not be less than $45 million. Such cash payment is to be applied to the outstanding principal amount of the Prepetition Secured Indebtedness in accordance with the Security and Intercreditor Agreement. As of January 15, 2002, the Debtors have made payments of $13.5 million to the Prepetition Secured Lenders under the Cash Stipulation.

                           Also under the terms of the Financing Orders, the
Debtors are obligated to pay the reasonable fees and expenses of professionals and advisors retained by various constituencies, including: (i) Weil, Gotshal & Manges LLP and Seder & Chandler, LLP as co-counsel to the Banks and the DIP Lenders; Hahn & Hessen LLP, as counsel to the Collateral Agent under the DIP Credit Agreement; (ii) Ernst & Young Corporate Finance LLC, as financial advisor to the Banks; (iii) Bryan Cave LLP, as counsel to the Agent Bank for the Credit Agreement; (iv) Evercore Partners, L.P., as financial advisors to the USAM committee; (v) Cadwalader, Wickersham & Taft, and Bowditch & Dewey LLP, as co-counsel to the Informal Bondholder Committee; and (vi) Carter, Ledyard & Millburn, as counsel for the USAM Trustees.

                           (b)      Customer, Key Supplier and Employee Orders

                           On the Petition Date, the Bankruptcy Court also
entered orders allowing the Debtors to: (i) continue customer programs and practices and to pay amounts arising therefrom; (ii) pay prepetition employee compensation, benefit and reimbursement obligations; and (iii) pay prepetition sales, use and other taxes and regulatory fees.

                           On December 17, 2001, the Bankruptcy Court entered an
order authorizing the Debtors to pay approximately $8.4 million in prepetition amounts owing to Motorola, as part of a postpetition supply agreement for the provision of messaging devices during a portion of the postpetition period. This postpetition supply agreement should provide the Debtors with sufficient messaging devices to meet subscriber needs through September 30, 2002.

                           On January 10, 2002, the Bankruptcy Court authorized
the Debtors to enter into an employee severance plan, to honor the Debtors' 2001 bonus plan and to adopt a management retention plan.

                           (c)      Administrative Orders

                           On the Petition Date, the Bankruptcy Court granted
the Debtors' motion to extend the Debtors' time to file the Schedules of Assets, Liabilities and Executory Contracts, and the Statement of Financial Affairs (the "Schedules"). The Debtors' Schedules were filed with the Bankruptcy Court on [February 4], 2002 and on _______________ ___, 2002 the Bankruptcy Court entered an order setting a bar date of __________ __, 2002 for the filing of certain proofs of claim.

                           (d)      Real Property Leases

                           The Bankruptcy Court has extended the period during
which the Debtors may decide whether to assume or reject unexpired leases of non-residential real property through __________ __, 2002. On January 10, 2002, a final order was entered granting the rejection of 107 leases as of the Petition Date. During the course of the cases, the Debtors have obtained court approval for the rejection of additional leases. As of __________ __, 2002, the Debtors have rejected a total of ______ leases.

                           (e)      Administrative Claims

                           Administrative expenses payable in the Chapter 11
Cases include, among other things, fees and expenses of attorneys, accountants, financial advisors and other professionals retained by the Debtors and the Committee and the various counsel and advisors to the Debtors' prepetition and postpetition secured lenders (collectively, the "Case Professionals"). These fees are generally calculated as the product of the customary hourly billing rates and the aggregate hours billed by such Case Professionals. Some financial advisors are paid a monthly fee plus expenses incurred, rather than on an hourly basis. As of January 15, 2002, approximately $615,000 has been paid to Case Professionals on account of work performed subsequent to the Petition Date.

                           Additional administrative expenses include the fees
payable to the U.S. Trustee. These fees have been paid by the Debtors as they have accrued during the pendency of the case. Any unpaid fees due to the U.S. Trustee will be paid in full on the Effective Date. In addition, the Debtors have paid in the ordinary course the fees and expenses of Bankruptcy Services LLC ("BSI") for services rendered as the Debtors' service agent. Any unpaid fees and expenses of BSI will be paid in full on the Effective Date.

III.     FUTURE BUSINESS OF THE DEBTORS

         A.       Business of the Reorganized Debtors

         Subsequent to the Effective Date, the Reorganized Debtors will continue to be a leading provider of wireless messaging services. All operations of the Reorganized Debtors will be carried on by AWHI and the Consolidated AWHI Entities, to the extent such entities are not merged pursuant to the Plan. The Reorganized Debtors will continue to provide numeric, alphanumeric and advanced messaging services as well as information and related services.

         The Debtors' are focused on maximizing, in terms of amount and timing, EBITDA, while minimizing the level of capital investment required to achieve such. The Debtors' strategy is to harvest its traditional messaging business while developing its advanced messaging business such that as traditional messaging declines the decline is offset by growth in advanced messaging. Simultaneously, the Debtors are aggressively seeking to reduce their operating expenses to partially offset the anticipated decline in traditional messaging.

         The Debtors revised strategy substantially narrows its focus on advanced messaging, treating such as a product line extension in the same manner alphanumeric messaging is a product line extension of numeric messaging. Advanced messaging services are sold or distributed in the same manner and through the same sales force and distribution channels as numeric and alphanumeric messaging. Each of the Debtors distribution channels, including its direct sales representatives, sell numeric, alphanumeric and advanced messaging services to existing and prospective customers.

         Advanced messaging services focus on two-way messaging and wireless e-mail applications, including the Arch Wireless Enterprise Solution ("AWES"). The AWES application provides secure, real time wireless access to corporate e-mail networks through any internet enabled cellular telephone or wireless messaging device.

         Cost reduction initiatives are focused on personnel and related benefits expense, facilities expense and the rationalization of traditional messaging networks. Rationalization of traditional networks involves deconstruction of uneconomic networks and/or the consolidation of one or more networks into other networks, consolidating subscribers on fewer, higher quality networks and increasing the transmission speed on certain networks. Fewer traditional messaging networks will reduce overall network costs, thereby maximizing EBITDA from traditional messaging while maintaining sufficient network capacity to meet subscriber needs.

         The Debtors have prepared the Projections based on its revised strategy. As noted in Section VI, "Feasibility of the Plan", the assumptions underlying these projections are subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the Debtors' control.

         B.       Composition of Management and Board of Directors

                  1.       Executive Officers

                  Pursuant to Section V.H.1 of the Plan, the executive officers of the Debtors will continue in the same positions with the Reorganized Debtors. The executive officers of the Debtors are as follows:

NAME                                       AGE    POSITION
----                                       ---    --------
C. Edward Baker, Jr....................    50     Chairman of the Board and Chief Executive Officer

Lyndon R. Daniels......................    48     President and Chief Operating Officer
J. Roy Pottle..........................    42     Executive Vice President and Chief Financial Officer
Paul H. Kuzia..........................    58     Executive Vice President, Technology and Regulatory Affairs
Patricia A. Gray.......................    46     Senior Vice President, General Counsel and Secretary

         C. EDWARD BAKER, JR. has served as Chief Executive Officer and a director of AWI since 1988 and of AWCI and AWHI since 1995. Mr. Baker became Chairman of the Board of AWI in 1989 and of AWCI and AWHI in 1995. He also served as President of AWI from April 1988 to January 1998 and of AWCI and AWHI from 1995 to January 1998.

         LYNDON R. DANIELS joined the Debtors in January 1998 as President and Chief Operating Officer of AWI, AWCI and AWHI. From November 1993 to January 1998, Mr. Daniels was the President and Chief Executive Officer of Pacific Bell Mobile Services, a subsidiary of SBC Communications Inc.

         J. ROY POTTLE joined the Debtors in February 1998 as Executive Vice President and Chief Financial Officer of AWI, AWCI and AWHI. From October 1994 to February 1998, Mr. Pottle was Vice President/Treasurer of Jones Intercable, Inc., a cable television operator.

         PAUL H. KUZIA has served as Executive Vice President/Technology and Regulatory Affairs of AWI, AWCI and AWHI since September 1996. He served as Vice President/Engineering and Regulatory Affairs of AWI from 1988 to September 1996 and AWCI and AWHI from 1995 to September 1996.

         PATRICIA A. GRAY has been Senior Vice President, General Counsel and Secretary of AWI since May 2000, was Vice President, General Counsel and Secretary of AWI from January 2000 to May 2000 and was Vice President and General Counsel of AWI from June 1999 to January 2000. From May 1996 to June 1999, Ms. Gray was Vice President, General Counsel and Secretary of MobileMedia Corporation, which filed for protection under the Bankruptcy Code in January 1997.

                  2. Board of Directors

                  Immediately following the Effective Date, all of the directors other than C. Edward Baker, Jr. will resign from the board. Mr. Baker will continue as Chairman of the Board and the remaining members of the board of the Reorganized Debtors will be appointed by the Required Secured Lenders.

         C.       General Description of Regulatory Matters Relating to the Plan

         The discussions of regulatory matters contained in the following and other Sections of this Disclosure Statement describe certain actions that the Debtors have taken or will take to satisfy the regulatory conditions precedent to the effectiveness of the Plan. The Debtors, however, reserve the right to take or seek such alternative and different actions or relief from that described herein as they may from time to time deem appropriate.

                  1. SEC Matters

                  The Debtors believe that the provisions of section 1145(a)(1) of the Bankruptcy Code exempt the offer and distribution by the Debtors of the New Common Stock, the New Senior Secured Notes and the New Subordinated Secured Notes pursuant to the Plan from federal and state securities registration requirements. Section 1145 of the Bankruptcy Code provides an exemption from registration under the Securities Act of 1933, as amended, and state securities laws of the securities of a debtor issued under a plan, with exceptions for certain categories of holders. See Section IV.I for a discussion of certain matters related to the ownership and resale of securities issued pursuant to the Plan. The New Senior Secured Notes and the New Subordinated Secured Notes will be issued pursuant to trust indentures which will be qualified under the Trust Indenture Act of 1939.

                  2. FCC and State Regulatory Matters

                  The FCC and several state public service commissions (PSCs) require AWI and its domestic subsidiaries licensed to and providing messaging services in the U.S., to obtain prior approval for the transfer of control contemplated under the Plan. Applications seeking FCC approval of the proposed transfer of control will be filed with the agency once the Plan is submitted to the Bankruptcy Court. The FCC applications seeking approval of the proposed transfer of control, and any contemporaneous pro forma assignment of licenses necessary to effectuate a consolidation of the various Debtors which are licensees, will be placed on public notice for public review and comment. If no entity or individual opposes the proposed transfer of control, such applications will be granted, which grant typically occurs within 90 days of appearing on public notice. If an opposition is timely submitted to the FCC, the approval process could extend for many months.

                  The following PSCs require prior approval of the transfer of control contemplated under the Plan: Hawaii, Indiana and Louisiana. The following state PSCs require that a notification of the transfer of control be submitted after the Confirmation Date: Missouri, Nebraska, Ohio, South Dakota, West Virginia, Wisconsin and Wyoming. The following state PSCs do not require any type of filing or notification for the transfer of control contemplated under the Plan: Alabama , Alaska, Arizona, Arkansas, California, Colorado, Connecticut, Delaware, District of Columbia, Florida, Georgia, Idaho, Illinois, Iowa, Kansas, Kentucky, Maine, Maryland, Massachusetts, Michigan, Minnesota, Mississippi, Montana, Nevada, New Hampshire, New Jersey, New Mexico, New York, North Carolina, North Dakota, Oklahoma, Oregon, Pennsylvania, Rhode Island, South Carolina, Tennessee, Texas, Utah, Vermont, Virginia and Washington.

         D. Information Relevant to the Risks Posed to Creditors Under the Plan

         The following is a summary of certain matters that should be considered, together with all other relevant matters, in connection with the Plan. This summary is not intended to be a complete list of important matters that persons voting on the Plan should consider. Holders of Voting Claims against the Debtors should analyze and evaluate the Plan and the other information set forth in this Disclosure Statement and in the Exhibits hereto with their respective advisors in determining whether to vote to accept or reject the Plan.

                  1. Risk of Delay or Non-Occurrence of the Confirmation Date and the Effective Date

                  The Plan can only be confirmed if it complies with various legal requirements set forth in the Bankruptcy Code and outlined below. Moreover, the occurrence of the Effective Date is subject to various conditions set forth in the Plan that must be satisfied or, in some instances, waived prior to the occurrence of the Effective Date. See Section IV.B "Conditions to Confirmation and to the Effective Date of the Plan." There may be delay in satisfying the conditions to the occurrence of the Effective Date, and there is no assurance that these conditions will be met (or, as applicable, waived). Reference should be made to the Plan and to Section IV.B for a description of these conditions.

                  2. Subscriber Turnover/Units in Service

                  The results of operations of wireless messaging service providers, such as the Debtors, can be significantly affected by subscriber cancellations. Prior to the Petition Date, the Debtors experienced a significant decline in subscribers. As of December 31, 2001, the Debtors had 8.2 million domestic units in service compared to 11.6 million domestic units in service as of December 31, 2000. The Debtors are losing units in service at a rate of more than 800,000 per quarter due to substitute services. See Section III.D.7 below - "Competition and Technological Change." The Debtors project that domestic units in service will decrease to approximately 6.1 million by the end of 2002. The sales and marketing costs associated with attracting new subscribers are substantial relative to the costs of providing service to existing subscribers. Because the Debtors' business is characterized by high fixed costs, cancellations directly and adversely affect EBITDA. A material increase in the number of units in service disconnected above that projected by the Debtors would have a material adverse effect on the Debtors.

                  3. Anticipated Growth in Advanced Messaging

                  The Debtors' Projections anticipate continued growth in advanced messaging. For example, the number of advanced messaging units in service is projected to increase from 324,000 at December 31, 2001 to 1,487,000 at December 31, 2006. Likewise, advanced messaging revenue is anticipated to increase from year to year over the same period. If advanced messaging growth in units in service and revenue are not as anticipated, it would have a significant and material adverse effect on the Debtors' ability to achieve its long term projections.

                  4. Anticipated Cost Reductions

                  The Debtors' Projections contemplate additional reductions in expenses as a result of the anticipated decline in traditional messaging and various cost savings initiatives. However, because a large part of the Debtors' expenses are fixed, no assurances can be made that reductions in expenses can be achieved without degrading the existing business. A failure to realize projected expense reductions could have a material adverse effect on the Debtors' Projections. In addition, if revenue should decline at a higher rate than expected, it is unlikely the Debtors could eliminate expenses to match the decline in revenue, as a significant portion of the Debtors' expenses are fixed.

                  5.       Risks Relating to the Projections

                  The Debtors' management has prepared the Projections contained in Exhibit D as required in connection with the filing of this Disclosure Statement. These Projections assume that the Plan will be implemented in accordance with its current terms and present the projected effects of the Plan on future operations if the Plan is consummated. These Projections are based upon a number of other assumptions and estimates as set forth in the Projections, including the rate of decline in traditional messaging discussed in
Section III.D.2 above, the rate of growth in advanced messaging discussed in
Section III.D.3 above and the anticipated cost reductions discussed in Section III.D.4 above. The assumptions and estimates underlying the Projections are inherently uncertain and are subject to significant business, economic and competitive risks and uncertainties. Accordingly, the Debtors' future financial condition and results of operations following consummation of the Plan may vary significantly from those set forth in the Projections. Consequently, the Projections should not be regarded as a representation by the Debtors, their advisors or any other Person that the Projections will be achieved.

                  Due to the foregoing or other factors, it is possible that due to future unanticipated changes in the business, the Debtors' revenue or operating results may not be sufficient to meet all of their obligations as set forth in the Plan.

                  6. Dependence on Third Parties

                  The Debtors do not manufacture any of the messaging devices subscribers need to take advantage of the Debtors' services. The Debtors are dependent primarily on Motorola to obtain sufficient messaging devices for new subscribers and replacement needs. The Debtors are also primarily dependent on Glenayre to provide sufficient network equipment such as terminals and transmitters to meet their expansion and replacement requirements. Both Motorola and Glenayre have publicly announced their intentions to discontinue the production of messaging devices and network equipment. The Debtors have entered into, and the Bankruptcy Court has approved, a supply agreement with Motorola pursuant to which Motorola will supply the Debtors with a sufficient number of messaging devices to meet expected inventory requirements through September 30, 2002. The Debtors have entered into development agreements with certain other vendors to obtain alternative sources of messaging devices and network equipment and the Debtors have been advised by Motorola that Motorola is in discussions with certain of these vendors, and with certain other vendors, regarding arrangements whereby one of these vendors would further develop and manufacture the devices currently provided by Motorola. Significant delays in developing these alternative sources could lead to disruptions in operations and adverse financial consequences. There can be no assurance that the Debtors will be able to secure alternative sources of messaging devices and network equipment.

                  Approximately 35% of the Debtors' lease payments for tower sites are made to two site lessors. The Debtors are currently negotiating long term lease arrangements with these and other lessors. There can be no assurances that these negotiations will result in agreements for the future use of these or other tower sites. If no agreement is reached, there could be a material adverse effect on the Debtors business.

                  The Debtors rely on third parties to provide satellite transmission for some aspects of their wireless messaging services. To the extent there are satellite outages or if satellite coverage is impaired in other ways, the Debtors may experience a loss of service until such time as satellite coverage is restored, which could have a material adverse effect on the Debtors due to customer complaints.

                  7. Competition and Technological Change

                  The Debtors face competition from other messaging providers in all markets in which they operate, as well as from cellular and PCS telephone companies. Providers of mobile wireless phone services now include wireless messaging as an adjunct service to voice services. In addition, the availability of coverage for mobile phone services has increased, making the two types of service and product offerings more comparable. Thus, cellular and PCS companies seeking to provide wireless messaging services may be able to bring their products to market faster, at lower prices or in packages of products that consumers and businesses find more valuable than those to be provided by the Debtors. In addition, many of these competitors, particularly cellular and PCS phone companies, possess greater financial, technical and other resources than will the Debtors following the Effective Date.

                  8. Future Capital Needs:  Uncertainty of Additional Funding

                  The amount of capital required by the Debtors following the Effective Date will depend upon a number of factors, including subscriber growth, the type of messaging devices and services demanded by customers, service revenues, technological developments, marketing and sales expenses and competitive conditions. The funds to finance the Debtors' future capital needs are projected to come from internally generated cash flow. No assurance can be given that the Debtors will be able to generate cash flow in amounts sufficient to finance the Debtors' future capital needs. If internally generated cash flow is not sufficient, no assurance can be given that additional equity or debt financing will be available to the Debtors when needed on acceptable terms, if at all.

                  9. Dependence on Key Personnel

                  The success of the Debtors' reorganization will depend, to a significant extent, upon the continued services of a relatively small group of executive personnel. The Debtors have implemented, and the Bankruptcy Court has approved, a retention plan as an incentive to keep these key personnel with the Debtors. The loss of one or more of these key executives or the inability to attract or retain key employees in the future could have a material adverse effect on the Debtors.

                  10. Trading of Securities issued pursuant to the Plan

                  The Debtors have agreed to use reasonable efforts to have the New Common Stock listed on an organized market, exchange or OTC bulletin board. However, no assurance can be given as to whether the New Common Stock will satisfy the listing requirements on an organized market, exchange or OTC bulletin board. If the New Common Stock is listed, no assurance can be given as to whether it will trade actively or to the relative volatility of its price.

                  The New Senior Secured Notes and the New Subordinated Secured Notes have not been traded in any market and the Debtors cannot forecast whether or at what price levels they may trade in any market. The Debtors do not expect to list the New Senior Secured Notes or the New Subordinated Secured Notes on any organized exchange.

                  11. Reorganization Values Not Representative of Market Value of Securities Issued Pursuant to the Plan

                  The estimated valuation of the Reorganized Debtors used in this Disclosure Statement has been prepared by the Debtors based on commonly accepted valuation methods and is not intended to represent the trading values of the New Secured Notes or the New Common Stock in public or private markets. Even if the Reorganized Debtors successfully implement their revised business plan and achieve the results set forth in the Projections, the trading market values for the New Secured Notes and New Common Stock could be adversely effected by: (a) lack of trading liquidity for such securities; (b) lack of institutional research coverage; or (c) concentrated selling by recipients of the New Secured Notes or New Common Stock.

                  12. No Dividends

                  AWI has never declared or paid any cash dividends on its common stock. The Debtors anticipate that their earnings in the foreseeable future will be used to finance the business and have no current intention to pay cash dividends on the New Common Stock issued pursuant to the Plan. The New Senior Secured Notes Indenture and the New Subordinated Secured Notes Indenture each require that 100% of excess cash flow be used to repay such indebtedness and prohibit the declaration or payment of cash dividends to AWI or AWCI without the written consent of a majority of the holders of New Secured Notes. The terms of other postpetition indebtedness may also prohibit the declaration or payment of cash dividends.

                  13. Certain Federal Income Tax Considerations

                  The New Subordinated Secured Notes will have, and the New Senior Secured Notes may have, original issue discount within the meaning of section 1273(a) of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), for federal income tax purposes. Accordingly, a holder of a New Subordinated Secured Note will be required, and a holder of a New Senior Secured Note may be required, to include amounts in gross income, regardless of whether such holder is a cash or accrual basis taxpayer, in advance of the receipt of corresponding cash payments on such notes. See Section V.C.1 of this Disclosure Statement.

                  The Debtors expect that a substantial portion of their federal income tax attributes will be eliminated as a result of the consummation of the Plan. Nevertheless, as indicated in the Projections, the Debtors expect that they will have sufficient deductions from future activities and from retained federal income tax attributes to offset their projected income (before such deductions) through 2005. The extent to which the Debtors' federal income tax attributes will be available to offset future taxable income depends on certain factual matters (including, the value of the New Common Stock on the Effective
Date) and on certain legal issues that are subject to varying interpretations, and such attributes are subject to audit by the Internal Revenue Service. Accordingly, despite the Debtors' expectations, it is nevertheless possible that the Debtors may not have sufficient tax attributes to offset their projected income (before such deductions) through 2005. See Section V.D of this Disclosure Statement.

                  14. Government Regulation, Foreign Ownership

                  The messaging operations of the Debtors are subject to regulation by the FCC and various state regulatory agencies. There can be no assurance that the FCC and various state regulatory agencies will not propose or adopt regulations or take actions that would have a material adverse effect on the Debtors. The FCC messaging licenses granted to the Debtors are for varying terms of up to 10 years, at which time renewal applications must be approved by the FCC. In the past, messaging license renewal applications generally have been granted by the FCC upon a showing of compliance with FCC regulations and of adequate service to the public. The Debtors are unaware of any circumstances that would prevent the grant of any pending or future renewal applications; however, no assurance can be given that any of the Debtors' renewal applications will be free of challenge or will be granted by the FCC. It is possible that there may be competition for radio spectrum associated with licenses as they expire, thereby increasing the chances of third party interventions in the renewal proceedings. Other than those renewal applications still pending, the FCC has thus far granted each license renewal application that the Debtors have filed.

                  The FCC's review and revision of rules affecting messaging companies may change significantly over time. Changes in regulation of the Debtors' messaging businesses or the allocation of radio spectrum for services that compete with the Debtors' business could adversely affect their results of operation. In addition, some aspects of the 1996 Telecommunications Act may place additional burdens upon them or subject them to increased competition. For example, the FCC has adopted rules that govern compensation to be paid to pay phone providers which has resulted in increased costs for certain messaging services including toll-free 800 number messaging. The Debtors have generally passed these costs on to their subscribers, which makes their services more expensive and which could affect the attraction or retention of customers; however, there can be no assurance that the Reorganized Debtors will be able to continue to pass on these costs. These rules have been the subject of several judicial appeals and may be subject to further FCC and judicial scrutiny. In addition, the FCC also has adopted rules regarding payments by telecommunications companies into a revamped fund that will provide for the widespread availability of telecommunications services, including to low-income consumers ("Universal Service"). Certain telecommunications carriers, including the Debtors, are required to contribute to a fund created for Universal Service (the "Universal Service Fund"). In addition, certain state regulatory authorities have enacted, or have indicated that they intend to enact, similar contribution requirements based on state revenues. The Debtors do not fully know the impact of these state contribution requirements, if enacted and applied to the Debtors. Moreover, the Debtors are unable at this time to estimate the amount of any such payments that it will be able to bill to their subscribers in the future; however, payments into the Universal Service Fund will likely increase the cost of doing business. In addition, the FCC is currently considering a modification to its Universal Service rules that may result in an increase in the contribution amounts the Debtors are required to pay at the federal level. The Debtors are actively participating in this proceeding to prevent such increases.

                  As a result of various decisions by the FCC, over the last few years, the Debtors have no longer paid fees for the termination of traffic originated on the networks of the local exchange carriers ("LECs") providing wireline services interconnected with the Debtors' services and in some instances have received refunds for prior payments to such LECs. The Debtors have entered into a number of interconnection agreements with LECs in order to resolve various issues regarding charges imposed by the LECs for interconnection. The Debtors may be liable to LECs for the costs associated with delivering traffic that does not originate on the LEC's network (transit traffic), resulting in some increased interconnection costs for the Debtors, depending on further FCC disposition of these issues and the agreements reached by the Debtors with the LECs. If these issues are not ultimately decided through settlement negotiations or via the FCC in favor of the Debtors, the Debtors may be required to pay past due contested transit traffic charges not addressed by existing agreements, and not otherwise offset by payments from the LEC, and may also be assessed interest and late charges for the withheld amounts. Although these requirements have not to date had a material adverse effect on the Debtors, these or similar requirements could in the future have a material adverse effect on the Reorganized Debtors.

                  The Communications Act also limits foreign investment in and ownership of entities that are licensed as radio common carriers by the FCC. Debtors own or control several radio common carriers and are accordingly subject to these foreign investment restrictions. Because AWI is the parent of radio common carriers (but is not a radio common carrier itself), AWI is limited to having 25% of its stock owned or voted by aliens or their representatives, a foreign government or their representatives or a foreign corporation. The FCC has the authority to waive this restriction unless the public interest would be served by denying such waiver. AWI's subsidiaries that are radio common carrier licensees are subject to more stringent requirements and may have only up to 20% of their stock owned or voted by aliens or their representatives, a foreign government or their representatives or a foreign corporation. This ownership restriction is not subject to waiver. AWI's Restated Certificate of Incorporation permits the redemption of shares of AWI's capital stock from foreign stockholders where necessary to protect FCC licenses held by AWI or its subsidiaries, but such redemption would be subject to the availability of capital to AWI and any restrictions contained in applicable debt instruments and under state law (which currently would not permit any such redemptions). The failure to redeem such shares promptly could jeopardize the FCC licenses held by the Debtors.

IV.      SUMMARY OF THE PLAN OF REORGANIZATION

         A. Description, Classification and Treatment of Claims and Interests

         The following describes the significant Claims and Interests in the Debtors' Cases and the manner in which they are classified and treated under the Plan.

                  1. Description of Claims Generally

                  The Debtors' principal obligations arise under the Credit Agreement and six issues of notes and debentures issued by AWI and AWCI, under which the Debtors owed, as of the Petition Date, approximately $1.756 billion in principal amount.

                  AWHI is the borrower under the Credit Agreement. AWHI's obligations under the Credit Agreement are guaranteed by the Subsidiary Guarantors and by each of the other Debtors except for Benbow Investments, Inc. The obligations of the Subsidiary Guarantors and of AWHI are secured by liens on substantially all of their assets. The obligations of AWI and AWCI are secured by pledges of their shares in each of their respective subsidiaries and of intercompany claims.

                  As of the Petition Date, the Debtors were indebted under the Credit Agreement and Interest Rate Swap Agreements in the approximate aggregate principal amount of $1.146 million plus accrued but unpaid prepetition interest, fees and expenses.

                  AWCI is the issuer of the following four series of notes which were outstanding as of the Petition Date in the principal amount indicated below:

                   9-1/2% Senior Notes due 2004               $125,000,000
                   14% Senior Notes due 2004                  $100,000,000
                   12-3/4% Senior Notes due 2007              $130,000,000
                   13-3/4% Senior Notes due 2008              $147,000,000.

                  The 9-1/2% Senior Notes and the 14% Senior Notes are referred to collectively as the "USAM Notes." The 12-3/4% Senior Notes and 13-3/4% Senior Notes are referred to collectively as the "Senior Notes."

                  AWI is the issuer of the following two series of notes which were outstanding as of the Petition Date in the approximate principal amount indicated below:

                   10-7/8% Senior Discount Notes due 2008     $113,000,000
                   6-3/4% Convertible Subordinated            $950,000
                   Debentures due 2003

                  The USAM Notes are secured by liens on all of the assets of AWHI (other than the stock of ACE, ACV and Arch Canada, Inc. pledged to the Banks) and certain assets of the Subsidiary Guarantors. The Senior Notes are unsecured obligations of AWCI. The Senior Discount Notes and the Convertible Debentures are unsecured obligations of AWI.

                  Pursuant to an amendment to the Security and Intercreditor Agreement between the Banks and the USAM Noteholders (see Section I.B.3), those creditors have agreed that distributions on account of their respective Claims shall be allocated 91.1% to Holders of the Bank Claims and 8.9% to the Holders of USAM Note Claims.

                  The Debtors estimate that AWHI and its subsidiaries have general unsecured trade obligations together with executory contract and lease rejection claims that will not exceed $120 million. Of this amount, there is approximately $42 million of liquidated trade debt obligations. The balance of the estimate is for claims that are currently unliquidated and disputed. The Debtors cannot provide any assurance whether the amount for which the disputed and unliquidated claims will ultimately be allowed, together with the liquidated trade debt obligations, will be more or less than $120 million.

                  AWI has outstanding three series of stock, Series C Preferred Stock, Series F Preferred Stock and Common Stock. Under the Plan, all three classes of stock are extinguished as well as all options and other rights to acquire equity interests in AWI.

                  The following charts outline the estimated amount of the Allowed Claims included in each Class under the Plan.

                  2. Classification and Estimate of Amount of Claims

                  The Plan, as a joint plan, consists of separate plans for each of AWI, AWCI, PNCH and PNSMR and a separate plan for AWHI and the Consolidated AWHI Entities.

                      Summary Chart of Claims and Interests

                                Consolidated AWHI

Class          Description                              Amount
-----          -----------                              ------
1              Priority Claims                          $1.186 million
2              Bank Secured Claims                      $358.4 million plus 91.1% of (a) Cash
                                                        Distributions, and (b) cash paid pursuant to the
                                                        Financing Orders
3              Other Secured Claims                     $ Not estimated
4              USAM Secured Note Claims                 $35 million plus 8.9% of (a) Cash Distributions,
                                                        and (b) cash paid pursuant to the Financing Orders
5              Unsecured Claims                         $1,564 million minus (a) Bank Secured Claims, and
                                                        (b) USAM Secured Note Claims
6              Inter-Company Claims                     Not estimated
7              AWHI Stock Interests                     Not estimated
8              Subsidiary Stock Interests               Not estimated

                                       AWI

Class          Description                              Amount
-----          -----------                              ------
1              Priority Claims                          $0
2              Bank Secured Claims                      $358.4 million plus 91.1% of (a) Cash
                                                        Distributions, and (b) cash paid pursuant to the
                                                        Financing Orders
3              Other Secured Claims                     $0
4              Unsecured Claims                         $1,323 million minus Bank Secured Claims
5              Inter-Company Claims                     Not Estimated
6              Series C Preferred Stock                 Not Estimated
7              Series F Preferred Stock                 Not Estimated
8              Old Stock Interests                      Not Estimated

                                      AWCI

Class          Description                              Amount
-----          -----------                              ------
1              Priority Claims                          $0
2              Bank Secured Claims                      $358.4 million plus 91.1% of (a) Cash
                                                        Distributions, and (b) cash paid pursuant to the
                                                        Financing Orders

3              Other Secured Claims                     $0
4              USAM Secured Note Claims                 $35 million plus 8.9% of (a) Cash Distributions,
                                                        and (b) cash paid pursuant to the Financing Orders

5              Unsecured Claims                         $1,742 million minus (a) Bank Secured Claims, and
                                                        (b) USAM Secured Note Claims

6              Inter-Company Claims                     Not Estimated
7              Subsidiary Stock Interests               Not Estimated



                              PAGENET SMR SUB, INC.

Class          Description                              Amount
-----          -----------                              ------
1              Priority Claims                          $0
2              Bank Secured Claims                      $358.4 million plus 91.1% of (a) Cash
                                                        Distributions, and (b) cash paid pursuant to the
                                                        Financing Orders
3              Other Secured Claims                     $0
4              Unsecured Claims                         $1,200 million minus Bank Secured Claims
5              Inter-Company Claims                     Not Estimated
6              Subsidiary Stock Interests               Not Estimated

                     PAGING NETWORK CANADIAN HOLDINGS, INC.

Class          Description                              Amount
-----          -----------                              ------
1              Priority Claims                          $0
2              Bank Secured Claims                      $358.4 million plus 91.1% of (a) Cash
                                                        Distributions, and (b) cash paid pursuant to the
                                                        Financing Orders
3              Other Secured Claims                     $54.0 million(Canadian)
4              Unsecured Claims                         $1,200 million minus Bank Secured Claims
5              Inter-Company Claims                     Not Estimated
6              Subsidiary Stock Interests               Not Estimated

                  3. Summary of Classification and Treatment Thereof

                  The Plan divides the holders of Claims and Interests, except Administrative Expense Claims and Priority Tax Claims, into separate Classes for each entity (treating AWHI and the Consolidated AWHI Entities as a single entity) pursuant to section 1122(a) of the Bankruptcy Code, and sets forth the treatment offered each Class. A Claim or Interest will be deemed classified in a particular Class only to the extent that the Claim or Interest qualifies within the description of that Class, and will be deemed classified in a different Class to the extent that any remainder of the Claim or Interest qualifies within the description of such different Class. A Claim is in a particular Class and entitled to a distribution only to the extent that the Claim is an Allowed Claim in that Class.

                  Under the Plan, a Claim is "Allowed" to the extent that:
(a)(1) the Claim was timely filed or the Claim was listed in the Schedules and not listed therein as disputed, contingent or unliquidated as to amount, and (2) the Debtors, the Reorganized Debtors or any other party in interest entitled to do so has not yet filed an objection and does not file an objection prior to 90 days following the Effective Date or such later date as the Bankruptcy Court may permit from time to time; or (b) the Claim is allowed by a Final Order of the Bankruptcy Court; or (c) the Claim is allowed by the Plan. The Plan allows the Bank Secured Claims in the amount of $ 358.4 million plus 91.1% of (a) the Cash Distribution and (b) cash paid pursuant to the Financing Orders and USAM Secured Note Claims in the amount of $35 million plus 8.9% of (a) the Cash Distribution and (b) cash paid pursuant to the Financing Orders.

                  The treatment of, and consideration to be provided to holders of Allowed Claims and Interests will be in full satisfaction, settlement, release and discharge of such Allowed Claims and Interests, provided, that such discharge will not affect the liability of any other entity on, or the property of any other entity encumbered to secure payment of, any such Claim or Interest, except as otherwise provided in the Plan, and provided, further, that such discharge will not affect the Reorganized Debtors' obligations under and pursuant to the Plan. No Claim will entitle the holder thereof to a distribution of cash or securities or to other consideration pursuant to the Plan unless, and only to the extent that, such Claim is an Allowed Claim.

                  In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims are not classified under the Plan. Administrative Claims are Claims entitled to priority under sections 507(a)(1) and 503(b) of the Bankruptcy Code. Article II.B of the Plan provides that unless otherwise agreed by the holder of an Allowed Administrative Claim (in which event such other agreement will govern), each holder of an Allowed Administrative Claim (other than claims for obligations incurred in the ordinary course of business) will receive on account of such Administrative Claim cash equal to the unpaid amount of such Allowed Administrative Claim on the later of the Effective Date or the date such claim is Allowed. Article XII.B of the Plan provides that on or before the Effective Date, Administrative Claims for fees payable pursuant to section 1930 of title 28 of the United States Code, 28 U.S.C. Section 1930, as determined by the Bankruptcy Court at the Confirmation Hearing, will be paid in cash in an amount equal to the amount of such Administrative Claims. All such fees payable after the Effective Date will be paid by the Reorganized Debtors when due and owing.

                  Also in accordance with section 1123(a)(1) of the Bankruptcy Code, Article II.C of the Plan provides that Priority Tax Claims of the kind specified in sections 507(a)(8) of the Bankruptcy Code (claims for certain federal, state and local taxes) are not classified. Allowed Priority Tax Claims will receive (i) deferred cash payments over a period not to exceed six years from the date of assessment of a value as of the Effective Date equal to the Allowed Amount of such claim, or (ii) such other terms as may be agreed upon by such Holder, the Debtors and the Administrative Agent. The rate of interest to be paid on Priority Tax Claims shall be agreed to by the Debtors and the Holder of the Priority Tax Claim or, failing such agreement, shall be as determined by the Bankruptcy Court.

                  The following is a summary of the manner in which Claims and Interests are classified and treated under the Plan by entity, except that AWHI and its direct and indirect subsidiaries are treated as single entity for all purposes under the Plan, including voting and distribution. The Debtors believe that the treatment afforded all Classes of Claims and Interests under the Plan fully comports with the requirements of the Bankruptcy Code and case law.

                           (a)      Consolidated AWHI

                                    (i)     Class 1 - Priority Claims.

                  - Description of Priority Claims. Allowed Claims against any of AWHI and the Consolidated AWHI Entities, if any, with priority pursuant to sections 507(a)(3), 507(a)(4) or 507(a)(6) of the Bankruptcy
                           Code are classified in Class 1. Most liquidated Class 1 Claims have already been paid pursuant to orders of the Bankruptcy Court or will be paid in the ordinary course of business pursuant to an order of the Bankruptcy Court entered on the Petition Date.

                  - Treatment. Each Allowed Claim in Class 1 will be paid in full in cash on the later of the Effective Date and a date that is as soon as practicable after the date upon which such Claim becomes an Allowed Priority Claim.

                                    (ii)    Class 2 - Bank Secured Claims.

                  - Description of Bank Secured Claims. Bank Secured Claims are the secured portion of the Claims arising under the Credit Agreement. For purposes of voting and distribution under the Plan, the Bank Secured Claims are Allowed in the amount of $358.4 million plus 91.1% of (a) the Cash Distribution and (b) cash paid pursuant to the Financing Orders.

                  - Treatment. Holders of Allowed Bank Secured Claims will receive on the Effective Date or as soon thereafter as practical a Pro Rata Share of (a) $182.2 million in principal amount of the New Senior Secured Notes; (b) $91.1 million in principal amount of the New Subordinated Senior Notes; (c) 91.1% of the Cash Distribution (d) 13,786,252 shares of New Common Stock to be issued on the Effective Date; and
                           (e) 91.1% of the Secured Creditor Swing Shares. In addition, the New AWCI Common Stock, New PNCH Common Stock and New PNSMR Common Stock shall be issuable to the Collateral Agent and the USAM Trustees or their designee. However, it is a condition to confirmation of the Plan that the Collateral Agent and the USAM Trustees shall designate AWI as the entity to whom such shares are to be issued.

                                    (iii)   Class 3 - Other Secured Claims.

                  - Description of Other Secured Claims. Other Secured Claims are Secured Claims against AWHI and any of the AWHI Consolidated Debtors not classified in Class 2 or Class 4, and might include, for example, claims for purchase money financing. Allowed Secured Claims that are not otherwise classified pursuant to the Plan are classified in Class 3.

                  - Treatment. At AWHI's or the Consolidated AWHI Entities' option (a) the legal, equitable and contractual rights to which each holder of an Allowed Class 3 Claim is entitled will be left unaltered by the Plan; or (b) the AWHI Consolidated Entities will surrender all Collateral to the holder of the Allowed Other Secured Claims; or (c) AWHI or the AWHI Consolidated Entities will make deferred cash payments having a present value equal to the value of the Collateral and the holder will retain its security interest in the Collateral.

                                    (iv)    Class 4 - USAM Secured Note Claims.

                  - Description of USAM Secured Note Claims. USAM Secured Note Claims are the secured portion of the Claims arising under the USAM Note Indentures and the Security and Intercreditor Agreement. For purposes of voting and distribution under the Plan, the USAM Secured Note Claims are Allowed in the amount of $35 million plus 8.9% of (a) the Cash Distribution and
                           (b) cash paid pursuant to the Financing Orders.

                  - Treatment. Holders of Allowed USAM Secured Note Claims will receive on the Effective Date or as soon thereafter as practical, a Pro Rata Share of (a) $17.8 million in principal amount of the New Senior Secured Notes, (b) $8.9 million in principal amount of the New Subordinated Secured Notes, (c) 8.9% of the Cash Distribution, (d) 1,346,846 shares of New Common Stock to be issued on the Effective Date and
                           (e) 8.9% of the Secured Creditor Swing Shares. In addition, the New AWCI Common Stock, the New PNCH Common Stock and the New PNSMR Common Stock shall be issuable to the Collateral Agent and the USAM Trustees or their designee. However, it is a condition to confirmation of the Plan that the Collateral Agent and the USAM Trustees shall designate AWI as the entity to whom such shares are to be issued.

                                    (v)     Class 5 - Unsecured Claims.

                  - Description of Unsecured Claims. The Debtors' unsecured claims fall into three basic categories:

                                            (i) General Unsecured Claims. AWHI
and the Consolidated AWHI Entities list various trade and other unsecured claims in the Schedules. A number of creditors will file claims in excess of their scheduled amounts, and certain creditors that are not listed in the Schedules (including parties to contracts and leases that have been or will be rejected by the Debtors as provided for under the Bankruptcy Code) will file Claims against the Debtors. The Debtors will review these filed Claims, attempt to reconcile them with their books and records and file objections as necessary. A Claim listed in the Debtors' Schedules, and not listed as disputed, contingent or unliquidated as to amount and as to which the creditor agrees with the amount, will be Allowed in the amount set forth on the Schedules.

                                            (ii) Litigation Claims. A number of
parties have asserted Claims against the Debtors based on disputes that were the subject of lawsuits or other actions commenced prior to the Petition Date, or that would have been commenced but for the filing of the Chapter 11 Cases and the imposition of the automatic stay of section 362 of the Bankruptcy Code.

                                            (iii) Deficiency Claims. The
deficiency claims are the Claims of the Banks and USAM Noteholders minus the amount of the Bank Secured Claims and USAM Secured Note Claims. The Bank Unsecured Claims and the USAM Unsecured Note Claims are included in the Class 5 Consolidated AWHI Unsecured Claims.

                  - Classification Scheme. Class 5 Claims consist of all Allowed Claims against any of the Consolidated AWHI Entities that are not Priority Tax Claims and are prepetition Claims that are not classified in any of classes one through four or class six.

                  Class 5 Claims will be allowed or disallowed in accordance with Article VIII of the Plan and applicable provisions of the Bankruptcy Code and Bankruptcy Rules.

                  The aggregate estimated amount of the Allowed Claims in Class 5, is $1,564 million minus the Bank Secured Claims and USAM Secured Note Claims, consisting of:

                           (i) Bank Unsecured Claims in the amount of $1,200 million minus Bank Secured Claims;

                           (ii) USAM Unsecured Note Claims in the amount of $243.4 million minus USAM Secured Note Claims; and

                           (iii) other general unsecured claims in the estimated amount of $120 million.

The Allowed amount of other general unsecured claims may be materially higher or lower than the estimated amount. The Bar Date for filing claims has not yet passed. Until such time, the maximum amount of claims cannot be determined.

                  - Treatment. Each holder of an Allowed Class 5 Claim will receive a Pro Rata Share of 3,600,000 shares of the New Common Stock to be issued on the Effective Date. Class 5 Creditors whose claims are Allowed after the Effective Date will receive their distribution promptly after the Claim is Allowed. Following the Effective Date, the Debtors shall make supplemental distributions semiannually, provided that at the time such supplemental distribution is due, there are at least 10,000 shares of New Common Stock available to be distributed.

                                    (vi)    Class 6 - Inter-Company Claims.

                  - Description of Inter-Company Claims. Inter-Company Claims consist of claims owed by AWHI or any Debtor entity that is included in Consolidated AWHI Entities to any other Debtor entity that is included in Consolidated AWHI Entities or to any other Debtor. Inter-Company Claims arose out of the transfer of funds by one Debtor to another Debtor.

                  - Treatment. The Plan provides that all Intercompany Claims of the Consolidated AWHI Entities shall be offset, contributed and/or distributed to the applicable Debtor.

                                    (vii)   Class 7 - AWHI Stock Interests.

                  - Description of AWHI Stock Interests. AWHI Stock Interests consist of all equity interests issued by AWHI.

                  - Treatment. The Plan provides that the AWHI Stock Interests shall be contributed to the capital of AWHI. AWHI shall then cancel such Interests. However, immediately prior to the contribution of such Interests, AWHI will issue new shares of New AWHI Common Stock to AWI and AWI will contribute the New AWHI Common Stock to AWCI.

                                   (viii)  Class 8 - Subsidiary Stock Interests.

                  - Description of AWHI Consolidated Subsidiary Stock Interests. AWHI Consolidated Subsidiary Stock Interests consist of equity interests issued by a Debtor that is included in Consolidated AWHI other than AWHI.

                  - Treatment. No payment or distribution will be made on account of AWHI Consolidated Subsidiary Stock Interests. On the Effective Date, AWHI Consolidated Subsidiary Stock of those Consolidated AWHI Entities that will be merged into another Consolidated AWHI Entity shall be eliminated pursuant to the merger and AWHI Consolidated Subsidiary Stock for those Consolidated AWHI Entities which will retain their separate legal existence shall remain outstanding.

                           (b)      Arch Wireless, Inc.

                                    (i)     Class 1 - Priority Claims.

                  - Description of Priority Claims. Allowed Priority Claims against AWI, if any, with priority pursuant to sections 507(a)(3), 507(a)(4) or 507(a)(6) of the
                           Bankruptcy Code are classified in Class 1. Most liquidated Class 1 Claims have already been paid pursuant to orders of the Bankruptcy Court or will be paid in the ordinary course of business pursuant to an order of the Bankruptcy Court entered on the Petition Date.

                  - Treatment. Each Allowed Claim in Class 1 will be paid in full in cash on the later of the Effective Date and a date that is as soon as practicable after the date upon which such Claim becomes an Allowed Priority Claim.

                                    (ii)    Class 2 - Bank Secured Claims.

                  - Description of Bank Secured Claims. Bank Secured Claims are the secured portion of the Claims arising under the Credit Agreement. For purposes of voting and distribution under the Plan, the Bank Secured Claims are Allowed in the amount of $358.4 million plus 91.1% of (a) the Cash Distribution and (b) cash paid pursuant to the Financing Orders.

                  - Treatment. Holders of Allowed Bank Secured Claims will receive on the Effective Date or as soon thereafter as practical a Pro Rata Share of (a) $182.2 million in principal amount of the New Senior Secured Notes; (b) $91.1 million in principal amount of the New Subordinated Senior Notes; (c) 91.1% of the Cash Distribution; (d) 13,786,252 shares of New Common Stock to be issued on the Effective Date; and
                           (e) 91.1% of the Secured Creditor Swing Shares. In addition, the New AWCI Common Stock, New PNCH Common Stock and New PNSMR Common Stock shall be issuable to the Collateral Agent and the USAM Trustees or their designee. However, it is a condition to confirmation of the Plan that the

                           Collateral Agent and the USAM Trustees shall designate AWI as the entity to whom such shares are to be issued.

                                    (iii)   Class 3 - Other Secured Claims.

                  - Description of Other Secured Claims. Other Secured Claims are Secured Claims against AWI not classified in Class 2, and might include, for example, claims for purchase money financing. Allowed Secured Claims that are not otherwise classified pursuant to the Plan are classified in Class 3. AWI does not believe that it will have any Claims classified in AWI Class 3.

                  - Treatment. At AWI's option (a) the legal, equitable and contractual rights to which each holder of an Allowed Class 3 Claim is entitled will be left unaltered by the Plan; or (b) AWI will surrender all Collateral to the holder of the Allowed Other Secured Claims; or (c) AWI will make deferred cash payments having a present value equal to the value of the Collateral and the holder will retain its security interest in the Collateral.

                                    (iv)    Class 4 - Unsecured Claims.

                  - Description of Unsecured Claims. AWI's unsecured claims fall into three basic categories:

                                             (i) General Unsecured Claims. AWI
has two outstanding series of public debt - the Convertible Debentures and the Discount Notes. AWI has not listed any other general unsecured debt in its Schedules; however, AWI expects that certain creditors that are not listed in the Schedules (including parties to contracts and leases that have been or will be rejected by Debtors other than AWI as provided for under the Bankruptcy Code) will file Claims against AWI. AWI will review these filed Claims, attempt to reconcile them with their books and records and file objections as necessary. AWI does not believe it has any outstanding general unsecured Claims other than the Convertible Debentures and the Discount Notes.

                                             (ii) Litigation Claims. A number of
parties have asserted Claims against AWI based on disputes that were the subject of lawsuits or other actions commenced prior to the Petition Date, or that would have been commenced but for the filing of the Chapter 11 Cases and the imposition of the automatic stay of section 362 of the Bankruptcy Code.

                                             (iii) Deficiency Claims. The
deficiency claims are the Claims of the Banks and USAM Noteholders minus the amount of the Bank Secured Claims and USAM Secured Note Claims. The Bank Unsecured Claims are included in the Class 4 AWI Unsecured Claims.

                  - Classification Scheme. Class 4 Claims consist of all Allowed Claims against AWI that are not Priority Tax Claims and are prepetition claims that are not classified in any of classes one through three or class five.

                  Class 4 Claims will be allowed or disallowed in accordance with Article VIII of the Plan and applicable provisions of the Bankruptcy Code and Bankruptcy Rules.

                  The aggregate estimated amount of the Allowed Claims in Class 4, is $1,323 million, minus Bank Secured Claims, consisting of:

                                    (i) Bank Unsecured Claims in the amount of $1,200 million minus Bank Secured Claims;

                                    (ii) $122 million of Discount Note Claims;
                                    and

                                    (iii) $970,000 of Convertible Debenture
                                    Claims.

                  - Treatment. The Holders of Allowed Claims in AWI Class 4 will not receive any distribution under the Plan.

                                    (v) Class 5 - Inter-Company Claims.

                  - Description of Inter-Company Claims. Inter-Company Claims consist of claims owed by AWI to any other Debtor. Inter-Company Claims arose out of the transfer of funds by AWI to another Debtor.

                  - Treatment. The Plan provides that all Intercompany Claims of AWI shall be offset, contributed and/or distributed to AWI.

                                    (vi) Class 6 - Series C Preferred Stock
                                    Interests.

                  -        Description of Series C Preferred Stock Interests.
                           Series C Preferred Stock Interests consist of all equity interests in AWI represented by Series C Convertible Preferred Stock.

                  - Treatment. All Series C Preferred Stock Interests will be extinguished under the Plan and the Holders thereof will neither receive nor retain any property on account of such Interests.

                                    (vii) Class 7 - Series C Preferred Stock
                                    Interests.

                  -        Description of Series F Preferred Stock Interests.
                           Series F Preferred Stock Interests consist of all equity interests in AWI represented by Series F Cumulative Redeemable Preferred Stock.

                  - Treatment. All Series F Preferred Stock Interests will be extinguished under the Plan and the Holders thereof will neither receive nor retain any property on account of such Interests.

                                    (viii) Class 8 - AWI Old Stock Interests.

                  - Description of AWI Old Stock Interests. AWI Old Stock Interests consist of all rights and interests with respect to, on account of, or arising from or in connection with all equity interests in AWI represented by Old Common Stock and Old Stock Options.

                  - Treatment. All AWI Old Stock Interests will be extinguished under the Plan and the Holders thereof will neither receive nor retain any property on account of such Interests.

                           (c) Arch Wireless Communications, Inc.

                                    (i) Class 1 - Priority Claims.

                  - Description of Priority Claims. Allowed Priority Claims against AWCI, if any, with priority pursuant to sections 507(a)(3), 507(a)(4) or 507(a)(6) of the
                           Bankruptcy Code are classified in Class 1. Most liquidated Class 1 Claims have already been paid pursuant to orders of the Bankruptcy Court or will be paid in the ordinary course of business pursuant to an order of the Bankruptcy Court entered on the Petition Date.

                  - Treatment. Each Allowed Priority Claim in Class 1 will be paid in full in cash on the later of the Effective Date and a date that is as soon as practicable after the date upon which such Claim becomes an Allowed Priority Claim.

                                    (ii) Class 2 - Bank Secured Claims.

                  - Description of Bank Secured Claims. Bank Secured Claims are the secured portion of the Claims arising under the Credit Agreement. For purposes of voting and distribution under the Plan, the Bank Secured Claims are Allowed in the amount of $358.4 million plus 91.1% of (a) the Cash Distribution and (b) cash paid pursuant to the Financing Orders.

                  - Treatment. Holders of Allowed Bank Secured Claims will receive on the Effective Date or as soon thereafter as practical a Pro Rata Share of (a) $182.2 million in principal amount of the New Senior Secured Notes;

                           (b) $91.1 million in principal amount of the New Subordinated Senior Notes; (c) 91.1% of the Cash Distribution; (d) 13,786,252 shares of New Common Stock to be issued on the Effective Date; and (e) 91.1% of the Secured Creditor Swing Shares. In addition, the New AWCI Common Stock, New PNCH Common Stock and New PNSMR Common Stock shall be issuable to the Collateral Agent and the USAM Trustees or their designee. However, it is a condition to confirmation of the Plan that the Collateral Agent and the USAM Trustees shall designate AWI as the entity to whom such shares are to be issued.

                                    (iii) Class 3 - Other Secured Claims.

                  - Description of Other Secured Claims. Other Secured Claims are Secured Claims against AWCI not classified in Class 2 or Class 4, and might include, for example, claims for purchase money financing. Allowed Secured Claims that are not otherwise classified pursuant to the Plan are classified in Class 3. AWCI does not believe it has any creditors with any Claims within AWCI Class 3.

                  - Treatment. At AWCI's option (a) the legal, equitable and contractual rights to which each holder of an Allowed Class 3 Claim is entitled will be left unaltered by the Plan; or (b) AWCI will surrender all Collateral to the holder of the Allowed Other Secured Claims; or (c) AWCI will make deferred cash payments having a present value equal to the value of the Collateral and the holder will retain its security interest in the Collateral.

                                    (iv) Class 4 - USAM Secured Note Claims.

                  - Description of USAM Secured Note Claims. USAM Secured Note Claims are the secured portion of the Claims arising under the USAM Note Indentures and the Security and Intercreditor Agreement. For purposes of voting and distribution under the Plan, the USAM Secured Note Claims are Allowed in the amount of $35 million plus 8.9% of (a) the Cash Distribution and
                           (b) cash paid pursuant to the Financing Orders.

                  - Treatment. Holders of Allowed USAM Secured Note Claims will receive on the Effective Date or as soon thereafter as practical, a Pro Rata Share of (a) $17.8 million in principal amount of the New Senior Secured Notes, (b) $8.9 million in principal amount of the New Subordinated Secured Notes, (c) 8.9% of the Cash Distribution, (d) 1,346,846 shares of New Common Stock to be issued on the Effective Date, and
                           (e) 8.9% of the Secured Creditor Swing Shares. In addition, the New AWCI Common Stock, the New PNCH Common Stock and the New PNSMR Common Stock shall be issuable to the Collateral Agent and the USAM Trustees or their designee. However, it is a condition to confirmation of the Plan that the Collateral Agent and the USAM Trustees shall designate AWI as the entity to whom such shares are to be issued.

                                    (v) Class 5 - Unsecured Claims.

                  - Description of Unsecured Claims. The Debtors' unsecured claims fall into three basic categories:

                                             (i) General Unsecured Claims. AWCI
has two outstanding series of unsecured public debt - the Senior Notes. AWCI has not listed any other general unsecured debt in its Schedules; however, AWCI expects that certain creditors that are not listed in the Schedules (including parties to contracts and leases that have been or will be rejected by Debtors other than AWCI as provided for under the Bankruptcy Code) will file Claims against AWCI. AWCI will review these filed Claims, attempt to reconcile them with their books and records and file objections as necessary. AWCI does not believe it has any outstanding general unsecured Claims other than those arising from the Senior Notes.

                                             (ii) Litigation Claims. A number of
parties have asserted Claims against the Debtors based on disputes that were the subject of lawsuits or other actions commenced prior to the Petition Date, or that would have been commenced but for the filing of the Chapter 11 Cases and the imposition of the automatic stay of section 362 of the Bankruptcy Code.

                                             (iii) Deficiency Claims. The
deficiency claims are the Claims of the Banks and USAM Noteholders minus the amount of the Banks Secured Claims and USAM Secured Note Claims. The Bank Unsecured Claims and the USAM Unsecured Note Claims are included in the Class 5 AWCI Unsecured Claims.

                  - Classification Scheme. Class 5 Claims consist of all Allowed Claims against AWCI that are not Priority Tax Claims and are prepetition claims that are not classified in any of classes one through four or class six.

                  Class 5 Claims will be allowed or disallowed in accordance with Article VIII of the Plan and applicable provisions of the Bankruptcy Code and Bankruptcy Rules.

                  The aggregate estimated amount of the Allowed Claims in Class 5, is $1,742 million minus Bank Secured Claims and USAM Secured Note Claims, consisting of:

                           (i) Bank Unsecured Claims in the amount of $1,200 million minus Bank Secured Claims;

                           (ii) USAM Unsecured Note Claims in the amount of $243.4 million minus USAM Secured Note Claims; and

                           (iii)    $299 million of Senior Note Claims.

                  - Treatment. Each holder of an Allowed Class 5 Claim will receive a Pro Rata Share of 66,902 shares of the New Common Stock to be issued on the Effective Date. Class 5 creditors whose claims are Allowed after the Effective Date will receive their distribution promptly after the Claim is

                           Allowed. Following the Effective Date, the Debtors shall make supplemental distributions semiannually, provided that at the time such supplemental distribution is due, there are at least 10,000 shares of New Common Stock available to be distributed.

                                    (vi) Class 6 - Inter-Company Claims.

                  - Description of Inter-Company Claims. Inter-Company Claims consist of claims owed by AWCI to any other Debtor. Inter-Company Claims arose out of the transfer of funds by AWCI to another Debtor.

                  - Treatment. The Plan provides that all Intercompany Claims of AWCI shall be offset, contributed and/or distributed to the applicable Debtor.

                                    (vii) Class 7 - AWCI Stock Interests.

                  - Description of AWHI Stock Interests. AWCI Stock Interests consist of all equity interests issued by AWCI.

                  - Treatment. The Plan provides that the AWCI Stock Interests shall be contributed to the capital of AWCI. AWCI shall then cancel such Interests. However, immediately prior to the contribution of such Interests, AWCI will issue new shares of New AWCI Common Stock to AWI (as the designee of the Collateral Agent and the USAM Trustees).

                           (d) PageNet SMR Sub, Inc.

                                    (i) Class 1 - Priority Claims.

                  - Description of Priority Claims. Allowed Priority Claims against PNSMR, if any, with priority pursuant to sections 507(a)(3), 507(a)(4) or 507(a)(6) of the
                           Bankruptcy Code are classified in Class 1. Most liquidated Class 1 Claims have already been paid pursuant to orders of the Bankruptcy Court or will be paid in the ordinary course of business pursuant to an order of the Bankruptcy Court entered on the Petition Date.

                  - Treatment. Each Priority Allowed Claim in Class 1 will be paid in full in cash on the later of the Effective Date and a date that is as soon as practicable after the date upon which such Claim becomes an Allowed Priority Claim.

                                    (ii) Class 2 - Bank Secured Claims.

                  - Description of Bank Secured Claims. Bank Secured Claims are the secured portion of the Claims arising under the Credit Agreement. For purposes of voting and distribution under the Plan, the Bank Secured Claims are Allowed in the amount of $358.4 million plus 91.1% of (a) the Cash Distribution and (b) cash paid pursuant to the Financing Orders.

                  - Treatment. Holders of Allowed Bank Secured Claims will receive on the Effective Date or as soon thereafter as practical a Pro Rata Share of (a) $182.2 million in principal amount of the New Senior Secured Notes; (b) $91.1 million in principal amount of the New Subordinated Senior Notes; (c) 91.1% of the Cash Distribution; (d) 13,786,252 shares of New Common Stock to be issued on the Effective Date; and
                           (e) 91.1% of the Second Creditor Swing Shares. In addition, the New AWCI Common Stock, New PNCH Common Stock and New PNSMR Common Stock shall be issuable to the Collateral Agent and the USAM Trustees or their designee. However, it is a condition to confirmation of the Plan that the Collateral Agent and the USAM Trustees shall designate AWI as the entity to whom such shares are to be issued.

                                    (iii) Class 3 - Other Secured Claims.

                  - Description of Other Secured Claims. Other Secured Claims are Secured Claims against PNSMR not classified in Class 2, and might include, for example, claims for purchase money financing. Allowed Secured Claims that are not otherwise classified pursuant to the Plan are classified in Class 3. PNSMR does not believe that it will have any Claims classified in PNSMR Class 3.

                  - Treatment. At PNSMR's option (a) the legal, equitable and contractual rights to which each holder of an Allowed Class 3 Claim is entitled will be left unaltered by the Plan; or (b) PNSMR will surrender all Collateral to the holder of the Allowed Other Secured Claims; or (c) PNSMR will make deferred cash payments having a present value equal to the value of the Collateral and the holder will retain its security interest in the Collateral.

                                    (iv) Class 4 - Unsecured Claims.

                  - Description of Unsecured Claims. PNSMR's unsecured claims fall into three basic categories:

                                             (i) General Unsecured Claims. PNSMR
has not listed any general unsecured claims in its Schedules; however, PNSMR believes that certain creditors that are not listed in the Schedules (including parties to contracts and leases that have been or will be rejected by the Debtors as provided for under the Bankruptcy Code) may file Claims against PNSMR. PNSMR will review these filed Claims, attempt to reconcile them with their books and records and file objections as necessary. PNSMR does not believe it has any outstanding general unsecured Claims.

                                             (ii) Litigation Claims. A number of
parties have asserted Claims against the Debtors based on disputes that were the subject of lawsuits or other actions commenced prior to the Petition Date, or that would have been commenced but for the filing of the Chapter 11 Cases and the imposition of the automatic stay of section 362 of the Bankruptcy Code. PNSMR does not believe that it is a party to any such litigation.


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
                                             (iii) Deficiency Claims. The
deficiency claims are the Claims of the Banks and USAM Noteholders minus the amount of the Bank Secured Claims and USAM Secured Note Claims. The Bank Unsecured Claims are included in the Class 4 PNMSR Unsecured Claims.

                  - Classification Scheme. Class 4 Claims consist of all Allowed Claims against PNSMR that are not Priority Tax Claims and are prepetition claims that are not classified in any of classes one through three or class five.

                  Class 4 Claims will be allowed or disallowed in accordance with Article VIII of the Plan and applicable provisions of the Bankruptcy Code and Bankruptcy Rules.

The aggregate estimated amount of the Allowed Claims in Class 4, is $1,200 million minus Bank Secured Claims, consisting entirely of Bank Unsecured Claims.

                  - Treatment. The Holders of Allowed Claims in PNSMR Class 4 will not receive any distribution under the Plan

                                    (v) Class 5 - Inter-Company Claims.

                  - Description of Inter-Company Claims. Inter-Company Claims consist of claims owed by PNSMR to any other Debtor. Inter-Company Claims arose out of the transfer of funds by PNSMR to another Debtor.

                  - Treatment. The Plan provides that all Intercompany Claims owed by PNSMR shall be offset, contributed and/or distributed to the applicable Debtor.

                                    (vi) Class 6 - PNSMR Stock Interests.

                  - Description of PNSMR Stock Interests. PNSMR Stock Interests consist of all equity interests issued by PNSMR.

                  - Treatment. The Plan provides that the PNSMR Stock Interests shall be contributed to the capital of PNSMR. PNSMR shall then cancel such Interests. However, immediately prior to the contribution of such Interests, PNSMR will issue new shares of New PNSMR Common Stock to AWI (as designee of the Collateral Agent and the USAM Trustees).

                           (e) Paging Network Canadian Holdings, Inc.

                                    (i) Class 1 - Priority Claims.

                  - Description of Priority Claims. Allowed Priority Claims against PNCH, if any, with priority pursuant to sections 507(a)(3), 507(a)(4) or 507(a)(6) of the
                           Bankruptcy Code are classified in Class 1. Most liquidated Class 1 Claims have already been paid pursuant to orders of the Bankruptcy Court


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
                           or will be paid in the ordinary course of business pursuant to an order of the Bankruptcy Court entered on the Petition Date.

                  - Treatment. Each Allowed Priority Claim in Class 1 will be paid in full in cash on the later of the Effective Date and a date that is as soon as practicable after the date upon which such Claim becomes an Allowed Priority Claim.

                                    (ii) Class 2 - Bank Secured Claims.

                  - Description of Bank Secured Claims. Bank Secured Claims are the secured portion of the Claims arising under the Credit Agreement. For purposes of voting and distribution under the Plan, the Bank Secured Claims are Allowed in the amount of $358.4 million plus 91.1% of (a) the Cash Distribution and (b) cash paid pursuant to the Financing Orders.

                  - Treatment. Holders of Allowed Bank Secured Claims will receive on the Effective Date or as soon thereafter as practical a Pro Rata Share of (a) $182.2 million in principal amount of the New Senior Secured Notes; (b) $91.1 million in principal amount of the New Subordinated Senior Notes; (c) 91.1% of the Cash Distribution; (d) 13,786,252 shares of New Common Stock to be issued on the Effective Date; and
                           (e) 91.1% of the Second Creditor Swing Shares. In addition, the New AWCI Common Stock, New PNCH Common Stock and New PNSMR Common Stock shall be issuable to the Collateral Agent and the USAM Trustees or their designee. However, it is a condition to confirmation of the Plan that the Collateral Agent and the USAM Trustees shall designate AWI as the entity to whom such shares are to be issued.

                                    (iii) Class 3 - Other Secured Claims.

                  - Description of Other Secured Claims. Other Secured Claims are Secured Claims against PNCH not classified in Class 2, and might include, for example, claims for purchase money financing. Also included in PNCH Class 2 are the Canadian Bank Secured Claims. Allowed Secured Claims that are not otherwise classified pursuant to the Plan are classified in Class 3.

                  - Treatment. At PNCH's option (a) the legal, equitable and contractual rights to which each holder of an Allowed Class 3 Claim is entitled will be left unaltered by the Plan; or (b) PNCH will surrender all Collateral to the holder of the Allowed Other Secured Claims; or (c) PNCH will make deferred cash payments having a present value equal to the value of the Collateral and the holder will retain its security interest in the Collateral.

                                    (iv) Class 4 - Unsecured Claims.


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
                  - Description of Unsecured Claims. PNCH's unsecured claims fall into three basic categories:

                                             (i) General Unsecured Claims. PNCH
has not listed any general unsecured claims in its Schedules; however, PNCH expects that certain creditors (including parties to contracts and leases that have been or will be rejected by other Debtors as provided for under the Bankruptcy Code) may file Claims against PNCH. PNCH will review these filed Claims, attempt to reconcile them with their books and records and file objections as necessary. PNCH does not believe it has any outstanding general unsecured Claims.

                                             (ii) Litigation Claims. A number of
parties have asserted Claims against the Debtors based on disputes that were the subject of lawsuits or other actions commenced prior to the Petition Date, or that would have been commenced but for the filing of the Chapter 11 Cases and the imposition of the automatic stay of section 362 of the Bankruptcy Code. PNCH does not believe that it is a party to any such litigation.

                                             (iii) Deficiency Claims. The
deficiency claims are the Claims of the Banks and USAM Noteholders minus the amount of the Bank Secured Claims and USAM Secured Note Claims. The Bank Unsecured Claims are included in the Class 4 PNCH Unsecured Claims.

                  - Classification Scheme. Class 4 Claims consist of all Allowed Claims against PNCH that are not Priority Tax Claims and are prepetition claims that are not classified in any of classes one through three or class five.

                  Class 4 Claims will be allowed or disallowed in accordance with Article VIII of the Plan and applicable provisions of the Bankruptcy Code and Bankruptcy Rules.

The aggregate estimated amount of the Allowed Claims in Class 4 is $1,200 million minus Bank Secured Claims, consisting entirely of Bank Unsecured Claims.

                  - Treatment. The Holders of Allowed Claims in PNCH Class 4 will not receive any distribution under the Plan

                                    (v) Class - Inter-Company Claims.

                  - Description of Inter-Company Claims. Inter-Company Claims consist of claims owed by PNCH to any other Debtor. Inter-Company Claims arose out of the transfer of funds by PNCH to another Debtor.

                  - Treatment. The Plan provides that all Intercompany Claims of PNCH shall be offset, contributed and/or distributed to the applicable Debtor.

                                    (vi) Class 6 - PNCH Stock Interests.

                  - Description of PNCH Stock Interests. PNCH Stock Interests consist of all equity interests issued by PNCH.


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
                  - Treatment. The Plan provides that the PNCH Stock Interests shall be contributed to the capital of PNCH. PNCH shall then cancel such Interests. However, immediately prior to the contribution of such Interests, PNCH will issue new shares of New PNCH Common Stock to AWI (as designee of the Collateral Agent and the USAM Trustees).

         B.       Conditions to Confirmation and to the Effective Date

         Each of the following is a condition to the confirmation of the Plan:

                  1. Debtors shall have received from the Collateral Agent and the USAM Trustees an irrevocable direction that the New AWCI Common Stock, the New PNCH Common Stock and the New PNSMR Common Stock shall be issued on the Effective Date to AWI;

                  2. All exhibits to the Plan, including those contained in the Plan Supplement, shall be in form and substance reasonably acceptable to the Steering Committee;

                  3. The Holders of Bank Secured Claims shall have voted to accept the Plan by the requisite statutory majorities provided in Section 1126(c) of the Bankruptcy Code;

                  4. No material adverse change in the business, assets, operations, property, condition (financial or otherwise) of the Debtors (taken as a whole) shall have occurred since the date the Disclosure Statement was approved; and

                  5. Allowed Claims in AWHI Class 5 other than Bank Unsecured Claims and USAM Unsecured Note Claims are not reasonably estimated by the Debtors and the Steering Committee to exceed $120 million.

         Each of the following is a condition to the occurrence of the Effective Date as set forth in Article IX.B. of the Plan:

                  1. At least 10 days have elapsed since the Confirmation Date and the Confirmation Order shall have become a Final Confirmation Order;

                  2. All Telecommunication Authorizations, and other authorizations, consents, regulatory approvals, rulings, letters, opinions or documents that are determined by the Debtors to be necessary to implement the Plan, have been obtained and are in full force and effect and shall be reasonably satisfactory to the Administrative Agent.

                  3. All actions, documents and agreements necessary to implement the Plan, including those contained in the Plan Supplement, shall have been effected or executed to the reasonable satisfaction of the Administrative Agent.

                  4. If the New Common Stock has not been accepted for listing on a nationally recognized market, exchange or OTC Bulletin Board, AWI shall have used reasonable efforts to have the New Common Stock listed on a nationally recognized market, exchange or OTC Bulletin Board.

                  The Debtors will promptly submit an application to the FCC to approve the change in ownership to be effectuated by the Plan. To the Debtors' knowledge, FCC approval is the only Telecommunications Authorization required to consummate the Plan.

         C.       Means for Implementation of Plan.

                  1. Implementation of the Plan

                  The Reorganized Debtors will continue the business currently conducted by them prior to the Effective Date. The Plan contains the requisite elements required under, inter alia, section 1123 of the Bankruptcy Code, including adequate means for the Plan's implementation under section 1123(a)(5) of the Bankruptcy Code.

                  2. FCC and State Regulatory Approval

                  Effectiveness of the Plan is conditioned upon obtaining approval by the FCC of the change in ownership of AWI provided for in the Plan. This approval will permit the transfer of the Debtors' FCC licenses to the Reorganized Debtors, and the consummation of the transactions contemplated under the Plan.

                  3. Amendments to Certificates of Incorporation

                  Article V.G.1. of the Plan provides that as of the Effective Date, each Reorganized Debtor's certificate of incorporation will be amended and restated in its entirety in a form to be submitted by the Debtors as part of the Plan Supplement. Each restated certificate of incorporation will comply with section 1123(a)(6) of the Bankruptcy Code by providing that the Reorganized Debtors will not issue any nonvoting securities, without any further action by the stockholders or directors of the Debtors or Reorganized Debtors. As of the Effective Date, the bylaws of each Reorganized Debtor will be amended and restated in the form to be submitted by the Debtors as part of the Plan Supplement.

                  4. Substantive Consolidation

         For purposes of voting on, confirmation of and distributions under the Plan, AWHI and the Consolidated AWHI Entities are treated as a single entity. The Plan authorizes each of the Consolidated AWHI Entities to merge with another Consolidated AWHI Entity or one or more new entities following the Effective Date. The assignment of any executory contracts or unexpired leases from one Consolidated AWHI Entity to another Consolidated AWHI Entity is authorized in connection with any merger. The Plan also authorizes each Consolidated AWHI Entity to retain its separate corporate legal existence. The Debtors are analyzing the tax consequences of maintaining separate legal entities versus merging certain of the Debtors into a single entity. The Debtors will elect the course of action that results in the most favorable tax consequences.

         D.       Distributions Occurring On and After the Effective Date

                  1. Cash Distributions to Holders of Allowed Class 2 Claims

                  Article VII.B.1 of the Plan provides that the Cash Distribution to be made to the holders of Allowed Class 2 Claims will be made by AWHI and on the Effective Date or the first Business Day thereafter to the Administrative Agent, which will, subject to the rights of the Administrative Agent, if any, against the Holders of Allowed Class 2 Claims under the Credit Agreement, deliver to each such Holder its Pro Rata Share of the Cash Distribution.

                  2. Cash Distribution to Holders of Allowed Consolidated AWHI Class 4 Claims

                  Article VIII.B.1 of the Plan provides that the Cash Distribution to be made to the holders of USAM Secured Note Claims will be made by AWHI to the USAM Indenture Trustees on the Effective Date or the first Business Day thereafter, which will, subject to the rights of such Indenture Trustees, if any, as against holders of the USAM Secured Note Claims under the USAM Note Indentures, transmit, upon surrender by a holder of its USAM Notes, the cash to which such holder is entitled under the Plan.

                  3. Distributions of New Common Stock and New Secured Notes from the Exchange Agent

                  Article VII.B.2. of the Plan provides that on the Effective Date, or as soon thereafter as practical, AWI will deliver to the Exchange Agent a certificate, in the name of the Exchange Agent, for the number of New Common Shares issuable to Consolidated AWHI Class 2, Class 4 and Class 5 Creditors and AWCI Class 4 and Class 5 Creditors and AWHI will deliver to the Exchange Agent New Secured Notes in the principal amount issuable to the holders of Allowed Consolidated AWHI Class 2 and Class 4 Claims. Distributions to the holders of such Claims, on the Effective Date and thereafter, will be made by the Exchange Agent on behalf of AWI and AWHI to the Holders of claims entitled to such distributions.

                  4. Holders of the Old Notes or Bank Notes

                  Article VII.B.2. of the Plan provides that as soon as practicable after the Effective Date, Reorganized Debtors will cause the Exchange Agent to send a notice and a transmittal form to each holder of an Old Note advising such holder of the procedure for surrendering its Old Note(s) in exchange for its distribution under the Plan. It shall be a condition to receive a distribution of New Secured Notes or New Common Stock that the creditor to whom such distribution is due surrender its Senior Notes and/or USAM Notes to the Exchange Agent. The Holders of Bank Notes shall not be required to exchange Bank Notes to receive their distribution.

                  5. Lost Notes

                  Article VII.B.2 of the Plan also addresses a variety of other issues relating to the surrender and cancellation of the Old Notes, including the steps that will need to be taken by any holder who is unable to surrender such Old Note because it has been destroyed, lost or stolen and who wishes to receive a distribution with respect to such Old Note.

                  6. Fractional Shares

                  Article VII.B.2.(l) of the Plan provides that the New Common Stock will be issued and distributed in whole shares, and not in fractional shares, provided however, that if a holder of a claim would be entitled to a fraction of a share greater than one-half, such Holder will have its distribution rounded up to the next whole number of shares.

                  7. Fractional Notes

                  Article VII.B.2(m) of the Plan provides that fractional notes of the New Secured Notes will not be issued under the Plan and the New Secured Notes will only be issued in increments of $1000. If a holder of a claim would be entitled to a fraction of a note greater than $500, such Holder will have its distribution rounded up to the next $1,000 denomination.

                  8. Undeliverable Distributions

                  Article VII.C.4 of the Plan provides that any property that remains undeliverable to the holders of Allowed Claims as of the later of one year after the Effective Date and the one year anniversary of a subsequent distribution will be delivered to, and become the property of the Reorganized Debtors.

                  9. Compliance with Tax Requirements

                           (a) Article VII.D of the Plan provides that in
connection with the Plan, to the extent applicable, the Reorganized Debtors will comply with all tax withholding and reporting requirements imposed on them by any governmental unit, and all distributions pursuant to the Plan will be subject to such withholding and reporting requirements.

                           (b) Article VII.D of the Plan provides that
notwithstanding any other provision of the Plan, each entity that has received any distribution pursuant to the Plan will have sole and exclusive responsibility for the satisfaction and payment of any tax obligation imposed by any governmental unit, including income, withholding and other tax obligations, on account of such distribution.

         E.       Effect of Plan Confirmation

                  1. Revesting of Assets

                  Article V.D. of the Plan provides that, except as provided in the Plan, all property of the Estates and any property acquired by the Debtors during the Chapter 11 Cases or by the Reorganized Debtors shall, on the Effective Date of the Plan, revest in the Reorganized Debtors free and clear of all Claims, liens, charges or other encumbrances and Interests.

                  2. Discharge of Claims and Termination of Interests

                  Article X.D of the Plan provides that except as provided in the Confirmation Order, the rights afforded under the Plan and the treatment of Claims and Interests under the Plan will be in exchange for and in complete satisfaction, discharge and release of all Claims and satisfaction or termination of all Interests of any nature whatsoever that arose prior to the Effective Date. Except as provided in the Plan or the Confirmation Order, confirmation will, as of the Effective Date: (a) discharge the Debtors from all Claims or other debts that arose before the Effective Date, and all debts of the kind specified in sections 502(g), 502(h) or 502(i) of the Bankruptcy Code, whether or not (i) a proof of claim based on such debt is filed or deemed filed pursuant to section 501 of the Bankruptcy Code, (ii) a Claim based on such debt is Allowed pursuant to section 502 of the Bankruptcy Code, or
(iii) the holder of a Claim based on such debt has accepted the Plan and (b) satisfy or terminate all Interests and other rights of equity security holders in the Debtors.

                  Article X.C. of the Plan provides that as of the Effective Date, except as provided in the Plan or the Confirmation Order, all entities will be precluded from asserting against the Debtors or the Reorganized Debtors, or their respective successors or property, any other or further Claims, demands, debts, rights, causes of action, liabilities or equity interests based upon any act, omission, transaction or other activity of any kind or nature that occurred prior to the Confirmation Date.

                  3. Term of Injunctions or Stays

                  Article X.E of the Plan provides that except as provided in the Plan or the Confirmation Order, as of the Effective Date, all Persons that have held, currently hold or may hold a Claim or other debt or liability that is discharged or an Interest or other right of an equity security holder are permanently enjoined from taking any of the following actions on account of any such discharged Claims, debts or liabilities or terminated Interests or rights:
(a) commencing, conducting or continuing in any manner, directly or indirectly, any action or other proceeding against the Debtors or the Reorganized Debtors or their respective property; (b) creating, perfecting or enforcing any lien or encumbrance against the Debtors or the Reorganized Debtors or their respective property; (c) asserting a setoff, right of subrogation or recoupment of any kind against any debt, liability or obligation due to the Debtors or the Reorganized Debtors or their respective property; (d) enforcing, levying, attaching, collecting or otherwise recovering by any manner or means any judgment, award, decree or order; and (e) commencing or continuing any action, in any manner, in any place that does not comply with or is inconsistent with the provisions of the Pan.

         F.       Executory Contracts and Unexpired Leases

                  Article VI of the Plan provides for assumption or rejection of the Debtors' executory contracts and unexpired leases not assumed or rejected prior to the Confirmation Date.

         G.       Assumed Contracts and Unexpired Leases

                  Article VI.A of the Plan provides that each executory contract or unexpired lease of the Debtors that has not expired by its own terms prior to the Effective Date, has not been rejected during the Chapter 11 Cases prior to Confirmation, is not subject to a notice of rejection, is not rejected under the Plan and is not identified on a schedule to the Plan Supplement as an executory contract or unexpired lease to be rejected will, by the terms of the Plan, be assumed by the Reorganized Debtors pursuant to Sections 365 and 1123(b)(2) of the Bankruptcy Code on the

Effective Date. All such assumed contracts and unexpired leases, and any contracts or unexpired lease assumed by the Debtors by order of the Bankruptcy Court prior to the Confirmation Date, will be vested in and continue in effect for the benefit of the Reorganized Debtors.

                  Article VI.C of the Plan provides that the Debtors will, at least twenty days prior to the Confirmation Date, file and serve on all parties to executory contracts and unexpired leases to be assumed as of the Effective Date, a schedule setting forth the amount of cure and compensation payments to be provided by the Reorganized Debtors in accordance with section 365(b)(1) of the Bankruptcy Code. Objections to any such proposed cure payment must be made by the deadline for filing objections to confirmation of the Plan, and will be determined, if necessary, at the Confirmation Hearing. A party to an assumed executory contract or unexpired lease that has not filed an appropriate pleading with the Bankruptcy Court on or before the applicable 20-day period will be deemed to have waived its right to dispute such amount. All unpaid cure and compensation payments under any executory contracts or unexpired leases that are assumed or assumed and assigned under the Plan (including, without limitation, Claims filed in the Chapter 11 Cases or listed in the Schedules and Allowed by order of the Bankruptcy Court prior to the Confirmation Date that relate to executory contracts or unexpired leases that are assumed or assumed and assigned under the Plan) will be made by the Reorganized Debtors as soon as practicable after the Effective Date, but not later than thirty days after the Effective Date; provided, that, in the event of a dispute regarding the amount of any cure and compensation payments, the Reorganized Debtors will make such cure and compensation payments as may be required by section 365(b)(1) of the Bankruptcy Code following the entry of a Final Order resolving such dispute.

         H.       The Other Plan Provisions

                  1. Dissolution of Committee.

                  Article XII.A. of the Plan provides that on the Effective Date the Committee(s) shall dissolve and its members shall be released and discharged from all rights and duties arising from, or related to, the Chapter 11 Cases.

                  2. Retention and Enforcement of Causes of Action

                  Article X.G. of the Plan provides that pursuant to section 1123(b) of the Bankruptcy Code, except as otherwise provided in the Plan, the Reorganized Debtors will retain all Causes of Action that the Debtors had or had power to assert immediately prior to the Effective Date, and may commence or continue in any appropriate court or tribunal any suit or other proceeding for the enforcement of such Causes of Action. All Causes of Action will remain the property of the Reorganized Debtors.

                  3. Limitation of Liability.

                  Article X.C of the Plan provides that none of the Debtors, the Reorganized Debtors, or any affiliate thereof, nor any of their respective officers, directors, employees, members, agents, underwriters or investment bankers, nor any other professional Persons employed by any of them, the Lender Releasees and the D&O Releasees (collectively, the "Exculpated Persons"), will have or incur any liability to any Person for any act taken or omitted to be taken in connection with or related to formulating, preparing, disseminating, implementing, confirming or consummating the Plan, the Disclosure Statement or any contract, instrument, release or other agreement or document created in connection with the Plan or any other act taken or omitted to be taken in connection with the Debtors' Chapter 11 Cases; provided that the foregoing provisions shall have no effect on the liability of any Person that results from any act or omission that is determined in a Final Order to have constituted fraud, gross negligence or willful misconduct.

                  4. Release of Officers and Directors.

                  Article X.A of the Plan provides that on the Effective Date, the Debtors will release unconditionally, and are deemed to release unconditionally, the Debtors' officers and directors from any and all claims that the Debtors have or may have against such officers and directors, in their capacities as such, arising or based upon any actions, conduct or omissions occurring prior to the Effective Date and including any actions, conduct or omissions occurring in connection with the Chapter 11 Cases.

                  5. Release of Lender Releasees

                  Article X.B of the Plan provides that as of the Effective Date, the Debtors, on behalf of themselves and all of their successors and assigns, and each of the Debtors' estates (collectively, including the Debtors and their estates, the "Releasing Parties") will be deemed to have forever released, waived and discharged each of the Lender Releasees from all claims (as such term is defined in section 101(5) of the Bankruptcy Code), obligations, suits, judgments, damages, demands, debts, rights, causes of action, liabilities, rights of contribution and rights of indemnification, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity or otherwise (collectively, "Claims"), that are based in whole or in part on any act, omission, transaction or other occurrence taking place on or prior to the Effective Date in any way relating to the Chapter 11 Cases, the Plan, the Credit Agreement or any document related thereto, the DIP Facility or any document or agreement related thereto, the Bank Claims, or any Bank's or DIP Lender's loan relationship relating to the Credit Agreement or DIP Facility, as the case may be, with the Debtors, which any Releasing Party has, had or may have against a Lender Releasee. Such release will be effective notwithstanding that any Releasing Party or other Person may hereafter discover facts in addition to, or different from, those which that party now knows or believes to be true, and without regard to the subsequent discovery or existence of such different or additional facts, and the Releasing Parties are expressly deemed to have waived any and all rights that they may have under any statute or common law principle which would limit the effect of the release, waiver, and discharge to those Claims actually known or suspected to exist on the Effective Date.

                  6. Indemnification Obligations; Directors' and Officers' Liability Insurance

                  Article VI.D of the Plan provides that the Debtors' obligation to indemnify any Person serving on the Petition Date or thereafter as a director, officer or employee will be deemed to be, and will be treated as if they are, executory contracts that are assumed pursuant to section 365 of the Bankruptcy Code. Article VI.D further provides that if the Reorganized

Debtors purchase director and officer liability insurance for any period following the Effective Date, such policy shall include as covered claims, claims made against officers and directors that arise out of acts or circumstances for a period of six years prior to the effective date of such policy or policies on the same terms and conditions and subject to the same limitations as for claims arising out of acts or circumstances after the Effective Date.

                  7. Exemptions from Certain Transfer Taxes

         Article XII.H of the Plan provides that pursuant to section 1146(c) of the Bankruptcy Code (a) the issuance, transfer or exchange of the New Secured Notes and New Common Stock, (b) the creation of any mortgage deed or trust or other security interest and (c) the making of any agreement or instrument in furtherance of, or in connection with, the Plan, including, without limitation, the Exit Facility and the collateral therefor, any merger agreements, agreements of consolidation, restructuring, disposition, liquidation or dissolution, deeds, bills of sale or assignments executed in connection with the substantive consolidation of the Consolidated AWHI Entities, will not be subject to any stamp, real estate transfer, mortgage recording, sales or other or similar tax.

                  8. Severability

         Should any provision in the Plan be determined to be unenforceable, such determination shall in no way limit or affect the enforceability and operative effect of any and all other provisions of the Plan so long as such determination does not affect any material term or benefit of the Plan.

         I.       Ownership and Resale of Securities; Exemption From Securities
                  Laws

         Holders of Allowed AWHI Consolidated Class 2 and Class 4 Claims will receive New Common Stock and New Secured Notes and AWHI Class 5 Claims and AWCI Class 5 Claims will receive New Common Stock.

         Section 1145 of the Bankruptcy Code provides, generally, that issuances of securities pursuant to a plan of reorganization, and subsequent resales of such securities, are exempt from the registration requirements of the Securities Act and state securities laws, except for resales by "underwriters." The Debtors believe that the provisions of section 1145(a)(1) of the Bankruptcy Code exempt the offer and distribution of the New Common Stock and the New Secured Notes pursuant to this Plan from federal and state securities registration requirements. In addition, the Debtors believe that persons receiving New Common Stock or New Secured Notes will be able to resell such securities without registration under the Securities Act or other laws, unless such person is an "affiliate" of the Debtors or acquires the New Common Stock or New Secured Notes for the purpose of making an organized distribution of such securities.

                  1. Bankruptcy Code Exemption From Registration Requirements

                           (a) Initial Offer and Sale of Securities. Section
1145(a)(1) of the Bankruptcy Code exempts the offer and sale of securities under a plan of reorganization from registration under the Securities Act and state laws if three principal requirements are satisfied: (i) the securities must be securities of the debtor, of an affiliate participating in a joint plan with


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the debtor or of a successor to the debtor under the plan; (ii) the recipient of the securities must hold a pre-petition or administrative claim against, or an interest in, the debtor; and (iii) the securities must be issued entirely in exchange for the recipient's claim against or interest in the debtor, or principally in such exchange and partly for cash or property. The Debtors believe that the offer of the New Common Stock and New Secured Notes satisfies the requirements of section 1145(a)(1) of the Bankruptcy Code and is, therefore, exempt from registration under the Securities Act and state securities laws.

                           (b) Subsequent Transfers of Securities. In general,
all resales and subsequent transactions in the New Common Stock and New Secured Notes will be exempt from registration under the Securities Act, unless the holder thereof is deemed to be an "underwriter" with respect to such securities.
Section 1145(b) of the Bankruptcy Code defines four types of "underwriters":

                                    (i)      persons who purchase a claim
                                             against, an interest in or a claim
                                             for administrative expense against
                                             the debtor with a view to
                                             distributing any security received
                                             in exchange for such a claim or
                                             interest ("accumulators");

                                    (ii)     persons who offer to sell
                                             securities offered under a plan for
                                             the holders of such securities
                                             ("distributors");

                                    (iii)    persons who offer to buy securities
                                             offered under a plan from the
                                             holders of such securities, if the
                                             offer to buy is (x) with a view to
                                             distributing such securities and
                                             (y) made under a distribution
                                             agreement; or

                                    (iv)     a person who is an "issuer" with
                                             respect to the securities, as the
                                             term "issuer" is defined in section
                                             2(11) of the Securities Act.

Under section 2(11) of the Securities Act, an "issuer" includes both the issuer of securities and any "affiliate" of the issuer, which means any person directly or indirectly through one or more intermediaries controlling, controlled by or under common control with the issuer. Whether any particular person would be deemed to be an "issuer" and therefore an "underwriter" with respect to the New Common Stock or New Secured Notes would depend upon various facts and circumstances applicable to that person, including, without limitation; the relative size of the person's interest in the Debtors, the distribution and concentration of other interests in the Debtors and whether the person (acting alone or in concert with others) has a contractual or other relationship giving that person power over management policies and decisions. Accordingly, the Debtors express no view as to whether any person would be an "affiliate" or "underwriter" with respect to the New Common Stock and New Secured Notes.

         Section 1145(b) of the Bankruptcy Code exempts "ordinary trading transactions of an entity that is not an issuer" from its definition of underwriter. The SEC has taken the position that resales by accumulators and distributors of securities distributed under a plan of reorganization who are not affiliates of the issuer of such securities may therefore be exempt


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
from registration under the Securities Act. The staff of the SEC has indicated in this context that a transaction by such non-affiliates may be considered an "ordinary trading transaction" if it is made on an exchange or in the over-the-counter market and does not involve any of the following factors:

                                    (i) (x) concerted action by the recipients
of securities issued under a plan in connection with the sale of such securities or (y) concerted action by distributors on behalf of one or more such recipients in connection with such sales;

                                    (ii) the use of informational documents
concerning the offering of the securities prepared or used to assist in the resale of such securities, other than a bankruptcy court-approved disclosure statement and supplements thereto, and documents filed with the SEC pursuant to the Exchange Act; or

                                    (iii) the payment of special compensation to
brokers and dealers in connection with the sale of such securities designed as a special incentive to the resale of such securities (other than the compensation that would be paid pursuant to arm's-length negotiations between a seller and a broker or dealer, each acting unilaterally, not greater than the compensation that would be paid for a routine similar-sized sale of similar securities of a similar issuer).

The views of the SEC on the matter have not, however, been sought by the Debtors and, therefore, no assurance can be given regarding the proper application of the "ordinary trading transaction" exemption described above. Any person intending to rely on such exemption is urged to consult his or her own counsel as to the applicability thereof to his or her circumstances.

         GIVEN THE COMPLEX AND SUBJECTIVE ISSUES INVOLVED IN THE QUESTION OF WHETHER A PARTICULAR PERSON MAY BE AN UNDERWRITER, THE DEBTORS MAKE NO REPRESENTATIONS CONCERNING THE RIGHT OF ANY PERSON TO TRADE IN THE NEW COMMON STOCK OR NEW SENIOR NOTES. THE DEBTORS RECOMMEND THAT HOLDERS OF CLAIMS CONSULT THEIR OWN COUNSEL CONCERNING WHETHER THEY MAY FREELY TRADE SUCH SECURITIES.

         State securities laws generally provide registration exemptions for subsequent transfers by a bona fide owner for his or her own account and subsequent transfers to institutional or accredited investors. Such exemptions are generally expected to be available for subsequent transfers of the New Common Stock and New Secured Notes.

                           (c) Delivery Requirements Applicable to Stockbrokers.
Under section 1145(a)(4) of the Bankruptcy Code, stockbrokers effecting transactions in the New Common Stock and New Secured Notes prior to the expiration of 40 days after the Effective Date are required to deliver to the purchaser of such securities a copy of this Disclosure Statement (and supplements hereto, if any, if ordered by the Bankruptcy Court) at or before the time of delivery of such securities to such purchaser.

                  2. Registration Rights.

         Article V.I of the Plan provides that each Person that, as a result of the transactions contemplated by the Plan, becomes the beneficial owner (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934) of at least 10% of the outstanding New Common Stock will be entitled to become a party to a separate Registration Rights Agreement with respect to the New Common Stock and New Secured Notes. The Registration Rights Agreement will be filed with the Bankruptcy Court as part of the Plan Supplement.

         THE DEBTORS DO NOT PRESENTLY INTEND TO SUBMIT ANY NO-ACTION OR INTERPRETATIVE REQUESTS TO THE SEC WITH RESPECT TO ANY SECURITIES LAWS MATTERS.

         J.       Certain Terms of Reorganization Securities Issued Under Plan

         The following is a summary only, and is subject in all respect to the terms of the Plan and the documents executed in accordance therewith, which documents include the New Secured Notes Indentures and the Registration Rights Agreement. The discussion contained in this Section and elsewhere in this Disclosure Statement is intended only to be a description of the terms of the New Common Stock and the New Secured Notes. The forms of New Secured Notes Indentures and Registration Rights Agreement will be included in the Plan Supplement to be filed with the Bankruptcy Court.

                  1. General Provisions of the New Common Stock

         As of the Effective Date, AWI will issue the New Common Stock, par value $.001 per share, to be distributed to the Holders of Allowed AWHI Class 2, Class 4 and Class 5 Claims and AWCI Class 5 Claims. Holders of New Common Stock are entitled to one vote per share, to receive dividends when and if declared by the AWI Board and, to share ratably in the assets of AWI legally available for distribution to its stockholders in the event of liquidation. Holders of New Common Stock will have no preemptive, subscription, redemption or conversion rights. All New Common Stock issued in connection with the Plan will be fully paid and nonassessable. The holders of New Common Stock do not have cumulative rights.

                  2. General Provisions of New Senior Secured Notes

         As of the Effective Date, AWHI will issue $200 million of its 10% Senior Secured Notes (the "Senior Secured Notes") due 2007 pursuant to a trust indenture (the "Senior Indenture") between AWHI and ____________ as indenture trustee. The Senior Secured Notes will accrue interest at 10% per annum payable in arrears semi-annually. The Senior Secured Notes will be secured obligations of AWHI ranking senior to all current and future subordinated debt, equal in right of payment with all current and future senior debt and junior in right of payment to the secured revolving credit facility, if any, entered into by the Reorganized Debtors on or after the Effective Date (the "Exit Facility").

         The Senior Secured Notes will be jointly and severally guaranteed by AWI, AWCI and the subsidiaries of AWHI, if any. The Senior Secured Notes will also be secured by a lien on substantially all of the assets of the Reorganized Debtors. Such lien will be junior to the lien

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
securing the Exit Facility. The Senior Indenture will have provisions for the release of collateral that either comply with the terms of the Trust Indenture Act of 1939 (the "TIA") or with the terms of an exemption from the Securities and Exchange Commission (the "SEC") for the sale of current assets in the ordinary course of business.

         The terms of the Senior Indenture will require AWHI to redeem $15 million of the Senior Secured Notes semi-annually on each interest payment date. AWHI will also be required to redeem the Senior Secured Notes semi-annually to the extent that AWHI's cash exceeds certain levels. AWHI must also redeem the Senior Secured Notes from the net cash proceeds from: (i) the sale of assets in excess of $2 million; and (ii) certain amounts from insurance or condemnation proceeds. AWHI may redeem the Senior Secured Notes at any time prior to maturity, without premium or penalty. If a change of control occurs (as defined in the Senior Indenture), AWHI will be required to make an offer to purchase the Senior Secured Notes at 100% of the outstanding principal amount plus accrued and unpaid interest through the purchase date.

         The Senior Indenture will impose restrictions on all of the Reorganized Debtors, subject to certain exceptions, including, without limitation, the following:

                  -        prohibition on restricted payments;

                  - prohibition on incurring indebtedness (including guarantees) except for the Subordinated Notes (as defined below), the Exit Facility, if any, and any other agreed upon exceptions;

                  - prohibition on liens on their assets except for the junior lien securing the Subordinated Notes, the senior lien securing the Exit Facility, if any, and other customary exceptions;

                  - prohibition on making or maintaining investments except for permitted cash-equivalent type investments;

                  - prohibition on creating restrictions on the ability of subsidiaries to pay dividends;

                  - prohibition on consolidations, mergers or sale of assets outside the ordinary course of business, subject to agreed upon exceptions;

                  - prohibition on purchasing Senior Secured Notes and/or Subordinated Notes except for (i) mandatory redemptions, permitted optional redemptions and change of control offers set forth in the respective indentures, and (ii) purchases of Senior Secured Notes and/or Subordinated Notes with New Common Stock;

                  - prohibition on transactions with affiliates (as defined in the indentures); and




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
                  - prohibition on issuing or selling the capital stock of their subsidiaries.

The Reorganized Debtors will also be required to comply with certain quarterly financial covenants including, but not limited to, the following:

                  -        minimum EBITDA;

                  -        minimum number of direct channel units in service;

                  -        minimum total consolidated SRM revenues;

                  -        maximum non-device capital expenditures; and

                  -        maximum device capital expenditures.

         AWHI will be required to make all filings with the SEC as required of a reporting company under the Securities and Exchange Act of 1934. Any amendment to the Senior Indenture will require a vote of a majority of the holders of the outstanding principal amount of the Senior Secured Notes unless other required by the TIA.

                  3. General Provisions of New Subordinated Secured Notes

         As of the Effective Date, AWHI will issue $100 million of its 12% Senior Subordinated Secured Notes (the "Subordinated Notes") due 2009 pursuant to a trust indenture (the "Subordinated Indenture") between AWHI and ____________ as indenture trustee. The Subordinated Notes will accrue interest at 12% per annum payable in arrears semi-annually. Interest will be paid through the issuance of additional Subordinated Notes until the Senior Secured Notes are repaid in full, and thereafter interest will be paid in cash. The Subordinated Notes will be secured obligations of AWHI and will be subordinated in right of payment to the Senior Secured Notes and the Exit Facility.

         The Subordinated Notes will be jointly and severally guaranteed by AWI, AWCI and the subsidiaries of AWHI, if any. The Subordinated Notes will also be secured by a second lien on substantially all of the assets of the Reorganized Debtors. Such lien will be junior to the liens securing the Senior Secured Notes and the Exit Facility. The Subordinated Indenture will have provisions for the release of collateral that either comply with the terms of the TIA or with the terms of an exemption from the SEC for the sale of current assets in the ordinary course of business.

         The terms of the Subordinated Indenture will prohibit the redemption of the Subordinated Notes until the Senior Secured Notes are repaid in full. Following the repayment in full of the Senior Secured Notes, AWHI will be required to redeem the Subordinated Notes semi-annually to the extent that AWHI's cash exceeds certain levels. After the Senior Secured Notes are repaid in full, AWHI must also redeem the Subordinated Notes from the net cash proceeds from: (i) the sale of assets in excess of $2 million; and (ii) certain amounts from insurance or condemnation proceeds. AWHI may redeem the Subordinated Notes at its option provided the Senior Secured Notes have been repaid in full. If AWHI chooses to redeem the Subordinated Notes, it shall pay

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
a redemption price equal to the following percentage of the outstanding principal amount plus accrued and unpaid interest through the purchase date:

                  - during the 1st through the 4th years following issuance - 106%

                  -        during the 5th year following issuance - 104%

                  -        during the 6th year following issuance - 102%

If a change of control occurs (as defined in the Subordinated Indenture), AWHI will be required to make an offer to purchase the Subordinated Notes at 101% of the outstanding principal amount plus accrued and unpaid interest through the purchase date, except that any tendered Senior Secured Notes must be purchased first.

         The Subordinated Indenture will impose restrictions on all of the Reorganized Debtors, subject to certain exemptions, including, without limitation, the following:

                  -        prohibition on restricted payments;

                  - prohibition on incurring indebtedness (including guarantees) except for the Senior Secured Notes, the Exit Facility, if any, and any other agreed upon exceptions;

                  - prohibition on liens on their assets except for the liens securing the Senior Secured Notes and the Exit Facility, if any, and other customary exceptions;

                  - prohibition on making or maintaining investments except for permitted cash-equivalent type investments;

                  - prohibition on creating restrictions on the ability of subsidiaries to pay dividends;

                  - prohibition on consolidations, mergers or sale of assets outside the ordinary course of business, subject to agreed upon exceptions;

                  - prohibition on purchasing Subordinated Notes except for (i) mandatory redemptions, permitted optional redemptions and change of control offers set forth in the respective indentures; and (ii) purchase of Subordinated Notes with New Common Stock;

                  - prohibition on transactions with affiliates (as defined in the indentures); and

                  - prohibition on issuing or selling the capital stock of their subsidiaries.


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
         The Reorganized Debtors will also be required to comply with certain quarterly financial covenants including, but not limited to, the following:

                  -        minimum EBITDA;

                  -        minimum number of direct channel units in service;

                  -        minimum total consolidated SRM revenues;

                  -        maximum non-device capital expenditures; and

                  -        maximum device capital expenditures.

         AWHI will be required to make all filings with the SEC as required of a reporting company under the Securities and Exchange Act of 1934. Any amendment to the Subordinated Indenture will require a vote of a majority of the holders of the outstanding principal amount of the Subordinated Notes unless other required by the TIA.

         K.       Claims Reconciliation and Objections Process

                  1. Objections to Claims

         Article VIII.A of the Plan provides that objections to any Claim must be filed within 90 days after the Effective Date or such later date as the Bankruptcy Court may approve from time to time. No distribution will be made on account of any Claim that is not Allowed. To the extent any property is distributed to an entity on account of a Claim that is not an Allowed Claim, such property will be held in trust for and will promptly be returned to the Reorganized Debtors.

         Article VIII.A of the Plan provides that on and after the Effective Date, only the Reorganized Debtors will have authority to continue to prosecute, settle or withdraw objections to Claims.

         Article X.C of the Plan provides that to the extent that a Disputed Claim ultimately becomes an Allowed Claim, payments and distributions on account of such Allowed Claim will be made in accordance with the provisions of the Plan governing the Class of Claims to which such Claim belongs. As soon as practicable after the date that the order or judgment of the Bankruptcy Court allowing such Claim becomes a Final Order, any property that would have been distributed prior to the date on which a Disputed Claim becomes an Allowed Claim will be distributed, together with any dividends, payments or other distributions made on account of such property from the date such distributions would have been due had such Claim then been an Allowed Claim on the date such distributions were made (without any interest thereon).

         L.       Retention of Jurisdiction

         Article XI of the Plan provides that following the Effective Date, the Bankruptcy Court will retain such jurisdiction as is set forth in the Plan. Without in any manner limiting the scope of the foregoing, the Bankruptcy Court will retain jurisdiction for the following purposes:

                  1. Allow, disallow, determine, liquidate, classify, estimate or establish the priority or secured or unsecured status of any Claim or Interest, including the resolution of any request for payment of any Administrative Expense Claim or Priority Tax Claim and the resolution of any and all objections to the allowance or priority of Claims or Interests;

                  2. Grant or deny any application for allowance of compensation or reimbursement of expenses authorized pursuant to the Bankruptcy Code or the Plan;

                  3. Resolve any matters related to the assumption, assumption and assignment or rejection of any executory contract or unexpired lease to which the Debtors are a party or with respect to which the Debtors may be liable and to hear, determine and, if necessary, liquidate, any Claims arising therefrom;

                  4. Ensure that distributions to Holders of Allowed Claims are accomplished pursuant to the provisions of the Plan, including ruling on any motion filed pursuant to Article VII or VIII of the Plan

                  5. Decide or resolve any motions, adversary proceedings, contested or litigated matters and any other matters and grant or deny any applications involving the Debtors that may be pending on the Effective Date;

                  6. Enter such orders as may be necessary or appropriate to implement or consummate the provisions of the Plan and all contracts, instruments, releases, indentures and other agreements or documents created in connection with the Plan, the Disclosure Statement or the Confirmation Order;

                  7. Resolve any cases, controversies, suits or disputes that may arise in connection with the Consummation, interpretation or enforcement of the Plan or any Person's obligations incurred in connection with the Plan;

                  8. Permit the Debtors or the Reorganized Debtors to modify the Plan before or after the Effective Date pursuant to section 1127 of the Bankruptcy Code, the Confirmation Order or any contract, instrument, release or other agreement or document created in connection with the Plan, the Disclosure Statement or the Confirmation Order or remedy any defect or omission or reconcile any inconsistency in any Bankruptcy Court order, the Plan, the Disclosure Statement or the Confirmation Order or any contract, instrument, release, indenture or other agreement or document created in connection with the Plan, the Disclosure Statement or the Confirmation Order, in such manner as may be necessary or appropriate to consummate the Plan, to the extent authorized by the Bankruptcy Code;

                  9. Issue injunctions, enter and implement other orders or take such other actions as may be necessary or appropriate to restrain interference by any Person with Consummation, implementation or enforcement of the Plan or the Confirmation Order;

                  10. Resolve any cases, controversies, suits or disputes with respect to the discharges, releases, injunctions and other provisions contained in Article X and enter such orders as may be necessary or appropriate to implement such releases, injunction and other provisions;


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
                  11. Enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason modified, stayed, revised, revoked or vacated or distributions pursuant to the Plan are enjoined or stayed;

                  12. Determine matters concerning state, local and federal taxes in accordance with sections 346, 505 and 1146 of the Bankruptcy Code, including any requests for expedited determinations under section 505(b) of the Bankruptcy Code filed, or to be filed, with respect to tax returns for any and all taxable periods ending after the Petition Date, through and including the Effective Date;

                  13. Determine any other matters that may arise in connection with or relate to the Plan, the Disclosure Statement, the Confirmation Order or any contract, instrument, release, indenture or other agreement or document created in connection with the Plan, the Disclosure Statement or the Confirmation Order; and

                  14. Enter an order and/or Final Decree concluding the Chapter 11 Cases.

         Prior to the Effective Date, the Bankruptcy Court will retain jurisdiction with respect to each of the foregoing items and all other matters that were subject to its jurisdiction prior to the Confirmation Date.

V.       MATERIAL FEDERAL INCOME TAX CONSIDERATIONS

         A.       Scope and Limitation

         The following discussion summarizes the material United States federal income tax considerations applicable to certain Creditors and to the Debtors as a result of the implementation of the transactions contemplated in the Plan and the principal federal income tax considerations of general application that the Creditors should consider in deciding whether to vote to accept the Plan. The discussion also summarizes certain federal income tax consequences of the ownership and disposition of the New Secured Notes and New Common Stock received by the Creditors.

         This discussion is based on the provisions of the Internal Revenue Code, final, temporary and proposed treasury regulations, and administrative and judicial interpretations, all as in effect as of the date of this Disclosure Statement and all of which are subject to change, possibly on a retroactive basis, and to varying interpretations. The statements of law and legal conclusions set forth below reflect the Debtors' view of the appropriate interpretations of those provisions. There can be no assurance that the Internal Revenue Service will not take a contrary view as to the federal income tax consequences discussed below. No ruling from the Internal Revenue Service or opinion of counsel has been or will be sought on any of the issues discussed below. There is substantial uncertainty as to many of the federal income tax consequences discussed below.

         This discussion assumes that each Creditor:

                  - is a citizen or resident of the United States for federal income tax purposes;

                  - is a corporation (or other entity taxed as a corporation for United States federal income tax purposes) organized under the laws of the United States or any state;

                  - is an estate the income of which is subject to United States federal income tax without regard to its source; or

                  - is a trust (1) that is subject to the primary supervision of a United States court and the control of one or more United States persons or (2) that has a valid election in effect under applicable treasury regulations to be treated as a U.S. person.

         This discussion also assumes that each Creditor holds the Claims, and will hold the New Secured Notes and New Common Stock, as capital assets under
Section 1221 of the Internal Revenue Code.

         The following discussion is limited to material federal income tax consequences. The discussion does not describe any tax consequences arising out of the laws of any state, locality or foreign jurisdiction. The discussion does not address all aspects of federal income taxation that may be applicable to a Creditor in light of the Creditor's particular circumstances or to Creditors subject to special treatment under federal income tax laws including, without limitation:

                  -        dealers in securities;

                  -        financial institutions;

                  -        life insurance companies;

                  - persons who acquired Claims as part of a straddle, hedge, conversion transaction or other integrated transaction, or to whom property was or is transferred in connection with the performance of services;

                  -        tax-exempt entities;

                  -        foreign individuals and entities; and

                  - persons who hold Claims through a partnership or other pass-through entity.

         EACH CREDITOR SHOULD CONSULT HIS, HER, OR ITS OWN TAX ADVISOR CONCERNING THE SPECIFIC FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES APPLICABLE TO IT. IN PARTICULAR, HOLDERS OF CLAIMS WHO ARE FINANCIAL INSTITUTIONS AND/OR WHO DO NOT HOLD THEIR CLAIMS AS CAPITAL ASSETS

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
SHOULD CONSULT WITH THEIR OWN TAX ADVISORS CONCERNING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES APPLICABLE TO THEM.

         B.       Federal Income Tax Consequences to Certain Creditors

         The following discussion applies to Creditors who receive New Secured Notes, New Common Stock, cash, and/or other property in exchange for their Claims.

                  1. Recognition of Gain or Loss in General

         In general, subject to the discussion below as to Holders of Claims against AWHI and to the discussion below as to accrued but unpaid interest, a Creditor should realize and recognize gain or loss upon the receipt of New Senior Secured Notes, New Subordinated Secured Notes, New Common Stock, cash, and/or other property in exchange for the Creditor's Claims in an amount equal to the difference between:

                  - the sum of (i) any cash and the fair market value of any other property received, (ii) the issue price of any New Senior Secured Notes received, as determined below, (iii) the issue price of any New Subordinated Secured Notes received, as determined below, and (iv) the fair market value of any New Common Stock received, except for any portion of the cash, other property, New Senior Secured Notes, New Subordinated Secured Notes, or New Common Stock treated as received in exchange for accrued but unpaid interest as discussed below; and

                  - the holder's adjusted tax basis in the surrendered Claims, less any accrued but unpaid interest, including original issue discount, included in the holder's adjusted tax basis as discussed below.

         Subject to the discussion below as to accrued market discount, any such gain or loss will be capital gain or loss, and such capital gain or loss generally will be long-term capital gain or loss if the Creditor held the Claims for more than one year at the Effective Date. A Creditor's tax basis in any New Senior Secured Notes and New Subordinated Secured Notes received generally will be equal to the issue price of the notes, as determined below, and a Creditor's tax basis in the New Common Stock received generally will be equal to its fair market value as of the Effective Date. The holding period for the New Senior Secured Notes, New Subordinated Secured Notes, and New Common Stock generally will begin on the day immediately following the Effective Date.

         Notwithstanding the foregoing, a Holder of a Claim might be deemed by the Internal Revenue Service to receive stock of the Debtor against which it holds a Claim and then to acquire New Common Stock in exchange for such stock it was deemed to receive in a nontaxable transaction. In such event, the foregoing tax treatment might not apply, and the Holder might be precluded from recognizing any loss realized upon the exchange of the Holder's Claim. Each Creditor, in particular a Holder of Claims against AWCI, should consult his, her, or its own tax advisor regarding the characterization of the exchange in such a manner.

                  2. Exchange of Claims against AWHI

         The exchange of Claims against AWHI for New Senior Secured Notes and New Subordinated Secured Notes may qualify as a recapitalization if the Claims and either the New Senior Secured Notes or the New Subordinated Secured Notes constitute "securities" for federal income tax purposes.

         The term "securities" is not defined in the Internal Revenue Code or applicable regulations and has not been clearly defined by court decisions. The determination of whether an instrument constitutes a security for federal income tax purposes is based upon all the facts and circumstances, although the term of the debt instrument is usually considered the most significant factor. A bona fide debt instrument which has a term of ten years or more generally is classified as a "security."

         Holders of Claims against AWHI should consult their own tax advisors and make their own independent determination regarding whether such Claims, the New Senior Secured Notes, or the New Subordinated Secured Notes constitute securities for federal income tax purposes. If such Claims do not constitute securities or if neither the New Senior Secured Notes nor the New Subordinated Secured Notes constitute Securities, the discussion above under the heading "Recognition of Gain or Loss in General" will apply to Holders of such Claims.

         If Claims against AWHI and either the New Senior Secured Notes or New Subordinated Secured Notes received in exchange therefor constitute securities for federal income tax purposes, the exchange of such Claims for New Secured Notes would qualify as a recapitalization. In such event, a Holder of the AWHI Claims would recognize gain in an amount equal to the lesser of (i) the Holder's realized gain or (ii) the consideration received in exchange for the Claims, other than New Secured Notes that constitute securities and any consideration treated as received in exchange for accrued but unpaid interest as discussed below. Subject to the discussion below as to accrued market discount, any such gain would be capital gain, and such capital gain generally would be long-term capital gain if the Holder held the Claims for more than one year at the time of the exchange. In addition, the Holder would be precluded from recognizing any loss realized upon the exchange of the Holder's Claim.

         Except for New Secured Notes treated as received in exchange for accrued but unpaid interest, the Holder would have an aggregate tax basis in New Secured Notes that constitute securities equal to the Holder's adjusted tax basis in the Claims exchanged, (i) decreased by any accrued but unpaid interest, including original issue discount, included in the holder's adjusted tax basis,
(ii) decreased by the fair market value of the consideration received in exchange for the Claims, other than New Secured Notes that constitute securities and any consideration treated as received in exchange for accrued but unpaid interest as discussed below, and (iii) increased by the amount of gain recognized by the Holder on the exchange. Except for New Secured Notes treated as received in exchange for accrued but unpaid interest, which is discussed below, the holding period for New Secured Notes that constitute securities would include the holding period of the surrendered Claims. The Holder's tax basis in any New Secured Notes that do not constitute securities would be equal to the issue price of the notes, as determined below, and the Holder's tax basis in any New Common Stock received generally would be equal to its fair market value as of the Effective Date. The holding period for any New Secured Notes that do

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not constitute securities and any New Common Stock received generally would begin on the day immediately following the Effective Date.

                  3. Exchange of Claims by Holders Entitled to Receive New Common Stock

         Because shares of the New Common Stock may be distributed, at various times after the Effective Date, to Holders of previously Allowed Claims if and to the extent any Disputed Claim is disallowed after the Effective Date, Holders of Allowed Claims entitled to receive New Common Stock may be required to treat a portion of the shares of New Common Stock received after the Effective Date as imputed interest. Holders of Allowed Claims entitled to receive New Common Stock should consult their tax advisors regarding the effect of distributions of New Common Stock after the Effective Date on the timing, character, and amount of income, gain, or loss recognized by such Holders. For example, such Holders may recognize ordinary income in the amount treated as imputed interest and may recognize a larger capital loss or smaller capital gain in respect of their Claims.

                  4. Accrued but Unpaid Interest

         A portion of any New Common Stock, New Senior Secured Notes, New Subordinated Secured Notes, cash, or other property received in exchange for a note may be treated as received in exchange for interest accrued but unpaid on tendered notes during the period a Holder held such notes. Accrued but unpaid interest for this purpose may include any accrued but unpaid original issue discount. To the extent that any New Common Stock, New Senior Secured Notes, New Subordinated Secured Notes, cash, or other property is treated as received in exchange for accrued but unpaid interest, a Holder will recognize ordinary income if the Holder has not previously included such accrued but unpaid interest in income. Where the Holder has included such accrued but unpaid interest in income, the Holder should recognize an ordinary loss to the extent of the excess of the amount of accrued but unpaid interest previously included in income over the amount of New Common Stock, New Senior Secured Notes, New Subordinated Secured Notes, cash, or other property treated as received in exchange for accrued but unpaid interest, although availability of ordinary loss treatment rather than capital loss treatment in respect of original issue discount is not entirely free from doubt.

         A Holder's tax basis in any New Senior Secured Notes, New Subordinated Secured Notes, or New Common Stock treated as received in exchange for accrued but unpaid interest, if any, generally will be equal to the issue price of such notes or the fair market value of such common stock as of the Effective Date. The holding period of such notes or common stock generally will begin on the day immediately following the Effective Date.

         The extent to which consideration received in exchange for notes of a Debtor will be treated as received in exchange for accrued but unpaid interest is unclear under existing law. The Debtors intend to take the position for federal income tax purposes, that the consideration received in exchange for notes of the Debtors will be allocated:

                  - first to the original issue price of the tendered notes; and


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
                  - next to accrued but unpaid interest, including original issue discount, on tendered notes.

The Debtors intend to report original issue discount and interest in its information filings to the holders of tendered notes and to the Internal Revenue Service in a manner consistent with the above allocations. The Internal Revenue Service, however, could challenge those allocations and contend that some other allocation, for example, a pro rata allocation among accrued but unpaid interest and original issue price is required.

         All Creditors should consult their own tax advisors regarding the allocation of New Senior Secured Notes, New Subordinated Secured Notes, New Common Stock, cash, or other property to accrued but unpaid interest and make their own independent determination whether any portion of the New Senior Secured Notes, New Subordinated Secured Notes, New Common Stock, cash, or other property received should be treated as received in exchange for accrued but unpaid interest and of the tax effect of such determination.

                  5. Accrued Market Discount

         A Holder that acquired tendered notes subsequent to their original issuance with more than a de minimis amount of market discount will be subject to the market discount rules of sections 1276 through 1278 of the Internal Revenue Code. Under those rules, assuming that no election to include market discount in income on a current basis is in effect, any gain recognized on the exchange will be characterized as ordinary income to the extent of the accrued market discount as of the Effective Date. In the case of the tender of outstanding notes in an exchange which qualifies as a recapitalization, any accrued market discount remaining thereon which has not been recognized as ordinary income as described in the previous sentence likely should be carried over to the New Secured Notes that constitute securities and be treated as accrued market discount on such Notes.

         C. Federal Income Tax Consequences of Ownership and Disposition of New Senior Secured Notes, New Subordinated Secured Notes, and New Common Stock

                  1. Treatment of New Senior Secured Notes and New Subordinated Secured Notes

                           (a) Original issue discount. The New Subordinated
Secured Notes will have, and the New Senior Secured Notes may have, original issue discount within the meaning of section 1273(a) of the Internal Revenue Code for federal income tax purposes. Accordingly, a holder of a New Subordinated Secured Note will be required, and a holder of a New Senior Secured Note may be required, to include amounts in gross income, regardless of whether such holder is a cash or accrual basis taxpayer, in advance of the receipt of corresponding cash payments on such notes.

         The federal income tax treatment of the New Secured Notes depends, in part, upon whether, for purposes of section 1273(b) of the Internal Revenue Code and the treasury regulations promulgated thereunder, the New Secured Notes are traded on an

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established market or a substantial amount of the New Secured Notes is issued for Claims that are traded on an established market. Pursuant to the applicable treasury regulations, a debt instrument is traded on an "established market" if, among other things, (i) it appears on a system of general circulation (including a computer listing disseminated to subscribing brokers, dealers or traders) that provides a reasonable basis to determine fair market value by disseminating either recent price quotations or actual prices of recent sales transactions, or
(ii) in certain circumstances, price quotations for such debt instrument are readily available from dealers, brokers, or traders.

                                    (i)      No Established Market.

                                             (a) Accrual of Original Discount on
                                             New Senior Secured Notes

                                             If neither the New Senior Secured
Notes are traded on an established market nor a substantial amount of the New Senior Secured Notes is issued for Claims that are traded on an established market, then the New Senior Secured Notes should not have original issue discount for federal income tax purposes.

                                             (b) Accrual of Original Issue
                                             Discount on New Subordinated
                                             Secured Notes

                                             If neither the New Subordinated
Secured Notes are traded on an established market nor a substantial amount of the New Subordinated Secured Notes is issued for Claims that are traded on an established market, then the New Subordinated Secured Notes should have an issue price equal to their stated principal amount. A New Subordinated Secured Note generally will have original issue discount in an amount equal to the excess of a New Subordinated Secured Note's stated redemption price at maturity over its issue price. A New Subordinated Secured Note's stated redemption price at maturity will be the sum of all cash payments to be made on such note whether denominated as principal or interest. Because AWHI will make interest payments on the New Subordinated Secured Notes through the issuance of additional New Subordinated Secured Notes until the New Senior Secured Notes are repaid in full, the sum of all cash payments to be made on the New Subordinated Secured Notes shall include payments of interest and principal on the additional notes.

         A holder of a New Subordinated Secured Note will be required to include in gross income that portion of the original issue discount attributable to each day during such year on which the holder held the notes. The daily portion of original issue discount is determined by allocating to each day of any accrual period within a taxable year a pro rata portion of an amount equal to the product of such note's adjusted issue price at the beginning of the accrual period and its yield to maturity. The adjusted issue price of a New Subordinated Secured Note at the beginning of any accrual period is its issue price increased by the aggregate amount of original issue discount previously includible in the gross income of the holder, disregarding any reduction on account of any acquisition premium as discussed below, and decreased by any payments of interest previously made on the note. For this purpose, the issuance of additional New Subordinated Secured Notes is not treated as the payment of interest on the New Subordinated Secured Notes. A New Subordinated Secured Note's yield to maturity is the discount rate that, when used in computing the present value of all payments of principal and interest to be made thereon, produces an amount equal to the issue price of such note. All cash payments to be made

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
on additional New Subordinated Secured Notes are included in the determination of the yield to maturity of the original New Subordinated Secured Note. Under these rules, a holder is required to include in gross income increasingly greater amounts of original issue discount in each successive accrual period.

         For purposes of computing original issue discount, AWHI will use six-month accrual periods with the exception of an initial short accrual period. A holder is permitted to use different accrual periods; provided, however, that each accrual period is no longer than one year, and each scheduled payment of interest or principal occurs on either the first or last day of an accrual period. The amount of original issue discount allocable to an initial short accrual period may be computed using any reasonable method if all other accrual periods, other than a final short accrual period, are of equal length. The amount of original issue discount allocable to the final accrual period at maturity of the New Subordinated Secured Note will be the difference between (1) the amount payable at maturity of the New Subordinated Secured Note and (2) the New Subordinated Secured Note's adjusted issue price as of the beginning of the final accrual period.

         A holder's tax basis in the New Subordinated Secured Notes will be increased by any amounts of original issue discount included in income by such holder, and will be decreased by any payments received by such holder with respect to such notes. Any payments of interest on New Subordinated Secured Notes will not be separately included in income, but rather will be treated first as payments of previously accrued but unpaid original issue discount and then as payments of principal. Consequently, such payments will reduce a holder's basis in the New Subordinated Secured Notes.

                                    (ii)     Established Market

                                             (a) Issue Price of New Senior
                                             Secured Notes and New Subordinated
                                             Secured Notes

                                             If either the New Senior Secured
Notes are traded on an established market or a substantial amount of the New Senior Secured Notes is issued for Claims that are traded on an established market, the New Senior Secured Notes will likely have original issue discount. In general, if the New Senior Secured Notes are traded on an established market, the issue price of a New Senior Secured Note will be its fair market value as of the Effective Date. In general, if the New Senior Secured Notes are not traded on an established market, but a substantial amount of the New Senior Secured Notes is issued for Claims that are traded on an established market, the issue price of a New Senior Secured Note will be the fair market value of such Claims as of the Effective Date. In either event, a New Senior Secured Note generally will have original issue discount, if any, in an amount equal to the excess of its stated redemption price at maturity, which will equal its stated principal amount, over its issue price.

         In general, if the New Subordinated Secured Notes are traded on an established market, the issue price of a New Subordinated Secured Note will be its fair market value as of the Effective Date. In general, if the New Subordinated Secured Notes are not traded on an established market, but a substantial amount of the New Subordinated Secured Notes is issued for Claims that are traded on an established market, the issue price of a New Subordinated


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
Secured Note will be the fair market value of such Claims as of the Effective Date. In either event, a New Subordinated Secured Note generally will have original issue discount in an amount equal to the excess of a New Subordinated Secured Note's stated redemption price at maturity, determined as discussed in the preceding subsection, over its issue price.

                                             (b) Accrual of Original Issue
                                             Discount on New Senior Secured
                                             Notes and New Subordinated Secured
                                             Notes

                                             In the circumstance where the issue
price of the New Senior Secured Notes or the New Subordinated Secured Notes, respectively, is determined based on fair market value, it appears that the accrual of any original issue discount with respect to such Notes generally will be governed by the treasury regulations applicable to "contingent payment debt instruments". This is due to the fact that a portion of the New Senior Secured Notes and New Subordinated Secured Notes is subject to mandatory prepayment upon certain conditions, and, other than in the event the fair market value exactly equals the stated principal amount of such Notes (which is possible in the case of the New Senior Secured Notes, but would mean that such Notes would not have been issued with original issue discount in any event), such Notes would have an effective yield that would vary depending upon the timing of the required repayments.

         Under the applicable treasury regulations, a holder will be required to include in gross income that portion of the original issue discount attributable to each day during a taxable year on which the holder held the notes. The daily portion of original issue discount is determined by allocating to each day of any accrual period within a taxable year a pro rata portion of an amount equal to the product of such note's adjusted issue price at the beginning of the accrual period and its "comparable yield".

         In general, the comparable yield of the New Senior Secured Notes or New Subordinated Secured Notes will be equal to the yield, as reasonably determined by AWHI, at which AWHI would issue a fixed rate debt instrument with terms and conditions similar to those of the New Senior Secured Notes or New Subordinated Secured Notes (as the case may be), including the level of subordination, term, timing of payments, and general market conditions. The adjusted issue price of the New Senior Secured Notes or New Subordinated Secured Notes at the beginning of an accrual period will equal their issue price plus the amount of original issue discount previously includible in the gross income of the holder and decreased by the amount of any noncontingent payment and the amount shown on the projected payment schedule (described below) of any contingent payment previously made on the notes.

         AWHI generally will be required to construct a schedule of projected payments for the New Senior Secured Notes or the New Subordinated Secured Notes reflecting all expected contingent payments and adjusted to reflect the comparable yield. A holder of New Senior Secured Notes or New Subordinated Secured Notes is generally required to report accrual of original issue discount and adjustments in a manner consistent with AWHI's schedule of projected payments. A holder that chooses to use an inconsistent schedule of projected payments must expressly disclose such fact to the Internal Revenue Service, together with an explanation of why the holder set its own schedule, on the holder's United States federal income tax return for the taxable year that includes the acquisition of the New Senior Secured Notes or the New Subordinated Secured Notes.

         If, during any taxable year, a holder receives actual contingent payments with respect to the New Senior Secured Notes or the New Subordinated Secured Notes that are in the aggregate more than the total amount of projected payments for the New Senior Secured Notes or the New Subordinated Secured Notes, respectively, with respect to that taxable year, the holder will incur a net positive adjustment for the taxable year equal to the amount of such excess. A net positive adjustment will be treated as additional original issue discount in that taxable year.

         If, during any taxable year, a holder receives actual contingent payments with respect to the New Senior Secured Notes or the New Subordinated Secured Notes that are in the aggregate less than the amounts reflected in the project payment schedule for the New Senior Secured Notes or the New Subordinated Secured Notes, respectively, with respect to that taxable year, the holder will incur a net negative adjustment for that taxable year equal to the amount of such deficit. A net negative adjustment will first reduce the amount of original issue discount required to be accrued in that taxable year, and any excess will be treated as ordinary loss to the extent that the total prior net original issue discount included in income with respect to the applicable notes (taking into account the adjustments described above) exceeds the total amount of the holder's net negative adjustments treated as ordinary loss on the applicable notes in prior taxable years. Any remaining net negative adjustment will be treated as a negative adjustment in the next succeeding taxable year.

                  (b) Market Discount. If a holder's adjusted tax basis in a New Secured Note is less than its stated redemption price at maturity, the amount of the difference generally will be treated as market discount, unless such difference is less than a specified de minimis amount. In the case of a note having original issue discount, such as the New Subordinated Secured Notes, the stated redemption price of the note at maturity shall be treated as equal to its revised issue price. The Internal Revenue Code provides that the revised issue price of a note equals its issue price plus the amount of original issue discount includible in the income of all holders for periods prior to the purchase date, disregarding any deduction for acquisition premium, reduced by the amount of all prior cash payments of non-qualified stated interest on such note.

         A holder will be required to treat any principal payment on, or any gain recognized on the sale, exchange, redemption, retirement or other disposition of, a New Secured Note, as ordinary income to the extent of any accrued market discount that has not previously been included in income and treated as having accrued on such note at the time of such payment or disposition. If a holder disposes of a New Secured Note in a nontaxable transaction, other than as provided in sections 1276(c) and 1276(d) of the Internal Revenue Code, such holder must include as ordinary income the accrued market discount as if such holder had disposed of such note in a taxable transaction at the note's fair market value. In addition, the holder may be required to defer, until the maturity date of the New Secured Note or its earlier disposition, including a nontaxable transaction other than as provided in sections 1276(c) and 1276(d) of the Internal Revenue Code, the deduction of all or a portion of the interest expense on any indebtedness incurred or continued to purchase or carry such note.

         Any market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of a New Secured Note, unless the holder elects to accrue market discount on a constant yield method. A holder may elect to include market discount in income currently as it accrues, under either the ratable or constant yield method. This election to include market discount in income currently, once made, applies to all market discount obligations acquired in or after the first taxable year to which the election applies and may not be revoked without the consent of the Internal Revenue Service. If the holder makes such an election, the foregoing rules with respect to the recognition of ordinary income on sales and other dispositions of such instruments, and with respect to the deferral of interest deductions on debt incurred or continued to purchase or carry such debt instruments, would not apply.

                  (c) Special Election to Report Interest. A holder may elect, subject to certain limitations, to include all interest that accrues on a New Secured Note in gross income on a constant yield basis. For purposes of this election, interest includes stated interest, original issue discount, market discount, de minimis original issue discount, de minimis market discount and unstated interest, as adjusted by any amortizable bond premium or acquisition premium. Special rules and limitations apply to taxpayers who make this election; therefore, holders should consult their tax advisors as to whether they should make this election.

                  (d) Acquisition Premium. If a holder's adjusted tax basis in a New Secured Note exceeds the amount payable at maturity of such note, then the holder will not be required to include original issue discount in gross income, and may be entitled to deduct such excess as "amortizable bond premium" under section 171 of the Internal Revenue Code on a constant yield to maturity basis over the period from the holder's acquisition date to the maturity date of the New Secured Note. The "amount payable at maturity" is equal to the stated redemption price at maturity of the New Secured Note as determined under the original discount rules, less, in the case of a holder that purchases a New Secured Note subsequent to its original issue, the aggregate amount of all payments made on such note prior to the purchase of such note.

         The deduction will be treated as a reduction of interest income. Such deduction will be available only if the holder makes, or has made, a timely election under section 171 of the Internal Revenue Code. The election, if made, would apply to all debt instruments held or subsequently acquired by the electing holder and could not be revoked without permission from the Internal Revenue Service.

         If a holder's adjusted tax basis in a New Secured Note, immediately after the exchange, exceeds its adjusted issue price, but is equal to or less than the sum of all amounts payable on such note after the exchange, the holder will be considered to have acquired the New Secured Note with an acquisition premium in an amount equal to such excess. Under the acquisition premium rules of the Internal Revenue Code and the treasury regulations thereunder, the daily portion of original issue discount which such holder must include in its gross income with respect to such note for any taxable year will be reduced by an amount equal to such daily portion multiplied by a fraction, the numerator of which is the amount of such acquisition premium and the denominator of which is the original issue discount remaining for the period from the date the note was acquired to its maturity date.

         The information that the Debtors report to the record holders of the New Secured Notes on an annual basis will not account for an offset against original issue discount for any premium or portion of any acquisition premium. Accordingly, each holder should consult its tax advisor as to the determination of any premium or acquisition premium amount and the resulting adjustments to the amount of reportable original issue discount.

                  (e) Sale, Exchange, or Disposition of New Secured Notes

                           (i) New Secured Notes to which the Section "Original Issue Discount - No Established Market" Applies

                                    On a sale, redemption or other taxable
disposition of a New Secured Note to which the section "Original Issue Discount
- No Established Market" applies, subject to the discussion below as to accrued but unpaid interest, a holder will recognize gain or loss in an amount equal to the difference between:

         - the amount received on the disposition, other than amounts treated as received in exchange for accrued but unpaid interest, and

         - the holder's adjusted tax basis in such note, less any accrued but unpaid interest, including original issue discount, included in the holder's adjusted tax basis.

         The holder's adjusted tax basis in a New Secured Note generally will equal the holder's original tax basis in such note, increased by any original issue discount and market discount previously included in the holder's gross income with respect to such note pursuant to the rules described above, and reduced by any amortizable bond premium deducted as a reduction of interest income as described above, and further reduced, but not below zero, by all payments on such note received by the holder. Subject to the market discount rules described above and the rule with respect to original issue discount described below, any such gain or loss will generally be capital gain or loss, and will be long-term capital gain or loss if the holder's holding period for such note is more than one year at the time of the disposition. Should it be determined that there was an intention on AWHI's part at the time of original issuance to call any of the New Secured Notes before their stated maturity, any gain recognized on a sale, redemption or other taxable disposition of a New Secured Note prior to its maturity would be taxable as ordinary income to the extent of any original issue discount not previously includible in income by the holder of such note. AWHI does not anticipate having any intention at the time of the issuance of the notes to call the New Secured Notes before maturity, but, due to the absence of treasury regulations or other guidance on this issue, the rules described in this paragraph could apply with respect to the New Secured Notes. In accordance with the discussion above in the section entitled "Federal Income Tax Consequences to Creditors - Accrued but Unpaid Interest", a portion of the amount received upon the disposition of a note may be allocated to accrued but unpaid interest, and the holder of such note will generally recognize ordinary gain or loss with respect to such portion.


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
                           (ii) New Secured Notes to which the Section "Original Issue Discount - Established Market" Applies

                                    On the sale, exchange, or other disposition
of New Senior Secured Notes or New Subordinated Secured Notes to which the section "Original Issue Discount - Established Market" applies, a holder of the New Senior Secured Notes or New Subordinated Secured Notes will generally recognize gain or loss to the extent that the amount realized is more or less than the holder's tax basis as of the Effective Date, increased by the original issue discount previously accrued by the holder (determined without regard to any net positive or net negative adjustments to original issue discount inclusions), and decreased by the amount of any noncontingent payments and the amount shown on the projected payment schedule of any contingent payment previously made on the notes (without regard to the actual amount paid).

         In general, any gain recognized by a holder upon the sale, exchange, or other disposition of the New Senior Secured Notes or New Subordinated Secured Notes will be treated as interest income. Any loss recognized upon the sale, exchange, or other disposition of the New Senior Secured Notes or New Subordinated Secured Notes generally will be treated as an ordinary loss to the extent that the net amount of original issue discount the holder previously included in income with respect to the applicable notes (taking into account the adjustments described above) exceeds the total amount of the holder's net negative adjustments treated as ordinary loss on the applicable notes and thereafter as a capital loss.

                  2. Treatment of New Common Stock

         Dividends, if any, paid on the New Common Stock will be taxed as ordinary income. A dividends-received deduction may be available with respect to such dividends to holders of New Common Stock that are corporations, subject to limitations such as those relating to holding periods or indebtedness used to acquire or carry such stock. The term "dividend" means a distribution made out of current or accumulated earnings and profits as determined for federal income tax purposes. To the extent that a distribution exceeds current and accumulated earnings and profits, it is treated as a non-taxable recovery of the holder's adjusted tax basis to the extent thereof, and any remaining amount is treated as gain from a taxable disposition. A holder of New Common Stock will generally recognize capital gain or loss upon a sale or other taxable disposition of New Common Stock. A Holder of Claims against AWCI, however, may be required to recapture, or recognize as ordinary income, to the extent gain results from the subsequent disposition of New Common Stock, the amount of any ordinary loss taken on the exchange of the Claims for New Common Stock or any bad debt deduction taken by a holder with respect to such Claims, reduced by an gain recognized upon the exchange of the Claims for New Common Stock.

                  3. Backup Withholding and Information Reporting

         Certain noncorporate holders of New Secured Notes or New Common Stock may be subject to backup withholding, at a rate that is scheduled to be reduced progressively from 30% to 28% from 2002 to 2006 under recently enacted legislation, on the payment of principal, premium, if any, and interest on a New Secured Note, payments of dividends on the New

Common Stock, and payments of the proceeds of the sale of a New Secured Note or New Common Stock. Backup withholding will not apply, however, to a holder who
(1) furnishes a correct taxpayer identification number and certifies that the holder is not subject to backup withholding on IRS Form W-9 or a substantially similar form, (2) provides a certification of foreign status on IRS Form W-8 BEN or substantially similar form, or (3) is otherwise exempt from backup withholding. If you do not provide your correct taxpayer identification number on the IRS Form W-9 or substantially similar form, you may be subject to penalties imposed by the Internal Revenue Service. Amounts withheld, if any, are generally not an additional tax and may be refunded or credited against your federal income tax liability, provided you furnish the required information to the Internal Revenue Service.

         D.       Federal Income Tax Consequences to the Debtors

                  1. Summary of Debtors' Attribute Reduction and Section 382 Limitation

         The Debtors are members of a consolidated group and file a consolidated return for federal income tax purposes. Pursuant to the Plan, each Debtor will remain a member of the consolidated group, and the stock ownership of each subsidiary member will remain the same (except to the extent any Consolidated AWHI Entity is merged). As a result of the implementation of the transactions contemplated by the Plan, the Debtors expect that substantially all, if not all, of their current net operating losses, net operating loss carryovers, and capital loss carryovers will be eliminated. In addition, the Debtors expect that their basis in their assets, including depreciable assets, will be significantly reduced. Nevertheless, as indicated in the Projections, the Debtors expect that they will have sufficient deductions from future activities and from retained federal income tax attributes to offset their projected income (before such deductions) through 2005, subject to the discussion below regarding alternative minimum tax. The extent to which the Debtors' federal income tax attributes will be available to offset future taxable income depends on certain factual matters (e.g., the value of the New Common Stock on the Effective Date) and on certain legal issues that are subject to varying interpretations, and such attributes are subject to audit by the Internal Revenue Service. Accordingly, despite the Debtors' expectations, it is nevertheless possible that the Debtors may not have sufficient tax attributes to offset their projected income (before such deductions) through 2005.

                  2. Cancellation of Debt Income and Attribute Reduction

         As a result of the implementation of the transactions contemplated in the Plan, the Debtors will realize cancellation of debt or "COD" income in an amount equal to the excess of:

                  - the sum of (i) the adjusted issue price of any outstanding notes of the Debtors, reduced by accrued but unpaid original issue discount treated as paid in exchange for New Secured Notes, New Common Stock, cash, or other property as discussed above, (ii) the amount of accrued but unpaid interest, other than original issue discount, on tendered notes, other than such accrued but unpaid interest treated as paid in exchange for New Secured Notes, New Common Stock, cash, or other property as discussed above, and (iii) the amount of any other discharged Claim, over

                  - the sum of (i) the issue price of the New Secured Notes, determined as discussed above, (ii) the fair market value of the New Common Stock, and (iii) any cash and the fair market value of any other property received by Creditors in exchange for their Claims, other than New Secured Notes, New Common Stock, cash, or other property treated as received in exchange for accrued but unpaid interest as discussed above.

         Any COD income realized will be excluded from the Debtors' gross income under section 108(a) of the Internal Revenue Code. Under section 108(b) of the Internal Revenue Code, however, the Debtors will be required to reduce certain federal income tax attributes, including their current net operating losses for the taxable year of the debt cancellation, their net operating loss carryovers, their capital loss carryovers, certain credits and their basis in their assets, by the amount of the COD income excluded by reason of section 108(a) of the Internal Revenue Code.

         The Debtors expect to realize COD income in excess of $1.3 billion which depends in part on the fair market value of the New Common Stock as of the Effective Date. Accordingly, the Debtors expect that their federal income tax attributes will be significantly reduced. The Debtors expect that substantially all, if not all, of their current net operating losses, net operating loss carryovers, and capital loss carryovers will be eliminated. In addition, the Debtors expect that their basis in their assets will be significantly reduced.

                  3. Section 382 Limitation

                           (a) General Rule. The amount of taxable income of the
Debtors after the Effective Date against which any remaining current net operating losses, net operating loss carryovers, capital loss carryovers or credits, and the net unrealized built-in loss, if any, in respect of the Debtors' assets (for ease of reference for purposes of this subsection, collectively "net operating loss carryovers") may be offset will be subject to an annual limitation under sections 382 and 383 of the Internal Revenue Code. In general, a corporation's annual limitation for any year ending after an ownership change will equal the product of (i) the value of the corporation's stock immediately before the ownership change, reduced by certain capital contributions made within the two year period ending on the change date and (ii) the long-term tax exempt rate within the meaning of section 382(f) of the Internal Revenue Code (4.82% for January 2002). Prior to the Petition Date, the Debtors have been subject to an annual limitation under sections 382 and 383 of the Internal Revenue Code in respect of a substantial portion of their net operating loss carryovers by reason of transactions engaged in by the Debtors prior to the Petition Date. The transactions contemplated by the Plan will result in a further ownership change of the Debtors. Therefore, the subsequent utilization of the Debtors' pre-Effective Date net operating loss carryovers will be subject to additional limitations.

                           (b) Bankruptcy Exception and Special Rule. If a
corporation is under the jurisdiction of a court in a title 11 or similar case and certain other requirements are met, the corporation will qualify for the bankruptcy exception under section 382(l)(5) of the Internal Revenue Code. In such case, the net operating loss carryovers of the corporation would be reduced by a prescribed amount, but would not become subject to an annual limitation. The Debtors may qualify for the bankruptcy exception under section 382(l)(5) of the Internal

Revenue Code. Even if the Debtors qualify for such exception, however, they may elect not to have section 382(l)(5) apply. In such event, the Debtors would determine the annual limitation under the provisions of section 382(l)(6) of the Internal Revenue Code, which apply to a loss corporation that exchanges stock for debt and undergoes an ownership change in a proceeding under the jurisdiction of a court in a title 11 case.

         Under section 382(l)(6), the amount of the Debtors' income that may be offset by the Debtors' net operating loss carryovers in any taxable year ending after the change date should generally be limited to an amount, subject to a proration rule for the taxable year that includes the change date, equal to the product of:

                  - the lesser of (1) the value of AWI's stock immediately after the ownership change and (2) the value of the Debtors' assets, determined without regard to liabilities, immediately before the ownership change, reduced by certain capital contributions made within the two year period ending on the change date; and

                  -        the long-term tax exempt rate within the meaning of
                           section 382(f) of the Internal Revenue Code (4.82% for January 2002).

The Debtors intend to elect not to apply section 382(l)(5) and to determine the annual limitation under section 382(l)(6) if it is determined that such election would be advantageous to the Debtors.

                  4. Alternative Minimum Tax

         For purposes of computing the Debtors' regular tax liability imposed under section 11 of the Internal Revenue Code, all income recognized in a taxable year may be offset by the net operating loss carryovers permitted to be utilized in that year. For purposes of the 20% alternative minimum tax on alternative minimum taxable income imposed under section 55 of the Internal Revenue Code, however, only 90% of alternative minimum taxable income may be offset by net operating loss carryovers, as computed for alternative minimum tax purposes. Therefore, the Debtors will be required to pay alternative minimum tax, at a minimum effective rate of 2%, 20% alternative minimum tax rate applied to 10% of alternative minimum taxable income, in any succeeding taxable year during which the Debtors have alternative minimum tax that exceeds their regular tax.

                  5. Applicable High Yield Discount Obligations

         The New Subordinated Secured Notes may constitute "applicable high yield discount obligations", commonly referred to as AHYDOs. The New Subordinated Secured Notes will constitute AHYDOs if they have a yield to maturity that is at least five percentage points above the applicable federal rate as of the Effective Date and the New Subordinated Secured Notes are issued with "significant original issue discount". The New Subordinated Secured Notes will be treated as having significant original issue discount if the aggregate amount that will be includible in gross income with respect to such notes for periods before the close of any accrual period ending after the date that is five years after the date of issue exceeds the sum of (1) the

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
aggregate amount of interest to be paid in cash under the New Subordinated Secured Notes before the close of the accrual period and (2) the product of the initial issue price of the New Subordinated Secured Notes and its yield to maturity.

         If the New Subordinated Secured Notes constitute AHYDOs, the Debtors will not be allowed an interest deduction for original issue discount accrued on the New Subordinated Secured Notes until such time as they actually pay such original issue discount. For this purpose, the issuance of additional New Subordinated Secured Notes will not be treated as the actual payment of original issue discount. Moreover, a portion of the interest deduction for accrued original issue discount will be permanently disallowed, if the New Subordinated Secured Notes have a yield to maturity that exceeds the applicable federal rate plus six percentage points. A corporate holder of New Subordinated Secured Notes, however, may be treated as receiving a dividend in the amount of such portion allocable to the holder and be eligible for the dividends received deduction.

VI.      FEASIBILITY OF THE PLAN

         Pursuant to section 1129(a)(11) of the Bankruptcy Code, among other things, the Bankruptcy Court must determine that confirmation of the Plan is not likely to be followed by the liquidation or need for further financial reorganization of the Debtors or any successor to the Debtors under the Plan. The Debtors believe that the Plan satisfies this requirement.

         The Debtors' Projections demonstrate that confirmation of the Plan will not likely be followed by the need to further reorganize or liquidate the Debtors. The Projections included herein were prepared by the Debtors as described therein. The assumptions used in preparing the Projections are subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the Debtors' control. There generally will be a difference between projections of future performance and actual results because certain events and circumstances may not occur as expected. These differences could be material. While the Debtors believe the Projections are reasonable, there can be no assurance that such Projections will be realized. Consequently, the Projections included herein should not be regarded as a representation by the Debtors, their advisors or any other person that the projected results will be achieved. In considering the Projections attached hereto and contained herein, holders of Claims and Interests should be mindful of the inherent risk in developing projections for the future, particularly given the rapidly developing technological field and competitive market in which the Debtors will conduct their business.

VII.     CONDITIONS PRECEDENT TO CONFIRMATION OF THE PLAN UNDER THE CODE

A.       The Confirmation Hearing and Objections

         In order for the Plan to be consummated, the Bankruptcy Court must confirm the Plan in accordance with section 1129 of the Bankruptcy Code. The Bankruptcy Court has scheduled a hearing on confirmation of the Plan (the "Confirmation Hearing") at ______ _.m., on ______________, 2002, before the Honorable Henry J. Boroff, United States Bankruptcy Judge for the District of Massachusetts, Western Division, Donohue Federal Building, 595 Main Street, Worcester, Massachusetts. The Confirmation Hearing may be adjourned from time to time without further notice except for the announcement of such adjournment by the Bankruptcy Court at such hearing.

         Section 1128(b) of the Bankruptcy Code provides that any party in interest may object to confirmation of a plan. Pursuant to the Disclosure Statement Approval Order attached hereto as Exhibit [ ], any objections to confirmation of the Plan must be in writing, must set forth the objecting party's standing to assert such objection and the basis of such objection and must be filed with the Bankruptcy Court and served upon the United States Trustee for the District of Massachusetts, counsel for the Debtors, counsel for the Committee, counsel for the Prepetition Agent and the DIP Agent] [Insert service requirement], together with proof of such service, so as to be received on or before ______ _.m., on ______________, 2002.

         Objections to confirmation are governed by Bankruptcy Rule 9014 and the Disclosure Statement Approval Order. PURSUANT TO ORDER OF THE BANKRUPTCY COURT, UNLESS A WRITTEN OBJECTION TO CONFIRMATION IS DULY AND TIMELY FILED, THE BANKRUPTCY COURT IS NOT REQUIRED TO CONSIDER SUCH OBJECTION.

         B.       Confirmation Requirements

         In order for a plan of reorganization to be confirmed, the Bankruptcy Code requires, among other things, that such plan be proposed in good faith, that the proponent of such plan disclose specified information concerning payments made or promised to insiders and that such plan comply with the applicable provisions of Chapter 11 of the Bankruptcy Code. Section 1129(a) of the Bankruptcy Code also imposes requirements that each dissenting member of a class receive at least as much under the plan as it would receive in a Chapter 7 liquidation of the debtor, that at least one class of impaired claims has accepted the plan, that confirmation of the plan is not likely to be followed by the need for further financial reorganization and that the plan is "fair and equitable" with respect to each class of claims or interests that is impaired under the plan and fails to accept the Plan by the required majorities. The Bankruptcy Court will confirm a plan only if it finds that all of the applicable requirements enumerated in section 1129(a) of the Bankruptcy Code have been met or, if all of the requirements of section 1129(a) other than the requirements of section 1129(a)(8) have been met (i.e., that all impaired classes have accepted the plan), that all of the applicable requirements enumerated in section 1129(b) of the Bankruptcy Code have been met. (see Section VII.C.3 - "Confirmation Without Acceptance by All Impaired Classes").

         Section 1129(a) provides that:

         1. The plan must comply with the applicable provisions of the Bankruptcy Code.

         2. The proponent of the plan must comply with the applicable provisions of the Bankruptcy Code.

         3. The plan must be proposed in good faith and not by any means forbidden by law.

         4. Any payment made or to be made by the proponent, by the debtor or by a person issuing securities or acquiring property under the plan, for services or for costs and expenses in or in connection with the plan and incident to the case, must have been approved by, or be subject to the approval of, the court as reasonable.

         5. The proponent of the plan must disclose the identity and affiliations of any individual proposed to serve, after confirmation of the plan, as a director, officer or voting trustee of the debtor, an affiliate of the debtor participating in a joint plan with the debtor or a successor to the debtor under the plan; and

                           (a) the appointment to, or continuance in, such
                  office of such individual must be consistent with the interests of creditors and equity security holders and with public policy; and

                           (b) the proponent of the plan must disclose the
                  identity of any insider that will be employed or retained by the reorganized debtor, and the nature of any compensation for such insider.

         6. Any governmental regulatory commission with jurisdiction, after confirmation of the plan, over the rates of the debtor must have approved any rate change provided for in the plan, or such rate change must be expressly conditioned on such approval.

         7. With respect to each impaired class of claims or interests:

                           (a) each holder of a claim or interest of such class

                                    (i)      must have accepted the plan; or

                                    (ii)     must receive or retain under the
                                             plan on account of such claims or
                                             interest property of a value, as of
                                             the effective date of the plan,
                                             that is not less than the amount
                                             that such holder would receive or
                                             retain if the debtor were
                                             liquidated under Chapter 7 of the
                                             Bankruptcy Code on such date; or

                           (b) if section 1111(b)(2) of the Bankruptcy Code
                  applies to the claims of such class, each holder of a claim of such class must receive or retain under the plan on account of such claim property of a value, as of the effective date of the plan, that is not less than the value of such holder's interest in the estate's interest in the property that secures such claim.

         8. With respect to each class of claims or interests:

                           (a) such class must have accepted the plan; or

                           (b) such class must not be impaired under the plan.

         9. Except to the extent that the holder of a particular claim has agreed to a different treatment of such claim, the plan must provide that:

                           (a) with respect to a claim of a kind specified in
                  section 507(a)(1) or 507(a)(2) of the Bankruptcy Code, on the effective date of the plan, the holder of such claim will receive on account of such claim cash equal to the allowed amount of such claim;

                           (b) with respect to a class of claims of a kind
                  specified in section 507(a)(3), 507(a)(4), 507(a)(5),
                  507(a)(6) and 507(a)(7) of the Bankruptcy Code, each holder of a claim of such class will receive;

                                    (i)      if such class has accepted the
                                             plan, deferred cash payments of a
                                             value, as of the effective date of
                                             the plan, equal to the allowed
                                             amount of such claim; or

                                    (ii)     if such class has not accepted the
                                             plan, cash on the effective date of
                                             the plan equal to the allowed
                                             amount of such claim; and

                           (c) with respect to a claim of a kind specified in
                  section 507(a)(8) of the Bankruptcy Code, the holder of such claim must receive on account of such claim deferred cash payments, over a period not exceeding six years after the date of assessment of such claim, of a value, as of the effective date of the plan, equal to the allowed amount of such claim.

         10. If a class of claims is impaired under the plan, at least one class of claims that is impaired under the plan must have accepted the plan, determined without including any acceptance of the plan by any insider.

         11. Confirmation of the plan must not be likely to be followed by the liquidation, or the need for further financial reorganization, of the debtor or any successor to the debtor under the plan, unless such liquidation or reorganization is proposed in the plan.

         12. All fees payable under Section 1930 of Title 28, as determined by the court at the hearing on confirmation of the plan, must have been paid or the plan must provide for the payment of all such fees on the effective date of the plan.

         13. The plan must provide for the continuation after its effective date of payment of all retiree benefits, as that term is defined in section 1114 of the Bankruptcy Code, at the level established pursuant to Subsection (e)(1)(B) or (g) of section 1114 of the Bankruptcy Code, at any time prior to confirmation of the plan, for the duration of the period the debtor has obligated itself to provide such benefits.

         Section III.B.2 of the Plan provides that AWI Classes 4, 5, 6, 7 and 8 AWCI Class 7, Consolidated AWHI Classes 7 and 8, PNSMR Classes 4, 5 and 6, and PNCH Classes 4, 5 and 6 are not receiving any distribution under the Plan and those Classes are deemed not to have accepted the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, as to such

Classes and any other Class that votes to reject the Plan, the Debtors are seeking confirmation of the Plan in accordance with section 1129(b) of the Bankruptcy Code either under the terms provided herein or upon such terms as may exist if the Plan is modified in accordance with section 1127(d) of the Bankruptcy Code. See Section VII.C.3 - "Confirmation Without Acceptance by All Impaired Classes").

THE DEBTORS BELIEVE THAT THE PLAN SATISFIES OR WILL SATISFY, AS OF THE CONFIRMATION DATE, ALL OF THE REQUIREMENTS FOR CONFIRMATION.

         C. Satisfaction of Conditions Precedent to Confirmation under the Bankruptcy Code

                  1.       Best Interests Test

                           (a)      Liquidation Analysis

         The Debtors have prepared an analysis of the distributions which its Creditors are likely to receive in a hypothetical chapter 7 liquidation in order to determine whether each creditor will receive more under the Plan than it would receive in a chapter 7 liquidation.

         Section 1129(a)(7) of the Bankruptcy Code requires, with respect to each impaired class under a plan of reorganization, that each holder of an allowed claim or interest in such class either (a) has accepted the plan or (b) will receive or retain under the plan on account of such claim or interest property of a value, as of the effective date of such plan, that is not less than the amount that such person would receive or retain if the debtor were liquidated under chapter 7 of the bankruptcy code on the effective date.

         The Debtors have estimated, hypothetically, the fair realizable value of their assets through liquidation in a chapter 7 bankruptcy proceeding as well as the costs that would be incurred and the additional liabilities that would arise in such a liquidation proceeding. The Debtors have then applied the proceeds of the liquidation to satisfaction of creditor claims in accordance with the distribution requirements of chapter 7 of the Bankruptcy Code to determine the amount of distributions the different classes of their creditors would receive in a liquidation.

         In making this analysis, the Debtors have recognized the rights of secured parties to various categories of assets, the ownership and value of unencumbered assets and the contractual and structural subordination reflected in the Debtors' capital structure.

         The Debtors' owned real estate is unencumbered. All but one parcel of real estate is owned by the Consolidated AWHI Entities. The Debtors estimate the value of the real estate owned by the Consolidated AWHI debtors to be approximately $6.6 million. The one parcel of real estate owned by AWCI is valued at approximately $600,000.

         All of the FCC Licenses are owned by AWHI and the Consolidated AWHI Entities. Substantially all of the value of those FCC Licenses is held by two special purpose subsidiaries - Paging Network of America, Inc. ("PNA") and MobileMedia License Co., L.L.C. ("MMLC"). PNA and MMLC are guarantors of AWHI's obligations under the Credit Agreement. The stock of PNA and MMLC is pledged to secure the obligations under the Credit Agreement and the USAM Indentures. Because PNA and MMLC are special purpose subsidiaries, they do not engage in any business. The Debtors do not believe that PNA and MMLC have any creditors other than the Banks and USAM Noteholders. The Banks and USAM Noteholders assert that in a liquidation there would be no distribution to the holders of Consolidated AWHI Class 5 Claims and AWCI Class 5 Claims from proceeds of the liquidation of FCC Licenses because the Banks and USAM Noteholders are the sole creditors of PNA and MMLC and because of the pledge of the stock of PNA and MMLC. Therefore, the Banks and USAM Noteholders claim that they are entitled to all of the value of the FCC Licenses.

         The Debtors estimate the value of the FCC Licenses to be approximately $8.4 million based upon recently conducted sales by a similarly situated messaging company. Based on these valuations and assuming the FCC Licenses and unencumbered, which the Banks and USAM Noteholders dispute, the Consolidated AWHI Entities have approximately $15.6 million in unencumbered assets and AWCI has approximately $600,000 in unencumbered assets.

         Based on the foregoing, and the estimates and assumptions discussed below, set forth below is a summary of the projected recoveries to Holders of Claims and Interests resulting from a Chapter 7 liquidation compared to the recoveries proposed under the Plan:

                                                                               Summary of Projected Recoveries
                                                                                                      CHAPTER 7
           DESCRIPTION                 CLASS NUMBER         DEBTOR           UNDER THE PLAN          LIQUIDATION
           -----------                 ------------         ------           --------------          -----------
Administrative Expense Claims              N/A           All Debtors               100%                 11.3%
Priority Tax Claims                        N/A           All Debtors               100%                  0.0%
Priority Claims                          Class 1         All Debtors               100%                  0.0%
Bank Secured Claims                      Class 2         All Debtors                34%                 14.5%
Other Secured Claims                     Class 3         All Debtors               100%               uncertain
USAM Secured Note Claims                 Class 4          AWCI, AWHI              16.7%                  6.9%
Unsecured Claims                         Class 5             AWCI                 0.03%                0.026%
Unsecured Claims                         Class 5             AWHI                 2.01%                  0.0%
Unsecured Claims                         Class 4             AWI                 $   0                 $   0
Series F Preferred Stock Interests       Class 6             AWI                 $   0                 $   0
Series C Preferred Stock Interests       Class 7             AWI                 $   0                 $   0
Old Stock Interests                      Class 8             AWI                 $   0                 $   0
Subsidiary Stock Interests               Class 7          AWCI, AWHI             $   0                 $   0
Subsidiary Stock Interests               Class 6         PNCH, PNSMR             $   0                 $   0
Subsidiary Stock Interests               Class 8             AWHI                $   0                 $   0

         Underlying this liquidation analysis are a number of estimates and assumptions that are inherently subject to significant uncertainties. These estimates and assumptions were developed by the Debtors through analysis of market transactions, experience and the use of other valuation approaches. There can be no assurance that the recoveries and estimated liquidation expenses, set forth in this analysis would be realized if the Debtors were, in fact, to undergo such a liquidation. See Exhibit E attached hereto for a more detailed description of the methodology and assumptions used in the liquidation analysis.

                           (b)      Conclusion of Liquidation Analysis

         The liquidation analysis demonstrates that each creditor of the Debtors will receive more under the Plan than it would receive in a Chapter 7 liquidation.

                  2.       Acceptance by Impaired Classes

                  By this Disclosure Statement, the Debtors are seeking the affirmative vote of each impaired Class of Claims under the Plan that is proposed to receive a distribution under the Plan. Pursuant to section 1126(f) of the Bankruptcy Code, a class that is not "impaired" under a plan will be conclusively presumed to have accepted such plan; solicitation of acceptances with respect to any such class is not required. Pursuant to section 1126(g) of the Bankruptcy Code, a class of claims or interests that does not receive or retain any property under a plan of reorganization is deemed not to have accepted the plan, although members of that class are permitted to consent, or waive objections, to its confirmation.

                  Pursuant to section 1124 of the Bankruptcy Code, a class is "impaired" unless a plan (a) leaves unaltered the legal, equitable and contractual rights to which the claim or interest entitles the holder thereof, or (b) (i) cures any default (other than defaults resulting from the breach of an insolvency or financial condition provision), (ii) reinstates the maturity of such claim or interest, (iii) compensates the holder of such claim or interest for any damages incurred as a result of any reasonable reliance by such holder on any contractual provision or applicable law entitling such holder to demand or receive accelerated payments after the occurrence of a default, and (iv) does not otherwise alter the legal, equitable or contractual rights to which the holder of such claim or interest is entitled.

                  Pursuant to section 1126(c) of the Bankruptcy Code, a class of impaired claims has accepted a plan of reorganization when such plan has been accepted by creditors (other than an entity designated under section 1126(e) of the Bankruptcy Code) that hold at least two-thirds in dollar amount and more than one-half in number of the allowed claims of such class held by creditors (other than any entity designated under section 1126(e) of the Bankruptcy Code) that have actually voted to accept or reject the plan. A class of interests has accepted a plan if the plan has been accepted by holder of interests (other than any entity designated under section 1126(e) of the Bankruptcy Code) that hold at least two-thirds in amount of the allowed interests of such class held by interest holders (other than any entity designated under section 1126(e) of the Bankruptcy Code) that have actually voted to accept or reject the plan. Section 1126(e) of the Bankruptcy Code allows the Bankruptcy Court to designate the votes of any party that did not vote in good faith or whose vote was not solicited or procured in good faith or in accordance with the Bankruptcy Code. Holders of claims or interests who fail to vote are not counted as either accepting or rejecting the plan.

                  3.       Confirmation Without Acceptance by All Impaired
                           Classes

                  Because AWI Classes 4, 5, 6, 7 and 8, AWCI Class 7, AWHI Classes 7 and 8, PNSMR Classes 4, 5 and 6, and PNCH Classes 4, 5 and 6 are deemed not to have accepted the Plan, the Debtors are seeking confirmation of the Plan as to such Classes, and as to any other Class that votes to reject the Plan, pursuant to section 1129(b) of the Bankruptcy Code. Section 1129(b) of the Bankruptcy Code provides that the Bankruptcy Court may still confirm a plan at the request of a debtor if, as to each impaired class that has not accepted the plan, the plan "does not discriminate unfairly" and is "fair and equitable."

                  Section 1129(b)(2)(A) of the Bankruptcy Code provides that with respect to a non-accepting class of impaired secured claims, "fair and equitable" includes the requirement that the plan provides (a) that each holder of a claim in such class (i) retains the liens securing its claim to the extent of the allowed amount of such claim and (ii) receives deferred cash payments at least equal to the allowed amount of its claim with a present value as of the effective date of such plan at least equal to the value of such creditor's interest in the debtor's interest in the property securing the creditor's claim,
(b) for the sale, subject to section 363(k) of the Bankruptcy Code, of the property securing the creditor's claim, free and clear of the creditor's liens, with those liens attaching to the proceeds of the sale, and such liens on the proceeds will be treated in accordance with clauses (a) or (c) thereof, or (c) for the realization by the creditor of the "indubitable equivalent" of its claim.

                  Section 1129(b)(2)(B) of the Bankruptcy Code provides that with respect to a non-accepting class of impaired unsecured claims, "fair and equitable" includes the requirement that (a) the plan provide that each holder of a claim in such class receives or retains property of a value as of the effective date equal to the allowed amount of its claim, or (b) the holders of claims or interests in classes that are junior to the claims of the dissenting class will not receive or retain any property under the plan on account of such junior claim or interest.

                  Section 1129(b)(2)(C) of the Bankruptcy Code provides that with respect to a non-accepting class of impaired equity interests, "fair and equitable" includes the requirement that (a) the plan provides that each holder of an impaired interest in such class receives or retains property of a value as of the effective date equal to the greatest of (i) the allowed amount of any fixed liquidation preference to which such holder is entitled, (ii) any fixed redemption price to which such holder is entitled, and (iii) the value of such interest, or (b) the holders of all interests that are junior to the interests of the dissenting class will not receive or retain any property under the plan on account of such junior interest.

                  The Debtors believe that the Plan does not discriminate unfairly against, and is fair and equitable as to, each impaired Class under the Plan.

         D.       Voting Instructions

                  As noted previously, the Plan divides Claims (excluding Administrative Expense Claims and Priority Tax Claims) and Interests into various Classes and sets forth the treatment afforded each Class. Holders of Class 1 Claims of each of the Debtors are not impaired and are not entitled to vote to accept or reject the Plan. The holders of Claims in the following Classes are impaired but are not receiving or retaining any property under the Plan and therefore are not entitled to vote to accept or reject the Plan: (i) AWI Classes 4, 5, 6 and 7; (ii) AWCI Class 7; (iii) Consolidated AWHI Classes 7 and 8; (iv) PNSMR Classes 4, 5 and 6; and (v) PNCH Classes 4, 5 and 6. Holders of claims in all other Classes are impaired and are receiving distributions under the Plan and are entitled to vote to accept or reject the Plan (the "Voting Claims").

                  If you hold a Voting Claim, your vote on the Plan is important. If you hold such a Voting Claim, a Ballot to be used for voting to accept or reject the Plan is enclosed with this Disclosure Statement. Completed Ballots should either be returned in the enclosed envelope or sent, by hand delivery, first-class mail postage prepaid or recognized overnight courier, to:

                             Bankruptcy Services, LLC
                             70 E. 55th Street, 6th Floor
                             New York, New York  10022-3222
                             Attn:  Kathy Gerber

Facsimile transmission of Ballots (other than master ballots as described below) will not be accepted.

                  To the extent that any of the Debtors' securities are held in the name of an entity (the "nominal holder") other than that of the beneficial holder of such security, and to the extent that such beneficial security holder is entitled to vote on the Plan pursuant to section 1126 of the Bankruptcy Code, the Debtors will provide for reimbursement, as an Administrative Expense, of all the reasonable expenses of the nominal holder in distributing the Plan, Disclosure Statement, Ballots and other Plan materials to said beneficial security holder. Nominal holders will either forward the original ballots or prepare the master ballots in accordance with the terms of the Disclosure Statement Approval Order attached hereto as Exhibit [ ]. Master ballots may be delivered by facsimile in accordance with the Disclosure Statement Approval Order.

                  In the event that any Claim is disputed as of the Plan voting period, then, pursuant to Bankruptcy Rule 3018(a), the holder of such disputed claim may petition the Bankruptcy Court, after notice and hearing, to allow the Claim temporarily for voting purposes in an amount that the Bankruptcy Court deems proper.

                  BALLOTS OF HOLDERS OF VOTING CLAIMS MUST BE RECEIVED BY BANKRUPTCY SERVICES, LLC. ON OR BEFORE ___ _ .M., BOSTON TIME, ON ______ __, 2002. ANY BALLOTS RECEIVED AFTER SUCH TIME WILL NOT BE COUNTED. ANY BALLOT EXECUTED BY A PERSON NOT AUTHORIZED TO SIGN SUCH BALLOT WILL NOT BE COUNTED.

                  BY ENCLOSING A BALLOT, THE DEBTORS ARE NOT REPRESENTING THAT YOU ARE ENTITLED TO VOTE ON THE PLAN.

                  IF YOU HAVE ANY QUESTIONS REGARDING THE PROCEDURES FOR VOTING ON THE PLAN, CONTACT BANKRUPTCY SERVICES, LLC., 70 E. 55TH STREET, 6TH FLOOR, NEW YORK, NEW YORK, 10022-3222, (212) 376-8494, ATTENTION: KATHY GERBER.

VIII.    OTHER MATTERS

         A.       Voidable Transfer Analysis

                  1.       Fraudulent Transfers

                  Generally speaking, fraudulent transfer law is designed to avoid two types of transactions: (a) conveyances that constitute "actual fraud" upon creditors; and (b) conveyances that constitute "constructive fraud" upon creditors. In the bankruptcy context, fraudulent transfer liability arises under sections 548 and 544 of the Bankruptcy Code. Section 548 permits a bankruptcy trustee or a debtor-in-possession to "reach back" for a period of one year and avoid fraudulent transfers made by the Debtors or fraudulent obligations incurred by the Debtors. Section 544 permits a trustee or debtor-in-possession to apply applicable state fraudulent transfer law. Assuming that Massachusetts state law were to apply, a bankruptcy trustee or debtor-in-possession could challenge conveyances, transfers or obligations made or incurred by the Debtors within the past four years, depending on the type of transfer. However, under section 544 of the Bankruptcy Code, in order to pursue a state law based fraudulent transfer action, it is necessary to establish that at the time of the challenged conveyance or obligation, there in fact existed a creditor whose claim remained unpaid as of the Petition Date. See Section II.A.11 - "Material Litigation and Claims Against the Debtors; PageNet Transaction as Alleged Fraudulent Transfer". While the Debtors are not currently aware of any facts which support any fraudulent transfer claim, the Debtors reserve their rights to prosecute fraudulent transfer actions if they become aware of facts which support such an action.

                  2.       Preferences

                  Under federal bankruptcy law, a trustee in bankruptcy may avoid transfers of assets of the debtor as a "preferential transfer". To constitute a preferential transfer, the transfer must be (a) of the debtor's property, (b) to or for the benefit of a creditor, (c) for or on account of an antecedent debt, (d) made while the debtor was insolvent, (e) made within 90 days before the filing of a bankruptcy petition or made within one year if to or for the benefit of an "insider" and (f) a transfer that enables the creditors to receive more than it would receive under a chapter 7 liquidation of the debtor's assets. The Bankruptcy Code creates a rebuttable presumption that a debtor was insolvent during the 90 days immediately prior to the filing of the bankruptcy petition.

                  Within the 90-day period immediately preceding the Petition Date, substantial payments were made by the Debtors for the following categories of expenses:

                           (a) outside services (legal, accounting, financial
advisors and consulting);

                           (b) local, state and federal taxes (including
property, sales, gross receipts and employee withholding);

                           (c) severance and other employee-related payments;
and

                           (d) trade vendor and related, miscellaneous
obligations.

                  The Debtors have not conducted a full analysis of the payments described above to determine the propriety of such payments or their susceptibility to avoidance as preferences. A complete analysis would include a review of the amount of payment, the nature of goods or categories of payments and the availability of the various statutory defenses to preference liability to the recipients of such payments. The aggregate amount of such payments is significant. However, many of such payments were likely to have been paid in the ordinary course of operations. The Debtors reserve all of their rights to bring actions to avoid payments made within the applicable preference period which the Debtors determine were preferential within the meaning of the Bankruptcy Code.

         B.       Certain Effective Date Bonuses

                  As noted above, the Debtors compensate many of their professionals and the professionals of the Committee on an hourly or monthly basis. The compensation package approved by the Bankruptcy Court for Blackstone, the Debtors' financial advisor, also provides, as a success fee, a lump-sum payment of $4.25 million to be made to Blackstone on the Effective Date. In addition, 25% of the retention bonus pursuant to the key employee retention plan approved by the Bankruptcy Court is payable on the Effective Date.

IX.      RECOMMENDATION

         The Debtors believe that confirmation of the Plan is the best alternative available. The Debtors are not aware of any Person interested in acquiring the Debtors and, in any event, do not believe that the price of any acquisition would exceed the Debtors' estimate of their post-reorganization enterprise value. The Plan provides a greater and more timely distribution to Creditors than would otherwise result from the speculative sale to an unidentified third party. The only other alternative to the Plan is the liquidation of the Debtors. A liquidation would result in substantially less value for Creditors than the value to be distributed to Creditors under the Plan. In addition, any alternative to confirmation of the Plan could result in extensive delays and increased administrative expenses resulting in potentially smaller distributions to the Holders of Claims in the Chapter 11 Cases.

X.       CONCLUSION

         The Debtors urge all holders of voting Claims that are or may be impaired under the Plan to vote to accept the Plan and to evidence such acceptance by returning their Ballots so that they will be timely received.





         Respectfully submitted this 18th day of January, 2002.

                  Arch Wireless, Inc.
                  Paging Network Canadian Holdings, Inc.
                  Arch Wireless Holdings, Inc.
                  Paging Network of Northern California, Inc.
                  Arch Communications Enterprises, LLC
                  Paging Network, Inc.
                  ArchTel, Inc.
                  Benbow Investments, Inc.
                  Paging Network of San Francisco, Inc.
                  MobileMedia Communications, Inc.
                  Mobile Communications Corporation of America
                  MobileMedia License Co., LLC
                  Paging Network International, Inc.
                  Arch Connecticut Valley, Inc.
                  Paging Network Finance Corp.
                  Paging Network of Colorado, Inc.
                  PageNet, Inc.
                  Paging Network of America, Inc.
                  Paging Network of Michigan, Inc.
                  PageNet SMR Sub, Inc.
                  Arch Wireless Communications, Inc.


                  Debtors and Debtors-In-Possession



                  /s/ J. Roy Pottle
                  -----------------
                      J. Roy Pottle
                      Executive Vice President and
                      Chief Financial Officer

                                                                     EXHIBIT A

                         UNITED STATES BANKRUPTCY COURT
                        FOR THE DISTRICT OF MASSACHUSETTS
                               (WESTERN DIVISION)

---------------------------------------
                                       )
IN RE:                                 )
                                       )   CHAPTER 11
ARCH WIRELESS, INC., ET AL.,           }   CASE NO. 01-47330-HJB
                                       )   JOINTLY ADMINISTERED
DEBTORS.                               )
                                       )
---------------------------------------

                             DEBTORS' JOINT PLAN OF
                              REORGANIZATION UNDER
                        CHAPTER 11 OF THE BANKRUPTCY CODE

                          DATED AS OF JANUARY 15, 2002

                                TABLE OF CONTENTS

INTRODUCTION 1
ARTICLE I    Rules of Interpretation, Computation of Time, Governing Law, and Defined Terms...................... 1
      A.     Rules of Interpretation, Computation of Time and Governing Law...................................... 1
      B.     Defined Terms....................................................................................... 2
ARTICLE II   Treatment Of Unclassified Claims....................................................................13
      A.     Summary.............................................................................................13
      B.     Administrative Expense Claims.......................................................................13
      C.     Priority Tax Claims.................................................................................13
ARTICLE III  Classification And Treatment Of Classified Claims And Interests.....................................13
      A.     Classification......................................................................................13
      B.     Treatment...........................................................................................15
      C.     Special Provision Governing Unimpaired Claims.......................................................18
ARTICLE IV   Provisions Regarding Voting Under The Plan..........................................................18
      A.     Voting Claims.......................................................................................18
      B.     Non-consensual Confirmation.........................................................................18
      C.     Elimination of Vacant Classes.......................................................................18
ARTICLE V    Means For Implementation Of The Plan................................................................19
      A.     Corporate Status....................................................................................19
      B.     Substantive Consolidation...........................................................................19
      C.     New AWHI, AWCI, PNCH and PNSMR Interests............................................................19
      D.     Vesting of Assets...................................................................................20
      E.     Cancellation of Instruments and Securities..........................................................20
      F.     Issuance of New Securities, Execution of Related Documents..........................................20
      G.     Corporate Governance, Directors and Officers, and Corporate Action..................................20
      H.     Directors and Officers..............................................................................21
      I.     Registration Rights Agreement.......................................................................21
      J.     Management Stock Plan...............................................................................21
ARTICLE VI   Treatment Of Executory Contracts And Unexpired Leases...............................................22
      A.     Assumption of Executory Contracts and Unexpired Leases..............................................22
      B.     Claims Based on Rejection of Executory Contracts or Unexpired Leases................................23
      C.     Cure of Defaults for Executory Contracts and Unexpired Leases Assumed...............................23
      D.     Indemnification of Directors, Officers and Employees................................................23
ARTICLE VII  Provisions Governing Distributions..................................................................24
      A.     Timing of Distribution; Disputed Claims.............................................................24
      B.     Methods of Distribution.............................................................................24
      C.     Undeliverable and Unclaimed Distributions...........................................................27
      D.     Compliance with Tax Requirements....................................................................28
      E.     Compensation and Reimbursement to Exchange Agent and Information Agent for Services
              Related to Balloting and Distributions.............................................................28
      F.     Setoffs.............................................................................................28
ARTICLE VIII Procedures For Resolving Disputed Claims............................................................28
      A.     Prosecution of Objections to Claims and Interests...................................................28
      B.     Estimation of Claims................................................................................29
      C.     Payments and Distributions on Disputed Claims.......................................................29
ARTICLE IX   Conditions Precedent To Confirmation And Consummation Of The Plan...................................29
      A.     Condition to Confirmation...........................................................................29
      B.     Conditions to Effective Date........................................................................30
      C.     Waiver of Conditions................................................................................30
      D.     Effect of Failure of Conditions.....................................................................30
      E.     Effect of Vacation of Confirmation Order............................................................30
ARTICLE X    Release, Injunction And Related Provisions..........................................................30
      A.     Releases by the Debtors.............................................................................30
      B.     Release of Lender Releasees.........................................................................31
      C.     Exculpation.........................................................................................31


      D.     Discharge of Debtors................................................................................31
      E.     Injunction..........................................................................................32
      F.     Term of Injunctions and Stays.......................................................................32
      G.     Preservation of Rights of Action....................................................................32
ARTICLE XI   Retention Of Jurisdiction...........................................................................33
      A.     Jurisdiction........................................................................................33
ARTICLE XII  Miscellaneous Provisions............................................................................34
      A.     Dissolution of Committee(s).........................................................................34
      B.     Payment of Statutory Fees...........................................................................34
      C.     Modification of Plan................................................................................34
      D.     Revocation of Plan..................................................................................34
      E.     Plan Controls.......................................................................................34
      F.     Successors and Assigns..............................................................................35
      G.     Reservation of Rights...............................................................................35
      H.     Section 1146 Exemption..............................................................................35
      I.     Further Assurances..................................................................................35
      J.     Severability........................................................................................35
      K.     Governing Law.......................................................................................35
      L.     Service of Documents................................................................................36
      M.     Post-Effective Date Fees and Expenses...............................................................36
      N.     Plan Supplement.....................................................................................37
      O.     Sections 1125 and 1126 of the Bankruptcy Code.......................................................37
      P.     Allocation of Plan Distributions....................................................................37
      Q.     Request for Expedited Determination of Taxes........................................................38

Schedules

Schedule A      -     Summary of Terms of New Senior Secured Notes

Schedule B      -     Summary of Terms of New Subordinated Secured Notes

Schedule C      -     Rejected Executory Contracts

Schedule C-1    -     Rejected Unexpired Leases

                         UNITED STATES BANKRUPTCY COURT
                        FOR THE DISTRICT OF MASSACHUSETTS
                               (WESTERN DIVISION)

-----------------------------------------
                                         )
In re:                                   )
                                         )   Chapter 11
ARCH WIRELESS, INC., et al.,             }   Case No. 01-47330-HJB
                                         )   Jointly Administered
Debtors.                                 )
                                         )
-----------------------------------------

                             DEBTORS' JOINT PLAN OF
                              REORGANIZATION UNDER
                        CHAPTER 11 OF THE BANKRUPTCY CODE

                                  INTRODUCTION

         Pursuant to Title 11 of the United States Code, 11 U.S.C. ss.ss. 101 et seq. (the "Bankruptcy Code"), Arch Wireless, Inc., Arch Wireless Communications, Inc., Arch Wireless Holdings, Inc., Paging Network, Inc., PageNet SMR Sub, Inc., Paging Network Canadian Holdings, Inc., PageNet, Inc., Paging Network Finance Corp., Paging Network of America, Inc., Paging Network of Colorado, Inc., Paging Network of Michigan, Inc., Paging Network of Northern California, Inc., Paging Network of San Francisco, Inc., Paging Network International, Inc., Arch Communications Enterprises LLC, Arch Connecticut Valley, Inc., ArchTel, Inc., MobileMedia Communications, Inc., Mobile Communications Corporation of America, Benbow Investments, Inc., and MobileMedia License Co. LLC, each a debtor and debtor in possession under Chapter 11 of the Bankruptcy Code, propose this joint plan of reorganization (the "Plan" or "Joint Plan"). Reference is made to the Disclosure Statement (as that term is defined in the Plan) for a discussion of the Debtors' history, businesses, assets and projections of future operations, together with a summary and analysis of the Plan and certain related matters.

         Subject to the restrictions on modifications set forth in Section 1127 of the Bankruptcy Code, the Debtors expressly reserve their right to alter, amend or modify the Plan, one or more times, before the Effective Date.

                                   ARTICLE I

 RULES OF INTERPRETATION, COMPUTATION OF TIME, GOVERNING LAW, AND DEFINED TERMS

A.       Rules of Interpretation, Computation of Time and Governing Law.

         1. For purposes of the Plan: (a) whenever from the context it is appropriate, each term, whether stated in singular or plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and the neuter gender; (b) any reference in the Plan to a contract, instrument, release, indenture or other agreement or document being in a particular form or on particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions; (c) any reference in the Plan to an existing document or exhibit Filed, or to be Filed, shall mean such document or exhibit, as it may have been or may be amended, modified or supplemented; (d) unless otherwise specified, all references in the Plan to Sections, Articles and Exhibits are references to Sections, Articles and Exhibits of or to the Plan;
(e) the words "herein" and "hereto" refer to the Plan in its entirety rather than to a particular portion of the Plan; (f) captions and headings to Articles and Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of the Plan; (g) the rules of construction set forth in Section 102 of the Bankruptcy Code shall apply; and
(h) any term used in capitalized form in the Plan that is not defined herein but that is used in the Bankruptcy Code or the Bankruptcy Rules shall have the meaning assigned to such term in the Bankruptcy Code or the Bankruptcy Rules, as the case may be.

         2. In computing any period of time prescribed or allowed by the Plan, the provisions of Bankruptcy Rule 9006(c) shall apply.

         3. The rights and obligations arising under the Plan shall be interpreted, governed by, and construed and enforced in accordance with, the laws of the Commonwealth of Massachusetts (without regard to the conflict of law principles thereof), the Bankruptcy Code and the Bankruptcy Rules.

B.       Defined Terms

         Unless the context otherwise requires, the following terms shall have the following meanings when used in capitalized form in the Plan:

         1. "ACE" means Arch Communications Enterprises LLC.

         2. "ACV" means Arch Connecticut Valley, Inc..

         3. "Administrative Agent" means one or more lenders performing the function of "Administrative Agent" under the Credit Agreement.

         4. "Administrative Expense Claim" means any right to payment constituting a cost or expense of administration of the Chapter 11 Cases under Sections 503(b) and 507(a)(1) of the Bankruptcy Code, including, without limitation, any actual and necessary costs and expenses of preserving the Estates, any actual and necessary costs and expenses of operating the business of the Debtors, any indebtedness or obligations incurred or assumed by the Debtors in Possession in connection with the conduct of their business, including, without limitation, for the acquisition or lease of property or an interest in property or the rendition of services, all compensation and reimbursement of expenses to the extent Allowed by the Bankruptcy Court under Sections 328, 330 or 503 of the Bankruptcy Code and any fees or charges assessed against the Estates under Section 1930 of chapter 123 of title 28 of the United States Code.

         5. "Agent Bank" means the lender performing the functions of "Administrative Agent," "Co-Syndication Agent," "Documentation Agent," "Managing Agent," or "Co-Agent" under the Credit Agreement or otherwise designated as an agent for the lenders under the Credit Agreement.

         6. "Agent Bank Charges" means any lien, right or other priority in payment or right to indemnification or reimbursement to which an Agent Bank is entitled, pursuant to the Credit Agreement, against distributions to be made to Holders of Allowed Claims under the Credit Agreement, including such liens, rights or priorities in payment with respect to an Agent Bank's out-of-pocket costs and expenses for attorneys, financial advisors and other professionals that are incurred or authorized by an Agent Bank acting in such capacity.

         7. "Allowed" means with respect to any Claim: (a) a Claim that has been listed by the Debtors in their Schedules as other than disputed, contingent or unliquidated and as to which the Debtors or other parties in interest have not Filed an objection by the Objection Deadline; (b) a Claim that has been timely Filed on or before any applicable Bar Date set by the Bankruptcy Court and either is not a Disputed Claim or has been allowed by Final Order; (c) a Claim that is approved by the Bankruptcy Court in any stipulation or agreement with the Debtors with regard to the amount and nature of the Claim executed or agreed to by the Debtors or the Reorganized Debtors; or (d) any Claim that is allowed pursuant to the terms of the Plan. The term "Allowed," when used to modify a reference in the Plan to any Claim or Class of Claims means a Claim (or any Claim in any such Class) that is so allowed. "Allowed" means with respect to any Interest, an Interest that is listed in the respective transfer books and records for the Debtors as of the applicable Voting Record Date. The term "Allowed," when used to modify a reference in the Plan to any Interest or Class of Interests means an Interest (or any Interest in any such Class) that is so allowed. Claims which are allowed solely for purposes of voting to accept or reject the Plan pursuant to an order of the Bankruptcy Court shall not be considered "Allowed" hereunder for any other purpose, unless otherwise specified herein or by order of the Bankruptcy Court. "Allowed Administrative Expense Claim" or "Allowed

Claim" shall not for any purpose under the Plan, include interest on such Administrative Expense Claim or Claim from and after the Petition Date.

         8. "Ancillary Credit Agreement Documents" means all security agreements, pledge agreements, guaranties and other agreements issued or delivered by any of the Debtors in connection with the Credit Agreement.

         9. "Avoidance Action" means any avoidance or recovery action under Sections 510, 542, 544, 545, 547, 548, 549, 550, 551 and 553 of the Bankruptcy
Code.

         10. "ATI" means ArchTel, Inc.

         11. "AWCI" means Arch Wireless Communications, Inc.

         12. "AWCI Stock Interests" means the Interests in AWCI.

         13. "AWCI Unsecured Claims" means Unsecured Claims for which AWCI or its assets are liable, including without limitation, the USAM Unsecured Note Claims, the Bank Unsecured Claims and the Senior Note Claims.

         14. "AWHI" means Arch Wireless Holdings, Inc.

         15. "AWHI Consolidated Subsidiary Stock" means the Subsidiary Stock in PNI, PI, PNFC, PNA, PNC, PNM, PNNC, PNSF, PNII, ACE, ACV, MMCI, ATI, MCCA, BII and MMLC.

         16. "AWHI Group" see "Consolidated AWHI Entities."

         17. "AWHI Stock Interests" means the Interests in AWHI.

         18. "AWHI Unsecured Claims" means Unsecured Claims for which any of AWHI or any of the Consolidated AWHI Entities or their assets are liable, including without limitation, the Bank Unsecured Claims and the USAM Unsecured Note Claims.

         19. "AWI" means Arch Wireless, Inc.

         20. "AWI Series C Preferred Stock" means the Series C Convertible Preferred Stock of AWI, par value $.01 per share.

         21. "AWI Series F Preferred Stock" means the Series F Cumulative Redeemable Preferred Stock of AWI, par value, $.01 per share.

         22. "AWI Unsecured Claims" means unsecured claims for which AWI or its assets are liable, including without limitation, the Bank Unsecured Claims, the Discount Note Claims, and the Convertible Debenture Claims.

         23. "Ballots" means the ballots and/or master ballots accompanying the Disclosure Statement upon which Holders of Impaired Claims or Impaired Interests shall indicate their acceptance or rejection of the Plan in accordance with the Plan and the Voting Instructions.

         24. "Bank Claims" means all Claims under, with respect to, on account of or arising from or in connection with (a) the Credit Agreement and the Ancillary Credit Agreement Documents including, without limitation, interest, at the default rate through the Petition Date, fees and expenses and (b) Interest Rate Swap Agreements.

         25. "Bank Notes" means the promissory notes of AWHI issued pursuant to the Credit Agreement.

         26. "Bank Secured Claims" means all Bank Claims which constitute Secured Claims.

         27. "Bank Unsecured Claims" means Bank Claims, less the Bank Secured Claims.

         28. "Bankruptcy Code" means Title 11 of the United States Code 11 U.S.C.ss.101 et seq., as now in effect or hereafter amended.

         29. "Bankruptcy Court" means the United States Bankruptcy Court for the District of Massachusetts, Western Division having jurisdiction over the Chapter 11 Cases and to the extent of any reference under Section 157 of Title 28 of the United States Code, the unit of such District Court under Section 151 of Title 28 of the United States Code.

         30. "Bankruptcy Rules" means, collectively, the Federal Rules of Bankruptcy Procedure promulgated pursuant to Section 2075 of Title 28 of the United States Code and the local rules of the Bankruptcy Court, as now in effect or hereafter amended.

         31. "Banks" means collectively, the agents and lenders that are from time to time parties to the Credit Agreement and counterparties to the Interest Rate Swap Agreements.

         32. "Bar Date" means the deadline established by an Order of the Bankruptcy Court for the filing of proofs of claim or interest.

         33. "Beneficial Holder" means the Person or Entity holding the beneficial interest in a Claim or Interest.

         34. "BII" means Benbow Investments, Inc.

         35. "Business Day" means any day, other than a Saturday, Sunday, "legal holiday" as such term is defined in Bankruptcy Rule 9006(a) or any other day on which commercial banks in Worcester, Massachusetts are authorized to be closed.

         36. "Canadian Bank Secured Claims" means the claims arising under or related to the Guaranties and the Deposit Agreements, each dated as of April 18, 1997.

         37. "Cash" means legal tender of the United States of America.

         38. "Cash Collateral Stipulation" means the Stipulation and Final Order Authorizing and Restricting Use of Cash Collateral and Granting Adequate Protection Pursuant to Sections 361, 363, 364, 506 and 552 of the Bankruptcy Code among the Debtors, the Holders of the Bank Secured Claims and the Indenture Trustees under the USAM Indentures authorizing the Debtors to use cash collateral on the terms provided for therein.

         39. "Cash Distribution" means the amount of Debtors' available cash balances as of the Effective Date less the sum of (i) an amount equal to $45 million less the amount available to be borrowed under the Exit Facility, if any, on the Effective Date, (ii) Administrative Expense Claims reasonably expected to be payable for services provided and fees earned through the Effective Date, and (iii) the remaining costs for closing the transactions contemplated by the Plan, subject to the reasonable approval of the Administrative Agent.

         40. "Causes of Action" means any and all actions, suits, proceedings, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, setoff or recoupment rights, trespasses, damages or judgments based on any act or omission or other event occurring prior to the Effective Date.

         41. "Chapter 11 Cases" means the cases under Chapter 11 of the Bankruptcy Code commenced by the Debtors in the Bankruptcy Court.

         42. "Claim" means a "claim", as defined in Section 101(5) of the Bankruptcy Code, and as supplemented by Section 102(2) of the Bankruptcy Code, against one or more of the Debtors or property of one or more of the Debtors, whether or not asserted, whether known or unknown, contingent or non-contingent, whether arising before, on or after the Petition Date.

         43. "Claim Holder" or "Claimant" means the Holder of a Claim.

         44. "Class" means a class of Holders of Claims or Interests as set forth in Article III of the Plan.

         45. "Collateral Agent" means the Collateral Agent for the benefit of the holders of the Bank Secured Claims under the Security and Intercreditor Agreement.

         46. "Committee" means the Official Committee of Unsecured Creditors appointed in the Debtors' Chapter 11 Cases by the United States Trustee for the District of Massachusetts.

         47. "Compensation and Benefit Plans" means all employment policies, and all compensation and benefit plans, policies, and programs of the Debtors applicable to their employees, retirees (other than policies, programs and plans with respect to "retiree benefits," as that term is defined in Section 1114(a) of the Bankruptcy Code) and non-employee directors, including, without limitation, all savings plans, retirement plans, health care plans, disability plans, severance benefit plans, incentive plans, and life, accidental death, and dismemberment insurance.

         48. "Confirmation" means the entry of the Confirmation Order by the Bankruptcy Court.

         49. "Confirmation Date" means the date on which the Confirmation Order is entered by the Bankruptcy Court in its docket, within the meaning of the Bankruptcy Rules 5003 and 9021.

         50. "Confirmation Order" means the order of the Bankruptcy Court confirming the Plan pursuant to Section 1129 of the Bankruptcy Code, which order shall be in form and substance satisfactory to the Debtors and the Steering Committee.

         51. "Consolidated AWHI Entities" or "AWHI Group" means ACV, ACE, PNI, ATI, BII, MMCI, MCCA, MMLC, PNII, PNFC, PNSF, PNNC, PNM, PNC, PI and PNA.

         52. "Consummation" means the occurrence of the Effective Date.

         53. "Convertible Debenture Claims" means all claims under, with respect to, on account of or arising from or in connection with the Convertible Debentures and the Convertible Debenture Indenture.

         54. "Convertible Debentures" means AWI's 6 3/4% Convertible Subordinated Debentures due 2003 issued pursuant to the Convertible Debenture Indenture.

         55. "Convertible Debenture Indenture" means the Indenture dated December 1, 1993 between AWI and The Bank of New York, as trustee, pursuant to which the Convertible Debentures are issued.

         56. "Credit Agreement" means that certain Third Amended and Restated Credit Agreement, dated as of March 23, 2000, among AWHI, the Agent Banks, and the lenders designated therein, together with all related notes, certificates, security agreements, mortgages, pledges, indemnities, collateral assignments, undertakings, guaranties, and other instruments and documents, as each has been amended or modified from time to time through the Petition Date.

         57. "Creditor" means any Holder of a Claim.

         58. "D&O Releasees" means all officers, directors, employees, attorneys, financial advisors, accountants, investment bankers, agents and representatives of the Debtors and their subsidiaries who served in such capacity on or after the Petition Date, in each case in their respective capacity as such.

         59. "Debtors" means, collectively, all of the entities whose Chapter 11 Cases are jointly administered under Case No. 01-47330-HJB.

         60. "Debtors-in-Possession" mean the Debtors, as debtors-in-possession in the Chapter 11 Cases.

         61. "Delaware General Corporation Law" means Title 8 of the Delaware Code, as now in effect or hereafter amended.

         62. "DIP Facility" means the Secured Super-Priority Debtor in Possession Revolving Credit and Security Agreement, dated as of December 6, 2001, as it may be amended.

         63. "DIP Lenders" means each of the lenders party to the DIP Facility.

         64. "Disclosure Statement" means the Disclosure Statement relating to the Plan including, without limitation, all exhibits and Schedules thereto filed by the Debtors with the Bankruptcy Court in the form approved by the Bankruptcy Court by order dated __________, 2002, as thereafter amended, supplemented or modified in accordance with applicable law.

         65. "Discount Notes" means AWI's 10 7/8% Senior Discount Notes due 2008 issued pursuant to the Discount Note Indenture.

         66. "Discount Notes Claims" means all claims under, with respect to, on account of or arising from or in connection with the Discount Notes and the Discount Notes Indenture.

         67. "Discount Notes Indenture" means the Indenture dated March 12, 1996, between AWI and IBJ Schroeder Bank & Trust Company, as trustee, pursuant to which the Discount Notes are issued.

         68. "Disputed" means, with respect to any Claim or Interest, any Claim or Interest: (a) listed on the Schedules as disputed, contingent or unliquidated; or (b) as to which the Debtors or any other parties in interest have interposed a timely objection or request for estimation, or have sought to subordinate or otherwise limit recovery, in accordance with the Bankruptcy Code and the Bankruptcy Rules, or which is otherwise disputed by the Debtors in accordance with applicable law, which objection, request for estimation, action to limit recovery or dispute has not been withdrawn or determined by a Final Order. In the event that any part of a Claim or Interest is disputed, such Claim or Interest in its entirety shall be deemed to constitute a Disputed Claim for purposes of distribution under this Plan unless a Final Order has been entered allowing such Claim.

         69. "Distribution Record Date" means the close of business on the Business Day immediately preceding the Effective Date.

         70. "Effective Date" means the date selected by the Debtors which is a Business Day not less than 10 days following the Confirmation Date and not later than five (5) Business Days after the date on which all of the conditions to the Effective Date set forth in Article IX.B hereof have been satisfied or waived pursuant to Article IX.C hereof.

         71. "Estates" means the estates of the Debtors created by Section 541 of the Bankruptcy Code upon the commencement of their respective Chapter 11 Cases.

         72. "Exchange Agent" means Computershare Trust Company of New York or such other exchange agent as may be selected by the Debtors.

         73. "Exit Facility" means a new revolving credit facility, in an amount to be determined, but not to exceed $35,000,000 on terms reasonably acceptable to the Required Secured Lenders.

         74. "File" or "Filed" means file or filed with the Bankruptcy Court in the Debtors' Chapter 11 Cases.

         75. "Final Confirmation Order" means the Confirmation Order which, as of the Effective Date, has not been amended, modified, supplemented, reversed or stayed, whether or not an appeal thereof or any other proceeding seeking review is then pending.

         76. "Final Decree" means the decree contemplated under Bankruptcy Rule 3022.

         77. "Final Order" means an order of the Bankruptcy Court or any other court of competent jurisdiction, other than the Final Confirmation Order, as to which the time to appeal, petition for CERTIORARI, or move for reargument or rehearing has expired and as to which no appeal, petition for CERTIORARI, or other proceedings for reargument or rehearing shall then be pending or as to which any right to appeal, petition for CERTIORARI, reargue, or rehear shall have been waived in writing in form and substance satisfactory to the Debtors or, on and after the Effective Date, the Reorganized Debtors, or, in the event that an appeal, writ of CERTIORARI, or reargument or rehearing thereof has been sought, such order of the Bankruptcy Court or other court of competent jurisdiction shall have been determined by the highest court to which such order was appealed, or CERTIORARI, reargument or rehearing shall have been denied and the time to take any further appeal, petition for CERTIORARI or move for reargument or rehearing shall have expired; PROVIDED, HOWEVER, that the possibility that a motion under Rule 59 or Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules or applicable state court rules of civil procedure, may be filed with respect to such order shall not cause such order not to be a Final Order.

         78. "Governmental Unit" means "governmental unit" as defined in Section 101(27) of the Bankruptcy Code.

         79. "Holder" means a Person holding an Interest or Claim, and with respect to a vote on the Plan, means the Beneficial Holder as of the Voting Record Date or any authorized signatory who has completed and executed a Ballot or on whose behalf a Ballot has been completed and executed in accordance with the Voting Instructions.

         80. "Impaired Claim" means a Claim classified in an Impaired Class.

         81. "Impaired Class" means each of those Classes of Claims identified as "impaired" in Article III hereof.

         82. "Impaired Interests" means each of the Classes of Interests identified as "impaired" in Article III hereof.

         83. "Indenture Trustee" means the trustee(s) under the Old Notes Indentures.

         84. "Information Agent" means ______________________ or such other information agent as may be selected by the Debtors.

         85. "Insider" means "insider" as defined in Section 101(31) of the Bankruptcy Code.

         86. "Inter-Company Claims" means all Claims, as of the Petition Date, by a Debtor or an affiliate of a Debtor against another Debtor, resulting from inter-company transactions recorded on the respective Debtor's books and records.

         87. "Interest" means any equity interest in AWI or any other Debtor, including, but not limited to, all issued, unissued, authorized or outstanding shares of stock, together with any warrants, options or rights to purchase or acquire such interests at any time.

         88. "Interest Rate Swap Agreement" means an agreement between AWHI and a Person that was a lender or an affiliate of a lender as of the date of such agreement party to the Credit Agreement providing for the hedging of AWHI's interest rate expense under the Credit Agreement.

         89. "Interest Rate Swap Agreement Claim" means a claim under, with respect to, on account of, arising from or in connection with an Interest Rate Swap Agreement.

         90. "Lender Releasees" means (i) each Holder of an Allowed Bank Claim or an Allowed USAM Note Claim and all of their respective present and former officers, directors and employees, (ii) each DIP Lender and all of their respective officers, directors and employees, (iii) the attorneys, financial advisors, accountants and agents for the Banks, DIP Lenders and USAM Noteholders, and (iv) all Persons who serve or served as members of management of any Holder of an Allowed Bank Claim, DIP Lender or USAM Noteholder.

         91. "Lockup Agreement" means that certain agreement dated as of November 26, 2001, among the Debtors, certain of the Banks and certain of the USAM Noteholders.

         92. "Management Stock" see Article V.J.

         93. "Management Stock Plan" means the agreement establishing the terms and conditions for the post-Effective Date distribution of New Common Stock to certain of the post-Effective Date employees of the Reorganized Debtors.

         94. "MCCA" means Mobile Communications Corporation of America.

         95. "MMCI" means MobileMedia Communications, Inc.

         96. "MMLC" means MobileMedia License Co. LLC.

         97. "New AWCI Common Stock" means the common stock, par value $.01 per share, of AWCI, to be issued by AWCI on the Effective Date.

         98. "New AWHI Common Stock" means the common stock, par value $.01 per share, of AWHI, to be issued by AWHI on the Effective Date.

         99. "New Common Stock" means the common stock, par value $.001 per share, of AWI to be issued by AWI on the Effective Date.

         100. "New PNCH Common Stock" means the common stock, par value $.01 per share, of PNCH, to be issued by PNCH on the Effective Date.

         101. "New PNSMR Common Stock" means the common stock, par value $.01 per share of PNSMR, to be issued by PNSMR on the Effective Date.

         102. "New Secured Notes" means the New Senior Secured Notes and the New Subordinated Secured Notes.

         103. "New Senior Secured Notes Indenture" means the Indenture of Trust to be entered into between AWHI and a financial institution to be selected by the Debtors with the consent of the Steering Committee, which consent shall not be unreasonably withheld or delayed, pursuant to which the New Senior Secured Notes will be issued and to be in substantially in the form contained in the Plan Supplement.

         104. "New Senior Secured Notes" means the senior secured notes of AWHI in the aggregate principal amount of $200,000,000 to be issued on the Effective Date by AWHI pursuant to the New Senior Secured Notes Indenture providing for the terms and conditions set forth on Schedule A hereto.

         105. "New Subordinated Secured Notes Indenture" means the Indenture of Trust to be entered into between AWHI and a financial institution to be selected by the Debtors, with the consent of the Steering Committee, which consent may not be unreasonably withheld or delayed, pursuant to which the New Subordinated Secured Notes will be issued and to be substantially in the form contained in the Plan Supplement.

         106. "New Subordinated Secured Notes" means the Subordinated Secured Notes of AWHI in the aggregate principal amount of $100,000,000 to be issued on the Effective Date by AWHI pursuant to the New Subordinated Secured Notes Indenture providing for the terms and conditions set forth on SCHEDULE B hereto.

         107. "Nominee" means any broker, dealer, commercial bank, trust company, savings and loan, or other nominee who is the record owner of a Claim or Interest for the benefit of a Beneficial Holder.

         108. "Objection Deadline" means the 90th day following the Effective Date or such later date as the Bankruptcy Court may permit from time to time.

         109. "Old Common Stock" means the common stock, par value $0.01 per share, of AWI issued and outstanding immediately prior to the Confirmation Date.

         110. "Old Notes" means collectively, the USAM Notes and the Senior
Notes.

         111. "Old Notes Claims" means all claims under, with respect to, on account of or arising from or in connection with the Old Notes or the Old Notes Indentures.

         112. "Old Notes Indentures" means the USAM Indentures and the Senior Notes Indentures.

         113. "Old Stock Interests" means all rights and interests with respect to, on account of, or arising from or in connection with all equity interests in AWI represented by Old Common Stock and Old Stock Options.

         114. "Old Stock Options" means each option to purchase Old Common Stock of AWI under the AWI stock plans that are outstanding immediately prior to the Confirmation Date.

         115. "Other Secured Claim" means a Secured Claim against one or more of the Debtors that is not a Bank Secured Claim or a USAM Secured Note Claim, including, without limitation, the Canadian Bank Secured Claims.

         116. "Other Unsecured Claims" means Unsecured Claims for which AWI, PNCH or PNSMR or their assets are liable.

         117. "Person" means a "person" as defined in Section 101(41) of the Bankruptcy Code.

         118. "Petition Date" means respectively the date on which each Debtor filed a petition for relief commencing the Chapter 11 Cases or had a petition filed against it.

         119. "PI" means PageNet, Inc.

         120. "PNA" means Paging Network of America, Inc.

         121. "PNC" means Paging Network of Colorado, Inc.

         122. "PNCH" means Paging Network Canadian Holdings, Inc.

         123. "PNCH Stock Interests" means the Interests in PNCH.

         124. "PNFC" means Paging Network Finance Corp.

         125. "PNI" means Paging Network Inc.

         126. "PNII" means Paging Network International, Inc.

         127. "PNM" means Paging Network of Michigan, Inc.

         128. "PNNC" means Paging Network of Northern California, Inc.

         129. "PNSF" means Paging Network of San Francisco, Inc.

         130. "PNSMR" means PageNet SMR Sub, Inc.

         131. "PNSMR Stock Interests" means the Interests in PNSMR.

         132. "Plan" or "Joint Plan" means the Debtors' Joint Plan of Reorganization under Chapter 11 of the Bankruptcy Code, either in its present form or as it may be altered, amended, modified or supplemented from time to time in accordance with its terms, the Bankruptcy Code and the Bankruptcy Rules.

         133. "Plan Supplement" means the forms of documents specified in
Article XII.N of the Plan.

         134. "Priority Claims" means all or that portion of a Claim accorded priority in right of payment under Section 507(a) of the Bankruptcy Code, other than an Administrative Expense Claim or a Priority Tax Claim.

         135. "Priority Tax Claim" means all or that portion of a Claim entitled to priority under Section 507(a)(8) of the Bankruptcy Code.

         136. "Professional" means a Person or Entity (a) employed pursuant to a Final Order in accordance with Sections 327 and 1103 of the Bankruptcy Code and to be compensated for services rendered prior to the Effective Date, pursuant to Sections 327, 328, 329, 330 or 331 of the Bankruptcy Code, or (b) for which compensation and reimbursement has been Allowed by the Bankruptcy Court pursuant to Section 503(b) of the Bankruptcy Code.

         137. "Pro Rata Share" means a proportionate share, so that the ratio of the consideration distributed on account of a Claim (or Disputed Claim) or Interest in a Class to the amount of such Claim (or Disputed Claim) or Interest is the same as the ratio of the amount of consideration distributed on account of all claims or interests in such class to the amount of all Claims or Interests in such Class, including Disputed Claims.

         138. "Required Secured Lenders" means, at any time, the aggregate majority of (a) the Holders of Bank Secured Claims (in principal dollar amount) on the Steering Committee multiplied by 91.1%, plus (b) the Holders of USAM Secured Note Claims (in principal dollar amount) on the USAM Committee multiplied by 8.9%.

         139. "Registration Rights Agreement" means a registration rights agreement to be entered into between the Reorganized Debtors and those Holders of Allowed Bank Secured Claims and Allowed USAM Secured Note Claims who satisfy the requirements of Article V.I. of the Plan, which agreement shall provide for two demand and unlimited piggyback registration rights with respect to the New Common Stock and New Secured Notes to be issued to such Holders and shall be in substantially the form contained in the Plan Supplement.

         140. "Reorganized Debtors" means, collectively, the Debtors on and after the Effective Date as reorganized as provided for in the Plan or their successors.

         141. "Restated ByLaws" means the form of restated bylaws or operating agreement, as appropriate, to be adopted by each of the Reorganized Debtors on the Effective Date, substantially in the form included in the Plan Supplement.

         142. "Restated Certificates of Incorporation" means the form of restated certificates of incorporation or formation, as applicable, to be adopted by each of the Reorganized Debtors on the Effective Date, substantially in the form included in the Plan Supplement.

         143. "Schedules" means the schedules of assets and liabilities, the list of holders of interests, and the statement of financial affairs Filed by each of the Debtors under Section 521 of the Bankruptcy Code and Bankruptcy Rule 1007, as such schedules, lists, and statements may be supplemented or amended from time to time in accordance with Bankruptcy Rule 1009.

         144. "Secured Claim" means (a) a Claim that is secured by a lien on property in which any Estate has an interest, which lien is valid, perfected and enforceable under applicable law or by reason of a Final Order, or that is subject to setoff under Section 553 of the Bankruptcy Code, to the extent of the value of the Claim Holder's interest in an Estate's interest in such property or to the extent of the amount subject to setoff, as applicable, as determined pursuant to Section 506(a) of the Bankruptcy Code, or (b) a Claim Allowed under this Plan as a Secured Claim.

         145. "Secured Creditor Swing Shares" means the number of Swing Shares required to be distributed to the Holders of Bank Claims and USAM Note Claims so that the number of shares of New Common Stock issuable to Holders of Bank Claims and USAM Note Claims under the Plan shall not be less than 92% of the number of shares of New Common Stock issuable pursuant to the Plan, on a fully diluted basis.

         146. "Security and Intercreditor Agreement" means the Security and Intercreditor Agreement among Toronto Dominion Bank, the USAM Trustees and the Debtors dated as of March 23, 2000, as amended.

         147. "Senior Note Claims" means all claims under, with respect to, on account of or arising from or in connection with the Senior Notes or the Senior Notes Indentures.

         148. "Senior Notes" means AWCI's 12 3/4% Senior Notes due 2007 and 13 3/4% Senior Notes due 2008 issued pursuant to the Senior Notes Indentures.

         149. "Senior Notes Indentures" means the Indenture dated June 29, 1998 between AWCI and U.S. Bank Trust National Association, as trustee pursuant to which AWCI's 12 3/4% Senior Notes are issued, and the Indenture, dated as of April 9, 1999, between AWCI and IBJ Whitehall Bank & Trust Company, pursuant to which AWCI's 13 3/4% Senior Notes are issued.

         150. "Steering Committee" means the steering committee consisting of certain Holders of Bank Claims who executed the Lockup Agreement. Any action or consent by the Steering Committee, means an action or consent by a majority (in principal dollar amount) of Holders of Bank Claims held by the members of the Steering Committee.

         151. "Subsidiary Stock" means the common stock of, and all equity interests in, any Debtor other than AWI, issued and outstanding immediately prior to the Effective Date.

         152. "Subsidiary Stock Interests" means all Interests held by AWI in any Debtor or by any Debtor in any other Debtor.

         153. "Surviving Consolidated AWHI Entities" means one or more of the Consolidated AWHI Entities that is not merged into another Consolidated AWHI Entity, or one or more new entities.

         154. "Swing Shares" means up to one sixth (1/6th) of the Management Stock.

         155. "Telecommunication Authorizations" means the various licenses and similar authorizations obtained by any Debtor by grant from the Federal Communications Commission ("FCC"), by acquisition from competitors or by spectrum auctions conducted by the FCC and providing rights to the Debtors to construct, own and operate radio transmission facilities utilizing the public airways including, but not limited to, local, regional and national 900 MHz licenses and nationwide NPCS licenses and any other licenses or similar authorizations (including any applicable state or local certifications or authorizations) representing or constituting the Debtor's right to provide paging service and conduct its paging business.

         156. "Tort Claims" means any Claim relating to personal injury, property damage, products liability, discrimination, employment, or any similar litigation Claim asserted against any of the Debtors.

         157. "Unimpaired Claim" means an unimpaired Claim within the meaning of
Section 1124 of the Bankruptcy Code.

         158. "Unimpaired Class" means an unimpaired Class within the meaning of
Section 1124 of the Bankruptcy Code.

         159. "Unsecured Claim" means a Claim that is not an Administrative Claim, a Priority Claim, a Priority Tax Claim, a Bank Secured Claim, a USAM Secured Note Claim, an Other Secured Claim, or an Inter-Company Claim.

         160. "USAM Committee" means the informal committee consisting of certain Holders of USAM Note Claims which executed the Lockup Agreement. Any action or consent by the USAM Committee means an action or consent by a majority (in principal dollar amount) of Holders of USAM Note Claims held by the members of the USAM Committee.

         161. "USAM Indentures" means the Indenture dated February 1, 1994, and the Indenture dated December 15, 1994, each between AWCI and United States Trust Company of New York, as trustee, pursuant to which the USAM Notes are issued.

         162. "USAM Notes" means AWCI's 9 1/2% Senior Notes due 2004 and 14% Senior Notes due 2004 issued pursuant to the USAM Indentures.

         163. "USAM Note Claims" means all claims under, with respect to, on account of or arising from or in connection with the USAM Notes or the USAM Indentures.

         164. "USAM" Noteholders" means the Holders of the USAM Notes.

         165. "USAM Secured Note Claims" means the portion of the USAM Note Claims which constitute Secured Claims.

         166. "USAM Trustees" means the indenture trustees under the USAM Indentures.

         167. "USAM Unsecured Note Claims" means the USAM Note Claims less the USAM Secured Note Claims.

         168. "Voting Deadline" means the date provided for in the Disclosure Statement and stated in the Voting Instructions by which all Ballots must be received by the Information Agent.

         169. "Voting Instructions" means the instructions and related procedures for voting to accept or to reject the Plan, as contained in the section of the Disclosure Statement entitled "Voting Instructions and Procedures" and in the Ballots.

         170. "Voting Record Date" means the date set in the Disclosure Statement for determining Holders of Claims and Interests entitled to vote to accept or reject the Plan.

                                   ARTICLE II

                        TREATMENT OF UNCLASSIFIED CLAIMS

A.       Summary

         Pursuant to Section 1123(a)(1) of the Bankruptcy Code, Administrative Expense Claims and Priority Tax Claims and against the Debtors are not classified for purposes of voting on, or receiving distributions under, the Plan. Holders of such Claims are not entitled to vote on the Plan. All such Claims are instead treated separately in accordance with this Article II and in accordance with the requirements set forth in Section 1129(a)(9)(A) of the Bankruptcy Code.

B.       Administrative Expense Claims

         Subject to the provisions of Sections 328, 330(a), 331, 503, 507 and 1114 of the Bankruptcy Code, each Holder of an Allowed Administrative Expense Claim against the Debtors shall receive from the applicable Reorganized Debtor, in full satisfaction, settlement, release and discharge of such Allowed Administrative Expense Claim, the unpaid amount of such Allowed Administrative Expense Claim in Cash on the later of (i) the Effective Date or (ii) the date such Claim becomes an Allowed Administrative Expense Claim, or upon such other terms as may be agreed upon by such Holder and the Reorganized Debtors or otherwise upon order of the Bankruptcy Court; provided, that Allowed Administrative Expense Claims representing obligations incurred in the ordinary course of business during the Debtors' Chapter 11 Cases or otherwise assumed by the Debtors on the Effective Date pursuant to the Plan shall be paid or performed by the applicable Reorganized Debtor when due in accordance with the terms and conditions of the particular agreements governing such obligations.

C.       Priority Tax Claims

         Each Holder of an Allowed Priority Tax Claim against the Debtors shall receive from the applicable Reorganized Debtor, in full satisfaction, settlement, release and discharge of such Allowed Priority Tax Claim, either (i) deferred cash payments over a period not to exceed six years from the date of assessment of a value as of the Effective Date equal to the Allowed amount of such claim; or (ii) such other terms as may be agreed upon by such Holder, the Debtors and the Administrative Agent. The rate of interest to be paid on Priority Tax Claims shall be agreed to by the Debtors and the Holder of the Priority Tax Claim or, failing such agreement, shall be as determined by the Bankruptcy Court.

                                  ARTICLE III

         CLASSIFICATION AND TREATMENT OF CLASSIFIED CLAIMS AND INTERESTS

A.       Classification

         The categories of Claims and Interests listed below classify Claims and Interests for all purposes. A Claim or Interest shall be deemed classified in a particular Class only to the extent that the Claim or Interest conforms to the description of Claims in that Class and shall be deemed classified in a different Class to the extent that any remainder of such Claim or interest conforms to the description of Claims in such different Class. A Claim or Interest is in a particular Class only to the extent that such Claim or Interest is Allowed in that Class. All Claims against or Interests in AWHI and any of the Consolidated AWHI Entities are classified in the Classes provided for in Arch Wireless Holdings, Inc. and Consolidated AWHI Entities.

         The classification of Claims and Interests pursuant to this Plan is as follows:

                               ARCH WIRELESS, INC.


         CLASS                                                                STATUS           VOTING RIGHTS
         -----                                                                ------           -------------

         AWI Class 1: Priority Claims....................................   Unimpaired      deemed to accept the
                                                                                            Plan; not entitled to
                                                                                            vote
         AWI Class 2: Bank Secured Claims ...............................   Impaired        entitled to vote
         AWI Class 3: Other Secured Claims ..............................   Impaired        entitled to vote
         AWI Class 4: Unsecured Claims ..................................   Impaired        deemed to reject the
                                                                                            Plan; not entitled to
                                                                                            vote
         AWI Class 5: Inter-Company Claims ..............................   Impaired        deemed to reject the
                                                                                            Plan; not entitled to
                                                                                            vote
         AWI Class 6: Series F Preferred Stock ..........................   Impaired        deemed to reject the
                                                                                            Plan; not entitled to
                                                                                            vote
         AWI Class 7: Series C Preferred Stock ..........................   Impaired        deemed to reject the
                                                                                            Plan; not entitled to
                                                                                            vote
         AWI Class 8: Old Stock Interests ...............................   Impaired        deemed to reject the
                                                                                            Plan; not entitled to
                                                                                            vote

                       ARCH WIRELESS COMMUNICATIONS, INC.


         CLASS                                                                STATUS           VOTING RIGHTS
         -----                                                                ------           -------------
         AWCI Class 1: Priority Claims...................................   Unimpaired      deemed to accept the
                                                                                            Plan; not entitled to
                                                                                            vote
         AWCI Class 2: Bank Secured Claims...............................   Impaired        entitled to vote
         AWCI Class 3: Other Secured Claims..............................   Impaired        entitled to vote
         AWCI Class 4: USAM Secured Note Claims..........................   Impaired        entitled to vote
         AWCI Class 5: Unsecured Claims..................................   Impaired        entitled to vote
         AWCI Class 6: Inter-Company Claims..............................   Impaired        entitled to vote
         AWCI Class 7: AWCI Stock Interests..............................   Impaired        deemed to reject the
                                                                                            Plan; not entitled to
                                                                                            vote

                              PAGENET SMR SUB, INC.


         CLASS                                                                STATUS           VOTING RIGHTS
         -----                                                                ------           -------------
         PNSMR Class 1: Priority Claims .................................   Unimpaired      deemed to accept the
                                                                                            Plan; not entitled to
                                                                                            vote
         PNSMR Class 2: Bank Secured Claims .............................   Impaired        entitled to vote
         PNSMR Class 3: Other Secured Claims ............................   Impaired        entitled to vote
         PNSMR Class 4: Unsecured Claims ................................   Impaired        deemed to reject the
                                                                                            Plan; not entitled to
                                                                                            vote
         PNSMR Class 5: Inter-Company Claims ............................   Impaired        deemed to reject the
                                                                                            Plan; not entitled to
                                                                                            vote



         CLASS                                                                STATUS           VOTING RIGHTS
         -----                                                                ------           -------------
         PNSMR Class 6: PNSMR Stock Interests............................   Impaired        deemed to reject the
                                                                                            Plan; not entitled to
                                                                                            vote

                     PAGING NETWORK CANADIAN HOLDINGS, INC.



         CLASS                                                                STATUS           VOTING RIGHTS
         -----                                                                ------           -------------
         PNCH Class 1: Priority Claims ..................................   Unimpaired      deemed to accept the
                                                                                            Plan; not entitled to
                                                                                            vote
         PNCH Class 2: Bank Secured Claims ..............................   Impaired        entitled to vote
         PNCH Class 3: Other Secured Claims .............................   Impaired        entitled to vote
         PNCH Class 4: Unsecured Claims .................................   Impaired        deemed to reject the
                                                                                            Plan; not entitled to
                                                                                            vote
         PNCH Class 5: Inter-Company Claims .............................   Impaired        deemed to reject the
                                                                                            Plan; not entitled to
                                                                                            vote
         PNCH Class 6: PNCH Stock Interests..............................   Impaired        deemed to reject the
                                                                                            Plan; not entitled to
                                                                                            vote


           ARCH WIRELESS HOLDINGS, INC. AND CONSOLIDATED AWHI ENTITIES



         CLASS                                                                STATUS           VOTING RIGHTS
         -----                                                                ------           -------------
         AWHI Class 1: Priority Claims ..................................   Unimpaired      deemed to accept the
                                                                                            Plan; not entitled to
                                                                                            vote
         AWHI Class 2: Bank Secured Claims ..............................   Impaired        entitled to vote
         AWHI Class 3: Other Secured Claims .............................   Impaired        entitled to vote
         AWHI Class 4: USAM Secured Note Claims .........................   Impaired        entitled to vote
         AWHI Class 5: Unsecured Claims .................................   Impaired        entitled to vote
         AWHI Class 6: Inter-Company Claims .............................   Impaired        entitled to vote
         AWHI Class 7: AWHI Stock Interests .............................   Impaired        deemed to reject the
                                                                                            Plan; not entitled to
                                                                                            vote
         AWHI Class 8: AWHI Consolidated Subsidiary Stock Interests......   Impaired        deemed to reject the
                                                                                            Plan; not entitled to
                                                                                            vote

B.       Treatment

         1.       Unimpaired Class of Claims

                  (a) Allowed Priority Claims: Unless the Holder of an Allowed Priority Claim and the Debtors agree to different treatment, each Holder of an Allowed Priority Claim in the class of Priority Claims for a Debtor shall receive from the applicable Reorganized Debtor, in full satisfaction, settlement, release and discharge of such Allowed Priority Claim, one of the following alternative treatments at the election of the applicable Debtor:

                           (i) to the extent due and owing as of the Effective Date, such Allowed Priority Claim shall be paid in full in Cash on the Effective Date; or

                           (ii) to the extent due and owing after the Effective Date, such Allowed Priority Claim shall be paid in full in Cash when and as such Claim becomes due and owing in the ordinary course of business.

Claims in all Classes of Priority Claims are unimpaired under the Plan are deemed to have accepted the Plan and, therefore, the Holders of Allowed Priority Claims are not entitled to vote to accept or reject the Plan.

         2.       Impaired Classes of Claims and Interests

                  (a) Allowed Bank Secured Claims: On the Effective Date, or as soon thereafter as practical, each Holder of an Allowed Bank Secured Claim against any Debtor, shall receive a Pro Rata Share of (i) $182.2 million in principal amount of New Senior Secured Notes, (ii) $91.1 million in principal amount New Subordinated Secured Notes, (iii) 91.1% of the Cash Distribution,
(iv) 13,786,252 shares of New Common Stock, and (v) 91.1% of the Secured Creditor Swing Shares. Pursuant to the terms of the Security and Intercreditor Agreement, the New AWCI Common Stock, New PNCH Common Stock and New PNSMR Common Stock shall be issuable to the Collateral Agent and the USAM Trustees or their designee as indicated in an irrevocable written direction given by the Collateral Agent and the USAM Trustees to the Debtors in accordance with the provisions of Article V.C. of the Plan on or before the Confirmation Date. AWI Class 2, AWCI Class 2, PNCH Class 2, PNSMR Class 2 and AWHI Class 2, are impaired under the Plan and, therefore, the Holders of Allowed Bank Secured Claims are entitled to vote to accept or reject the Plan. The Bank Secured Claims are hereby Allowed in the amount of $358,436.999 plus 91.1% of the Cash Distribution.

                  (b) Allowed Other Secured Claims: Unless the Holder of an Allowed Other Secured Claim and the Debtors agree to different treatment, each Holder of an Allowed Other Secured Claim in the class of Other Secured Claims for a Debtor shall receive, in full satisfaction, settlement, release and discharge of such Allowed Other Secured Claim from the applicable Reorganized Debtor, one of the following alternative treatments at the election of the applicable Debtor:

                           (i) the legal, equitable and contractual rights to which such Holder of an Allowed Other Secured Claim is entitled shall be reinstated and such Holder shall be paid by the applicable Debtor in accordance with such legal, equitable and contractual rights; or

                           (ii) the applicable Debtor shall surrender all collateral securing such Allowed Other Secured Claim to the Holder thereof, in full satisfaction, settlement, release and discharge of such Holder's Allowed Secured Claim, without representation of, warranty by or recourse against the Debtors or the Reorganized Debtors, or

                           (iii) the applicable Debtor will make deferred cash payments having a present value as of the Effective Date equal to the value of the collateral securing the Allowed Other Secured Claim and the holder of such claim shall retain its interests in the collateral.

AWI Class 3, AWCI Class 3, PNCH Class 3, PNSMR Class 3 and AWHI Class 3, are impaired under the Plan and, therefore, the Holders of Allowed Other Secured Claims are entitled to vote to accept or reject the Plan.

                  (c) Allowed USAM Secured Note Claims: On the Effective Date, each Holder of an Allowed USAM Secured Note Claim shall receive in full satisfaction, settlement, release and discharge of such Allowed Claim: a Pro Rata Share of (i) $17.8 million in principal amount of New Senior Secured Notes,
(ii) $8.9 million in principal amount of New Subordinated Secured Notes, (iii) 8.9% of the Cash Distribution, (iv) 1,346,846 shares of New Common Stock, and
(v) 8.9% of the Secured Creditor Swing Shares. Pursuant to the terms of the Security and Intercreditor Agreement, the New AWCI Common Stock, the New PNCH Common Stock and the New PNSMR Common Stock shall be issuable to the Collateral Agent and the USAM Trustees or their designee as indicated in an irrevocable written direction given by the Collateral Agent and the USAM Trustees to the Debtors in accordance with the provisions of Article V.C of the Plan on or before the Confirmation Date. AWCI Class 4, and AWHI Class 4, are impaired under the Plan and, therefore, the Holders of Allowed USAM Secured Note Claims are entitled to vote to accept or reject the Plan. The USAM Secured Note Claims are hereby Allowed in the amount of $35,017,446 plus 8.9% of the Cash Distribution.

                  (d) Allowed AWHI Unsecured Claims: On the Effective Date or as soon thereafter as practical, each Holder of an Allowed AWHI Unsecured Claim shall receive in full satisfaction, settlement, release and discharge of such Allowed Claim, a Pro Rata Share of 3,600,000 shares of New Common Stock. AWHI Class 5, is impaired under the Plan and, therefore, the Holders of Allowed AWHI Class 5 Claims are entitled to vote to accept or reject the Plan. The Bank Unsecured Claims are allowed in the amount of $________. The USAM Unsecured Note Claims are allowed in the amount of $________.

                  (e) Allowed AWCI Unsecured Claims: On the Effective Date or as soon thereafter as practical, each Holder of an Allowed AWCI Unsecured Claim shall receive in full satisfaction, settlement, release and discharge of such Allowed Claim, a Pro Rata Share of 66,902 shares of the New Common Stock. AWCI Class 4 is impaired under the Plan, and, therefore, the holders of AWCI Unsecured Claims are entitled to vote to accept or reject the Plan.

                  (f) Allowed Other Unsecured Claims: The Holders of Other Unsecured Claims will neither receive nor retain any property on account of such Claims. AWI Class 4, PNSMR Class 4 and PNCH Class 5 are impaired under the Plan, are deemed to have rejected the Plan and the Holders of Other Unsecured Claims are not entitled to vote to accept or reject the Plan.

                  (g) Inter-Company Claims: On the Effective Date all Inter-Company Claims shall be offset, contributed and/or distributed to the Applicable Debtor. AWI Class 5, AWCI Class 6, AWHI Class 6, PNSMR Class 5 and PNCH Class 5 are impaired under the Plan and, therefore, the Holders of Allowed Inter-Company Claims are entitled to vote to accept or reject the Plan.

                  (h) AWI Series F Preferred Stock Interests: On the Effective Date, all Series F Preferred Stock Interests are extinguished and the Holders thereof will neither receive nor retain any property on account of such Interests. AWI Class 6 is impaired under the Plan, is deemed to have rejected the Plan and the Holders of AWI Series F Preferred Stock Interests are not entitled to vote to accept or reject the Plan.

                  (i) AWI Series C Preferred Stock Interests: On the Effective Date, all Series C Preferred Stock Interests are extinguished and the Holders thereof will neither receive nor retain any property on account of such Interests. AWI Class 7 is impaired under the Plan, is deemed to have rejected the Plan and the Holders of AWI Series C Preferred Stock Interests are not entitled to vote to accept or reject the Plan.

                  (j) Old Stock Interests: On the Effective Date, all Old Stock Interests are extinguished and the Holders thereof will neither receive nor retain any property on account of such Interests. AWI Class 8 is impaired under the Plan, is deemed to have rejected the Plan and the Holders of Old Stock Interests are not entitled to vote to accept or reject the Plan.

                  (k) AWHI Consolidated Subsidiary Stock: As a result of the substantive consolidation of AWHI and the Consolidated AWHI Entities provided for in Article V.B of the Plan, no distribution shall be made to the Holders of AWHI Consolidated Subsidiary Stock. On the Effective Date, AWHI Consolidated Subsidiary Stock of those Consolidated AWHI Entities that will be merged into another Consolidated AWHI Entity shall be eliminated pursuant to the merger and AWHI Consolidated Subsidiary Stock for those Consolidated AWHI Entities which will retain their separate legal existence shall remain outstanding. AWHI Class 8 is impaired under the Plan, is deemed to have rejected the Plan and, therefore, the Holders of AWHI Consolidated Subsidiary Stock are not entitled to vote to accept or reject the Plan.

                  (l) AWHI Stock Interests: AWHI Stock Interests shall be contributed to the capital of AWHI after the transfers contemplated by Article V.C have been completed. AWHI shall cancel such Interests and the Holder thereof will neither receive nor retain any property on account of such Interests. AWHI Class 7 is impaired under the Plan, is deemed to have rejected the Plan and the Holder of AWHI Subsidiary Stock is not entitled to vote to accept or reject the Plan.

                  (m) AWCI Stock Interests: On the Effective Date, the AWCI Stock Interests shall be contributed to the capital of AWCI after the transfers contemplated by Article V.C have been completed. AWCI shall cancel such Interests and the Holder thereof will neither receive nor retain any property on account of such

Interests. AWCI Class 7 is impaired under Plan, is deemed to have rejected the Plan and the Holder of AWCI Subsidiary Stock is not entitled to vote to accept or reject the Plan.

                  (n) PNSMR Stock Interests: On the Effective Date, the PNSMR Stock Interests shall be contributed to the capital of PNSMR after the transfers contemplated by Article V.C have been completed. PNSMR shall cancel such Interests and the Holder thereof will neither receive nor retain any property on account of such Interests. PNSMR Class 6 is impaired under the Plan, is deemed to have rejected the Plan and the Holder of PNSRM Stock is not entitled to vote to accept or reject the Plan.

                  (o) PNCH Stock Interests: On the Effective Date, the PNCH Stock Interests shall be contributed to the capital of PNCH after the transfers contemplated by Article V.C have been completed. PNCH shall cancel such Interests and the Holder thereof will neither receive nor retain any property on account of such Interests. PNCH Class 6 is impaired under the Plan, is deemed to have rejected the Plan and the Holder of PNCH Stock Interests is not entitled to vote to accept or reject the Plan.

C.       Special Provision Governing Unimpaired Claims

         Except as otherwise provided in the Plan, including as provided in
Article X hereof, nothing under the Plan shall affect the Debtors' or the Reorganized Debtors' rights in respect of any Unimpaired Claims, including, but not limited to, all rights in respect of legal and equitable defenses to or setoffs or recoupments against such Unimpaired Claims.

                                   ARTICLE IV

                   PROVISIONS REGARDING VOTING UNDER THE PLAN

A.       Voting Claims

         Each holder of an Allowed Claim in an impaired Class of Claims that is entitled to vote on the Plan pursuant to Article III of the Plan shall be entitled to vote separately to accept or reject the Plan as provided in such order as is entered by the Bankruptcy Court establishing procedures with respect to the solicitation and tabulation of votes to accept or reject the Plan, or any other order or orders of the Bankruptcy Court.

B.       Non-consensual Confirmation

         If any impaired Class of Claims entitled to vote shall not accept the Plan by the requisite majorities provided in Section 1126(c) of the Bankruptcy Code, the Reorganized Debtors reserve the right to amend the Plan in accordance with Article XII.C hereof or undertake to have the Bankruptcy Court confirm the Plan under Section 1129(b) of the Bankruptcy Code or both. With respect to impaired Classes of Claims that are deemed to reject the Plan or that reject the Plan, other than the Class of Bank Secured Claims, the Debtor shall request the Bankruptcy Court to confirm the Plan under Section 1129(b) of the Bankruptcy Code.

C.       Elimination of Vacant Classes

         Any Class of Claims that does not have a Holder of Claims as of the date of commencement of the Confirmation Hearing by an Allowed Claim or a Claim temporarily allowed under Bankruptcy Rule 3018 shall be deemed eliminated from the Plan for purposes of voting to accept or reject the Plan and for purposes of determining acceptance or rejection of the Plan by such Class pursuant to
Section 1129(a)(8) of the Bankruptcy Code.

                                   ARTICLE V

                      MEANS FOR IMPLEMENTATION OF THE PLAN

         The New Senior Secured Notes, New Subordinated Secured Notes and New Common Stock to be distributed pursuant to the Plan shall be issued pursuant to the exemption set forth in Section 1145 (a) (1) of the Bankruptcy Code and shall be freely tradable, without restriction, by such Holders except to the extent any such Holder is an underwriter as provided in Section 1145 (b) (1) of the Bankruptcy Code. New Senior Secured Notes Indenture and New Subordinated Secured Notes Indenture will be qualified under the Trust Indenture Act of 1939. The Debtors are hereby authorized to take such actions and to execute and deliver such documents as shall be necessary or convenient to effectuate the issuance of all debt and equity securities to be issued pursuant to the Plan.

A.       Corporate Status

         Except as otherwise provided in the Confirmation Order, AWI, AWCI, AWHI, PNSMR, PNCH and those Consolidated AWHI Entities as the Debtors shall elect to maintain as separate legal entities shall, as Reorganized Debtors, continue to exist after the Effective Date as separate corporate entities, each with all the powers of a corporation, as applicable, under the laws of the respective state of incorporation or formation and without prejudice to any right to alter or terminate such existence (whether by merger or otherwise) under such applicable state law. On and after the Effective Date, the Reorganized Debtors may operate their business and may use, acquire or dispose of their property, without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules, other than those restrictions expressly imposed by the Plan or the Confirmation Order.

B.       Substantive Consolidation

         Entry of the Confirmation Order shall constitute the approval, pursuant to Section 105(a) of the Bankruptcy Code, effective as of the Effective Date, of the substantive consolidation of AWHI and the Consolidated AWHI Entities for purposes of voting on, confirmation of, and distributions under the Plan; PROVIDED, HOWEVER, AWHI and each of the Debtors in the AWHI Group shall retain its current legal form and the corporate structure of AWHI and the Consolidated AWHI Entities shall be the same after the Effective Date as before the Effective Date, in each case, except as otherwise provided or permitted herein. On and after the Effective Date, the Debtors may, without further approval of the Bankruptcy Court, cause any or all of the Debtors in the AWHI Group to be merged into any other Debtor in the AWHI Group, or to one or more new entities (whether or not related). On and after the Effective Date, (i) no distributions shall be made under the Plan on account of Inter-Company Claims among AWHI and the Debtors in the AWHI Group, (ii) all guaranties of AWHI and the Debtors in the AWHI Group of the obligations of AWHI or any other Debtor in the AWHI Group shall be eliminated so that any claim against AWHI or any Debtor in the AWHI Group and any guarantee thereof executed by AWHI or any other Debtor in the AWHI Group and any joint or several liability of any of AWHI or the Debtors in the AWHI Group shall be deemed to be one obligation of AWHI and the AWHI Group, and
(iii) each and every Claim filed or to be filed against AWHI and the Debtors in the AWHI Group shall be deemed filed against AWHI and the AWHI Group, and shall be deemed one Claim against and obligation of AWHI and the AWHI Group.

C.       New AWHI, AWCI, PNCH and PNSMR Interests

         On the Effective Date, AWHI shall issue 100 shares of New AWHI Common Stock to AWI, which shall constitute all of the issued and outstanding Interests in AWHI immediately following the Effective Date, for and in consideration of AWI issuing, on its behalf, the New Common Stock to creditors of AWHI and the Consolidated AWHI Entities pursuant to the Plan in partial satisfaction of obligations of AWHI and the Consolidated AWHI Entities. On the Effective Date, AWI shall contribute the New AWHI Common Stock to AWCI. On the Effective Date, AWCI shall issue 100 shares of New AWCI Common Stock to the Person designated by the Collateral Agent and the USAM Trustees pursuant to Article III.B. 2(a) and
(c), which shall constitute all of the issued and outstanding Interests in AWCI immediately following the Effective Date. On the Effective Date, PNCH shall issue 100 shares of New PNCH Common Stock to the Person designated by the Collateral Agent and the USAM Trustees in accordance with the provisions of Article III.B.2(a) and (c), which shall constitute all of the issued and outstanding Interests in PNCH immediately following the Effective Date. On the Effective Date, PNSMR shall issue 100 shares of New PNSMR Common Stock to the Person designated by the Collateral Agent and the USAM Trustees in accordance with the provisions of Article III.B.2(a) and (c), which shall constitute all of the issued and outstanding Interests in PNSMR immediately following the Effective Date.

D.       Vesting of Assets

         On the Effective Date, all property of the Estates, and any property acquired by the Debtors during the Chapter 11 Cases or the Reorganized Debtors under the Plan, shall vest in the Reorganized Debtors, free and clear of all Claims, liens, charges, or other encumbrances and Interests except as provided in the Plan and the Confirmation Order. From and after the Effective Date, the Reorganized Debtors may operate their businesses and may use, acquire and dispose of property, free of restrictions imposed under the Bankruptcy Code.

E.       Cancellation of Instruments and Securities

         Subject to the provisions of Article VII.B(l) and (2) of the Plan, on the Effective Date, except to the extent provided otherwise in the Plan, the Old Notes and the Old Notes Indentures, the Discount Notes, the Discount Notes Indenture and the Convertible Debentures and the Convertible Debenture Indenture, together with all related notes, certificates, security agreements, mortgages, pledges, indemnities, collateral assignments, undertakings, guaranties, and other instruments and documents, shall no longer be outstanding, shall be canceled, retired, and deemed terminated, and shall cease to exist, as permitted by Section 1123(a)(5)(F) of the Bankruptcy Code.

F.       Issuance of New Securities, Execution of Related Documents

         On the Effective Date, the Reorganized Debtors shall issue or cause to be issued all securities, instruments, certificates, and other documents, including the New Common Stock and New Secured Notes, required to be issued pursuant to the Plan and such issuance is hereby authorized without further act or action under applicable law, regulation, order or rule. The total number of shares of New Common Stock to be issued under the Plan, including New Common Stock to be issued under the Management Stock Plan, shall be 20,000,000, subject to additional shares that may be required to be issued pursuant to Article VII.B.2(l) of the Plan. The Reorganized Debtors shall execute and deliver such other agreements, documents and instruments as are required to be executed pursuant to the terms of the Plan.

G.       Corporate Governance, Directors and Officers, and Corporate Action

         1.       Certificate of Incorporation and Bylaws

         On the Effective Date, the certificates of incorporation and bylaws of each Reorganized Debtor shall be amended and restated in the form of the Restated Certificates of Incorporation and the Restated ByLaws. The Restated Certificates of Incorporation of the Reorganized Debtors will prohibit the issuance of nonvoting equity securities to the extent required by Section 1123(a) of the Bankruptcy Code without any further actions by the stockholders or directors of the Debtors, the Debtors in Possession or the Reorganized Debtors. After the Effective Date, the Reorganized Debtors may amend and restate their Restated Certificates of Incorporation as provided therein or by applicable law.

H.       Directors and Officers

         1.       The Reorganized Debtor.

         Subject to any requirement of Bankruptcy Court approval pursuant to
Section 1129(a)(5) of the Bankruptcy Code, on the Effective Date, (i) the initial directors of each Debtor shall be appointed by the Required Secured Lenders, and (ii) the officers of each Debtor immediately prior to the Effective Date shall be the initial officers of each Reorganized Debtor. All directors of the Debtors serving immediately prior to the Effective Date shall be deemed to have resigned as of the Effective Date. Pursuant to Section 1129(a)(5), the Debtors will disclose, on or prior to the Confirmation Date, the identity and affiliations of any other Person proposed to serve on the initial board of directors of the Reorganized Debtors or as an initial officer of the Reorganized Debtors, and, to the extent such Person is an Insider, the nature of any compensation for such Person. The classification and composition of the board of directors shall be consistent with the respective Restated Certificates of Incorporation. Each such director and officer shall serve from and after the Effective Date pursuant to the terms of its respective Restated Certificate of Incorporation and Restated Bylaws and certificate of formation, as applicable, of the Reorganized Debtors and the applicable corporation law of the state in which the Reorganized Debtor is organized.

         2.       Corporate Action

         On the Effective Date, and as provided in the Plan, the adoption of the Restated Certificate of Incorporation and the Restated By-laws, the selection of directors and officers for the Reorganized Debtors, and all actions of the Debtors and the Reorganized Debtors contemplated by the Plan shall be deemed, without further action of any kind or nature, to be authorized and approved in all respects (subject to the provisions of the Plan and Confirmation Order). All matters provided for in the Plan involving the corporate structure of the Debtors and the Reorganized Debtors and any corporate action required by the Debtors and the Reorganized Debtors in connection with the Plan, shall be deemed to have timely occurred in accordance with applicable state law and shall be in effect, without any requirement of further action by the security holders or directors of the Debtors and the Reorganized Debtors. Notwithstanding the foregoing, on the Effective Date the appropriate officers and members of the boards of directors of the Reorganized Debtors are and shall be authorized and directed to take or cause to be taken all such actions as may be necessary or appropriate to issue, execute and deliver the agreements, documents, certificates, securities and instruments contemplated by the Plan in the name of and on behalf of the Reorganized Debtors.

I.       Registration Rights Agreement

         If any Holder will be the beneficial owner (within the meaning of Section 13(d)(3) of the Securities and Exchange Act of 1934) of 10% or more of the New Common Stock to be issued on the Effective Date, the Reorganized Debtors shall offer to enter into a Registration Rights Agreement with any such Holders with respect to the New Common Stock and New Secured Notes to be issued to such Holders.

J.       Management Stock Plan

         On the Effective Date, the Reorganized Debtors shall adopt the Management Stock Plan which shall provide for six percent of the New Common Stock to be issued pursuant to the Plan, including the shares to be issued pursuant to the Management Stock Plan (the "Management Stock"), for issuance at a nominal price to certain members of the continuing management of the Reorganized Debtors to vest 1/3 on the first anniversary of the Effective Date, 1/3 on the second anniversary of the Effective Date and 1/3 on the third anniversary of the Effective Date subject to adjustment. The Management Stock Plan shall provide that the Secured Creditor Swing Shares shall not be issued to management. The Management Stock Plan shall be substantially in the form submitted in the Plan Supplement. Any unvested New Common Stock granted under the Management Stock Plan shall not vest if the employment of an employee entitled to such grant is terminated for any reason.

                                   ARTICLE VI

              TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

A.       Assumption of Executory Contracts and Unexpired Leases

         1.       Assumption and Rejection

         On and after the Effective Date, all executory contracts and unexpired leases, including, without limitation, all Compensation and Benefit Plans, to which any of the Debtors are a party shall be deemed to have been assumed by that respective Debtor in accordance with the provisions and requirements of Sections 365 and 1123 of the Bankruptcy Code, except for those executory contracts and unexpired leases that (1) have been rejected by order of the Bankruptcy Court, (2) are the subject of a motion to reject pending on the Effective Date, (3) are identified as being rejected on a Schedule C (executory contracts) and Schedule C-1 (unexpired leases), which Schedules shall be included in the Plan Supplement; PROVIDED, HOWEVER, the Debtors reserve the right, on or prior to the Confirmation Date, to amend Schedules C or C-1 to delete any executory contract or an unexpired lease therefrom or add any executory contract or unexpired lease thereto, in which event such executory contract(s) or unexpired lease(s) shall be deemed to be, respectively, assumed by the Debtors or rejected. The Debtors shall provide notice of any amendments to Schedules C or C-1 and to the parties to the executory contracts and unexpired leases affected thereby, or (4) are rejected pursuant to the terms of the Plan. The listing of a document on Schedules C or C-1 shall not constitute an admission by the Debtor that such document is an executory contract or an unexpired lease or that the Debtors have any liability thereunder.

         2.       Approval of Assumption or Rejection

         Entry of the Confirmation Order shall, subject to and upon the occurrence of the Effective Date, constitute (i) the approval, pursuant to Sections 365(a) and 1123(b)(2) of the Bankruptcy Code, of the assumption of the executory contracts and unexpired leases assumed pursuant to Article VI.A hereof, (ii) the extension of time, pursuant to Section 365(d)(4) of the Bankruptcy Code, within which the Debtors may assume, assume and assign or reject the unexpired leases through the date of entry of an order approving the assumption and assignment or rejection of such unexpired leases and (iii) the approval, pursuant to Sections 365(a) and 1123(b)(2) of the Bankruptcy Code, of the rejection of the executory contracts and unexpired leases rejected pursuant to Article VI.A hereof.

         3. Schedules of Rejected Executory Contracts and Unexpired Leases; Inclusive

         Each executory contract and unexpired lease listed or to be listed on Schedules C or C-1 that relates to the use or occupancy of real estate property shall include (i) modifications, amendments, supplements, restatements, or other agreements made directly or indirectly by any agreement, instrument, or other document that in any manner affects such executory contract or unexpired lease, without regard to whether such agreement, instrument, or other document is listed on Schedules C or C-1 and (ii) executory contracts or unexpired leases appurtenant to the premises leased pursuant to any unexpired lease listed on Schedules C or C-1, including, without limitation, all easements, licenses, permits, rights, privileges, immunities, options, rights of refusal, powers, uses, usufructs, reciprocal easement agreements, vault, tunnel or bridge agreements or franchises, and any other interests in real estate or rights IN REM relating to such premises to the extent any of the foregoing are executory contracts or unexpired leases, unless any of the foregoing agreements previously has been assumed or assumed and assigned by the Debtor.

         4.       Insurance Policies

         All of the Debtors' insurance policies and any agreements, documents or instruments relating thereto, are treated as executory contracts under the Plan. Nothing contained in this Article VI.A.4 shall constitute or be deemed a waiver of any Cause of Action that the Debtors may hold against any entity, including, without limitation, the insurer under any of the Debtors' policies of insurance.

         5.       Retiree Benefits

         Payments, if any, due to any Person for the purpose of providing or reimbursing payments for retired employees and their spouses and dependents for medical, surgical, or hospital care benefits, or benefits in the event of sickness, accident, disability, or death under any plan, fund, or program (through the purchase of insurance otherwise) maintained or established in whole or in part by the Debtors prior to the Petition Date shall be continued for the duration of the period the Debtors have obligated themselves to provide such benefits.

B.       Claims Based on Rejection of Executory Contracts or Unexpired Leases

         All proofs of claim with respect to Claims arising from the rejection of executory contracts or unexpired leases, if any, must be Filed with the Bankruptcy Court within thirty (30) days after the date of entry of an order of the Bankruptcy Court (including the Confirmation Order) approving such rejection. Holders of such Claims who fail to File proofs of claims within such deadline(s) shall be forever barred from asserting such Claims against the Debtors, and Reorganized Debtors, including their respective Estates, unless otherwise ordered by the Bankruptcy Court or provided for in this Plan. Claims arising from the rejection of executory contracts or unexpired leases that become Allowed Claims shall be classified and treated as Unsecured Claims of the Debtor who was party to the rejected agreement.

C.       Cure of Defaults for Executory Contracts and Unexpired Leases Assumed

         At least twenty days prior to the Confirmation Date the Debtors shall file and serve on all parties to executory contracts and unexpired leases to be assumed as of the Effective Date, a schedule setting forth the amount of cure and compensation payments to be provided by the Reorganized Debtors in accordance with Section 365(b)(1) of the Code. Objections to any such proposed cure payment must be made by the deadline for filing objections to confirmation of the Plan, and will be determined, if necessary, at the Confirmation Hearing. A party to an assumed executory contract or unexpired lease that does not file an appropriate pleading with the Bankruptcy Court on or before the deadline set by the Bankruptcy Court for objection to the cure amount is deemed to have waived its right to dispute such amount. All unpaid cure and compensation payments under any executory contracts or unexpired leases that are assumed or assumed and assigned under the Plan (including, without limitation, Claims filed in the Cases or listed in the Schedules and Allowed by order of the Bankruptcy Court prior to the Confirmation Date that relate to executory contracts or unexpired leases that are assumed or assumed and assigned under the Plan) will be made by the Reorganized Debtors as soon as practicable after the Effective Date, but not later than thirty days after the Effective Date. In the event of a dispute regarding: (1) the existence of any default or the amount of any cure payments, (2) the ability of the Reorganized Debtors or any assignee to provide "adequate assurance of future performance" (within the meaning of Section 365 of the Bankruptcy Code) under the executory contract or unexpired lease to be assumed or (3) any other matter pertaining to assumption of such contracts or leases, any cure payments required by Section 365 (b) (1) of the Bankruptcy Code shall be made following the entry of a Final Order by the Bankruptcy Court resolving the dispute and otherwise approving the assumption.

D.       Indemnification of Directors, Officers and Employees

         The obligations of the Debtors to indemnify any Person serving at the Petition Date or thereafter as one of its directors, officers or employees by reason of such Person's service in such capacity, or as a director, officer or employee of any other corporation or legal entity, to the extent provided in the Debtors' constituent documents or by a written agreement with the Debtors or the law of the state in which the Reorganized Debtor is organized, shall be deemed and treated as executory contracts that are assumed by the Debtors pursuant to the Plan and Section 365 of the Bankruptcy Code as of the Effective Date. Any such indemnification obligations shall survive unimpaired and unaffected by entry of the Confirmation Order, irrespective of whether such indemnification is owed for an act or event occurring before or after the Petition Date. If the Reorganized Debtors purchase director and officer liability insurance for any period following the Effective Date, such policy or policies shall, include as covered claims, claims made against officers and directors that arise out of facts or circumstances for a period of six years prior to the effective date of such policy or policies on the same terms and conditions and subject to the same limitations as for claims arising out of acts or circumstances after the Effective Date.

                                  ARTICLE VII

                       PROVISIONS GOVERNING DISTRIBUTIONS

A.       Timing of Distribution; Disputed Claims

         Except as otherwise provided herein or by order of the Bankruptcy Court, distributions to be made on the Effective Date on account of Claims that are Allowed as of the Effective Date and are entitled to receive distributions under the Plan shall be made on the Effective Date or as promptly thereafter as practicable. For purposes of calculating a Pro Rata Share, the amount of the total Allowed Claims in each Class shall be calculated as if all unresolved Disputed Claims in each Class were Allowed in the full amount thereof.

B.       Methods of Distribution

         1. Cash Distributions to Holders of Bank Secured Claims and USAM Secured Note Claims. The Cash Distribution to be made on account of Allowed Bank Secured Claims shall be made by AWHI to the Administrative Agent for delivery by the Administrative Agent to individual Holders of such Claims in accordance with the provisions of the Credit Agreement, or as otherwise agreed between the Administrative Agent and any holder of an Allowed Bank Secured Claim, subject to any Agent Bank Charges as provided in the Credit Agreement. The Cash Distribution to be made on account of USAM Secured Note Claims will be made by AWHI to the USAM Indenture Trustees on the Effective Date or the first Business Day thereafter, which will, subject to the rights of such Indenture Trustees, if any, as against holders of the USAM Secured Note Claims under the USAM Note Indenture, transmit, upon surrender by a holder of its USAM Notes, the cash to which such holder is entitled under the Plan. The reasonable fees and expenses of the USAM Trustees incurred in connection with making such distributions, unless otherwise paid thereunder, will be paid by Reorganized Debtors to the extent so required by the USAM Note Indentures or as otherwise agreed between Reorganized Debtors and USAM Trustees, and in any case subject to required approvals of the Bankruptcy Court, if any.

          2.       Distributions of New Secured Notes and New Common Stock

                  (a) Distributions from Reorganized Debtors. All distributions provided for in the Plan of New Secured Notes and New Common Stock shall be made by the Debtors to the Exchange Agent for delivery by the Exchange Agent to individual holders of Bank Claims, USAM Note Claims and Senior Note Claims as provided in the Plan. Notwithstanding the provisions of Article V.E above regarding cancellation of the Old Notes Indentures, the distribution provisions of the Old Notes Indentures shall continue in effect to the extent necessary to authorize the Exchange Agent to receive and distribute to Holders of Allowed Old Notes Claims distributions received by the Exchange Agent pursuant to the Plan on account of Allowed Old Notes Claims and shall terminate completely upon completion of all distributions. The Reorganized Debtors shall have no liability for any act or omission of the Exchange Agent. The Exchange Agent shall serve without bond and may employ or contract with other entities to assist in or make the distributions required by the Plan.

                  (b) Distributions from the Exchange Agent. As soon as practicable after the Effective Date, the Reorganized Debtors shall cause the Exchange Agent to send a letter of transmittal to each Holder of an Allowed Bank Claim, USAM Note Claim and Senior Note Claim advising such Holder of the effectiveness of the Plan and the instructions for delivering to the Exchange Agent any USAM Notes and Senior Notes, in the case of holders of Bank Notes and USAM Notes, in exchange for the New Senior Secured Notes, New Subordinated Secured Notes, and the New Common Stock and, in the case of holders of Senior Notes, in exchange for New Common Stock, in each case, issuable or distributable pursuant to the Plan. Such letter of transmittal shall specify that delivery of any USAM Notes and Senior Notes shall be effected, and that risk of loss and title thereto shall pass, only upon delivery of such USAM Notes and Senior Notes to the Exchange Agent in accordance with the terms and conditions of such letter of transmittal. Such letter of transmittal shall be in such form and have such other provisions as Debtors may reasonably require. It shall be a condition to receipt of any distribution that the Holder of USAM Notes and Senior Notes surrender or be deemed to have surrendered, in accordance with Section VII.B.2(c), the Old Notes. The Holders of Bank Notes shall not be required to exchange Bank Notes to receive their distributions under the Plan.

                  (c) Lost or Stolen Notes. In addition to any requirements under the Old Notes Indentures, or any related agreement, in the event any Old Notes shall have been lost, stolen or destroyed, then upon the delivery to the Exchange Agent of an affidavit attesting to the fact by the Holder of the Old Notes Claim relating to such note, and the posting by such Holder of a bond or the giving by such Holder of an indemnity as may be reasonably required by the Reorganized Debtors as indemnity against any claim that may be made against either of them with respect to such note, the Exchange Agent shall distribute the New Senior Secured Notes, New Subordinated Secured Notes, and the shares of the New Common Stock, and any interest payments or dividends and other distributions with respect thereto, issuable or payable in exchange for such lost, stolen or destroyed note pursuant to the provisions of the Plan. Upon compliance with this Article VII.B.2(c) by a Holder of an Allowed Claim evidenced by an Old Note or such Holder shall, for all purposes under the Plan, be deemed to have surrendered such note.

                  (d) Failure to Surrender Canceled Notes. Any Holder of an Old Notes Claim that fails to surrender or is deemed to have failed to surrender any applicable Old Notes required to be delivered hereunder, or fails to comply with the provisions of Article VII.B.2(c) hereof, shall (i) within 180 days after the Effective Date, be entitled to look only to the Reorganized Debtors for their distributions under the Plan, or (ii) within one (1) year after the Effective Date, have its Claim for a distribution pursuant to the Plan on account of such an Old Note discharged and be forever barred from asserting any such Claim against the Reorganized Debtors or their property. In the event a claim for a distribution pursuant to the Plan on account of such Old Note is discharged, such distribution shall vest in the Reorganized Debtors in accordance with
Article VII.C.4 of the Plan.

                  (e) Distribution Record Date. As of the close of business on the Distribution Record Date, the respective transfer books and records for the Bank Notes and Old Notes as maintained by the Administrative Agent or pertinent Indenture Trustee (in the case of the Old Notes), or their respective agents, shall be closed and any transfer of Bank Notes and Old Notes or any interest therein shall be prohibited. The Reorganized Debtors, the Exchange Agent and their respective agents shall have no obligation to recognize the transfer of any Bank Notes and Old Notes occurring after the Distribution Record Date, and shall be entitled for all purposes herein to recognize and deal only with those Holders of record as of the close of business on the Distribution Record Date.

                  (f) Unregistered Transfers. In the event of a transfer of ownership of a Bank Note or an Old Note that is not registered in the respective transfer books and records of the Administrative Agent or pertinent Indenture Trustee, the property to be distributed to the Holder of the Bank Claim or Old Notes Claim with respect to such Claim shall be delivered to the Holder of record on the Distribution Record Date unless the transferee of such Holder delivers an executed letter of transmittal to the Exchange Agent, in form satisfactory to the Exchange Agent, accompanied by such documents as are required to evidence and effect such transfer and to evidence that all applicable transfer taxes have been paid.

                  (g) New Senior Secured Notes, New Subordinated Secured Notes or New Common Stock Issued in Different Name. If any New Senior Secured Notes, New Subordinated Secured Notes or New Common Stock is to be issued or distributed in a name other than that in which the Old Note surrendered in exchange therefor is registered, it shall be a condition of such exchange that
(i) the Old Note so surrendered shall be transferable, and shall be properly assigned and endorsed, (ii) such transfer shall otherwise be proper and (iii) the Holder requesting such transfer shall pay all transfer or other taxes payable by reason of the foregoing and establish to the satisfaction of the Exchange Agent that such taxes have been paid.

                  (h) Distributions With Respect to Unexchanged Notes. Whenever a payment is due with respect to the New Senior Secured Notes or New Subordinated Secured Notes or a dividend or other distribution is declared with respect to New Common Stock, and the payment date or the record date for such distribution, as applicable, is on or after the Effective Date, such payment or declaration shall be made to the person to whom the New Senior Secured Notes, New Subordinated Secured Notes and New Common Stock as applicable, is issuable and shall include dividends or other distributions with respect to all shares of New Common Stock, issuable or distributable pursuant to the Plan. No payments or dividends or other distributions with respect to New Secured Notes and New Common Stock, as applicable, shall be paid to any holder of any unsurrendered Old Note until the same is surrendered for exchange in accordance with the provisions of this
Article VII.B. Subject to applicable law, following the surrender of any Old Note, there shall be issued or distributed to the Holder of such Old Note, the New Senior Secured Notes, New Subordinated Secured Notes and certificates representing shares of New Common Stock issued or distributed in exchange therefor, together with the dividends or other distributions payable with respect to such shares of New Common Stock. For purposes of dividends or other distributions with respect to shares of New Common Stock, all such shares to be issued or distributed pursuant to the Plan shall be deemed issued and distributed as of the Effective Date.

                  (i) Voting With Respect to Unexchanged Notes. Subject to the provisions of Article VII.B.2 (d) hereof, at any meeting of stockholders of New Common Stock with a record date on or after the Effective Date, registered Holders of unsurrendered Old Notes shall be entitled to vote the number of shares of New Common Stock represented by such Bank Notes and Old Notes, regardless of whether such Holders have exchanged their Old Notes; provided, that any such vote shall be at the times, upon the conditions, and in the manner prescribed by the certificate of incorporation and by-laws of AWI.

                  (j) Hart-Scott-Rodino Compliance. Any shares of New Common Stock to be distributed under the Plan to any entity required to file a Premerger Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, shall not be distributed until the notification and waiting periods applicable under such Act to such entity shall have expired or been terminated.

                  (k) Minimum Distributions. No payment of Cash less than $25 shall be made by the Reorganized Debtors to any holder of a Claim unless a request therefor is made in writing to the Reorganized Debtors.

                  (l) Fractional Shares. No fractional shares of New Common Stock, or Cash in lieu thereof, shall be distributed under the Plan. When any distribution pursuant to the Plan on account of an Allowed Claim or Allowed Equity Interest would otherwise result in the issuance of a number of shares of New Common Stock that is not a whole number, the actual distribution of shares of New Common Stock shall be rounded as follows: (i) fractions of 1/2 or greater shall be rounded to the next higher whole number; and (ii) fractions of less than 1/2 shall be rounded to the next lower whole number. The total number of shares of New Common Stock to be distributed to holders of Allowed Claims shall be adjusted as necessary to account for the rounding provided in this Article VII.B.2(1).

                  (m) Fractional Notes. No fractional New Senior Secured Notes and/or New Subordinated Secured Notes, or Cash in lieu thereof, shall be distributed under the Plan. When any distribution pursuant to the Plan on account of an Allowed Claim would otherwise result in the issuance of New Senior Secured Notes and/or New Subordinated Secured Notes that is not in a denomination of $1,000, the actual distribution of New Senior Secured Notes and/or New Subordinated Secured Notes shall be rounded as follows: (i) fractions of 1/2 or greater shall be rounded to the next higher $1,000 denomination; and
(ii) fractions of less than 1/2 shall be rounded to the next lower $1,000 denomination. The total amount of New Senior Secured Notes and/or New Subordinated Secured Notes to be distributed to holders of Allowed Claims shall be adjusted as necessary to account for the rounding provided in this Article VII.B.(2)(m).

                  (n) Tort Claims. All Tort Claims are Disputed Claims. Any Tort Claim as to which a proof of claim was timely filed in the Chapter 11 Cases shall be determined and liquidated in the administrative or judicial tribunal(s) in which it is pending on the Effective Date, or, if no action was pending on the Effective Date, in any administrative or judicial tribunal of appropriate jurisdiction, or in accordance with any alternative dispute resolution or similar proceeding as same may be approved by order of a court of competent jurisdiction. Any Tort Claim determined and liquidated (i) pursuant to a judgment obtained in accordance with this Article VII.B.2(n) and applicable nonbankruptcy law that has become a Final Order or (ii) in any alternative dispute resolution or similar proceeding as same may be approved by order of a court of competent jurisdiction, shall be deemed an Allowed Unsecured Claim or the Debtor responsible therefor in such liquidated amount and satisfied in accordance with the Plan. Nothing contained in this Article VII.B.2(n) shall impair the Debtors' right to seek estimation of any and all Tort Claims in a court or courts of competent jurisdiction or constitute or be deemed a waiver of any Cause of

Action that the Debtors may hold against any entity, including, without limitation, in connection with or arising out of any Tort Claim.

                  (o) Distributions to Holders of Unsecured Claims. All distributions provided for in the Plan on account of Allowed Unsecured Claims other than distributions made on account of Bank Unsecured Claims, USAM Unsecured Note Claims and Senior Note Claims shall be made by AWI by the issuance to the Exchange Agent of the number of shares of New Common Stock distributable to holders of Unsecured Claims other than Bank Unsecured Claims, USAM Unsecured Note Claims and Senior Note Claims. The Exchange Agent shall distribute the New Common Stock to the Holders of Allowed Unsecured Claims. No distribution shall be made unless and until the Unsecured Claim becomes an Allowed Claim.

         3.       Disputed Claim Reserve and Distribution Thereof

         On the Effective Date, the Debtors shall reserve from distribution a number of shares of New Common Stock equal to the number of shares of New Common Stock that would be distributed to Holders of Disputed AWCI Class 5 Claims and Disputed AWHI Class 5 Claims if such Claims were Allowed Claims (the "Reserved Shares"). The Reserved Shares will be distributed to the Holders of Disputed Claims to the extent such Claims become Allowed Claims in accordance with the provisions of Article VII.C.3 and to the extent such Disputed Claims are Allowed for an amount less than the amount for which New Common Stock was reserved, to the other Holders of Allowed AWCI Class 5 Claims and Allowed AWHI Class 5 Claims at the times provided for in Article VII C.3.

C.       Undeliverable and Unclaimed Distributions

         1.       Delivery of Distributions

         All property under the Plan to be distributed by mail shall be sent to the latest mailing address Filed with the Bankruptcy Court for the party entitled thereto, or, if no such mailing address has been so Filed, the mailing address reflected in the Debtors' books and records or, in the case of the Holders of Allowed Old Notes Claims, to the latest mailing address maintained of record by the pertinent Indenture Trustee or, if no mailing address is maintained of record, to the pertinent Indenture Trustee.

         2.       Undeliverable Distributions

         If any distribution to the Holder of an Allowed Claim is returned as undeliverable, no further distributions shall be made to such Holder unless and until the Reorganized Debtors are notified in writing of such Holder's then-current address. Undeliverable distributions made by the Reorganized Debtors or the Exchange Agent shall be returned to the Reorganized Debtors and shall remain in the possession of the Reorganized Debtors pursuant to this
Article VII.C. until such time as a distribution becomes deliverable. The Reorganized Debtors shall have no obligation to attempt to locate any Holder with regard to whom a distribution has been returned as undeliverable, forwarding time expired or similar indication. Undeliverable distributions shall not be entitled to any interest, dividends or other accruals of any kind.

         3.       Distributions After the Effective Date

         Within 20 days after the end of each six-month anniversary following the Effective Date, the Reorganized Debtors shall make all distributions, as provided herein or in the Confirmation Order, that become deliverable during the preceding six months, including payments to (a) Holders of Allowed Claims who become entitled to additional distributions as a result of the disallowance or reduction of a Disputed Claim, and (b) Holders of Disputed Claims that become Allowed Claims, provided however, if less than 10,000 shares of New Common Stock are available for distribution, the Reorganized Debtors shall not be required to make a subsequent distribution unless such distribution will be the final distribution.

         4.       Failure to Claim Undeliverable Distributions

         The Reorganized Debtors shall File with the Bankruptcy Court, on each anniversary following the Effective Date and prior to the time the Chapter 11 Cases are closed, a listing of the Holders of unclaimed distributions. This list shall be maintained until the entry of an order and/or Final Decree concluding the Chapter 11 Cases. Any Holder of an Allowed Claim that does not assert a Claim pursuant to the Plan for an undeliverable distribution within one year after the Effective Date for distributions made on or about the Effective Date and with respect to distributions to be made under Article VII.C.3, one year after the date of such a subsequent distribution, shall have its Claim for such undeliverable distribution discharged and shall be forever barred from asserting any such Claim against the Reorganized Debtor or its property. In such cases:
(i) any Cash held for distribution on account of such Claims shall be property of the Reorganized Debtors, free of any restrictions thereon; and (ii) any New Senior Secured Notes, New Subordinated Secured Notes, New Common Stock held for distribution on account of such Claims or Interests shall be canceled and of no further force or effect. Nothing contained in the Plan or Confirmation Order shall require the Reorganized Debtors, the Administrative Agent Bank, the Exchange Agent, the Indenture Trustees or the disbursing agents to attempt to locate any Holder of an Allowed Claim or Allowed Interest.

D.       Compliance with Tax Requirements

         In connection with the Plan, to the extent applicable, the Reorganized Debtors shall comply with all tax withholding and reporting requirements imposed on them by any governmental unit, and all distributions pursuant to the Plan shall be subject to such withholding and reporting requirements. Notwithstanding any other, provision of this Plan, each Person or Entity that has received any distribution pursuant to the Plan shall have sole and exclusive responsibility for the satisfaction and payment of any tax obligation imposed by any governmental unit, including income, withholding and tax obligations, on account of such distribution.

E. Compensation and Reimbursement to Exchange Agent and Information Agent for Services Related to Balloting and Distributions

         The Exchange Agent and the Information Agent providing services related to distributions pursuant to the Plan shall receive from the Reorganized Debtors, without further Bankruptcy Court approval, reasonable compensation for such services and reimbursement of reasonable out-of-pocket expenses incurred in connection with such services. These payments shall be made on terms agreed to with the Reorganized Debtors.

F.       Setoffs

         Except with respect to Bank Secured Claims and USAM Secured Note Claims, the Reorganized Debtors may, pursuant to Section 553 of the Bankruptcy Code or applicable non-bankruptcy law, set off against any Allowed Claim and the distributions to be made pursuant to the Plan on account of such Claim (before any distribution is made on account of such Claim), the claims, rights and Causes of Action of any nature that the Debtors or the Reorganized Debtors may hold against the Holder of such Allowed Claim; provided that neither the failure to effect such a setoff nor the allowance of any Claim hereunder shall constitute a waiver or release by the Debtors or the Reorganized Debtors of any such claims, rights and Causes of Action that the Debtors or the Reorganized Debtors may possess against such Holder.

                                  ARTICLE VIII

                    PROCEDURES FOR RESOLVING DISPUTED CLAIMS

A.       Prosecution of Objections to Claims and Interests

         Except as to applications for allowance of compensation and reimbursement of expenses under Sections 328, 330 and 503 of the Bankruptcy Code, the Reorganized Debtors shall on and after the Effective Date have the exclusive authority to object, settle, compromise, withdraw, assign or litigate to judgment any and all Claims and objections to Claims including Administrative Expense Claims. All objections to Claims must be filed by the Objection Deadline.

B.       Estimation of Claims

         The Debtors or the Reorganized Debtors may, at any time, request that the Bankruptcy Court estimate any contingent or unliquidated Claim pursuant to
Section 502(c) of the Bankruptcy Code regardless of whether the Debtors or the Reorganized Debtors have previously objected to such Claim or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court shall retain jurisdiction to estimate any Claim at any time during litigation concerning any objection to any Claim, including during the pendency of any appeal relating to any such objection. In the event that the Bankruptcy Court estimates any contingent or unliquidated Claim, that estimated amount shall constitute either the Allowed amount of such Claim or a maximum limitation on such Claim, as determined by the Bankruptcy Court. If the estimated amount constitutes a maximum limitation on such Claim, the Debtors or Reorganized Debtors may elect to pursue any supplemental proceedings to object to any ultimate payment on such Claim. All of the aforementioned Claims objection, estimation and resolution procedures are cumulative and not necessarily exclusive of one another. Claims may be estimated and subsequently compromised, settled, withdrawn or resolved by any mechanisms approved by the Bankruptcy Court.

C.       Payments and Distributions on Disputed Claims

         Notwithstanding any provision in the Plan or Confirmation Order to the contrary, except as otherwise agreed to by the Reorganized Debtors in their sole discretion, or as otherwise ordered by the Bankruptcy Court, no partial payments and no partial distributions shall be made with respect to a Disputed Claim until the resolution of such disputes by settlement or Final Order. After a Disputed Claim becomes an Allowed Claim, the Holder of such Allowed Claim shall receive all payments and distributions to which such Holder is then entitled in accordance with Article VII.C.3 of the Plan. Notwithstanding the foregoing, any Person who holds both an Allowed Claim(s) and a Disputed Claim(s) shall receive the appropriate payment or distribution on the Allowed Claim(s), although, except as otherwise agreed by the Reorganized Debtors in its sole discretion, no payment or distribution shall be made on the Disputed Claim(s) until such dispute is resolved by settlement or Final Order.

                                   ARTICLE IX

        CONDITIONS PRECEDENT TO CONFIRMATION AND CONSUMMATION OF THE PLAN

A.       Condition to Confirmation

         The Plan shall not be confirmed by the Bankruptcy Court unless the following conditions have been satisfied or waived pursuant to Article IX.C of the Plan: (a) Debtor shall have received from the Collateral Agent and the USAM Trustees an irrevocable direction that the New AWCI Common Stock, the New PNCH Common Stock and the New PNSMR Common Stock shall be issued on the Effective Date to AWI; (b) all exhibits and schedules to the Plan, including those contained in the Plan Supplement, shall be in form and substance reasonably acceptable to the Steering Committee; (c) the Holders of Bank Secured Claims shall have voted to accept the Plan by the requisite statutory majorities provided in Section 1126(c) of the Bankruptcy Code; (d) no material adverse change in the business, assets, operations, property, condition (financial or otherwise) of the Debtors (taken as a whole) shall have occurred since the date the Disclosure Statement was approved; and (e) the amount for which AWHI Class 5 Claims, other than Bank Unsecured Claims and USAM Unsecured Note Claims, are likely to be Allowed, shall not exceed $120 million in the reasonable estimate of the Debtors and the Steering Committee.

B.       Conditions to Effective Date

         The following are conditions to the Effective Date that may be satisfied or waived in accordance with Article IX.C below:

         1. At least 10 days have elapsed since the Confirmation Date and the Confirmation Order shall have become a Final Confirmation Order.

         2. All Telecommunication Authorizations, and other authorizations, consents, regulatory approvals, rulings, letters, opinions or documents that are determined by the Debtors to be necessary to implement the Plan, have been obtained and are in full force and effect and shall be reasonably satisfactory to the Administrative Agent.

         3. All actions, documents and agreements necessary to implement the Plan, including those contained in the Plan Supplement, shall have been effected or executed to the reasonable satisfaction of the Administrative Agent.

         4. If the New Common Stock has not been accepted for listing on a nationally recognized market or exchange or OTC Bulletin Board, AWI shall have used reasonable efforts to have the New Common Stock listed on a nationally recognized market or exchange or OTC Bulletin Board.

C.       Waiver of Conditions

         The Debtors may waive with the written consent of the Steering Committee any of the conditions set forth in this Article IX without leave or order of the Bankruptcy Court and without any formal action.

D.       Effect of Failure of Conditions.

         In the event that one or more of the conditions specified in Article IX.B of the Plan have not occurred on or before 60 days after the Confirmation Date or have not been waived pursuant to Article IX.C. hereof, (a) the Confirmation Order shall be vacated, (b) no distributions under the Plan shall be made, (c) the Debtors and all holders of Claims and Equity Interests shall be restored to the STATUS QUO ANTE as of the day immediately preceding the Confirmation Date as though the Confirmation Date never occurred and (d) the Debtors' obligations with respect to Claims and Equity Interests shall remain unchanged and nothing contained herein shall constitute or be deemed a waiver or release of any Claims or Equity Interests by or against the Debtor or any other Person or to prejudice in any manner the rights of the Debtors or any Person in any further proceedings involving the Debtors.

E.       Effect of Vacation of Confirmation Order

         If the Confirmation Order is vacated, the Plan shall be null and void in all respects and nothing contained in the Plan or the Disclosure Statement shall: (1) constitute a waiver or release of any Claims by or against, or any Interests in, the Debtors; (2) prejudice in any manner the rights of the Debtors; or (3) constitute an admission, acknowledgement, offer or undertaking by the Debtors in any respect.

                                   ARTICLE X

                   RELEASE, INJUNCTION AND RELATED PROVISIONS

A.       Releases of D&O Releasees

         In consideration of the efforts expended and to be expended by the individual members of the Debtors' officers and directors in conjunction with the Debtors' operational and financial restructuring during the Chapter 11

Cases, on the Effective Date, the Debtors and the Reorganized Debtors automatically shall release and shall be deemed to release the D&O Releasees from any and all Claims, obligations, rights, suits damages, Causes of Action, remedies and liabilities whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity or otherwise, that the Debtors or their estates would have been legally entitled to assert in their own right or on behalf of the Holder of any Claim or Interest or other Person, based in whole or in part upon any actions, conduct or omissions occurring prior to the Effective Date and including any actions, conduct or omissions occurring in connection with the Chapter 11 Cases. The Confirmation Order shall constitute an order approving the compromise, settlement and release of any and all such claims pursuant to Section 1123(b)(3)(A) of the Bankruptcy Code.

B.       Release of Lender Releasees

         As of the Effective Date, the Debtors, on behalf of themselves and all of their successors and assigns, and each of the Debtors' estates (collectively, including the Debtors and their estates, the "Releasing Parties") will be deemed to have forever released, waived and discharged each of the Lender Releasees from all claims (as such term is defined in Section 101(5) of the Bankruptcy
Code), obligations, suits, judgments, damages, demands, debts, rights, causes of action, liabilities, rights of contribution and rights of indemnification, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity or otherwise (collectively, "Claims"), that are based in whole in part on any act, omission, transaction, or other occurrence taking place on or prior to the Effective Date in any way relating to the Chapter 11 Cases, the Plan, the Credit Agreement or any document related thereto, the DIP Facility or any document or agreement related thereto, the Bank Claims, or any Bank's or DIP Lender's loan relationship relating to the Credit Agreement or DIP Facility, as the case may be, with the Debtors, which any Releasing Party has, had or may have against a Lender Releasee. Such release will be effective notwithstanding that any Releasing Party or other person or entity may hereafter discover facts in addition to, or different from, those which that party now knows or believes to be true, and without regard to the subsequent discovery or existence of such different or additional facts, and the Releasing Parties are hereby expressly deemed to have waived any and all rights that they may have under any statute or common law principle which would limit the effect of the foregoing release, waiver, and discharge to those Claims actually known or suspected to exist on the Effective Date.

C.       Exculpation

         The Debtors and the Reorganized Debtors and their respective officers, directors, employees, attorneys, accountants and agents, the Lender Releasees and the D&O Releasees shall neither have nor incur any liability to any Person for any act taken or omitted to be taken in connection with or related to the formulation, preparation, dissemination, implementation, administration, Confirmation or Consummation of the Plan, the Disclosure Statement or any contract, instrument, release or other agreement or document created or entered into in connection with the Plan, or any other act taken or omitted to be taken in connection with the Debtor's Chapter 11 Cases; provided that the foregoing provisions of this Article X.C shall have no effect on the liability of any Person that results from any act or omission that is determined in a Final Order to have constituted fraud, gross negligence or willful misconduct.

D.       Discharge of Debtors

         Except as otherwise provided herein or in the Confirmation Order, (1) the rights afforded in the Plan and the treatment of all Claims and Interests herein, shall be in exchange for and in complete satisfaction, settlement, discharge and release of all Claims and Interests of any nature whatsoever, known or unknown that arose prior to the Effective Date, (2) on the Effective Date, all such Claims against, or Interests in, the Debtors and the Reorganized Debtors shall be satisfied, discharged, and released in full, and (3) all Persons shall be precluded from asserting against the Debtors, the Reorganized Debtors or any of their successors or their assets or properties any other or further Claims or Interests based upon any act or omission, transaction or other activity of any kind or nature that occurred prior to the Confirmation Date. Except as provided in the Plan or the Confirmation Order, confirmation will, as of the Effective Date, discharge the Debtors from all Claims or other debts that arose before the Effective Date, and all debts of the kind specified in Sections 502(g), 502(h), or 502(i) of the Bankruptcy Code, whether or not a proof of claim based on such debt is filed or deemed filed pursuant to Section 501 of the Bankruptcy Code, a Claim based on such debt is Allowed pursuant to
Section 502 of the Bankruptcy Code or the holder of a Claim based on such debt has accepted the Plan and satisfy or terminate all Interests and other rights of equity security holder in the Debtors.

E.       Injunction

         Except as otherwise expressly provided in the Plan or Confirmation Order, from and after the Effective Date, all Persons who have held, hold or may hold Claims against or Interests in the Debtors are permanently enjoined from:
(i) commencing, conducting or continuing in any manner, directly or indirectly, any suit, action, Cause of Action or other proceeding of any kind (including, without limitation, in any judicial, arbitration, administrative or other forum) against or affecting the Reorganized Debtors or the Estates on account of or respecting any Claim, Interest, obligation, debt, right, Cause of Action, remedy or liability discharged, released or to be released pursuant to this Article X;
(ii) enforcing, levying, attaching (including, without limitation, any pre-judgment attachment), collecting or otherwise recovering by any manner or means, whether directly or indirectly, any judgment, award, decree or order in respect of any Claim against the Reorganized Debtors or the Estates on account of or respecting any Claim, obligation, debt, right, Cause of Action, remedy or liability discharged, released or to be released pursuant to this Article X;
(iii) creating, perfecting or otherwise enforcing in any manner, directly or indirectly, any lien or encumbrance of any kind in respect of any Claim against the Reorganized Debtors or the Estates on account of or respecting any Claim, obligation, debt, right, Cause of Action, remedy, or liability discharged, released or to be released pursuant to this Article X; (iv) asserting, directly or indirectly, any setoff, right of subrogation or recoupment right of any kind in respect of any Claim against any debt, liability or obligation due to the Reorganized Debtors or the Estates on account of or respecting any Claim, obligation, debt, right, Cause of Action, remedy or liability discharged, released or to be released pursuant to this Article X; or (v) commencing or continuing any action or proceeding in any manner or in any place whatsoever that does not conform to or comply with the provisions of this Plan.

F.       Term of Injunctions and Stays

         Unless otherwise provided, all injunctions or stays provided for in the Chapter 11 Cases pursuant to Sections 105 or 362 of the Bankruptcy Code or otherwise and in effect on the Confirmation Date shall remain in full force and effect until the Effective Date.

G.       Preservation of Rights of Action

         Except as otherwise provided in the Plan, Confirmation Order or in any contract, instrument, release, indenture or other agreement entered into in connection with the Plan, in accordance with Section 1123(b) of the Bankruptcy Code, the Reorganized Debtors shall retain and may exclusively prosecute and enforce any Cause of Action or rights to payment of claims that the Debtors, Reorganized Debtors or their respective Estates may hold against any Person. The Reorganized Debtors shall retain and may prosecute and enforce all defenses, counterclaims and rights against all Claims and Interests asserted against the Debtors, the Reorganized Debtors or their respective Estates.

                                   ARTICLE XI

                            RETENTION OF JURISDICTION

A.       Jurisdiction

         Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, the Bankruptcy Court shall retain jurisdiction over all matters arising under, or arising in or relating to these Chapter 11 Cases or this Plan to the fullest extent legally permissible by 28 U.S.C. ss. 1334 to hear, and by 28 U.S.C. ss. 157 to determine, all proceedings in respect thereof, including, without limitation, jurisdiction to:

         1. Allow, disallow, determine, liquidate, classify, estimate or establish the priority or secured or unsecured status of any Claim or Interest, including the resolution of any request for payment of any Administrative Expense Claim or Priority Tax Claim and the resolution of any and all objections to the allowance or priority of Claims or Interests;

         2. Grant or deny any application for allowance of compensation or reimbursement of expenses authorized pursuant to the Bankruptcy Code or the Plan;

         3. Resolve any matters related to the assumption, assumption and assignment or rejection of any executory contract or unexpired lease to which the Debtors are a party or with respect to which the Debtors may be liable and to hear, determine and, if necessary, liquidate, any Claims arising therefrom;

         4. Ensure that distributions to Holders of Allowed Claims and Allowed Interests are accomplished pursuant to the provisions of the Plan, including ruling on any motion Filed pursuant to Article VII or Article VIII hereof;

         5. Decide or resolve any motions, adversary proceedings, contested or litigated matters and any other matters and grant or deny any applications involving the Debtors that may be pending on the Effective Date;

         6. Enter such orders as may be necessary or appropriate to implement or consummate the provisions of the Plan and all contracts, instruments, releases, indentures and other agreements or documents created in connection with the Plan, the Disclosure Statement or the Confirmation Order;

         7. Resolve any cases, controversies, suits or disputes that may arise in connection with the Consummation, interpretation or enforcement of the Plan or any Person's obligations incurred in connection with the Plan;

         8. Permit the Debtors or the Reorganized Debtors to modify the Plan before or after the Effective Date pursuant to Section 1127 of the Bankruptcy Code, the Confirmation Order or any contract, instrument, release or other agreement or document created in connection with the Plan, the Disclosure Statement or the Confirmation Order or remedy any defect or omission or reconcile any inconsistency in any Bankruptcy Court order, the Plan, the Disclosure Statement or the Confirmation Order or any contract, instrument, release, indenture or other agreement or document created in connection with the Plan, the Disclosure Statement or the Confirmation Order, in such manner as may be necessary or appropriate to consummate the Plan, to the extent authorized by the Bankruptcy Code;

         9. Issue injunctions, enter and implement other orders or take such other actions as may be necessary or appropriate to restrain interference by any Person with Consummation, implementation or enforcement of the Plan or the Confirmation Order;

         10. Resolve any cases, controversies, suits or disputes with respect to the discharges, releases, injunction and other provisions contained in Article X and enter such orders as may be necessary or appropriate to implement such releases, injunction and other provisions;

         11. Enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason modified, stayed, revised, revoked or vacated or distributions pursuant to the Plan are enjoined or stayed;

         12. Determine matters concerning state, local and federal taxes in accordance with Sections 346, 505 and 1146 of the Bankruptcy Code, including any requests for expedited determinations under Section 505(b) of the Bankruptcy Code filed, or to be filed, with respect to tax returns for any and all taxable periods ending after the Petition Date, through and including the Effective Date;

         13. Determine any other matters that may arise in connection with or relate to the Plan, the Disclosure Statement, the Confirmation Order or any contract, instrument, release, indenture or other agreement or document created in connection with the Plan, the Disclosure Statement or the Confirmation Order; and

         14. Enter an order and/or Final Decree concluding the Chapter 11 Cases.

                                  ARTICLE XII

                            MISCELLANEOUS PROVISIONS

A.       Dissolution of Committee(s)

         On the Effective Date, the Committee(s) shall dissolve and its members shall be released and discharged from all rights and duties arising from, or related to, the Chapter 11 Cases.

B.       Payment of Statutory Fees

         All fees payable pursuant to Section 1930 of Title 28 of the United States Code shall be paid by the Estates on or before the Effective Date or from the Reorganized Debtors when otherwise due and owing.

C.       Modification of Plan

         Subject to the limitations contained herein, (1) the Debtors reserve the right, in accordance with the Bankruptcy Code and the Bankruptcy Rules, to amend or modify the Plan prior to the entry of the Confirmation Order and (2) after the entry of the Confirmation Order, the Reorganized Debtors may, upon order of the Bankruptcy Court, amend or modify the Plan, in accordance with
Section 1127(b) of the Bankruptcy Code, or remedy any defect or omission or reconcile any inconsistency in the Plan in such manner as may be necessary to carry out the purpose and intent of the Plan, provided however, that the Debtors may make a material amendment of or modification to the Plan only with the approval of the Steering Committee, which approval may not be unreasonably withheld or delayed.

D.       Revocation of Plan
         The Debtors reserve the right, at any time prior to the entry of the Confirmation Order, to revoke and withdraw the Plan.

E.       Plan Controls

         To extent there is an inconsistency or ambiguity between any term or provision contained in the Disclosure Statement and the terms and provisions of the Plan, the Plan shall control.

F.       Successors and Assigns

         The rights, benefits and obligations of any Person named or referred to in the Plan shall be binding on, and shall inure to the benefit of any heir, executor, administrator, successor or assign of such Person.

G.       Reservation of Rights

         Except as expressly set forth herein, this Plan shall have no force or effect unless the Bankruptcy Court shall enter the Confirmation Order. None of the filing of this Plan, any statement or provision contained in this Plan or the Disclosure Statement, or the taking of any action by the Debtors with respect to this Plan shall be or shall be deemed to be an admission or waiver of any rights of the Debtors with respect to the Holders of Claims or Interests prior to the Effective Date.

H.       Section 1146 Exemption

         Pursuant to Section 1146(c) of the Bankruptcy Code, the issuance, transfer or exchange of notes or issuance of debt or equity securities under the Plan, the creation of any mortgage, deed of trust or other security interest, the making or assignment of any lease or sublease, or the making or delivery of any deed or other instrument of transfer under, in furtherance of, or in connection with the Plan, including, without limitation, the Exit Facility and the collateral therefor, any merger agreements or agreements of consolidation, deeds, bills of sale or assignments executed in connection with any of the transactions contemplated under the Plan, shall not be subject to any stamp, real estate transfer, mortgage recording, sales or other similar tax. All sale transactions consummated by the Debtors and approved by the Bankruptcy Court on and after the Petition Date through and including the Effective Date, including, without limitation, the sales, if any, by the Debtors of owned property or assets pursuant to Section 363(b) of the Bankruptcy Code and the assumptions, assignments and sales, if any, by the Debtors of unexpired leases of non-residential real property pursuant to Section 365(a) of the Bankruptcy Code, shall be deemed to have been made under, in furtherance of, or in connection with the Plan and, therefore, shall not be subject to any stamp, real estate transfer, mortgage recording, sales or other similar tax.

I.       Further Assurances

         The Debtors, the Reorganized Debtors and all Holders of Claims or Interests receiving distributions under the Plan and all other parties in interest shall, from time to time, prepare, execute and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of this Plan.

J.       Severability

         Should any provision in the Plan be determined to be unenforceable, such determination shall in no way limit or affect the enforceability and operative effect of any and all other provisions of the Plan so long as such determination does not affect any material term or benefit of this Plan.

K.       Governing Law

         Except to the extent that the Bankruptcy Code is applicable, the rights and obligations arising under the Plan shall be governed by, and construed and enforced in accordance with, the internal laws of the Commonwealth of Massachusetts without giving effect to conflict of law principles.

L.       Service of Documents

         Any pleading, notice or other document required by the Plan to be served on or delivered to the Debtors or the Reorganized Debtors shall be in writing and served by either (a) certified mail, return receipt requested, postage prepaid, (b) hand delivery, (c) national overnight courier, freight prepaid or (d) fax, addressed as follows:

Arch Wireless, Inc.
1800 West Park Drive
Suite 250
Westborough, MA 01581-3912
Attn: Chairman and Chief Executive Officer
Fax: (508) 870-6076

and

Arch Wireless, Inc.
1800 West Park Drive
Suite 250
Westborough, MA 01581-3912
Attn: Patricia A. Gray, Esq.
Fax: (508) 870-8089

with a copy to:

Hale and Dorr LLP
60 State Street
Boston, MA 02109
Attn: Mark N. Polebaum, Esq.
Fax: (617) 526-5000

Nixon Peabody LLP
101 Federal Street
Boston, MA 02110
Attn: John V. Snellings, Esq.
Fax: (617) 345-1300

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, NY 10153
Attn: Lori R. Fife, Esq.
Fax: (212) 310-8007

Cadwalader, Wickersham & Taft
100 Marden Lane
New York, NY 10038
Attn: Bruce R. Zirinsky, Esq.
Fax: (212) 504-5545

M.       Post-Effective Date Fees and Expenses.

         From and after the Effective Date, the Reorganized Debtors shall, in the ordinary course of business and without the necessity for any approval by the Bankruptcy Court, pay the reasonable fees and expenses of professional persons thereafter incurred by the Reorganized Debtors, including, without limitation, those fees and expenses incurred in connection with the implementation and consummation of the Plan.

N.       Plan Supplement.

         Forms of the Reorganized Debtors' Restated Certificates of Incorporation and Restated ByLaws, Registration Rights Agreement, Exit Facility, New Senior Secured Notes Indenture, New Senior Secured Notes, New Subordinated Secured Notes Indenture, New Subordinated Secured Notes, related collateral documents and Management Stock Plan agreed to by the Debtors and the Steering Committee shall be contained in the Plan Supplement and filed with the Clerk of the Bankruptcy Court at least 10 days prior to the last day upon which holders of Claims may vote to accept or reject the Plan. Upon its filing with the Bankruptcy Court, the Plan Supplement may be inspected in the office of the Clerk of the Bankruptcy Court during normal court hours. Holders of Claims or Equity Interests may obtain a copy of the Plan Supplement upon written request to the Debtors in accordance with Article XII.L of the Plan. The Debtors and the Steering Committee shall agree to the forms of the agreements and other documents not included in the Plan Supplement as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan. To the extent any such agreements and documents are not included in the Plan Supplement, they shall be Filed with the Bankruptcy Court prior to the hearing on confirmation of the Plan.

O.       Sections 1125 and 1126 of the Bankruptcy Code.

         As of and subject to the occurrence of the Confirmation Date, (i) the Debtors shall be deemed to have solicited acceptances of the Plan in good faith and in compliance with the applicable provisions of the Bankruptcy Code, including, without limitation Section 1125(a) of the Bankruptcy Code, and any applicable nonbankruptcy law, rule or regulation governing the adequacy of disclosure in connection with such solicitation and (ii) the Debtors, the Banks and each of their respective affiliates, agents, directors, officers, employees, advisors and attorneys shall be deemed to have participated in good faith and in compliance with the applicable provisions of the Bankruptcy Code in the offer and issuance of any securities under the Plan, and therefore are not, and on account of such offer, issuance and solicitation will not be, liable at any time for any violation of any applicable law, rule or regulation governing the solicitation of acceptances or rejections of the Plan or the offer and issuance of any securities under the Plan.

P.       Allocation of Plan Distributions.

         All distributions in respect of Claims will be allocated first to the original principal amount of such Claims (as determined for federal income tax purposes), and any excess to the remaining portion of such Claims.

Q.       Request for Expedited Determination of Taxes.

         The Reorganized Debtors shall have the right to request an expedited determination under Section 505(b) of the Bankruptcy Code with respect to tax returns filed, or to be filed, for any and all taxable periods ending after the Petition Date through, and including, the Effective Date.

Dated:   January 15, 2002

                                  ARCH WIRELESS, INC.
                                  ARCH WIRELESS COMMUNICATIONS, INC.
                                  ARCH WIRELESS HOLDINGS, INC.
                                  PAGING NETWORK, INC.
                                  PAGENET SMR SUB, INC.
                                  PAGING NETWORK CANADIAN HOLDINGS, INC.
                                  PAGENET, INC.
                                  PAGING NETWORK FINANCING CORP.
                                  PAGING NETWORK OF AMERICA, INC.
                                  PAGING NETWORK OF COLORADO, INC.
                                  PAGING NETWORK OF MICHIGAN, INC.
                                  PAGING NETWORK OF NORTHERN CALIFORNIA, INC.
                                  PAGING NETWORK OF SAN FRANCISCO, INC.
                                  PAGING NETWORK INTERNATIONAL, INC.
                                  ARCHTEL, INC.
                                  ARCH COMMUNICATIONS ENTERPRISES LLC
                                  ARCH CONNECTICUT VALLEY, INC.
                                  BENBOW INVESTMENTS, INC.
                                  MOBILEMEDIA COMMUNICATIONS, INC.
                                  MOBILE COMMUNICATIONS CORPORATION OF AMERICA
                                  MOBILMEDIA LICENSE CO. LLC

                                  Debtors and Debtors In Possession


                                  By:  /s/ J. Roy Pottle
                                     -------------------------------------------
                                     Name:   J. Roy Pottle
                                     Title:  Executive Vice President and
                                             Chief Financial Officer

                                                                      Schedule A

                                  ARCH WIRELESS
                            10% SENIOR SECURED NOTES


Securities:                          $200.0 million principal amount of 10%
                                     Senior Secured Notes ("Notes").

Issuer:                              Arch Wireless Holdings, Inc. (the
                                     "Company").

Maturity:                            ____, 2007 (5 years from issuance).

Interest:                            Interest will accrue at a rate of 10% per
                                     annum payable semi-annually in cash in
                                     arrears following issuance.

Ranking: The Notes will be secured obligations and will rank senior to all current and future subordinated debt (including the Senior Subordinated Secured PIK Notes (the "PIK Notes")), pari passu with all current and future senior debt and junior in right of payment to the secured revolving credit facility in an amount not to exceed $35 million (the "Revolving Credit Facility"), if any. They will not be structurally subordinated to any obligations of the Arch group of companies.

Guarantees:                          The Notes will be jointly and severally
                                     guaranteed by Arch Wireless Communications,
                                     Inc. (the "Intermediate Parent"), Arch
                                     Wireless, Inc. (the "Parent") and all of the Parent's direct and indirect wholly-owned domestic subsidiaries (other than the Company, AWI Spectrum and AWI
                                     Spectrum Holdings).

Collateral:                          Secured by a first lien on substantially
                                     all of the assets of each of the Arch group of companies(1). Such lien will be junior to the lien securing the Revolving Credit
                                     Facility, if any.

Mandatory Redemption:                The Company must redeem $15.0 million of
                                     the Notes semi-annually on each interest payment date. The Company must


--------

(1) The release or substitution of any property subject to the lien will require compliance with the Trust Indenture Act (the "TIA"). An exemption request can be obtained from the SEC for the sale of current assets (i.e., accounts receivable, including collections thereof, and inventory) in the ordinary course of business. The sale of long-term assets will require compliance with the reporting obligations of Section 313 of the TIA.

                                     also redeem the Notes in an amount equal to 100% of the Average Excess Cash (to be defined) in excess of $45 million less the available (i.e., borrowing base (whether or not used)) amount of the Revolving Credit Facility commitment as of the date of calculation (the "Excess Amount"). The Excess Amount shall be reduced after the second anniversary of the issuance of the Notes to an amount equal to $35 million less the available (i.e., borrowing base (whether or not used)) amount of the Revolving Credit Facility commitment as of the date of the calculation. The calculation of Average Excess Cash shall be as of a date 10 business days prior to each interest payment date and paid semi-annually on each interest payment date. The Company must also redeem Notes with the net cash proceeds from (i) asset sales in excess of $2 million and (ii) insurance and condemnation proceeds, subject to customary covenants. Such amounts to be paid on the next semi-annual interest payment date.

Optional Redemption:                 At any time without premium or penalty.

Change of Control:                   Upon the occurrence of a Change of Control
                                     (to be defined), the Company will be
                                     required to make an offer to purchase the Notes at 100% of the principal amount outstanding plus accrued and unpaid interest to the date of purchase.

Summary of Covenants:                Covenants will restrict the Company, the
                                     Parent, the Intermediate Parent and each of their respective subsidiaries, subject to mutually agreed upon exceptions, as follows:

                                     -    prohibition on restricted payments;

                                     -    prohibition on incurring indebtedness
                                          (including guarantees) except for the
                                          PIK Notes, the Revolving Credit
                                          Facility, if any, and any other agreed
                                          upon exceptions;

                                     -    prohibition on liens on their assets
                                          except for the junior lien on the PIK
                                          Notes, the senior lien on the
                                          Revolving Credit Facility, if any, and
                                          other customary exceptions;

                                     -    prohibition on making or maintaining
                                          investments except for permitted
                                          cash-equivalent type investments;

                                     -    prohibition on creating restrictions
                                          on the ability of subsidiaries to pay
                                          dividends;

                                     -    prohibition on consolidations, mergers
                                          or sale of assets outside the ordinary
                                          course of business, subject to agreed
                                          upon exceptions;

                                     -    prohibition on purchasing Notes or PIK
                                          Notes except for (i) Mandatory
                                          Redemptions, Optional Redemptions and
                                          Change of Control offers for Notes and
                                          (ii) purchases of Notes and PIK Notes
                                          with common stock of the Parent;

                                     -    prohibition on transactions with
                                          Affiliates; and

                                     -    prohibition on issuing or selling the
                                          capital stock of their subsidiaries.

Summary of Financial Covenants:      Covenants requiring:

                                     -    minimum EBITDA;

                                     -    minimum number of direct channel units
                                          in service;

                                     -    minimum total consolidated SRM
                                          revenues;

                                     -    maximum non-device capital
                                          expenditures; and

                                     -    maximum device capital expenditures.

                                     Covenants to be measured quarterly.

Summary of Reporting Covenants:      All SEC filings (whether or not required by
                                     law) - 10-K's, 10-Q's, 8-K's and other
                                     customary reports.

Voting Requirements:                 Holders of a majority of the outstanding
                                     dollar amount of Notes unless otherwise
                                     required by the TIA (i.e., payment terms).

                                                                      Schedule B

                                  ARCH WIRELESS
                    12% SENIOR SUBORDINATED SECURED PIK NOTES


Securities:                          $100.0 million principal amount of 12%
                                     Senior Subordinated Secured PIK Notes ("PIK
                                     Notes").

Issuer:                              Arch Wireless Holdings, Inc. (the
                                     "Company").

Maturity:                            ____, 2009 (7 years from issuance).

Interest:                            Interest will be accrue at a rate of 12%
                                     per annum payable semi-annually in arrears following issuance. Interest will be paid by issuance of additional PIK Notes until the Senior Secured Notes (the "Senior
                                     Notes") are repaid in full and thereafter in cash.

Ranking: The PIK Notes will be secured obligations and will be subordinated in right of payment to all current and future Senior Debt (including the Senior Notes) and the secured revolving credit facility in an amount not to exceed $35 million (the "Revolving Credit Facility"), if any. They will not be structurally subordinated to any obligations of the Arch group of companies.

Guarantees:                          The PIK Notes will be jointly and severally
                                     guaranteed by Arch Wireless Communications,
                                     Inc. (the "Intermediate Parent"), Arch
                                     Wireless, Inc. (the "Parent") and all of the Parent's direct and indirect wholly-owned domestic subsidiaries (other than the Company, AWI Spectrum and AWI
                                     Spectrum Holdings).

Collateral:                          Secured by a second lien on substantially
                                     all of the assets of each of the Arch group of companies(1). Such lien will be junior to the liens securing the Senior Notes and the Revolving Credit Facility, if any.

--------

(1) The release or substitution of any property subject to the lien will require compliance with the Trust Indenture Act (the "TIA"). An exemption request can be obtained from the SEC for the sale of current assets (i.e., accounts receivable, including collections thereof, and inventory) in the ordinary course of business. The sale of long-term assets will require compliance with the reporting obligations of Section 313 of the TIA.

Mandatory Redemption:                None until the Senior Notes are repaid in
                                     full and thereafter, the Company must
                                     redeem the PIK Notes in an amount equal to 100% of the Average Excess Cash (to be defined) in excess of $45 million less the available (i.e., borrowing base (whether or not used)) amount of the Revolving Credit
                                     Facility commitment as of the date of the calculation (the "Excess Amount"). The
                                     Excess Amount shall be reduced after the second anniversary of the issuance of the Notes to $35 million less the available
                                     (i.e., borrowing base (whether or not
                                     used)) amount of the Revolving Credit
                                     Facility commitment as of the date of the calculation. The calculation of Average
                                     Excess Cash shall be as of a date 10
                                     business days prior to each interest
                                     payment date and paid semi-annually on each interest payment date. Following repayment of the Senior Notes, the Company must also redeem PIK Notes with the net cash proceeds from (i) asset sales in excess of $2 million and (ii) insurance and condemnation proceeds, subject to customary carve outs.
                                     Such amounts to be paid on the next
                                     semi-annual interest payment date.

Optional Redemption:                 The Company may redeem the PIK Notes at any
                                     time after the Senior Notes have been
                                     repaid in full at a redemption price equal to the following percentage of the principal amount plus accrued interest:

                                     -    during the 1st through the 4th years
                                          following issuance - 106%

                                     -    during the 5th year following issuance
                                          - 104%

                                     -    during the 6th year following issuance
                                          - 102%

Change of Control:                   Following repayment of the Senior Notes in
                                     full, upon the occurrence of a Change of Control (to be defined), the Company will be required to make an offer to purchase the PIK Notes at 101% of the principal amount outstanding plus accrued and unpaid interest to the date of purchase.

Summary of Covenants:                Covenants will restrict the Company, the
                                     Parent, the Intermediate Parent and each of their respective subsidiaries, subject to mutually agreed upon exceptions, as follows:

                                     -    prohibition on restricted payments;

                                     -    prohibition on incurring indebtedness
                                          (including guarantees) except for the
                                          Senior Notes, the Revolving Credit
                                          Facility, if any, and any other agreed
                                          upon
                                          exceptions;

                                     -    prohibition on liens on their assets
                                          except for the senior lien on the
                                          Senior Notes and the Revolving Credit
                                          Facility, if any, and other customary
                                          exceptions;

                                     -    prohibition on making or maintaining
                                          investments except for permitted
                                          cash-equivalent type investments;

                                     -    prohibition on creating restrictions
                                          on the ability of subsidiaries to pay
                                          dividends;

                                     -    prohibition on consolidations, mergers
                                          or sale of assets outside the ordinary
                                          course of business, subject to agreed
                                          upon exceptions;

                                     -    prohibition on purchasing PIK Notes
                                          except for (i) Mandatory and Optional
                                          Redemptions, (ii) Change of Control
                                          offers and (iii) purchases with common
                                          stock of the Parent;

                                     -    prohibition on transactions with
                                          Affiliates; and

                                     -    prohibition on issuing or selling the
                                          capital stock of their subsidiaries.

Summary of Financial Covenants:      Covenants requiring:

                                     -    minimum EBITDA;

                                     -    minimum number of direct channel units
                                          in service;

                                     -    minimum total consolidated SRM
                                          revenues;

                                     -    maximum non-device capital
                                          expenditures; and

                                     -    maximum device capital expenditures.

                                     Covenants to be measured quarterly.

Summary of Reporting Covenants:      All SEC filings (whether or not required by
                                     law) - 10-K's, 10-Q's, 8-K's and other
                                     customary reports.

Voting Requirements:                 Holders of a majority of the outstanding
                                     dollar amount of Notes unless otherwise
                                     required by the TIA (i.e., payment terms).

                                                                       EXHIBIT B

                        CAPITAL STRUCTURE OF THE DEBTORS


                               ARCH WIRELESS, INC.

                        Guarantee of Credit Agreement(1)
                     10 7/8% Senior Discount Notes due 2008
              6 3/4% Convertible Subordinated Debentures due 2003
                            Series C Preferred Stock
                            Series F Preferred Stock
                                Old Common Stock

PAGING NETWORK CANADIAN HOLDINGS, INC.          ARCH WIRELESS COMMUNICATIONS, INC.                 PAGENET SMR SUB, INC.

  Guarantee of Credit Agreement (4)             Guarantee of Credit Agreement(2)             Guarantee of Credit Agreement(5)
                                                 9 1/2% Senior Notes due 2004 (3)
                                                   14% Senior Notes due 2004(3)
                                             12 -3/4% Senior Notes Dues due 2007 (3)
                                                13 -3/4% Senior Notes due 2008(3)



                                                  ARCH WIRELESS HOLDINGS, INC.

                                                      Credit Agreement(6)
                                        Security interest in certain assets in favor of
                                            9 1/2% Senior Notes and 14% Senior Notes

                                                   CONSOLIDATED AWHI ENTITIES

                                                     Secured Guarantees of
                                                      Credit Agreement(7)
                                        Security interest in certain assets in favor of
                                            9 1/2% Senior Notes and 14% Senior Notes

(1) The guarantee of the secured credit facility is secured by a pledge of the capital stock and certain intercompany notes of AWCI.

(2) The guarantee of the Credit Agreement is secured by a pledge of the capital stock and certain intercompany notes of AWHI.

(3) These notes rank equally in right of payment, except that the 9 1/2% Senior Notes and the 14% Senior Notes are secured by certain of the assets of AWHI and the Consolidated AWHI Entities.

(4) The guarantee of the Credit Agreement is secured by substantially all of the assets of PNCH other than the capital stock of its subsidiaries.

(5) The guarantee of the Credit Agreement is secured by substantially all of the assets of PNSMR other than the capital stock of its subsidiaries.

(6) The Credit Agreement is secured by a security interest in certain assets of AWHI and, together with the 9 1/2% Senior Notes and the 14% Senior Notes, by a security interest in substantially all of the other assets of AWHI.

(7) The guarantees of the Credit Agreement are secured by a security interest in certain assets of the Consolidated AWHI Entities and, together with the 9 1/2% Senior Notes and the 14% Senior Notes, by a security interest in substantially all of the other assets of the Consolidated AWHI Entities.

                                                                       EXHIBIT C


                          INDEX TO FINANCIAL STATEMENTS

                                                                                                              PAGE
Report of Independent Public Accountants....................................................................   F-2

Consolidated Balance Sheets as of December 31, 1999 and 2000 ...............................................   F-3

Consolidated Statements of Operations for Each of the Three Years in the Period Ended
   December 31, 2000........................................................................................   F-4

Consolidated Statements of Stockholders' Equity (Deficit) for Each of the Three Years in
   the Period Ended December 31, 2000.......................................................................   F-5

Consolidated Statements of Cash Flows for Each of the Three Years in the Period Ended
   December 31, 2000........................................................................................   F-6

Notes to Consolidated Financial Statements..................................................................   F-7

Consolidated Condensed Balance Sheets as of September 30, 2001 and December 31, 2000........................  F-23

Consolidated Condensed Statements of Operations for the Three and Nine Months Ended
   September 30, 2001 and 2000..............................................................................  F-24

Consolidated Condensed Statements of Cash Flows for the Nine Months Ended September 30,
   2001 and 2000............................................................................................  F-25

Notes to Consolidated Condensed Financial Statements........................................................  F-26

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Arch Wireless, Inc.:

We have audited the accompanying consolidated balance sheets of Arch Wireless, Inc. (a Delaware corporation) (the "Company") and subsidiaries as of December 31, 1999 and 2000, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 2000. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Arch Wireless, Inc. and subsidiaries as of December 31, 1999 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States.

As discussed further in Note 1, subsequent to March 1, 2001, the date of our original report, the Company prepared a range of financial projections for the remainder of its current fiscal year. Based on the range of these projections, the Company, in certain circumstances, may no longer be in compliance with the various debt covenants of its credit facility as of September 30, 2001. This factor creates a substantial doubt about the Company's ability to continue as a going concern. The accompanying financial statements do not include any adjustments that might result should the Company be unable to continue as a going concern.

                             /s/ ARTHUR ANDERSEN LLP

Boston, Massachusetts
March 1, 2001 (except
for the matter discussed in
Note 1 as to which the
date is May 18, 2001)

                               ARCH WIRELESS, INC.

                           CONSOLIDATED BALANCE SHEETS
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                                               DECEMBER 31,
                                                                                    -----------------------------------
                                                                                       1999                     2000
                                                                                    -----------             -----------
                                      ASSETS
Current assets:
   Cash and cash equivalents ...........................................            $     3,161             $    55,007
   Accounts receivable (less reserves of $16,473 and $62,918 in 1999 and
     2000, respectively) ...............................................                 61,167                 134,396
   Inventories .........................................................                  9,101                   2,163
   Prepaid expenses and other ..........................................                 11,874                  19,877
                                                                                    -----------             -----------
     Total current assets ..............................................                 85,303                 211,443
                                                                                    -----------             -----------
Property and equipment, at cost:
   Land, buildings and improvements ....................................                 20,503                  36,334
   Messaging and computer equipment ....................................                667,820               1,347,468
   Furniture, fixtures and vehicles ....................................                 26,321                  58,270
                                                                                    -----------             -----------
                                                                                        714,644               1,442,072
   Less accumulated depreciation and amortization ......................                314,445                 444,650
                                                                                    -----------             -----------
   Property and equipment, net .........................................                400,199                 997,422
                                                                                    -----------             -----------
Intangible and other assets (less accumulated amortization of $515,195
   and $697,446 in 1999 and 2000, respectively) ........................                867,543               1,100,744
                                                                                    -----------             -----------
                                                                                    $ 1,353,045             $ 2,309,609
                                                                                    ===========             ===========
                LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current liabilities:

   Current maturities of long-term debt ................................            $     8,060             $   177,341
   Accounts payable ....................................................                 30,016                  55,282
   Accrued restructuring charges .......................................                 17,111                  60,424
   Accrued expenses ....................................................                 43,629                 102,959
   Accrued interest ....................................................                 30,294                  39,140
   Customer deposits ...................................................                  7,526                  18,273
   Deferred revenue ....................................................                 28,175                  44,227
                                                                                    -----------             -----------
     Total current liabilities .........................................                164,811                 497,646
                                                                                    -----------             -----------
Long-term debt, less current maturities ................................              1,322,508               1,679,219
                                                                                    -----------             -----------
Other long-term liabilities ............................................                 83,285                  74,509
                                                                                    -----------             -----------
Deferred income taxes ..................................................                     --                 121,994
                                                                                    -----------             -----------
Commitments and contingencies
Redeemable preferred stock .............................................                 28,176                  30,505
                                                                                    -----------             -----------
Stockholders' equity (deficit):
   Common stock -- $.01 par value, authorized 300,000,000 shares, issued and outstanding: 47,263,500 and 161,536,656 shares in 1999 and
     2000, respectively ................................................                    472                   1,615
   Class B common stock -- $.01 par value, authorized 10,000,000 shares;
     issued and outstanding: 3,968,164 and 1,991,945 shares in 1999 and
     2000, respectively ................................................                     40                      20
   Additional paid-in capital ..........................................                633,240               1,095,779
   Accumulated other comprehensive income ..............................                     --                     (82)
   Accumulated deficit .................................................               (879,487)             (1,191,596)
                                                                                    -----------             -----------
     Total stockholders' equity (deficit) ..............................               (245,735)                (94,264)
                                                                                    -----------             -----------
                                                                                    $ 1,353,045             $ 2,309,609
                                                                                    ===========             ===========

The accompanying notes are an integral part of these consolidated financial statements.

                               ARCH WIRELESS, INC.

                      CONSOLIDATED STATEMENTS OF OPERATIONS
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                                                      YEARS ENDED DECEMBER 31,
                                                                  --------------------------------------------------------------
                                                                      1998                     1999                     2000
                                                                  ------------             ------------             ------------
Service, rental and maintenance revenues .............            $    371,154             $    591,389             $    794,997
Product sales ........................................                  42,481                   50,435                   56,085
                                                                  ------------             ------------             ------------
     Total revenues ..................................                 413,635                  641,824                  851,082
Cost of products sold ................................                 (29,953)                 (34,954)                 (35,861)
                                                                  ------------             ------------             ------------
                                                                       383,682                  606,870                  815,221
                                                                  ------------             ------------             ------------
Operating expenses:
   Service, rental and maintenance ...................                  80,782                  132,400                  182,993
   Selling ...........................................                  49,132                   84,249                  107,208
   General and administrative ........................                 112,181                  180,726                  263,901
   Depreciation and amortization .....................                 221,316                  309,434                  500,831
   Restructuring charge ..............................                  14,700                   (2,200)                   5,425
                                                                  ------------             ------------             ------------
     Total operating expenses ........................                 478,111                  704,609                1,060,358
                                                                  ------------             ------------             ------------
Operating income (loss) ..............................                 (94,429)                 (97,739)                (245,137)
Interest expense .....................................                (104,019)                (144,924)                (167,621)
Interest income ......................................                   1,766                    1,896                    1,451
Other expense ........................................                  (1,960)                 (45,221)                  (3,082)
Equity in loss of affiliate ..........................                  (5,689)                  (3,200)                      --
                                                                  ------------             ------------             ------------
Income (loss) before income tax benefit, extraordinary
   items and accounting change .......................                (204,331)                (289,188)                (414,389)
Benefit from income taxes ............................                      --                       --                   46,006
                                                                  ------------             ------------             ------------
Income (loss) before extraordinary items and
   accounting change .................................                (204,331)                (289,188)                (368,383)
Extraordinary gain (loss) from early extinguishment of
   debt ..............................................                  (1,720)                   6,963                   58,603
Cumulative effect of accounting change ...............                      --                   (3,361)                      --
                                                                  ------------             ------------             ------------
Net income (loss) ....................................                (206,051)                (285,586)                (309,780)
Accretion of redeemable preferred stock ..............                      --                       --                   (4,223)
Preferred stock dividend .............................                  (1,030)                  (2,146)                  (2,329)
                                                                  ------------             ------------             ------------
Net income (loss) applicable to common stockholders ..            $   (207,081)            $   (287,732)            $   (316,332)
                                                                  ============             ============             ============
Basic/diluted income (loss) per common share before
   extraordinary item and accounting change ..........            $     (29.34)            $      (9.21)            $      (4.86)
Extraordinary gain (loss) from early extinguishment of
   debt per basic/diluted common share ...............                   (0.25)                    0.22                     0.76
Cumulative effect of accounting change per
   basic/diluted common share ........................                      --                    (0.11)                      --
                                                                  ------------             ------------             ------------
Basic/diluted net income (loss) per common share .....            $     (29.59)            $      (9.10)            $      (4.10)
                                                                  ============             ============             ============
Basic/diluted weighted average number of common shares
   outstanding .......................................               6,997,730               31,603,410               77,122,659
                                                                  ============             ============             ============

The accompanying notes are an integral part of these consolidated financial statements.

                               ARCH WIRELESS, INC.

            CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                                        ACCUMULATED                      TOTAL
                                                             CLASS B       ADDITIONAL      OTHER                      STOCKHOLDERS'
                                              COMMON         COMMON         PAID-IN    COMPREHENSIVE    ACCUMULATED      EQUITY
                                              STOCK          STOCK          CAPITAL        INCOME         DEFICIT       (DEFICIT)
                                            ----------     ----------     ----------     ----------     ----------     ----------
Balance, December 31, 1997 .............    $       70     $       --     $  351,349     $       --    $  (384,674)    $  (33,255)
   Net loss ............................            --             --             --             --       (206,051)      (206,051)
   Exercise of options to purchase
     31,344 shares of common stock .....            --             --            294             --             --            294
   Issuance of 85,996 shares of common
     stock under Arch's employee stock
     purchase plan .....................             1             --            548             --             --            549
   Preferred stock dividend ............            --             --             --             --         (1,030)        (1,030)
                                            ----------     ----------     ----------     ----------    -----------     ----------
Balance, December 31, 1998 .............            71             --        352,191             --       (591,755)      (239,493)
   Net loss ............................            --             --             --             --       (285,586)      (285,586)
   Issuance of 30,847,004 shares of
     common stock and 5,360,261 of Class
     B common stock in rights offering .           308             54        216,881             --             --        217,243
   Issuance of 4,781,656 shares of
     common stock to acquire company ...            48             --         20,035             --             --         20,083
   Shares to be issued in connection
     with the Benbow settlement ........            --             --         22,836             --             --         22,836
   Issuance of 3,136,665 shares of
     common stock in exchange for debt .            31             --         21,106             --             --         21,137
   Issuance of 34,217 shares of common
     stock under Arch's employee stock
     purchase plan .....................            --             --            191             --             --            191
   Conversion of Class B common stock
     into common stock .................            14            (14)            --             --             --             --
   Preferred stock dividend ............            --             --             --             --         (2,146)        (2,146)
                                            ----------     ----------     ----------     ----------    -----------     ----------
Balance, December 31, 1999 .............           472             40        633,240             --       (879,487)      (245,735)
   Net loss ............................            --             --             --             --       (309,780)      (309,780)
   Foreign currency translation
     adjustments .......................            --             --             --            (82)            --            (82)
                                                                                                                       ----------
     Total comprehensive loss ..........                                                                                 (309,862)
   Issuance of 89,896,907 shares of
     common stock to acquire company ...           899             --        262,499             --             --        263,398
   Issuance of 12,468,632 shares of
     common stock in exchange for debt .           125             --        156,851             --             --        156,976
   Issuance of 6,613,180 shares of
     common stock in exchange for
     redeemable preferred stock ........            66             --         46,849             --             --         46,915
   Issuance of 2,856,721 shares of
     common stock in connection with the
     Benbow settlement .................            28             --            (28)            --             --             --
   Issuance of 459,133 shares of common
     stock under Arch's employee stock
     purchase plan .....................             5             --            570             --             --            575
   Exercise of Warrants to purchase

     2,364 shares of common stock ......            --             --             21             --             --             21
   Conversion of Class B common stock
     into common stock .................            20            (20)            --             --             --             --
   Preferred stock accretion ...........            --             --         (4,223)            --             --         (4,223)
   Preferred stock dividend ............            --             --             --             --         (2,329)        (2,329)
                                            ----------     ----------     ----------     ----------    -----------     ----------
Balance, December 31, 2000 .............    $    1,615     $       20     $1,095,779     $      (82)   $(1,191,596)    $  (94,264)
                                            ==========     ==========     ==========     ==========    ===========     ==========

The accompanying notes are an integral part of these consolidated financial statements.

                               ARCH WIRELESS, INC.

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                     YEARS ENDED DECEMBER 31,
                                                                    -------------------------------------------------------
                                                                        1998                 1999                  2000
                                                                    -----------           -----------           -----------
Cash flows from operating activities:
   Net income (loss) .....................................          $  (206,051)          $  (285,586)          $  (309,780)
   Adjustments to reconcile net income (loss) to net cash
     provided by operating activities:
     Depreciation and amortization .......................              221,316               309,434               500,831
     Deferred income tax benefit .........................                   --                    --               (46,006)
     Extraordinary loss (gain) from early extinguishment .                1,720                (6,963)              (58,603)
        of debt
     Cumulative effect of accounting change ..............                   --                 3,361                    --
     Equity in loss of affiliate .........................                5,689                 3,200                    --
     Accretion of discount on long-term debt .............               37,115                41,566                28,277
     Other non-cash interest expense .....................                   --                 2,904                 2,361
     Gain on tower site sale .............................               (1,859)               (1,871)               (1,983)
     Write-off of N-PCS investments ......................                   --                37,498                    --
     Accounts receivable loss provision ..................                8,545                15,265                33,015
     Changes in assets and liabilities, net of effect
        from acquisitions of companies:
        Accounts receivable ..............................               (9,151)              (18,369)              (41,129)
        Inventories ......................................                2,314                 1,728                 7,381
        Prepaid expenses and other .......................               (3,090)                7,000                 6,944
        Accounts payable and accrued expenses ............               24,649                (2,986)              (74,550)
        Customer deposits and deferred revenue ...........                  549                (7,554)               (8,495)
        Other long-term liabilities ......................                1,634                   909                (5,938)
                                                                    -----------           -----------           -----------
Net cash provided by operating activities ................               83,380                99,536                32,325
                                                                    -----------           -----------           -----------

Cash flows from investing activities:

   Additions to property and equipment, net ..............              (79,249)              (95,208)             (127,833)
   Additions to intangible and other assets ..............              (33,935)              (18,443)              (12,452)
   Net proceeds from tower site sale .....................               30,316                 3,046                    --
   Acquisition of companies, net of cash acquired ........                   --              (516,561)               47,785
                                                                    -----------           -----------           -----------
Net cash used for investing activities ...................              (82,868)             (627,166)              (92,500)
                                                                    -----------           -----------           -----------

Cash flows from financing activities:

   Issuance of long-term debt ............................              460,964               473,783               174,960
   Repayment of long-term debt ...........................             (489,014)             (162,059)              (63,560)
   Net proceeds from sale of preferred stock .............               25,000                    --                    --
   Net proceeds from sale of common stock ................                  843               217,434                   596
                                                                    -----------           -----------           -----------
Net cash (used in) provided by financing activities ......               (2,207)              529,158               111,996
                                                                    -----------           -----------           -----------
Effect of exchange rate changes on cash ..................                   --                    --                    25
                                                                    -----------           -----------           -----------
Net (decrease) increase in cash and cash equivalents .....               (1,695)                1,528                51,846
Cash and cash equivalents, beginning of period ...........                3,328                 1,633                 3,161
                                                                    -----------           -----------           -----------
Cash and cash equivalents, end of period .................          $     1,633           $     3,161           $    55,007
                                                                    ===========           ===========           ===========

Supplemental disclosure:
   Interest paid .........................................          $    57,151           $    91,151           $   128,155
                                                                    ===========           ===========           ===========
   Issuance of common stock for acquisitions of companies           $        --           $    20,083           $   263,398
                                                                    ===========           ===========           ===========
   Liabilities assumed in acquisitions of companies ......          $        --           $   134,429           $ 1,059,431
                                                                    ===========           ===========           ===========
   Issuance of common stock for debt .....................          $        --           $    21,137           $   156,976
                                                                    ===========           ===========           ===========
   Issuance of common stock for redeemable preferred stock          $        --           $        --           $    46,915
                                                                    ===========           ===========           ===========
   Preferred stock dividend ..............................          $     1,030           $     2,146           $     2,329
                                                                    ===========           ===========           ===========
   Accretion of redeemable preferred stock ...............          $        --           $        --           $     4,223
                                                                    ===========           ===========           ===========

The accompanying notes are an integral part of these consolidated financial statements.

                               ARCH WIRELESS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.   ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

     Organization -- Arch Wireless, Inc. ("Arch" or the "Company") is a leading provider of wireless messaging and information services in the United States. Currently, Arch primarily provides traditional paging services, which enable subscribers to receive messages on their pagers composed entirely of numbers, such as a phone number, or on some pagers, numbers and letters, which enable subscribers to receive text messages. Arch has also begun to market and sell two-way wireless messaging services which enable subscribers to respond to messages or create and send wireless email messages to other wireless messaging devices (including pagers and personal digital assistants or PDAs) and to personal computers. Arch also offers wireless information services, such as stock quotes, news and other wireless information delivery services, voice mail, personalized greeting, message storage and retrieval, equipment loss protection and equipment maintenance. These services are commonly referred to as wireless messaging and information services.

     Risks and Other Important Factors -- Arch sustained net losses of $206.1 million, $285.6 million and $309.8 million for the years ended December 31, 1998, 1999 and 2000, respectively. Arch's loss from operations for the year ended December 31, 2000 was $245.1 million. In addition, at December 31, 2000, Arch had an accumulated deficit of approximately $63.8 million and a deficit in working capital of $286.2 million although $175.2 million of current maturities of long term debt were repaid in February 2001, see Note 4 for description of the transaction. Arch's losses from operations and net losses are expected to continue for additional periods in the future. There can be no assurance that its operations will become profitable.

     Arch's operations require the availability of substantial funds to finance the maintenance and growth of its existing messaging operations, its subscriber base and to enhance and expand its two-way messaging networks. At December 31, 2000, Arch had approximately $1,856.6 million outstanding under its credit facility, senior notes, capital leases and other long-term debt. Amounts available under its credit facility are subject to certain financial covenants and other restrictions. At December 31, 2000, Arch was in compliance with each of the covenants under its credit facility. Arch's ability to borrow additional amounts in the future, including amounts currently available under the credit facility is dependent on Arch's ability to comply with the provisions of its credit facility as well as the availability of financing in the capital markets. At December 31, 2000, Arch had $4.0 million of borrowings available under its credit facility.

     In May 2001, Arch prepared a range of financial projections for the remainder of its current fiscal year. Arch believes that based on the lower range of its current projections, it may be in default of certain financial covenants of its credit facility as of September 30, 2001. Arch's ability to continue as a going concern is dependent upon its ability to comply with the terms of its debt agreements, to refinance its existing debt or obtain additional financing. Arch is currently in the process of restructuring its obligations. There can be no assurance that Arch will be successful in its efforts, which may have a material adverse affect on the solvency of Arch.

     Arch is also subject to additional risks and uncertainties including, but not limited to, changes in technology, business integration, competition, government regulation and subscriber turnover.

     Principles of Consolidation -- The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

     Use of Estimates -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Revenue Recognition -- Arch recognizes revenue under rental and service agreements with customers as the related services are performed. Maintenance revenues and related costs are recognized ratably over the respective terms of the agreements. Sales of equipment are recognized upon delivery. In some cases, Arch enters into transactions which include the sale of both products and services. The Company allocates the value of the arrangement to each element based on the residual method. Under the residual method, the fair value of the undelivered elements, typically services, is deferred and subsequently realized when earned. Commissions are recognized as an expense when incurred. On December 3, 1999, the Securities and Exchange Commission released Staff Accounting Bulletin (SAB) No. 101, "Revenue Recognition in Financial Statements". SAB 101 provides additional guidance on the accounting for revenue recognition, including both broad conceptual discussions as well as certain industry-specific guidance. Arch adopted SAB 101 in 2000, it did not have a material impact on its results of operations.

     Cash Equivalents -- Cash equivalents include short-term, interest-bearing instruments purchased with remaining maturities of three months or less.

     Inventories -- Inventories consist of new messaging devices, which are held primarily for resale. Inventories are stated at the lower of cost or market, with cost determined on a first-in, first-out basis.

     Property and Equipment -- Leased messaging devices sold or otherwise retired are removed from the accounts at their net book value using the first-in, first-out method. Property and equipment is stated at cost and is depreciated using the straight-line method over the following estimated useful lives:

                                                                  ESTIMATED
     ASSET CLASSIFICATION                                        USEFUL LIFE
     --------------------                                        -----------
     Buildings and improvements.............................       20 Years
     Leasehold improvements.................................      Lease Term
     Messaging devices......................................       2 Years
     Messaging and computer equipment.......................      3-8 Years
     Furniture and fixtures.................................      5-8 Years
     Vehicles...............................................       3 Years

     Depreciation and amortization expense related to property and equipment totaled $101.1 million, $144.9 million and $211.8 million for the years ended December 31, 1998, 1999 and 2000, respectively.

     On October 1, 2000, Arch revised the estimated depreciable life of its subscriber equipment from three to two years. The change in useful life resulted from Arch's expectations regarding future usage periods for subscriber devices considering current and projected technological advances and customer desires for new messaging technology. As a result of this change depreciation expense increased approximately $19.3 million in the fourth quarter of 2000.

     Long-Lived Assets -- In accordance with Statement of Financial Accounting Standards (SFAS) No. 121 "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets To Be Disposed Of" Arch evaluates the recoverability of its carrying value of the Company's long-lived assets and certain intangible assets based on estimated undiscounted cash flows to be generated from each of such assets compared to the original estimates used in measuring the assets. To the extent impairment is identified, Arch reduces the carrying value of such impaired assets to fair value based on estimated discounted future cash flows. To date, Arch has not had any such impairments.

     Fair Value of Financial Instruments -- Arch's financial instruments, as defined under SFAS No. 107 "Disclosures about Fair Value of Financial Instruments", include its cash, its debt financing and interest rate protection agreements. The fair value of cash is equal to the carrying value at December 31, 1999 and 2000. The fair value of the debt and interest rate protection agreements are included in Note 4.

     Reverse Stock Split -- On June 28, 1999, Arch effected a one for three reverse stock split. All share and per share data for all periods presented have been adjusted to give effect to this reverse split.

     Derivative Instruments and Hedging Activities -- In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 133 "Accounting for Derivative Instruments and Hedging Activities". SFAS No. 133 requires that every derivative instrument be recorded in the balance sheet as either an asset or liability measured at its fair value and that changes in the derivative's fair value be recognized in earnings. Arch adopted this standard effective January 1, 2001. The impact of adopting SFAS No. 133 was not material; however, adopting SFAS No. 133 could increase volatility in future earnings and other comprehensive income.

2.   ACQUISITIONS

     On June 3, 1999 Arch completed its acquisition of MobileMedia Communications, Inc. for $671.1 million, consisting of cash paid of $516.6 million, including direct transaction costs, 4,781,656 shares of Arch common stock valued at $20.1 million and the assumption of liabilities of $134.4 million. The cash payments were financed through the issuance of approximately
36.2 million shares of Arch common stock (including approximately 5.4 million shares of Arch Class B common stock) in a rights offering for $6.00 per share, the issuance of $147.0 million principal amount of 13-3/4% senior notes due 2008 (see Note 4) and additional borrowings under the Company's credit facility.

     Arch issued to four unsecured creditors, who had agreed to purchase shares not purchased by other unsecured creditors in the rights offering, warrants to acquire 1,225,219 shares of its common stock on or before September 1, 2001 for $9.03 per share. The fair value of these warrants was determined to be immaterial.

     The acquisition was accounted for as a purchase and the results of MobileMedia's operations have been included in the consolidated financial statements from the date of acquisition.

     The liabilities assumed in the MobileMedia transaction, referred to above, include an unfavorable lease accrual related to MobileMedia's rentals on communications towers, which were in excess of market rental rates. This accrual amounted to approximately $52.9 million and is included in other long-term liabilities. This accrual is being amortized over the remaining lease term of 12-3/4 years. Concurrent with the consummation of the MobileMedia acquisition, Arch developed a plan to integrate the operations of MobileMedia. The liabilities assumed, referred to above, includes a $14.5 million restructuring accrual to cover the costs to eliminate redundant headcount and facilities in connection with the overall integration of operations (see Note 10).

     On November 10, 2000, Arch completed its acquisition of Paging Network, Inc. (PageNet) for $1.35 billion consisting of 89,896,907 shares of Arch common stock valued at $263.4 million, the assumption of liabilities of $1.06 billion, including a deferred tax liability of $168.0 million arising in purchase accounting, and $27.6 million of transaction costs. In the merger, each outstanding share of PageNet's common stock was exchanged for 0.04796505 shares of Arch's common stock.

     The merger was accompanied by a re-capitalization of Arch and PageNet involving the exchange of common stock for outstanding debt. Arch offered to exchange a total of 29,651,984 shares of its common stock for all of its outstanding 107/8% senior discount notes that were outstanding on November 7, 1999; Arch exchanged shares of its common stock for a significant portion of these discount notes (see Note 4).

     In connection with the merger, 80.5% of the total equity of PageNet's subsidiary, Vast Solutions, Inc. was issued to PageNet's current stockholders and noteholders and Arch holds the remaining 19.5% of Vast's equity.

     The purchase price for these acquisitions was allocated based on the fair values of assets acquired and liabilities assumed. The purchase price allocation for PageNet is preliminary as of December 31, 2000, and the Company expects it to be finalized over the next three quarters. The acquisition was accounted for as a purchase, and the results of PageNet's operations have been included in the consolidated financial statements from the date of acquisition.

     Concurrent with the consummation of the PageNet acquisition, Arch management developed a plan to integrate the operations of PageNet. The liabilities assumed in the PageNet transaction, referred to above, include a $76.0 million restructuring accrual related to the costs to eliminate redundant headcount and facilities in connection with the overall integration of operations (see Note 10).

     The following unaudited pro forma summary presents the consolidated results of operations as if the acquisitions had occurred at the beginning of the period presented, after giving effect to certain adjustments, including depreciation and amortization of acquired assets and interest expense on acquisition debt. These pro forma results have been prepared for comparative purposes only and do not purport to be indicative of what would have occurred had the acquisitions been completed at the beginning of the period presented, or of results that may occur in the future.

                                                            YEAR ENDED            YEAR ENDED
                                                         DECEMBER 31, 1999     DECEMBER 31, 2000
                                                         -----------------     -----------------
                                                          (unaudited and in thousands except for
                                                                   per share amounts)
     Revenues .......................................        $ 1,803,519         $ 1,475,828
     Income (loss) before extraordinary item ........           (429,994)           (499,006)
     Net income (loss) ..............................           (433,355)           (440,403)
     Basic/diluted net income (loss) per common share              (2.55)              (2.90)

3.   INTANGIBLE AND OTHER ASSETS

     Intangible and other assets, net of accumulated amortization, are composed of the following (in thousands):

                                                                         DECEMBER 31,
                                                                 ----------------------------
                                                                    1999              2000
                                                                 ----------        ----------
     Purchased Federal Communications Commission licenses        $  354,246        $  451,431
     Purchased subscriber lists .........................           239,114           412,015
     Goodwill ...........................................           249,010           163,027
     Restricted cash ....................................                --            35,280
     Deferred financing costs ...........................            19,915            24,905
     Other ..............................................             5,258            14,086
                                                                 ----------        ----------
                                                                 $  867,543        $1,100,744
                                                                 ==========        ==========

     Amortization expense related to intangible and other assets totaled $120.2 million, $164.6 million and $289.1 million for the years ended December 31, 1998, 1999 and 2000, respectively.

     Included in purchased Federal Communications Commissions licenses are $175.0 million of 900 MHz SMR (Specialized Mobile Radio) licenses which are held for sale to Nextel Communications, Inc. (see Note 12).

     During the fourth quarter of 2000, the Company reviewed the remaining lives of its intangible assets. Due to the nature of change in the traditional messaging industry and the new technologies for two-way messaging, effective October 1, 2000 the Company changed the remaining lives on purchased subscriber lists, purchased Federal Communications Commission licenses and goodwill which resulted from acquisitions prior to 2000 as follows:

                                                              BOOK VALUE AT
                                                               DECEMBER 31,      ESTIMATED
     INTANGIBLE ASSET CLASSIFICATION                               2000         USEFUL LIFE
                                                                 --------        ---------
     Purchased Federal Communications Commission licenses        $276,420        24 Months
     Purchased subscriber lists .........................         137,426        12 Months
     Goodwill ...........................................         163,027        12 Months

     These changes resulted in additional amortization expense in 2000 of $103.5 million.

     The purchased subscriber list, acquired in conjunction with the acquisition of PageNet had a net book value at December 31, 2000 of $274.6 million and is being amortized over a three year period.

     Deferred financing costs incurred in connection with Arch's credit agreements (see Note 4) are being amortized over periods not to exceed the terms of the related agreements. As credit agreements are amended and restated, unamortized deferred financing costs are written off as an extraordinary charge. During 1998, a charge of $1.7 million was recognized in connection with the closing of a new credit facility.

     Other assets consist of a note receivable from Vast, contract rights, organizational and Federal Communications Commission application and development costs which are amortized using the straight-line method over their estimated useful lives, not exceeding ten years.

     In April 1998, the Accounting Standards Executive Committee of the Financial Accounting Standards Board issued Statement of Position (SOP) 98-5 "Reporting on the Costs of Start-Up Activities". SOP 98-5 requires costs of start-up activities and organization costs to be expensed as incurred. Development and start up costs include nonrecurring, direct costs incurred in the development and expansion of messaging systems. Arch adopted SOP 98-5 effective January 1, 1999. Initial application of SOP 98-5 resulted in a $3.4 million charge, which was reported as the cumulative effect of a change in accounting principle. This charge represents the unamortized portion of start-up and organization costs, which had been deferred in prior years.

     N-PCS Investments -- In connection with Arch's May 1996 acquisition of Westlink Holdings, Inc., Arch acquired Westlink's 49.9% share of the capital stock of Benbow PCS Ventures, Inc. Benbow holds exclusive rights to a 50kHz outbound/12.5kHz inbound narrowband PCS license in each of the five regions of the United States. Arch's investment in Benbow was accounted for under the equity method whereby Arch's share of Benbow's losses, since the acquisition date of Westlink, are recognized in Arch's accompanying consolidated statements of operations under the caption equity in loss of affiliate.

     In June 1999, Arch, Benbow and Benbow's controlling stockholder, agreed that:

     - the shareholders agreement, the management agreement and the employment agreement governing the establishment and operation of Benbow would be terminated;

     - Benbow would not make any further Federal Communications Commission payments and would not pursue construction of a narrowband PCS system;

     - Arch would not be obligated to fund Federal Communications Commission payments or construction of a narrowband PCS system by Benbow;

     - the parties would seek Federal Communications Commission approval of the forgiveness of Benbow's remaining payment obligations and the transfer of the controlling stockholder's equity interest in Benbow to Arch;

     - the closing of the transaction would occur on the earlier of January 23, 2001 or receipt of Federal Communications Commission approval;

     - Arch would pay the controlling stockholder, in installments, an aggregate amount of $3.5 million if the transaction closes before January 23, 2001 or $3.8 million if the transaction closes on January 23, 2001.

     As a result of these arrangements, Benbow does not have any meaningful business operations and is unlikely to retain its narrowband PCS licenses. Therefore, Arch wrote off substantially all of its investment in Benbow in the amount of $8.2 million in June 1999. Arch accrued the payment to the controlling stockholder of $3.8 million and legal and other expenses of approximately $1.0 million, which are included in accrued expenses. In addition, Arch guaranteed Benbow's obligations in conjunction with Benbow's June 1998 purchase of the stock of PageCall. Since Benbow was unable to meet these obligations and Arch was required to settle the obligation in its stock, Arch recorded the issuance of $22.8 million of its common stock in additional paid-in capital and as a charge to operations in June 1999, to satisfy the obligation. In April 2000, Arch issued the stock to the shareholders of PageCall.

     On November 8, 1994, CONXUS Communications, Inc. was successful in acquiring the rights to an interactive messaging license in five designated regions in the United States from the Federal Communications Commission narrowband wireless spectrum auction. On May 18, 1999, CONXUS filed for Chapter 11 protection in the U.S. Bankruptcy Court in Delaware, which case was converted to a case under Chapter 7 on August 17, 1999. In June 1999, Arch wrote-off its $6.5 million investment in CONXUS. On November 3, 1999, in order to document its disposition of any interest it has, if any, in CONXUS, Arch offered to transfer to CONXUS its shares in CONXUS for no consideration. The Chapter 7 trustee accepted this offer on December 9, 1999.

     All of the above charges, totaling $42.3 million, are included in other expense in 1999 in the accompanying statement of operations.

4.   LONG-TERM DEBT

     Long-term debt consisted of the following (in thousands):

                                                                              DECEMBER 31,
                                                ------------------------------------------------------------------
                                                               1999                                2000
                                                ------------------------------      ------------------------------
                                                CARRYING VALUE      FAIR VALUE      CARRYING VALUE      FAIR VALUE
                                                --------------      ----------      --------------      ----------
     Senior Bank Debt .....................       $  438,940        $  438,940        $1,135,113        $1,070,757
     Canadian Bank Debt ...................               --                --            63,355            63,355
     10-7/8% Senior Discount Notes due 2008          393,917           173,323           160,272            40,068
     9-1/2% Senior Notes due 2004 .........          125,000            95,000           125,000            85,000
     14% Senior Notes due 2004 ............          100,000            83,000           100,000            75,000
     12-3/4% Senior Notes due 2007 ........          127,887           101,030           128,168            46,140
     13-3/4% Senior Notes due 2008 ........          140,365           113,685           141,167            50,820
     Other ................................            4,459             1,812             3,485             2,539
                                                  ----------                          ----------
                                                   1,330,568                           1,856,560
     Less -- Current maturities ...........            8,060                             177,341
                                                  ----------                          ----------
     Long-term debt .......................       $1,322,508                          $1,679,219
                                                  ==========                          ==========

     Arch's debt financing primarily consists of senior bank debt and fixed rate senior notes. Arch's senior bank debt trades on a limited basis, therefore the fair value at December 31, 2000 was determined with reference to market quotes. Arch considers the fair value of the Canadian bank debt to be equal to the carrying value since the related facilities bear a current market rate of interest. Arch's fixed rate senior notes are traded publicly. The fair values of the fixed rate senior notes were based on current market quotes as of December 31, 1999 and 2000.

     Senior Bank Debt -- The Company, through its operating subsidiary, Arch Wireless Holdings, Inc. (AWHI) has a senior credit facility in the current amount of $1,298.8 million consisting of (i) a $157.5 million tranche A reducing revolving facility, (ii) a $95.0 million tranche B term loan, (iii) a $746.4 million tranche B-1 term loan which is recorded net of $159.7 million discount at December 31, 2000, and (iv) a $299.9 million tranche C term loan.

     The tranche A facility began reducing on a quarterly basis on September 30, 2000 and will mature on June 30, 2005. The tranche B term loan began amortizing in quarterly installments on September 30, 2000, with an ultimate maturity date of June 30, 2005. The tranche B-1 term loan will be amortized in quarterly installments commencing March 31, 2001, with an ultimate maturity date of June 30, 2006. The tranche C term loan began amortizing in annual installments on December 31, 1999, with an ultimate maturity date of June 30, 2006. In addition to these scheduled reductions and repayments, AWHI is required to repay $110 million of senior bank debt no later than November 10, 2001, with such amount being applied on a pro rata basis to the tranche B, tranche B-1 and tranche C term loans.

     AWHI's obligations under the senior credit facility are secured by its pledge of its interests in certain of its operating subsidiaries. The senior credit facility is guaranteed by Arch and certain of Arch's operating subsidiaries. Arch's guarantee is secured by a pledge of Arch's stock and notes in its wholly-owned subsidiary Arch Wireless Communications, Inc. (AWCI), and the guarantees of the operating subsidiaries are secured by a security interest in certain assets of those operating subsidiaries.

     Borrowings under the senior credit facility bear interest based on a reference rate equal to either the agent bank's alternate base rate or LIBOR, in each case plus a margin (3.375% on tranche A, tranche B and tranche B-1 and 6.875% on tranche C at December 31, 2000) based on specified ratios of debt to annualized earnings before interest, income taxes, depreciation and amortization.

     The senior credit facility requires payment of fees on the daily average amount available to be borrowed under the tranche A facility. These fees vary depending on specified ratios of total debt to annualized earnings before interest, income taxes, depreciation and amortization.

     The senior credit facility requires that at least 50% of total AWCI debt, including outstanding borrowings under the senior credit facility, be subject to a fixed interest rate or interest rate protection agreements. Entering into interest rate protection agreements involves both the credit risk of dealing with counterparties and their ability to meet the terms of the contracts and interest rate risk. In the event of nonperformance by the counterparty to these interest rate protection agreements, Arch would be subject to the prevailing interest rates specified in the senior credit facility.

     Arch had off-balance-sheet interest rate protection agreements consisting of an interest rate cap with a notional amount of $10.0 million, at December 31, 1999 and interest rate swaps with an aggregate notional amount of $400.0 million at December 31, 2000. The cost to terminate the outstanding interest rate cap and interest rate swaps at December 31, 1999 and 2000 would have been $4.5 million and $9.1 million, respectively.

     Under the interest rate swap agreements, the Company will pay the difference between LIBOR and the fixed swap rate if the swap rate exceeds LIBOR, and the Company will receive the difference between LIBOR and the fixed swap rate if LIBOR exceeds the swap rate. Settlement occurs on the quarterly reset dates specified by the terms of the contracts. No interest rate swaps on the senior credit facility were outstanding at December 31, 1999. At December 31, 2000, the Company had a net payable of $501 thousand, on the interest rate swaps.

     The senior credit facility contains restrictions that limit, among other things, Arch's operating subsidiaries' ability to:

     -        declare dividends or redeem or repurchase capital stock;
     -        prepay, redeem or purchase debt;
     -        incur liens and engage in sale/leaseback transactions;
     -        make loans and investments;
     -        incur indebtedness and contingent obligations;
     - amend or otherwise alter debt instruments and other material agreements;
     -        engage in mergers, consolidations, acquisitions and asset sales;
     -        alter its lines of business or accounting methods.

     In addition, the senior credit facility requires Arch and its subsidiaries to meet certain financial covenants, including ratios of earnings before interest, income taxes, depreciation and amortization to fixed charges, earnings before interest, income taxes, depreciation and amortization to debt service, earnings before interest, income taxes, depreciation and amortization to interest service and total indebtedness to earnings before interest, income taxes, depreciation and amortization. As of December 31, 2000, Arch and its operating subsidiaries were in compliance with the covenants of the senior credit facility.

     As of December 31, 2000, $1,294.8 million was outstanding and $4.0 million was available under the senior credit facility. At December 31, 2000, such advances bore interest at an average annual rate of 9.73%.

     Canadian Bank Debt -- The Company, through its Canadian operating subsidiary, Paging Network Canada Holdings, Inc., has two credit agreements which provide for total borrowings of approximately $72.8 million. As of December 31, 2000, approximately $63.4 million of borrowings were outstanding under these credit facilities. Additional borrowings are available under these facilities, provided that minimum collateral requirements and certain financial conditions are met. Maximum borrowing that may be outstanding under the credit facilities are permanently reduced beginning on March 31, 2002, by the following amounts: 2002 - $0.7 million; 2003 - $4.0 million and 2004 - $58.7 million. Both credit agreements expire on December 31, 2004. Borrowings under the agreements bear interest based on the agent bank's prime rate plus a margin based on specified ratios of debt to annualized earnings before interest, income taxes, depreciation and amortization.

     The two Canadian credit agreements are secured by $35.3 million of cash collateral which is included in other assets and a general security interest in all the assets of the Canadian subsidiary. Any liabilities of the Canadian subsidiary, including borrowings under its two credit agreements, have no recourse to Arch or any of its other assets.

     Senior Notes -- Interest on Arch's 107/8% senior discount notes due 2008 does not accrue prior to March 15, 2001. Commencing September 15, 2001, interest on the senior discount notes is payable semi-annually at an annual rate of 107/8%. The maturity value of the senior discount notes outstanding at December 31, 2000 was $164.2 million.

     Interest on AWCI's 13-3/4% senior notes due 2008, 12-3/4% senior notes due 2007, 14% senior notes due 2004 and 9-1/2% senior notes due 2004 (collectively, the "Senior Notes") is payable semiannually. The senior discount notes and Senior Notes contain certain restrictive and financial covenants, which, among other things, limit the ability of Arch or AWCI to:

     - incur additional indebtedness;

     -      pay dividends;
     -      grant liens on its assets;
     -      sell assets;
     -      enter into transactions with related parties;
     -      merge, consolidate or transfer substantially all of its assets;
     -      redeem capital stock or subordinated debt;
     -      make certain investments.

     The Senior Notes are generally unsecured, however, the 9 -1/2% Notes and 14% Notes are secured on a pari passu basis with the lenders under the senior credit facility in the assets of certain subsidiaries of AWHI.

     During 1998, AWCI entered into interest rate swap agreements in connection with the AWCI 14% notes. Under the interest rate swap agreements, Arch effectively reduced the interest rate on the AWCI 14% notes from 14% to the fixed swap rate of 9.45%. As of December 31, 1999, one of these interest rate swap agreements remained outstanding with a notional amount of $107 million. In December 2000, the Company restructured the $107 million interest rate swap. Under the terms of the restructured interest rate swap between AWHI and the counterparty, the notional amount was increased to $350 million and the fixed swap rate was reduced to 7.1% (see Senior Bank Debt). In the event of nonperformance by the counterparty to these interest rate protection agreements, Arch would be subject to the 14% interest rate specified on the notes. As of December 31, 2000, Arch had received $5.2 million in excess of the amounts paid under the swap agreements, which is included in other long-term liabilities in the accompanying balance sheet.

     Convertible Subordinated Debentures -- At December 31, 2000, $946,000 of Arch convertible subordinated debentures were outstanding and included in long-term debt. The debentures are convertible at their principal amount into shares of Arch common stock at any time prior to redemption or maturity at an initial conversion price of $50.25 per share, subject to adjustment, and bear interest at a rate of 6-3/4% per annum, payable semiannually on June 1 and December 1.

     Debt Exchanged for Equity -- In October 1999, Arch completed transactions with four bondholders in which Arch issued an aggregate of 3,136,665 shares of Arch common stock and warrants to purchase 540,487 shares of Arch common stock for $9.03 per share in exchange for $25.2 million accreted value of debt securities. Under two of the exchange agreements, Arch issued 809,545 shares of Arch common stock and warrants to purchase 540,487 shares of Arch common stock for $9.03 per share in exchange for $8.9 million principal amount of Arch convertible debentures. Arch recorded $2.9 million of non-cash interest expense in conjunction with these transactions. Under the remaining exchange agreements, Arch issued 2,327,120 shares of Arch common stock in exchange for $16.3 million accreted value ($19.0 million maturity value) of its senior discount notes. Arch recorded an extraordinary gain of $7.0 million on the early extinguishment of debt as a result of these transactions.

     In 2000, Arch issued 285,973 shares of Arch common stock in exchange for $3.5 million principal amount of Arch convertible debentures. Arch also issued 12,182,659 shares of Arch common stock in exchange for $165.3 million accreted value ($184.2 million maturity value) of its senior discount notes. Arch recorded an extraordinary gain of $14.2 million on the early extinguishment of debt as a result of these transactions.

     On May 10, 2000, Arch announced it had completed an agreement with Resurgence Asset Management L.L.C. for the exchange of $91.1 million accreted value ($100.0 million maturity value) of senior discount notes held by various Resurgence entities for 1,000,000 shares of a new class of Arch's preferred stock called Series D preferred stock. The Series D preferred stock was converted into an aggregate of 6,613,180 shares of common stock upon completion of Arch's merger with PageNet.

     Arch recorded an extraordinary gain of $44.4 million on the early extinguishment of debt as a result of this transaction based on the difference between the carrying value of the exchanged debt, including deferred financing fees, and the fair value of the preferred stock issued. Arch recorded $4.2 million of accretion on this preferred stock prior to its conversion to common stock on November 10, 2000.

     Maturities of Debt -- Scheduled long-term debt maturities at December 31, 2000 are as follows (in thousands):

     YEAR ENDING DECEMBER 31,

     2001...................................................     $     177,341
     2002...................................................           154,433
     2003...................................................           196,174
     2004...................................................           495,784
     2005...................................................           201,867
     Thereafter.............................................           790,678
                                                               ---------------
                                                                     2,016,277

     Less -- Discount on assumed bank debt..................           159,717
                                                                 -------------
                                                                 $   1,856,560

     In February 2001, Arch used a portion of the proceeds received in the Nextel transaction (see Note 12) to voluntarily prepay $175.2 million of amortization scheduled to occur under its senior credit facility during 2001. Following this transaction, amounts outstanding under the senior credit facility totaled $1,119.6 million and consisted of (i) a $122.5 million tranche A reducing revolving facility, (ii) a $64.1 million tranche B term loan, (iii) a $662.7 million tranche B-1 term loan, and (iv) a 270.3 million tranche C term loan. Mandatory reductions of the tranche A facility and amortization of the tranche B, tranche B-1 and tranche C term loans will commence on March 31, 2002 in accordance with the terms of the senior credit facility.

5.   REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY

     Redeemable Series C Cumulative Convertible Preferred Stock -- On June 29, 1998, two partnerships managed by Sandler Capital Management Company, Inc., an investment management firm, together with certain other private investors, made an equity investment in Arch of $25.0 million in the form of Series C Convertible Preferred Stock of Arch. The Series C Preferred Stock: (i) is convertible into Arch common stock at a conversion price of $16.38 per share, subject to certain adjustments; (ii) bears dividends at an annual rate of 8.0%,
(A) payable quarterly in cash or, at Arch's option, through the issuance of shares of Arch common stock valued at 95% of the then prevailing market price or
(B) if not paid quarterly, accumulating and payable upon redemption or conversion of the Series C Preferred Stock or liquidation of Arch; (iii) permits the holders after seven years to require Arch, at Arch's option, to redeem the Series C Preferred Stock for cash or convert such shares into Arch common stock valued at 95% of the then prevailing market price of Arch common stock, so long as the common stock remains listed on a national securities exchange; (iv) is subject to redemption for cash or conversion into Arch common stock at Arch's option in certain circumstances; (v) in the event of a "Change of Control" as defined in the indenture governing the senior discount notes, requires Arch, at its option, to redeem the Series C Preferred Stock for cash or convert such shares into Arch common stock valued at 95% of the then prevailing market price of Arch common stock, with such cash redemption or conversion being at a price equal to 105% of the sum of the original purchase price plus accumulated dividends; (vi) limits certain mergers or asset sales by Arch; (vii) so long as at least 50% of the Series C Preferred Stock remains outstanding, limits the incurrence of indebtedness and "restricted payments" in the same manner as contained in the senior discount notes indenture; and (viii) has certain voting and preemptive rights. Upon an event of redemption or conversion, Arch currently intends to convert such Series C Preferred Stock into shares of Arch common stock.

     Class B Common Stock -- Shares of Arch Class B common stock are identical in all respects to shares of Arch common stock, except that a holder of Class B common stock is not entitled to vote in the election of directors and is entitled to 1/100th vote per share on all other matters voted on by Arch stockholders. Shares of class B common stock will automatically convert into an identical number of shares of common stock upon transfer of Class B common shares to any person or entity, other than any person or entity that received shares of Class B common stock in the initial distribution of those shares or any affiliate of such person or entity. During 1999 and 2000, 1,392,097 and 1,976,219 shares of Class B common stock were converted to common stock.

     Warrants -- In connection with the acquisition of MobileMedia and certain debt for equity exchanges previously discussed, Arch issued approximately 50.0 million warrants to purchase Arch common stock. Each warrant represents the right to purchase one-third of one share of Arch common stock at an exercise price of $3.01 ($9.03 per share). The warrants expire on September 1, 2001.

     Stock Options -- Arch has stock option plans, which provide for the grant of incentive and nonqualified stock options to key employees, directors and consultants to purchase Arch common stock. Incentive stock options are granted at exercise prices not less than the fair market value on the date of grant. Options generally vest over a five-year period from the date of grant. However, in certain circumstances, options may be immediately exercisable in full. Options generally have a duration of 10 years. The plans provide for the granting of options to purchase a total of 9,131,865 shares of common stock.

     As a result of the PageNet merger, each outstanding option to purchase PageNet common stock became fully exercisable and vested and was converted into an option to purchase the same number of shares of Arch common stock that the holder of the option would have received in the merger if the holder had exercised the option immediately prior to the merger.

     On December 16, 1997, the Compensation Committee of the board of directors of Arch authorized the Company to offer an election to its employees who had outstanding options at a price greater than $15.19 to cancel such options and accept new options at a lower price. In January 1998, as a result of this election by certain of its employees, the Company canceled 361,072 options with exercise prices ranging from $17.82 to $61.88 and granted the same number of new options with an exercise price of $15.19 per share, the fair market value of the stock on December 16, 1997.

     The following table summarizes the activity under Arch's stock option plans for the periods presented:

                                                                   WEIGHTED
                                                    NUMBER         AVERAGE
                                                      OF           EXERCISE
                                                   OPTIONS          PRICE
                                                  ----------      ----------
     Options outstanding at December 31, 1997        453,643      $    29.22
        Granted .............................        656,096           14.27
        Exercised ...........................        (31,344)           9.38
        Terminated ..........................       (429,627)          28.54
                                                  ----------      ----------
     Options outstanding at December 31, 1998        648,768           15.51
        Granted .............................      1,295,666            7.80
        Exercised ...........................             --              --
        Terminated ..........................       (109,672)          13.89
                                                  ----------      ----------
     Options outstanding at December 31, 1999      1,834,762           10.16
        Granted .............................      6,147,950            4.07
        Assumed in merger ...................        410,183          161.63
        Exercised ...........................             --              --
        Terminated ..........................       (445,903)          17.46
                                                  ----------      ----------
     Options outstanding at December 31, 2000      7,946,992           12.86
                                                  ==========      ==========
     Options exercisable at December 31, 2000        976,576      $    70.83
                                                  ==========      ==========

     The following table summarizes the options outstanding and options exercisable by price range at December 31, 2000:

                                                          WEIGHTED
                                                          AVERAGE        WEIGHTED                      WEIGHTED
                                                          REMAINING      AVERAGE                       AVERAGE
                                           OPTIONS       CONTRACTUAL     EXERCISE        OPTIONS       EXERCISE
RANGE OF EXERCISE PRICES                 OUTSTANDING         LIFE         PRICE        EXERCISABLE      PRICE
------------------------                ------------     -----------     --------      -----------     ---------
 $   0.97 -- $    0.97..............       2,393,000        9.95         $   0.97             --       $    --
     2.47 --      6.06..............       3,561,050        9.36             6.05          38,000           4.70
     6.09 --     15.19..............       1,576,026        8.03             9.71         524,049          11.44
    17.12 --    127.70..............         165,814        7.95            59.87         163,425          60.46
   127.70 --    322.18..............         251,102        6.65           211.55         251,102         211.55
 --------    ---------                  -----------         ----         --------      ----------      ---------
 $   0.97 -- $  322.18..............       7,946,992        9.16         $  12.86         976,576      $   70.83
 ========    =========                  ============        ====         ========      ==========      =========

     Employee Stock Purchase Plans -- The Company's employee stock purchase plans allow eligible employees the right to purchase common stock, through payroll deductions not exceeding 10% of their compensation, at the lower of 85% of the market price at the beginning or the end of each six-month offering period. During 1998, 1999 and 2000, 85,996, 34,217 and 459,133 shares were issued at an average price per share of $6.39, $5.60 and $1.25, respectively. At December 31, 2000, 6,650 shares are available for future issuance.

     Accounting for Stock-Based Compensation -- Arch accounts for its stock option and stock purchase plans under APB Opinion No. 25 "Accounting for Stock Issued to Employees". Since all options have been issued at a grant price equal to fair market value, no compensation cost has been recognized in the statements of operations. Had compensation cost for these plans been determined consistent with SFAS No. 123, "Accounting for Stock-Based Compensation", Arch's net income
(loss) and income (loss) per share would have been increased to the following pro forma amounts:

                                                                         YEARS ENDED DECEMBER 31,
                                                               ---------------------------------------------
                                                                  1998             1999             2000
                                                               -----------      -----------      -----------
                                                                 (in thousands, except per share amounts)
Net income (loss):                         As reported ......  $  (206,051)     $  (285,586)     $  (309,780)
                                           Pro forma ........     (208,065)        (288,070)        (315,234)
Basic net income (loss) per common share:  As reported ......       (29.59)           (9.10)           (4.10)
                                           Pro forma ........       (29.88)           (9.18)           (4.17)

     The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model. In computing these pro forma amounts, Arch has assumed risk-free interest rates of 4.5% - 6%, an expected life of 5 years, an expected dividend yield of zero and an expected volatility of 50% - 93%.

     The weighted average fair values (computed consistent with SFAS No. 123) of options granted under all plans in 1998, 1999 and 2000 were $8.34, $5.56 and $3.01, respectively. The weighted average fair value of shares sold under the employee stock purchase plans in 1998, 1999 and 2000 was $5.64, $3.13 and $2.72, respectively.

     Deferred Compensation Plan for Nonemployee Directors -- Under the deferred compensation plan for nonemployee directors, outside directors may elect to defer, for a specified period of time, receipt of some or all of the annual and meeting fees which would otherwise be payable for service as a director. A portion of the deferred compensation may be converted into phantom stock units, at the election of the director. The number of phantom stock units granted equals the amount of compensation to be deferred as phantom stock divided by the fair value of Arch common stock on the date the compensation would have otherwise been paid. At the end of the deferral period, the phantom stock units will be converted to cash based on the fair market value of Arch common stock on the date of distribution. Deferred compensation is expensed when earned. Changes in the value of the phantom stock units are recorded as income/expense based on the fair market value of Arch common stock.

     Stockholders Rights Plan -- In October 1995, Arch's board of directors adopted a stockholders rights plan and declared a dividend of one preferred stock purchase right for each outstanding share of common stock to stockholders of record at the close of business on October 25, 1995. Each Right entitles the registered holder to purchase from Arch one one-thousandth of a share of Series B Junior Participating Preferred Stock, at a cash purchase price of $150, subject to adjustment. Pursuant to the Plan, the Rights automatically attach to and trade together with each share of common stock. The Rights will not be exercisable or transferable separately from the shares of common stock to which they are attached until the occurrence of certain events. The Rights will expire on October 25, 2005, unless earlier redeemed or exchanged by Arch in accordance with the Plan.

6.   INCOME TAXES

     Arch accounts for income taxes under the provisions of SFAS No. 109 "Accounting for Income Taxes". Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities, given the provisions of enacted laws.

     The components of the net deferred tax asset (liability) recognized in the accompanying consolidated balance sheets at December 31, 1999 and 2000 are as follows (in thousands):

                                            1999           2000
                                          ---------      ---------
             Deferred tax assets ....     $ 312,527      $ 275,211
             Deferred tax liabilities       (41,617)      (132,884)
                                          ---------      ---------
                                            270,910        142,327
             Valuation allowance ....      (270,910)      (264,321)
                                          ---------      ---------
                                          $      --      $(121,994)
                                          =========      =========

     The approximate effect of each type of temporary difference and carryforward at December 31, 1999 and 2000 is summarized as follows (in thousands):

                                                    1999           2000
                                                 ---------      ---------
      Net operating losses .................     $ 174,588      $ 231,795
      Intangibles and other assets .........        36,029        (45,902)
      Depreciation of property and equipment        42,703        (53,405)
      Accruals and reserves ................        17,590          9,839
                                                 ---------      ---------
                                                   270,910        142,327
      Valuation allowance ..................      (270,910)      (264,321)
                                                 ---------      ---------
                                                 $      --      $(121,994)
                                                 =========      =========

     The effective income tax rate differs from the statutory federal tax rate primarily due to the nondeductibility of goodwill amortization and the inability to recognize the benefit of current net operating loss (NOL) carryforwards. The NOL carryforwards expire at various dates through 2015. The Internal Revenue Code contains provisions that may limit the NOL carryforwards available to be used in any given year if certain events occur, including significant changes in ownership, as defined. The Company has experienced such changes in ownership and as a result the utilization of net operation losses in any one year are significantly limited for income tax purposes.

     The Company has established a valuation reserve against its net deferred tax asset until it becomes more likely than not that this asset will be realized in the foreseeable future. A portion of the valuation allowance at December 31, 2000, will be recorded against goodwill when and if realized.

7.   COMMITMENTS AND CONTINGENCIES

     Arch, from time to time is involved in lawsuits arising in the normal course of business. Arch believes that its pending lawsuits will not have a material adverse effect on its financial position or results of operations.

     Arch has operating leases for office and transmitting sites with lease terms ranging from one month to approximately fifty years. In most cases, Arch expects that, in the normal course of business, leases will be renewed or replaced by other leases.

     Future minimum lease payments under noncancellable operating leases at December 31, 2000 are as follows (in thousands):

     YEAR ENDING DECEMBER 31,
     2001...........................................      $    83,477
     2002...........................................           65,831
     2003...........................................           50,497
     2004...........................................           36,726
     2005...........................................           27,618
     Thereafter.....................................          124,472
                                                          -----------
         Total......................................      $   388,621
                                                          ===========

     Total rent expense under operating leases for the years ended December 31, 1998, 1999 and 2000 approximated $19.6 million, $48.3 million and $81.2 million, respectively.

8.   EMPLOYEE BENEFIT PLANS

     Retirement Savings Plans -- Arch has retirement savings plans, qualifying under Section 401(k) of the Internal Revenue Code covering eligible employees, as defined. Under the plans, a participant may elect to defer receipt of a stated percentage of the compensation which would otherwise be payable to the participant for any plan year (the deferred amount) provided, however, that the deferred amount shall not exceed the maximum amount permitted under Section 401(k) of the Internal Revenue Code. The plans provide for employer matching contributions. Matching contributions for the years ended December 31, 1998, 1999 and 2000 approximated $278,000, $960,000 and $1.2 million, respectively.

9.   LONG-TERM LIABILITIES

     During 1998 and 1999, Arch sold communications towers, real estate, site management contracts and/or leasehold interests involving 133 sites in 22 states and leased space on the towers on which it currently operates communications equipment to service its own messaging network. Net proceeds from the sales were approximately $33.4 million, Arch used the net proceeds to repay indebtedness under its credit facility.

     Arch entered into options to repurchase each site and until this continuing involvement ends the gain on the sale of the tower sites is deferred and included in other long-term liabilities. At December 31, 2000, approximately $20.2 million of the gain is deferred and approximately $1.9 million, $1.9 million and $2.0 million of this gain has been recognized in the statement of operations and is included in operating income for each of the years ended December 31, 1998, 1999 and 2000, respectively.

     Also included in other long-term liabilities is an unfavorable lease accrual related to MobileMedia's rentals on communications towers which were in excess of market rental rates (see Note 2). At December 31, 2000, the remaining balance of this accrual was approximately $49.1 million. This accrual is being amortized over the term of the leases with approximately 12-3/4 years remaining at December 31, 2000.

10.  RESTRUCTURING RESERVES

     Divisional reorganization -- In June 1998, Arch's board of directors approved a reorganization of Arch's operations. This reorganization consisted of the consolidation of certain regional administrative support functions, such as customer service, collections, inventory and billing, to reduce redundancy and take advantage of various operating efficiencies. Arch recognized a restructuring charge of $14.7 million in 1998 related to the divisional reorganization.

     In conjunction with the completion of the MobileMedia merger in June 1999, the timing and implementation of the divisional reorganization was reviewed by Arch management in the context of the combined company integration plan. Pursuant to this review, the Company identified certain of its facilities and network leases that would not be utilized following the MobileMedia integration, resulting in an additional charge of $2.6 million. This charge was offset by $4.8 million of reductions to previously provided severance and other costs in conjunction with the divisional reorganization.

     During the third quarter of 1999, Arch's board of directors approved an integration plan to eliminate redundant headcount, facilities and tower sites of MobileMedia in connection with the completion of the MobileMedia acquisition. The plan anticipated a net reduction of approximately 10% of MobileMedia's workforce and the closing of certain facilities and tower sites, which resulted in the establishment a $14.5 million acquisition reserve which was included in the MobileMedia purchase price allocation. The initial acquisition reserve consisted of approximately (i) $6.1 million for employee severance, (ii) $7.9 million for lease obligations and terminations and (iii) $0.5 million of other costs.

     During 2000, Arch completed the actions under the divisional reorganization and the MobileMedia integration plans. Arch reevaluated the reserves and determined that each of the reserve balances were adequate to cover the remaining cash payments which consist primarily of lease costs.

     On November 10, 2000, Arch completed its acquisition of PageNet and management commenced the development of plans to integrate its operations. In conjunction with the integration plans, the Company has identified redundant headcount and certain of its facilities that would not be utilized following the PageNet integration resulting in an additional charge of $5.4 million.

     The provision for lease obligations and terminations relates primarily to future lease commitments on local, regional and divisional office facilities that will be closed as part of this reorganization. The charge represents future lease obligations on such leases past the dates the offices will be closed, or for certain leases, the cost of terminating the leases prior to their scheduled expiration. Cash payments on the leases and lease terminations will occur over the remaining lease terms, the majority of which expire prior to 2003.

     Through the elimination of certain local and regional administrative operations, the consolidation of certain support functions and the integration of MobileMedia and PageNet operations, the Company will eliminate approximately 1,100 net positions formerly held by Arch and MobileMedia personnel. The majority of the positions, which have been or will be eliminated are related to management, administrative, customer service, collections, inventory and billing functions. As of December 31, 1999 and 2000, 588 and 951 employees, respectively, had been terminated due to the divisional reorganization and the MobileMedia and PageNet integrations. The remaining severance and benefits costs will be paid during 2001.

     The Company's restructuring activity as of December 31, 2000 is as follows (in thousands):

                            BALANCE AT     PAGENET-
                           DECEMBER 31,    RELATED       AMOUNTS      REMAINING
                               1999       PROVISION        PAID        RESERVE
                           ------------   ---------      -------      ---------
Severance costs .........    $ 3,708        $1,725        $2,476        $ 2,957
Lease obligation costs...     13,026         3,700         5,950         10,776
Other costs .............        377            --           215            162
                             -------        ------        ------        -------
Total ...................    $17,111        $5,425        $8,641        $13,895
                             =======        ======        ======        =======

     PageNet Acquisition Reserve -- On November 10, 2000, Arch completed its acquisition of PageNet and commenced the development of plans to integrate its operations. During the fourth quarter of 2000, Arch identified redundant PageNet headcount and facilities in connection with the overall integration of operations. It is expected that the integration activity relating to the PageNet merger, will be completed by December 31, 2001.

     In connection with the PageNet acquisition, Arch anticipates a net reduction of approximately 50% of PageNet's workforce and the closing of certain facilities and tower sites. This resulted in the establishment a $76 million acquisition reserve which is included as part of the PageNet purchase price allocation. The initial acquisition reserve consisted of approximately (i) $66.1 million for employee severance, (ii) $9.4 million for lease obligations and terminations and (iii) $0.5 million of other costs.

     The provision for lease obligations and terminations relates primarily to future lease commitments on local, regional and divisional office facilities that will be closed as part of this reorganization. The charge represents future lease obligations on such leases past the dates the offices will be closed, or for certain leases, the cost of terminating the leases prior to their scheduled expiration. Cash payments on the leases and lease terminations will occur over the remaining lease terms, the majority of which expire prior to 2005.

     Through the elimination of redundant management, administrative, customer service, collections, finance and inventory functions, the Company will eliminate approximately 2,000 positions. As of December 31, 2000, 302 former PageNet employees had been terminated.

     The PageNet acquisition reserve activity as of December 31, 2000 was as follows (in thousands):

                                     RESERVE
                                    INITIALLY                     REMAINING
                                   ESTABLISHED    AMOUNTS PAID     RESERVE
                                   -----------    ------------    ---------
      Severance costs ...........    $66,100        $29,333        $36,767
      Lease obligation costs.....      9,400            136          9,264
      Other costs ...............        500             --            500
                                     -------        -------        -------
      Total .....................    $76,000        $29,469        $46,531
                                     =======        =======        =======

11.  SEGMENT REPORTING

     The Company has determined that it has three reportable segments; traditional paging operations, two-way messaging operations and international operations. Management makes operating decisions and assesses individual performances based on the performance of these segments. The traditional paging operations consist of the provision of paging and other one-way wireless messaging services to Arch's U.S. customers. Two-way messaging operations consist of the provision of two-way wireless messaging services to Arch's U.S. customers. International operations consist of the operations of the Company's Canadian subsidiary.

     Each of these segments incur, and are charged, direct costs associated with their separate operations. Common costs shared by the traditional paging and two-way messaging operations are allocated based on the estimated utilization of resources using various factors that attempt to mirror the true economic cost of operating each segment.

     The Company did not begin to market and sell its two-way messaging products on a commercial scale until August 2000. The Company's Canadian subsidiary was acquired in November 2000 in the PageNet acquisition. Prior to 2000, substantially all of the Company's operations were traditional paging operations. The following table presents segment financial information related to the Company's segments as of and for the year ended December 31, 2000 (in thousands):

                                               TRADITIONAL      TWO-WAY MESSAGING    INTERNATIONAL
                                             PAGING OPERATIONS      OPERATIONS        OPERATIONS      CONSOLIDATED
                                             -----------------  -----------------    -------------    ------------
Revenues...................................     $    838,425       $      9,383      $      3,274     $    851,082
Depreciation and amortization expense......          488,048              9,459             3,324          500,831
Operating income (loss)....................         (216,591)           (25,709)           (2,837)        (245,137)
Adjusted EBITDA(1).........................          276,882            (16,250)              487          261,119
Total assets...............................        1,981,156            265,137            63,316        2,309,609
Capital expenditures.......................          111,047             28,115             1,123          140,285

     (1) Adjusted earnings before interest, income taxes, depreciation and amortization, as determined by Arch, does not reflect interest, income taxes, depreciation and amortization, restructuring charges, equity in loss of affiliate and extraordinary items; consequently adjusted earnings before interest, income taxes, depreciation and amortization may not necessarily be comparable to similarly titled data of other wireless messaging companies. Earnings before interest, income taxes, depreciation and amortization should not be construed as an alternative to operating income or cash flows from operating activities as determined in accordance with generally accepted accounting principles or as a measure of liquidity. Amounts reflected as earnings before interest, income taxes, depreciation and amortization or adjusted earnings before interest, income taxes, depreciation and amortization are not necessarily available for discretionary use as a result of restrictions imposed by the terms of existing indebtedness or limitations imposed by applicable law upon the payment of dividends or distributions among other things.

12.  SUBSEQUENT EVENTS

     Nextel Agreement -- In January 2001, Arch agreed to sell its 900 MHz SMR (Specialized Mobile Radio) licenses to Nextel Communications, Inc. Nextel will acquire the licenses for an aggregate purchase price of $175 million, and invest $75 million in a new equity issue, Arch Series F 12% Redeemable Cumulative Junior Preferred Stock. In February 2001, Nextel advanced $250 million in the form of loans to a newly created, stand-alone Arch subsidiary that will hold the spectrum licenses until the transfers are approved. The new Arch subsidiary will not be permitted to engage in any business other than ownership and maintenance of the spectrum licenses and will not have any liability or obligation with respect to any of the debt obligations of Arch and its subsidiaries. Upon transfer of the spectrum licenses to Nextel, the loan obligations will be satisfied and $75 million of the loans will be converted into Arch series F 12% Redeemable Cumulative Junior Preferred Stock. Arch acquired the SMR licenses as part of its acquisition of PageNet in November 2000. In purchase accounting the licenses were recorded at their fair value of $175.0 million therefore no gains or losses resulting from changes in the carrying amounts of assets to be disposed of are included in Arch's statement of operations. No amortization has been recorded on the licenses. Revenues and operating expenses related to the SMR operation included in the statement of operations are immaterial.

     Debt Exchanged for Equity -- In the first quarter of 2001, Arch issued 8,793,350 shares of Arch common stock in exchange for $26.3 million accreted value ($26.5 million maturity value) of its senior discount notes. Arch will record an extraordinary gain of approximately $15.3 million on the early extinguishment of debt as a result of these transactions.

13.  QUARTERLY FINANCIAL RESULTS (UNAUDITED)

     Quarterly financial information for the years ended December 31, 1999 and 2000 is summarized below (in thousands, except per share amounts):

                                                                     FIRST            SECOND            THIRD            FOURTH
                                                                    QUARTER         QUARTER (1)        QUARTER           QUARTER
                                                                    -------         -----------        -------           -------
YEAR ENDED DECEMBER 31, 1999:

Revenues ......................................................   $ 100,888         $ 133,493         $ 206,189         $ 201,254
Operating income (loss) .......................................     (16,086)          (34,546)          (27,075)          (20,032)
Income (loss) before extraordinary item and accounting change .     (45,763)         (110,728)          (67,739)          (64,958)
Extraordinary gain (2) ........................................          --                --                --             6,963
Cumulative effect of accounting change ........................      (3,361)               --                --                --
Net income (loss) .............................................     (49,124)         (110,728)          (67,739)          (57,995)
Basic/diluted net income (loss) per common share:
   Income (loss) before extraordinary item and accounting
     change ...................................................       (6.54)            (5.65)            (1.42)            (1.29)
   Extraordinary gain .........................................          --                --                --              0.14
   Cumulative effect of accounting change .....................       (0.48)               --                --                --
   Net income (loss) ..........................................       (7.02)            (5.65)            (1.42)            (1.15)

                                                                     FIRST           SECOND              THIRD            FOURTH
                                                                    QUARTER          QUARTER            QUARTER         QUARTER (3)
                                                                    -------          -------            -------         -----------
YEAR ENDED DECEMBER 31, 2000:

Revenues ......................................................   $ 189,995         $ 187,852         $ 184,192         $ 289,043
Operating income (loss) .......................................     (27,686)          (27,945)          (26,998)         (162,508)
Income (loss) before extraordinary item .......................     (70,192)          (64,148)          (63,902)         (170,141)
Extraordinary gain (2) ........................................       7,615            44,436                --             6,552
Net income (loss) .............................................     (62,577)          (19,712)          (63,902)         (163,589)
Basic/diluted net income (loss) per common share:
   Income (loss) before extraordinary item ....................       (1.28)            (1.01)            (1.00)            (1.42)
   Extraordinary gain .........................................        0.14              0.68                --              0.05
   Net income (loss) ..........................................       (1.14)            (0.33)            (1.00)            (1.37)

(1) On June 3, 1999 Arch completed its acquisition of MobileMedia (see Note 2). In June 1999, Arch wrote-off $42.3 million of N-PCS investments (see Note
     3).

(2) Extraordinary gains in all periods are the result of early extinguishment of debt (see Note 4).

(3)  On November 10, 2000 Arch completed its acquisition of PageNet (see Note
     2).

     Arch changed the remaining lives certain intangible assets which resulted in $103.5 million of additional amortization expense in the fourth quarter of 2000 (see Note 3).

     On October 1, 2000 Arch revised the estimated depreciable life of its subscriber equipment which resulted in approximately $19.3 million of additional depreciation expense (see Note 1).

                               ARCH WIRELESS, INC.

                      CONSOLIDATED CONDENSED BALANCE SHEETS
                      (in thousands, except share amounts)

                                                                   September 30,        December 31,
                                                                       2001                2000
                                                                   -------------        ------------
                                ASSETS                              (unaudited)
Current assets:
     Cash and cash equivalents                                      $    47,489         $    55,007
     Accounts receivable, net                                           110,705             134,396
     Inventories                                                          3,132               2,163
     Prepaid expenses and other                                          41,021              19,877
                                                                    -----------         -----------
         Total current assets                                           202,347             211,443
                                                                    -----------         -----------
Property and equipment, at cost                                       1,488,349           1,442,072
Less accumulated depreciation and amortization                       (1,045,722)           (444,650)
                                                                    -----------         -----------
Property and equipment, net                                             442,627             997,422
                                                                    -----------         -----------
Intangible and other assets, net                                         51,475           1,100,744
                                                                    -----------         -----------
                                                                    $   696,449         $ 2,309,609
                                                                    ===========         ===========

              LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current liabilities:
     Current maturities of long-term debt                           $ 1,662,805         $   177,341
     Accounts payable                                                    41,023              55,282
     Accrued restructuring                                               30,792              60,424
     Accrued interest                                                    73,447              39,140
     Accrued expenses and other liabilities                             170,571             165,459
                                                                    -----------         -----------
         Total current liabilities                                    1,978,638             497,646
                                                                    -----------         -----------
Long-term debt                                                               --           1,679,219
                                                                    -----------         -----------
Other long-term liabilities                                              63,410              74,509
                                                                    -----------         -----------
Deferred income taxes                                                     3,494             121,994
                                                                    -----------         -----------
Redeemable convertible preferred stock                                  117,511              30,505
                                                                    -----------         -----------
Stockholders' equity (deficit):
     Common stock -- $.01 par value                                       1,824               1,635
     Additional paid-in capital                                       1,107,233           1,095,779
     Accumulated other comprehensive income                               1,566                 (82)
     Accumulated deficit                                             (2,577,227)         (1,191,596)
                                                                    -----------         -----------
         Total stockholders' equity (deficit)                        (1,466,604)            (94,264)
                                                                    -----------         -----------
                                                                    $   696,449         $ 2,309,609
                                                                    ===========         ===========

  The accompanying notes are an integral part of these consolidated condensed financial statements.

                               ARCH WIRELESS, INC.

                 CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
        (unaudited and in thousands, except share and per share amounts)

                                                             Three Months Ended              Nine Months Ended
                                                                September 30,                  September 30,
                                                       -----------------------------    -----------------------------
                                                           2001            2000             2001            2000
                                                       -------------    ------------    -------------    ------------
Revenues                                               $     281,298    $    184,192    $     912,126    $    562,039
Cost of products sold                                         (9,584)         (8,636)         (32,215)        (25,897)
                                                       -------------    ------------    -------------    ------------
                                                             271,714         175,556          879,911         536,142
                                                       -------------    ------------    -------------    ------------
Operating expenses:
   Service, rental, and maintenance                           76,085          38,750          233,632         115,704
   Selling                                                    35,638          24,388          111,262          73,766
   General and administrative                                 96,972          53,644          304,174         162,940
   Depreciation and amortization                              68,591          85,772        1,536,565         266,361
   Other operating expense                                     7,455              --            7,455              --
                                                       -------------    ------------    -------------    ------------
     Total operating expenses                                284,741         202,554        2,193,088         618,771
                                                       -------------    ------------    -------------    ------------
Operating income (loss)                                      (13,027)        (26,998)      (1,313,177)        (82,629)
Interest expense, net                                        (65,935)        (36,635)        (182,520)       (113,334)
Other expense                                                (14,270)           (269)         (30,799)         (2,279)
                                                       -------------    ------------    -------------    ------------
Income (loss) before income tax benefit,
  extraordinary item and accounting change                   (93,232)        (63,902)      (1,526,496)       (198,242)
Benefit from income taxes                                        500              --          118,500              --
                                                       -------------    ------------    -------------    ------------
Income (loss) before extraordinary item and
  accounting change                                          (92,732)        (63,902)      (1,407,996)       (198,242)
Extraordinary gain from early extinguishment of debt              --              --           34,229          52,051
Cumulative effect of accounting change                            --              --           (6,794)             --
                                                       -------------    ------------    -------------    ------------
Net income (loss)                                            (92,732)        (63,902)      (1,380,561)       (146,191)
Accretion of redeemable preferred stock                           --          (1,755)              --          (3,016)
Preferred stock dividend                                      (3,039)           (591)          (5,070)         (1,726)
                                                       -------------    ------------    -------------    ------------
Net income (loss) to common stockholders               $     (95,771)   $    (66,248)   $  (1,385,631)   $   (150,933)
                                                       =============    ============    =============    ============

Basic/diluted net income (loss) per common share
  before extraordinary charge and accounting change    $       (0.52)   $      (1.00)   $       (7.98)   $      (3.25)
Extraordinary item per basic/diluted common share                 --              --             0.19            0.83
Cumulative effect of accounting change per
  basic/diluted common share                                      --              --            (0.04)             --
                                                       -------------    ------------    -------------    ------------
Basic/diluted net income (loss) per common share       $       (0.52)   $      (1.00)   $       (7.83)   $      (2.42)
                                                       =============    ============    =============    ============
Basic/diluted weighted average number of common
  shares outstanding                                     182,434,590      66,078,808      177,073,779      62,410,164
                                                       =============    ============    =============    ============

 Cost of products sold and operating expenses listed above are stated exclusive of depreciation and amortization expense which is shown separately.


  The accompanying notes are an integral part of these consolidated condensed financial statements.

                               ARCH WIRELESS, INC.

                 CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
                          (unaudited and in thousands)

                                                                   Nine Months Ended
                                                                     September 30,
                                                                 ----------------------
                                                                    2001         2000
                                                                 ---------    ---------
Net cash (used for) provided by operating activities             $  12,935    $  75,034
                                                                 ---------    ---------

Cash flows from investing activities:

   Additions to property and equipment, net                        (96,488)    (105,052)
   Additions to intangible and other assets                         (3,540)      (4,537)
   Net proceeds from sale of FCC licenses                          175,000           --
   Acquisition of company, net of cash acquired                        104           --
                                                                 ---------    ---------
Net cash provided by (used for) investing activities                75,076     (109,589)
                                                                 ---------    ---------

Cash flows from financing activities:

   Issuance of long-term debt                                        7,921       93,000
   Repayment of long-term debt                                    (178,111)     (58,000)
   Net proceeds from sale of preferred stock                        75,000           --
   Net proceeds from sale of common stock                               --          354
                                                                 ---------    ---------
Net cash (used for) provided by financing activities               (95,190)      35,354
                                                                 ---------    ---------

Effect of exchange rate changes on cash                               (339)          --
                                                                 ---------    ---------
Net (decrease) increase in cash and cash equivalents                (7,518)         799
Cash and cash equivalents, beginning of period                      55,007        3,161
                                                                 ---------    ---------
Cash and cash equivalents, end of period                         $  47,489    $   3,960
                                                                 =========    =========

Supplemental disclosure:
   Interest paid                                                 $ 113,906    $  89,865
   Accretion of discount on senior notes and assumed bank debt   $  30,303    $  19,234
   Issuance of common stock in exchange for debt                 $  11,643    $ 155,637
   Issuance of preferred stock in exchange for debt              $   6,936    $  42,692
   Accretion of redeemable preferred stock                       $      --    $   3,016

The accompanying notes are an integral part of these consolidated condensed financial statements.

                               ARCH WIRELESS, INC.

              NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
                                   (unaudited)


         (a) Preparation of Interim Financial Statements - The consolidated condensed financial statements of Arch Wireless, Inc. have been prepared in accordance with the rules and regulations of the Securities and Exchange Commission. The financial information included herein, other than the consolidated condensed balance sheet as of December 31, 2000, has been prepared by management without audit by independent accountants who do not express an opinion thereon. The consolidated condensed balance sheet at December 31, 2000 has been derived from, but does not include all the disclosures contained in, the audited consolidated financial statements for the year ended December 31, 2000. In the opinion of management, all of these unaudited statements include all adjustments and accruals consisting only of normal recurring accrual adjustments which are necessary for a fair presentation of the results of all interim periods reported herein. These consolidated condensed financial statements should be read in conjunction with the consolidated financial statements and accompanying notes included in Arch's Annual Report on Form 10-K/A for the year ended December 31, 2000. The results of operations for the periods presented are not necessarily indicative of the results that may be expected for a full year.

     Risks and Other Important Factors -- Arch sustained net losses of $206.1 million, $285.6 million and $309.8 million for the years ended December 31, 1998, 1999 and 2000, respectively and net losses of $1.4 billion in the nine months ended September 30, 2001. Arch's loss from operations for the nine months ended September 30, 2001 was $1.3 billion which includes an impairment charge of $976.2 million on certain long-lived assets (see Note (b) below). In addition, at September 30, 2001, Arch had an accumulated deficit of approximately $2.6 billion and a deficit in working capital of $1.77 billion, including $1.66 billion of debt classified as current liabilities due to Arch's default under substantially all of its indebtedness (see Note (c) below). The impairment charge will result in lower depreciation and amortization expenses in future periods which will decrease Arch's losses from operations and net losses in the future. Arch cannot predict whether or when its operations will become profitable.

     Arch's ability to continue as a going concern is dependent upon its ability to restructure its existing debt such that interest expense is substantially reduced. In July 2001, Arch announced the withdrawal of its previously announced proposal to restructure its outstanding debt and the withdrawal of its previous financial projections, primarily due to lower than expected operating results in the second quarter of 2001. The lower than anticipated operating results will negatively impact future operating results and projected year-end liquidity and made the previously proposed restructuring infeasible. On November 9, 2001, certain holders of 12-3/4% senior notes of Arch Wireless Communications, Inc. ("AWCI"), a wholly-owned subsidiary of Arch, commenced an involuntary proceeding under Chapter 11 of the U.S. Bankruptcy code against AWCI. AWCI has until December 10, 2001 to respond to this involuntary proceeding, and is currently evaluating its legal options. Arch will also consider the implications of this filing against AWCI for it and its other subsidiaries. Arch continues to update its business plan and projections to take into account its second and third quarter results and evaluate its restructuring options. These options include voluntary filings for protection under Chapter 11 of the U.S. Bankruptcy Code. Arch cannot predict the outcome of the involuntary petition against AWCI, the effects the involuntary petition will have on it and its other subsidiaries, or whether it will be successful in its restructuring efforts.

     Arch's financial results and lack of additional sources of liquidity indicate that it may not be able to continue as a going concern unless it restructures its existing debt such that interest expense is substantially reduced. Furthermore, Arch is in default under its secured credit facility and substantially all of its other indebtedness due to nonpayment of approximately $50.3 million of interest due under its outstanding notes and credit facility as of September 30, 2001 (see Note (c) below). Arch is also subject to additional risks and uncertainties including, but not limited to, changes in technology, subscriber turnover and competition.

         (b) Impairment of Property and Equipment and Intangible Assets -- In accordance with Statement of Financial Accounting Standards (SFAS) No. 121 "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets To Be Disposed Of," Arch evaluates the recoverability of the carrying value of its long-lived assets and certain intangible assets based on estimated undiscounted cash flows to be generated from such assets. The aggregate undiscounted cash flows are compared to the assets' current book value. To the extent impairment is identified, Arch reduces the carrying value of such impaired assets to fair value based on estimated discounted future cash flows.

     In July 2001, due to the facts and circumstances discussed in Note (a) above, Arch developed preliminary projections in order to assess the carrying value of its long-lived assets. These projections were management's best estimate, at the time, of future results based on lower than expected operating results for the quarter ended June 30, 2001 and potential yearend liquidity constraints that could arise. The aggregate undiscounted cash flows from these projections was compared to the carrying value of the long-lived assets. Since the carrying value exceeded the aggregate undiscounted cash flows, fair value of the assets was determined based on a discounted cash flow analysis. As a result, Arch recorded an impairment charge of $976.2 million in the second quarter of 2001, which is included in depreciation and amortization expense in the statement of operations for the nine months ended September 30, 2001, and reduced the carrying value of certain one-way paging equipment, computer equipment and intangible assets.

     Intangible and Other Assets - Intangible and other assets, net of accumulated amortization, are comprised of the following (in thousands):

                                                           September 30,     December 31,
                                                               2001              2000
                                                           -------------     ------------
Purchased Federal Communications Commission licenses        $       74        $  451,431
Purchased subscriber lists .........................                --           412,015
Goodwill ...........................................                --           163,027
Restricted cash ....................................            34,657            35,280
Deferred financing costs ...........................            14,719            24,905
Other ..............................................             2,025            14,086
                                                            ----------        ----------
                                                            $   51,475        $1,100,744
                                                            ==========        ==========

         (c) Classification of Debt - Effective August 2, 2001,AWCI, a subsidiary of Arch, was in default under the indenture governing its 12-3/4% senior notes for nonpayment of interest due on July 2, 2001. This default also constituted a default under substantially all other indebtedness of Arch and its direct and indirect subsidiaries. Due to this default, Arch's lenders currently have the right, if they so elect, to declare the entire amount of principal and interest to be immediately due and payable, to seek foreclosure upon Arch's assets, to file a bankruptcy petition against Arch or to pursue other remedies. As a result, Arch has reclassified its debt to current liabilities. Subsequent to August 2, 2001, Arch has not made any interest payments on its other outstanding notes or its credit facility. Interest payments due prior to September 30, 2001 which have not been paid total $50.3 million.

         (d) Divisional Reorganization - As of September 30, 2001, 1,268 former Arch and MobileMedia employees had been terminated due to the MobileMedia and PageNet integrations and a previous divisional reorganization. Arch's restructuring activity as of September 30, 2001 is as follows (in thousands):

                              Reserve       Reserve
                             Balance at    Adjustment   Utilization of
                            December 31,       in         Reserve in    Remaining
                               2000           2001           2001        Reserve
                            ------------   ----------   --------------  ---------
Severance costs ......        $ 2,957        $1,960        $4,917        $   --
Lease obligation costs         10,776            --         4,650         6,126
Other costs ..........            162            --           158             4
                              -------        ------        ------        ------
   Total .............        $13,895        $1,960        $9,725        $6,130
                              =======        ======        ======        ======

         (e) PageNet Acquisition Reserve - As of September 30, 2001, 1,628 former PageNet employees had been terminated. Arch's restructuring activity as of September 30, 2001 is as follows (in thousands):

                              Reserve       Reserve
                             Balance at    Adjustment   Utilization of
                            December 31,       in         Reserve in    Remaining
                               2000           2001           2001        Reserve
                            ------------   ----------   --------------  ---------
Severance costs..........    $  36,767      $  10,900     $    37,143   $  10,524
Lease obligation costs...        9,264         11,062           6,326      14,000
Other costs..............          500             --             362         138
                             ---------      ---------     -----------   ---------
   Total.................    $  46,531      $  21,962     $    43,831   $  24,662
                             =========      =========     ===========   =========

         (f) Nextel Agreement - In January 2001, Arch agreed to sell its 900 MHz SMR (Specialized Mobile Radio) licenses to Nextel Communications, Inc. Nextel acquired the SMR licenses for an aggregate purchase price of $175 million and invested approximately $75 million in a new equity issue, Arch series F 12% redeemable cumulative junior preferred stock. The transaction was completed in two stages. In February 2001, Nextel advanced $250 million in the form of a secured loan in the principal amount of $175 million and an unsecured loan in the principal amount of $75 million to a newly created, stand-alone Arch subsidiary that held the SMR licenses pending FCC regulatory approval of their transfer. The new Arch subsidiary was not permitted to engage in any business other than ownership and maintenance of the SMR licenses and did not have any liability or obligation with respect to any of the debt obligations of Arch or its subsidiaries. In May 2001, upon transfer of the SMR licenses to Nextel, the principal amount of the secured loan was offset against the $175.0 million aggregate purchase price for the SMR licenses, and the principal amount of the unsecured loan was exchanged for shares of series F preferred stock. Accrued interest on the secured and unsecured loans was also paid in series F preferred stock.

     Arch acquired the SMR licenses as part of its acquisition of PageNet in November 2000. In accordance with the purchase method of accounting, the SMR licenses were recorded at their fair value of $175.0 million and were included in the Purchased Federal Communications Commission licenses balance in Note (b) above.

         (g) Debt Exchanged for Equity - In the six months ended June 30, 2001, Arch issued 18,905,989 shares of Arch common stock in exchange for $50.8 million accreted value ($51.0 million maturity value) of its senior discount notes. Arch recorded an extraordinary gain of $34.2 million on the early extinguishment of debt as a result of these transactions.

         (h) Series F Redeemable Cumulative Junior Preferred Stock - In May 2001, in connection with the Nextel transactions discussed in Note (f) above, Arch issued 793,219 shares of series F preferred stock. The series F preferred stock: (i) is convertible into Arch common stock at a conversion price equal to the then prevailing market price of the common stock per share, subject to certain adjustments; (ii) bears dividends at an annual rate of 12.0%, (A) payable quarterly in cash or, at Arch's option, through the issuance of shares of Arch common stock valued at the then prevailing market price or (B) if not paid quarterly, accumulating and payable upon redemption or conversion of the series F preferred stock or liquidation of Arch; (iii) must be redeemed on the tenth anniversary of the date of issuance, at Arch's option, for cash or converted into Arch common stock valued at the then prevailing market price of Arch common stock, so long as the common stock remains listed on a national securities exchange; (iv) is subject to redemption for cash or conversion into Arch common stock at Arch's option in certain circumstances; (v) in the event of a "Change of Control" as defined, requires Arch, at its option, to redeem the series F preferred stock for cash or convert such shares into Arch common stock valued at the then prevailing market price of Arch common stock, with such cash redemption or conversion being at a price equal to 101% of the sum of the original purchase price plus accumulated dividends; (vi) limits certain mergers or asset sales by Arch; and (vii) has certain voting and preemptive rights.

         (i) Derivative Instruments and Hedging Activities - In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 133 "Accounting for Derivative Instruments and Hedging Activities". SFAS No. 133 requires that every derivative instrument be recorded on the balance sheet as either an asset or liability measured at its fair value and that changes in the derivative's fair value be recognized in earnings. Arch adopted this standard effective January 1, 2001. Arch has not designated any of the outstanding derivatives as a hedge under SFAS No. 133. The initial application of SFAS No. 133 resulted in a $6.8 million charge, which was reported as the cumulative effect of a change in accounting principle. This charge represents the impact of initially recording the derivatives at fair value as of January 1, 2001. The changes in fair value of the derivative instruments have been recognized in other expense. Arch recorded other expense of approximately $14.6 million related to the changes in fair value of the derivatives during the nine months ended September 30, 2001.

         (j) Segment Reporting - Arch has determined that it has three reportable segments: traditional paging operations, two-way messaging operations and international operations. Management makes operating decisions and assesses individual performances based on these segments. The traditional paging operations consist of the provision of paging and other one-way wireless messaging services to Arch's U.S. customers. Two-way messaging operations consist of the provision of two-way wireless messaging services to Arch's U.S. customers. International operations consist of the operations of Arch's Canadian subsidiary.

     Each of these segments incur, and are charged, direct costs associated with their separate operations. Common costs shared by the traditional paging and two-way messaging operations are allocated based on the estimated utilization of resources using various factors that attempt to mirror the true economic cost of operating each segment.

     Arch did not begin to market and sell its two-way messaging products on a commercial scale until August 2000. Arch's Canadian subsidiary was acquired in November 2000 in the PageNet acquisition. Prior to 2000, substantially all of Arch's operations were traditional paging operations. The following tables present segment financial information related to Arch's segments for the periods indicated (in thousands):

THREE MONTHS ENDED SEPTEMBER 30, 2001         TRADITIONAL     TWO-WAY MESSAGING   INTERNATIONAL
                                           PAGING OPERATIONS      OPERATIONS       OPERATIONS        CONSOLIDATED
                                           -----------------  -----------------   ----------         ------------
 Revenues ..............................     $   247,030         $  29,455         $  4,813         $   281,298
 Depreciation and amortization expense..          46,339            20,925            1,327              68,591
 Operating income (loss) ...............           8,388           (20,601)            (814)            (13,027)
 Adjusted EBITDA(1) ....................          62,182               324              513              63,019
 Total assets ..........................         445,416           228,805           22,228             696,449
 Capital expenditures ..................           8,091            16,791              563              25,445

THREE MONTHS ENDED SEPTEMBER 30, 2000
 Revenues ..............................     $   183,291         $     901         $     --         $   184,192
 Depreciation and amortization expense..          84,930               842               --              85,772
 Operating income (loss) ...............         (22,079)           (4,919)              --             (26,998)
 Adjusted EBITDA(1) ....................          62,851            (4,077)              --              58,774
 Total assets ..........................       1,178,907            17,060               --           1,195,967
 Capital expenditures ..................          19,551             7,441               --              26,992

NINE MONTHS ENDED SEPTEMBER 30, 2001          TRADITIONAL      TWO-WAY MESSAGING  INTERNATIONAL
                                           PAGING OPERATIONS      OPERATIONS       OPERATIONS        CONSOLIDATED
                                           -----------------  -----------------   ----------         ------------
 Revenues ..............................     $   828,517         $  69,026         $ 14,583         $   912,126
 Depreciation and amortization expense..       1,442,364            48,750           45,451           1,536,565
 Operating income (loss) ...............      (1,206,881)          (62,766)         (43,530)         (1,313,177)
 Adjusted EBITDA(1) ....................         242,938           (14,016)           1,921             230,843
 Total assets ..........................         445,416           228,805           22,228             696,449
 Capital expenditures ..................          51,954            45,924            2,150             100,028

NINE MONTHS ENDED SEPTEMBER 30, 2000
 Revenues ..............................     $   560,996         $   1,043         $     --         $   562,039
 Depreciation and amortization expense..         265,329             1,032               --             266,361
 Operating income (loss) ...............         (72,941)           (9,688)              --             (82,629)
 Adjusted EBITDA(1) ....................         192,388            (8,656)              --             183,732
 Total assets ..........................       1,178,907            17,060               --           1,195,967
 Capital expenditures ..................          91,497            18,092               --             109,589

     (1) Adjusted earnings before interest, income taxes, depreciation and amortization, as determined by Arch, does not reflect interest, income taxes, depreciation and amortization, other operating expenses, other expense or extraordinary items; consequently adjusted earnings before interest, income taxes, depreciation and amortization may not necessarily be comparable to similarly titled data of other wireless messaging companies. Earnings before interest, income taxes, depreciation and amortization should not be construed as an alternative to operating income or cash flows from operating activities as determined in accordance with generally accepted accounting principles or as a measure of liquidity. Amounts reflected as earnings before interest, income taxes, depreciation and amortization or adjusted earnings before interest, income taxes, depreciation and amortization are not necessarily available for discretionary use as a result of restrictions imposed by the terms of existing indebtedness or limitations imposed by applicable law upon the payment of dividends or distributions, among other things.

                                                                       EXHIBIT D

                              UNAUDITED PROJECTIONS

FINANCIAL PROJECTIONS

         The Debtors have prepared the Projections for the five years ending December 31, 2006. The Projections assume that the Plan is consummated on April 30, 2002.

         The Projections exclude the operating results and financial position of the Debtors' Canadian operations. The Canadian operations are managed independently of the domestic operations, and are separately financed through a Canadian credit facility.

ASSUMPTIONS USED IN THE PROJECTIONS

         The Projections are premised on a number of important assumptions compiled by management. Although management believes the assumptions to be reasonable based on the most currently available information, the Debtors can provide no assurance that these assumptions will be realized. See "Section III.D
- Information Relevant to the Risks Posed to Creditors Under the Plan" for a discussion of various factors that could affect the Debtors' financial condition, results of operations, business, prospects and securities.

         1. PLAN TERMS AND CONSUMMATION. The Projections assume the reorganization will be consummated as of April 30, 2002 (the "Effective Date"). If the Effective Date does not occur by April 30, 2002, certain additional bankruptcy-related expenses will be generated and there is no assurance that, among other things, the level of customer and vendor support contemplated in the Projections can be maintained.

         2. "FRESH START ACCOUNTING." In connection with the Plan, the Debtors will be required to restate their balance sheet in accordance with the principles of fresh start accounting. The Projections have been prepared consistent with the basic principles of "fresh start" accounting. These principles are contained in the American Institute of Certified Public Accountants Statement of Position 90-7 "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code." Under "fresh start" accounting principles, the Debtors will determine the reorganization value of the Reorganized Debtors as of the Effective Date. This value will be allocated, based on estimated fair market values, to specific tangible or identifiable intangible assets. If the value exceeds the fair market value of the tangible and identifiable intangible assets the excess will be recorded as good will. The Debtors are in the process of evaluating further how the reorganization value will be allocated to the Reorganized Debtors' various assets. It is likely that the final allocation will differ from the amounts presented herein. Such adjustments could be material and are discussed further in Section III.D.

         3. MACROECONOMIC FACTORS. The Projections assume that general economic conditions will improve in the latter half of 2002 and continue unchanged thereafter.

INCOME STATEMENT

         4. REVENUES. Projected revenues are based on the Debtors' estimate of average revenue per unit and units in service.

Net Unit Additions (Losses) - Net unit additions are projected by estimating the market size for each service offering and the Debtors' share of that market. Such projections are based, among other things, on (i) market research and various studies performed by consultants and other industry experts and (ii) analogous data from comparable international markets. In general, traditional messaging units are expected to decline substantially through 2006, partially offset by an increase in the number of advanced messaging units in service. Ending units in service are derived from a projection of the number of units added during a particular period less the number of units disconnected during the same period as follows:

                    BEGINNING UNITS                                                                  ENDING UNITS IN
 (UNITS IN 000S)       IN SERVICE        UNITS ADDED      UNITS DISCONNECTED      NET UNITS ADDED        SERVICE
                       ----------        -----------      ------------------      ---------------        -------
       2002             8,202.6            2,162.7             (4,220.8)             (2,011.5)           6,144.5
       2003             6,144.5            1,477.3             (2,946.8)             (1,469.5)           4,675.0
       2004             4,675.0            1,227.0             (1,913.0)               (686.0)           3,989.0
       2005             3,989.0            1,190.2             (1,551.2)               (361.0)           3,628.0
       2006             3,628.0            1,206.5             (1,394.5)               (188.0)           3,440.0


Average Revenue Per Unit ("ARPU") - ARPU associated with traditional messaging service is expected to improve from $8.39 as of year-end 2001 to $9.53 as of year-end 2004. By year-end 2006 ARPU is expected to decline to $9.10 as an increasing percentage of units in service are derived from higher-volume commercial accounts that generally have lower ARPUs. Advanced messaging ARPU declines from $29.67 at year-end 2001 to $22.79 in 2006 due to declining device costs which results in lower equipment lease ARPU, fewer leased devices by 2006, and a shift in pricing which, over time, will allow subscribers to purchase more characters per month at the same monthly service price.

         5. EXPENSES. Projected operating expenses are based upon historical experience and expected market conditions, adjusted to reflect the expected decrease in expenses resulting from cost-reduction initiatives. Cost reduction initiatives are focused on four main areas: (i) salary and related benefits,
(ii) telecommunications expense, (iii) site rent and (iv) facilities. Over the projection period, savings from each category are projected to total $137.8, $49.9, $51.1 and $25.3, respectively.

         6. EBITDA. EBITDA is defined as earnings before interest expense, income tax provision, depreciation and amortization, non-recurring and restructuring-related expenses and non-cash charges. Operating Margin is the primary operating metric used by the Debtors and is defined as EBITDA as a percentage of Net Revenues. Operating margins decline slightly through 2003 due to the decline in traditional messaging, and begin to increase thereafter as advanced messaging grows.

         7. DEPRECIATION AND AMORTIZATION. Book depreciation is based on projected levels of capital expenditures and estimates of useful life of the Debtors' property, plant & equipment. Adjustments to the value of long term fixed or intangible assets are based on fresh-start accounting principles as discussed in item 2 of this section.

         8. INTEREST EXPENSE. Post-reorganization interest expense reflects interest on (i) $200 million of New Senior Secured Notes, and (ii) $100 million of New Subordinated Secured Notes. Pay-in-kind interest under the New Subordinated Secured Notes is included in interest expense but is not tax-deductible.

         9. INCOME TAXES. The Debtors expect that they will have sufficient deductions from future activities and from retained federal income tax attributes to offset their projected income (before such deductions) through 2005. See Sections III.D.12 and V for additional discussion of income taxes.

         10. REORGANIZATION EXPENSES/USES OF CASH. The Projections assume that the Debtors will utilize both cash from operations and the Exit Facility, if any, to pay all expenses associated with the Reorganization and to provide for working capital throughout the projection period. Certain of these expenses will be incurred at the Effective Date.

BALANCE SHEET

         11. WORKING CAPITAL. Changes in certain balance sheet accounts such as accounts receivable and accounts payable are based on historical ratios of such accounts to other accounts such as revenues, operating expenses, and capital expenditures. To project accounts receivable, the Debtors assumed approximately 34 days sales outstanding ("DSO") beginning in 2002, decreasing to 30 DSO by 2006. The projected accounts payable reflect (i) the gradual recovery of normal trade terms in 2002 and (ii) the effects of the impairment of certain trade creditors pursuant to the Plan. DSO and Days payable for the projection period are summarized in the following table.

                                          2002            2003             2004            2005             2006
                                          ----            ----             ----            ----             ----
DAYS SALES OUTSTANDING                     34              32               30              30               30
DAYS PAYABLE                               22              30               35              35               35

         12. POST-REORGANIZATION INDEBTEDNESS. The projected long term debt balances reflect the indebtedness and terms thereof contemplated in the Plan.

CASH FLOW STATEMENT

         13. CAPITAL EXPENDITURES. Capital expenditures for traditional messaging are expected to decrease from $60.9 million in 2002 to $29.0 million in 2006. Such spending mainly represents device capital to replace existing leased units as needed and for new units sold and/or leased to new customers. Capital expenditures for the advanced messaging are expected to range between $89.1 million in 2002 and $101.8 in 2006 and are for new devices sold and/or leased to new subscribers and for network capacity improvements as the number of units in service increases. These advanced messaging expenditures are largely contingent upon the level of growth attained in that segment.

FINANCIAL PROJECTIONS

         The financial Projections prepared by the Debtors are summarized in the following tables. Specifically, the attached tables include:

         a. Pro-forma reorganized consolidated balance sheet at April 30, 2002, including all estimated reorganization and fresh-start adjustments.

         b. Projected consolidated balance sheets at December 31, 2002, 2003, 2004, 2005 and 2006.

         c. Projected consolidated statements of operations for the fiscal years ended December 31, 2002, 2003, 2004, 2005 and 2006.

         d. Projected consolidated statements of cash flows for the fiscal years ended December 31, 2002, 2003, 2004, 2005 and 2006.

         THESE PROJECTIONS WERE NOT PREPARED TO COMPLY WITH THE GUIDELINES FOR PROSPECTIVE FINANCIAL STATEMENTS PUBLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS. THE DEBTORS' INDEPENDENT ACCOUNTANTS AND ITS FINANCIAL ADVISORS HAVE NEITHER EXAMINED NOR COMPILED THE ACCOMPANYING PROJECTIONS AND ACCORDINGLY DO NOT EXPRESS AN OPINION OR ANY OTHER FORM OF ASSURANCE WITH RESPECT TO THE PROJECTIONS, ASSUME NO RESPONSIBILITY FOR THE PROJECTIONS AND DISCLAIM ANY ASSOCIATION WITH THE PROJECTIONS.

         THE DEBTORS DO NOT PUBLISH PROJECTIONS OF ITS ANTICIPATED FINANCIAL POSITION OR RESULTS OF OPERATIONS. HOWEVER, TO THE EXTENT IT BELIEVES THAT SECURITIES LAW REQUIRES, IT WILL:

         -        FURNISH UPDATED PROJECTIONS,

         - INCLUDE SUCH UPDATED INFORMATION IN ANY DOCUMENTS WHICH MAY BE REQUIRED TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, OR

         -        OTHERWISE MAKE SUCH UPDATED INFORMATION PUBLICLY AVAILABLE.

         THE SECURITIES LAWS REQUIRE FULL AND PROMPT DISCLOSURE OF MATERIAL FACTS, BOTH FAVORABLE AND UNFAVORABLE, REGARDING THE DEBTORS' FINANCIAL CONDITION AND MAY EXTEND TO

SITUATIONS WHERE IT KNOWS OR HAS REASON TO KNOW ITS PREVIOUSLY DISCLOSED PROJECTIONS NO LONGER HAVE A REASONABLE BASIS. THE DEBTORS BELIEVE THAT THE CONSOLIDATED PROJECTIONS REPRESENT THE MOST PROBABLE RANGE OF OPERATING RESULTS AND FINANCIAL POSITION AND THAT THE ESTIMATES AND ASSUMPTIONS UNDERLYING THE PROJECTIONS ARE REASONABLE. THE ESTIMATES AND ASSUMPTIONS MAY NOT BE REALIZED, HOWEVER, AND ARE INHERENTLY SUBJECT TO SIGNIFICANT BUSINESS, ECONOMIC AND COMPETITIVE UNCERTAINTIES AND CONTINGENCIES, MANY OF WHICH ARE BEYOND THEIR CONTROL. NO REPRESENTATIONS CAN BE OR ARE MADE AS TO WHETHER THE ACTUAL RESULTS WILL BE WITHIN THE RANGE SET FORTH IN ITS PROJECTIONS. SOME ASSUMPTIONS INEVITABLY WILL NOT MATERIALIZE, AND EVENTS AND CIRCUMSTANCES OCCURRING SUBSEQUENT TO THE DATE ON WHICH THE PROJECTIONS WERE PREPARED MAY BE DIFFERENT FROM THOSE ASSUMED OR MAY BE UNANTICIPATED, AND THEREFORE MAY AFFECT FINANCIAL RESULTS IN A MATERIAL AND POSSIBLY ADVERSE MANNER. THE PROJECTIONS, THEREFORE, MAY NOT BE RELIED UPON AS A GUARANTEE OR OTHER ASSURANCE OF THE ACTUAL RESULTS THAT WILL OCCUR. SEE "SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS."

             PROJECTED CONSOLIDATED BALANCE SHEET AT REORGANIZATION
                                 ($ in millions)

                                                 PROJECTED                                                           PRO FORMA
                                               PRE-EMERGENCE            REORGANIZATION         "FRESH START"       POST-EMERGENCE
                                               APRIL 30, 2002            ADJUSTMENTS            ADJUSTMENTS        APRIL 30, 2002
                                               --------------            -----------            -----------        --------------
ASSETS
Current assets:
   Cash and cash equivalents ...............      $   47.1                  ($37.1)(1)                 --          $      10.0
   Account receivable, net .................          87.4                    --                       --                 87.4
   Inventories .............................           2.0                    --                       --                  2.0
   Prepaid expenses and other ..............          50.4                    --                       --                 50.4
                                                  --------                  -------             ----------         -----------
         Total current assets ..............         186.9                   (37.1)                    --                149.8

Property and equipment, net ................         383.6                      --                     --                383.6
Intangible and other assets, net ...........           2.0                    (2.0)(2)          $     5.0(3)               5.0
                                                  --------                  -------             ---------          -----------
         Total Assets ......................      $  572.5                  ($39.1)             $     5.0          $     538.4
                                                  ========                  =======             =========          ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
(DEFICIT)
Current liabilities:
   Accounts payable ........................      $   15.5                    --                       --          $      15.5
   Accrued expenses ........................          57.4                    --                       --                 57.4
   Deposits and deferred revenue ...........          49.4                    --                       --                 49.4
                                                  --------                  -------             ----------         -----------
         Total current liabilities .........         122.3                    --                       --                122.3

Long-term debt .............................            --                  $ 300.0                    --          $     300.0
Liabilities subject to compromise ..........       2,063.8(4)                 --               ($ 2,063.8)                  --
Stockholders' equity (deficit): ............      (1,613.6)                  (339.1)              2,068.8                116.1
                                                  --------                  -------             ---------          ----------
        Total Liabilities and Shareholder
       Equity (Deficit) ....................      $  572.5                 ($  39.1)            $     5.0          $     538.4
                                                  ========                  =======             =========          ===========

----------

(1) Includes reorganization expenses of $8.4 million and a Cash Distribution to the Prepetition Secured Lenders of $28.7 million. Cash distribution to lenders at emergence is in addition to cash distributed to lenders during the Chapter 11 Cases. The Debtors project that they will make payments to the Prepetition Secured Lenders during the pendency of the Chapter 11 Cases pursuant to the Cash Collateral Stipulation for the following amounts: $13 million in January 2002, $7.5 million in February 2002, March 2002, April 2002. The Projected Consolidated Balance Sheet assumes that the Debtors obtain an Exit Facility prior to the Effective Date. To date, the Debtors do not have any commitments for an Exit Facility and no assurance can be made that they will be successful in obtaining an Exit Facility. If no Exit Facility is obtained as of the Effective Date, the Cash Distribution would be $2.1 million.

(2)      Writedown of original pre-emergence intangible assets.

(3)      Excess reorganization value.

(4)      Includes impairment of (i) $23.5 million of trade accounts payable,
         (ii) $56 million of accrued expenses including accrued line charges, interest rate hedging agreements, accrued alpha dispatch, accrued retail, accrued repair / outside services, and other accrued expenses,
         (iii) $109.9 million of accrued interest, (iv) $19.5 million of accrued restructuring charges from previous acquisitions, (v) $1,693.5 million of long term debt, (vi) $47.0 million of other long term liabilities representing the rejection of certain leases, and (vii) $114.5 million of redeemable preferred stock.

                      PROJECTED CONSOLIDATED BALANCE SHEETS

                                 ($ in millions)

                                                                                             DECEMBER 31,
                                                               ------------------------------------------------------------------
                                                                  2002           2003             2004         2005         2006
                                                                  ----           ----             ----         ----         ----
ASSETS
Current assets:
   Cash and cash equivalents................................      $10.0       $   10.0        $   10.0      $   10.0     $   10.0
   Account receivable, net..................................       78.1           68.4            58.5          54.9         53.0
   Inventories..............................................        2.2            2.5             2.9           3.3          3.8
   Prepaid expenses and other...............................       50.1           38.5            39.3          39.9         40.3
                                                               --------       --------        --------      --------     --------
         Total current assets...............................      140.4          119.4           110.7         108.1        107.1

Property and equipment, net.................................      330.0          217.4           119.5         107.1        105.4
Intangible and other assets, net............................        5.0            5.0             5.0           5.0          5.0
                                                               --------       --------        --------      --------     --------
         Total Assets                                          $  475.4       $  341.8        $  235.2      $  220.2     $  217.5
                                                               ========       ========        ========      ========     ========

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
   Accounts payable.........................................      $21.3       $   28.2        $   29.1      $   27.6     $   25.9
   Accrued expenses.........................................       51.8           39.9            31.2          28.5         26.6
   Accrued interest.........................................        3.1            2.2             1.3           0.3           --
   Deposits and deferred revenue............................       44.0           36.0            31.6          28.8         26.9
                                                               --------       --------        --------      --------     --------
         Total current liabilities..........................      120.2          106.3            93.2          85.2         79.4

Long-term debt..............................................      256.9          213.0           167.2         114.6         38.8
Deferred income taxes.......................................         --             --              --            --         18.5
                                                               --------       --------        --------      --------     --------
Stockholders' equity (deficit):.............................       98.3           22.5           (25.2)         20.4         80.8
                                                               --------       --------        --------      --------     --------
         Total Liabilities and Shareholder Equity (Deficit)    $  475.4       $  341.9        $  235.2      $  220.2     $  217.5
                                                               ========       ========        ========      ========     ========

                 PROJECTED CONSOLIDATED STATEMENTS OF OPERATIONS
                                 ($ in millions)

                                                                     FISCAL YEAR ENDED DECEMBER 31,
                                               ----------------------------------------------------------------------
                                                  2002           2003            2004            2005           2006
                                               --------       --------        --------        --------       --------
Revenues ....................................  $  883.3       $  769.8        $  702.5        $  658.3       $  635.4
Cost of products sold .......................     (37.5)         (45.3)          (48.8)          (50.6)         (50.7)
                                               --------       --------        --------        --------       --------
   Net revenues .............................     845.8          724.5           653.7           607.7          584.7
                                               --------       --------        --------        --------       --------
Operating expenses:

   Service, rental and maintenance ..........     264.7          230.0           201.6           174.6          149.4
   Selling ..................................      95.4           88.0            87.8            84.0           83.3
   General and administrative ...............     280.3          231.5           203.8           186.1          173.7
   Depreciation and amortization ............     172.7          212.3           178.6            93.1           80.3
   Other operating expenses (1) .............      17.5            7.2             2.7             1.8            0.9
                                               --------       --------        --------        --------       --------
     Total operating expenses ...............     830.6          769.0           674.5           539.6          487.6
                                               --------       --------        --------        --------       --------
Operating income (loss) .....................      15.2          (44.5)          (20.8)           68.1           97.1

Interest expense, net .......................      20.6           26.7            22.7            18.4           14.2

Other expense ...............................       5.3            4.6             4.2             3.9            3.8
                                               --------       --------        --------        --------       --------
Income (loss) before income taxes ...........     (10.7)         (75.8)          (47.7)           45.8           79.1

Income taxes ................................      --             --              --              --             18.5
                                               --------       --------        --------        --------       --------
Net income (loss) ...........................  ($  10.7)      ($  75.8)       ($  47.7)       $   45.8       $   60.6
                                               ========       ========        ========        ========       ========
Earnings before interest, income taxes,
depreciation and amortization, and other
operating expenses ..........................  $  205.4       $  175.0        $  160.5        $  163.0       $  178.3
                                               ========       ========        ========        ========       ========

----------

(1) Includes restructuring expenses such as severance, professional fees and management retention payments.

                 PROJECTED CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 ($ in millions)

                                                                            FISCAL YEAR ENDED DECEMBER 31,
                                                        --------------------------------------------------------------------------
                                                           2002              2003             2004            2005           2006
                                                        --------          --------        --------        --------        --------
Net cash provided by operating activities (1)           $  154.6          $  143.6        $  126.5        $  133.5        $  154.4

Cash flow from investing activities
additions to property and equipment, net                   (98.3)            (99.7)          (80.7)          (80.8)          (78.6)
                                                        --------          --------        --------        --------        --------
Cash flows from financing activities - repayment
   of long-term debt (2)                                  (107.3)            (43.9)          (45.8)          (52.7)          (75.8)
                                                        --------          --------        --------        --------        --------

Net increase (decrease) in cash and cash
   equivalents                                             (51.0)              0.0             0.0             0.0             0.0

Cash and cash equivalents, beginning of period              61.0              10.0            10.0            10.0            10.0
                                                        --------          --------        --------        --------        --------
Cash and cash equivalents, end of period                $   10.0          $   10.0        $   10.0        $   10.0        $   10.0
                                                        ========          ========        ========        ========        ========
Earnings before interest, income taxes,
   depreciation and amortization, and other
   operating expenses                                   $  205.4          $  175.0        $  160.5        $  163.0        $  178.3
                                                        ========          ========        ========        ========        ========

----------

(1) Net cash provided by operations includes an $8.4 million payment of reorganization expenses at the Effective Date.

(2) Cash flow from financing activities includes a $28.7 million distribution to the secured lenders at the Effective Date.

                                                                       EXHIBIT E

                   HYPOTHETICAL CHAPTER 7 LIQUIDATION ANALYSIS

         The Debtors have prepared an analysis of the distributions which their creditors are likely to receive in a hypothetical chapter 7 liquidation in order to determine whether each creditor will receive more under the Plan than they would receive in a chapter 7 liquidation.

         Section 1129(a)(7) of the Bankruptcy Code requires, with respect to each impaired class under a plan of reorganization, that each holder of an allowed claim or interest in such class either (a) has accepted the plan or (b) will receive or retain under the plan on account of such claim or interest property of a value, as of the effective date of such plan, that is not less than the amount that such person would receive or retain if the debtor were liquidated under chapter 7 of the Bankruptcy Code on the effective date.

         The Debtors have estimated, hypothetically, the fair realizable value of their assets through liquidation in a chapter 7 bankruptcy proceeding as well as the costs that would be incurred and the additional liabilities that would arise in such a liquidation proceeding. The Debtors have then applied the proceeds of the liquidation to satisfaction of creditor claims in accordance with the distribution requirements of chapter 7 of the Bankruptcy Code to determine the amount of distributions the different classes of their creditors would receive in a liquidation. A separate analysis has been prepared for AWI, PNCH, PNSMR, AWCI and AWHI together with the Consolidated AWHI Entities.

         Liquidation proceeds of secured creditor collateral (net of disposition fees and costs) are first distributed to the secured creditor with a lien on the collateral from which the proceeds are generated. The Debtors anticipate that the liquidation proceeds of secured creditor collateral will be far less than secured creditor claims. Substantially all of the Debtors' assets, except certain parcels of real estate and FCC licenses (collectively, the "Unencumbered Assets") are subject to security interests in favor of the Banks under the Credit Agreement and Holders of USAM Note Claims. In aggregate, such debt totaled $1,444 million as of December 6, 2001. Including cash, the Debtors estimate that the fair realizable value of all of their assets in a hypothetical chapter 7 liquidation is approximately $217.7 million including $15.6 million for the Unencumbered Assets.

         Claims for expenses of administration (other than the costs of the chapter 7 liquidation directly attributable to the liquidation of the secured creditor collateral), claims entitled to priority in accordance with the Bankruptcy Code and general unsecured creditor claims are payable out of the proceeds of Unencumbered Assets. The proceeds from a liquidation of the Unencumbered Assets are expected to be insufficient to pay Chapter 11 expenses of administration in full and to leave nothing for distribution to priority creditors and general unsecured creditors.

         Underlying this liquidation analysis are a number of estimates and assumptions that are inherently subject to significant uncertainties. These estimates and assumptions were developed by the Debtors through analysis of market transactions, experience and the use of other valuation approaches. There can be no assurance that the recoveries and estimated liquidation expenses, set forth in this analysis would be realized if the Debtors were, in fact, to undergo such a liquidation.

         The Debtors have approached this liquidation analysis on an asset liquidation basis because the best interests of the creditors test posits a hypothetical liquidation of the Debtors in chapter 7. Moreover, there is no assurance that the Debtors FCC licenses could be assigned in a chapter 7 case. The Debtors also believe that in a chapter 7 context the Debtors would not be able to provide the secured creditors with adequate protection and that in a chapter 7 case the Debtors would not be able to obtain new financing on any terms.

         The Debtors' liquidation analysis assumes that assets would be broken up and sold by a chapter 7 trustee or its duly appointed advisors, brokers or liquidators, irrespective of their current deployment.

         The costs associated with a chapter 7 liquidation, including the fees that would be associated with a chapter 7 trustee, are anticipated to be significant. Estimates of the major elements of such costs are set forth in the table below.

         The estimated amounts of secured Claims, Administrative Expense Claims and Priority Claims that would be required to be paid in a chapter 7 liquidation before any net proceeds would be distributable to general unsecured Creditors have been set forth below.

                              Liquidation Analysis

($ in millions)

                                                                  ESTIMATED LIQUIDATION
LIQUIDATION VALUE                                                       PROCEEDS
--------------------------------------------                      ---------------------
VALUE AVAILABLE FOR DISTRIBUTION
Cash and cash equivalents                                                         $47.1
Radio transmission equipment                                                       75.0
Messaging Devices                                                                  29.0
FCC licenses                                                                        8.4
Buildings and improvements                                                          7.2
Accounts receivable                                                                22.0
Other Assets (1)                                                                   29.0
                                                                  ---------------------
  LIQUIDATION PROCEEDS                                                           $217.7

Less: Proceeds from Unencumbered Assets                                           (15.6)
                                                                  ---------------------
  PROCEEDS AVAILABLE FROM ENCUMBERED ASSETS                                      $202.1
Less: Chapter 7 Costs for Liquidation (2)                                         (15.6)
                                                                  ---------------------
  PROCEEDS AVAILABLE FOR DISTRIBUTION TO SECURED                                 $186.5
SECURED DEBT DEFICIENCY CALCULATION
Secured Debt                                                                   $1,344.6
Accrued Interest as of 12/6/01                                                     72.6
Swap Agreements                                                                    26.6
Less: Cash Collateral Payments                                                    (35.5)
                                                                  ---------------------
    SUB-TOTAL SECURED DEBT                                                     $1,408.3
Less: Distribution to Secured Claims                                             (186.5)
                                                                  ---------------------
    DEFICIENCY CLAIM                                                           $1,221.8
CHAPTER 7 ADMINISTRATIVE CLAIMS
  Chapter 7 Trustee Fees                                                           $6.6
  Winddown Costs                                                                    6.0
  Professional Fees-Secured Creditors                                               3.0
  Professional Fees-General Administration (3)                                      3.0
                                                                  ---------------------
    SUB-TOTAL CH. 7 ADMINISTRATION CLAIMS                                          18.6
                                                                  ---------------------
CHAPTER 11 ADMINISTRATIVE AND PRIORITY CLAIMS
  Professional Fees (4)                                                             2.3
  Costs of Administration (5)                                                     106.0
  Priority Claims (6)                                                              17.2
                                                                  ---------------------
    SUB-TOTAL CHAPTER 11 ADMINISTRATIVE AND PRIORITY CLAIMS                       125.5
                                                                  ---------------------


LIQUIDATION DISTRIBUTION
(Dollar Value / % of Proceeds Available for Distribution )                 $ DISTRIBUTION   RECOVERY %
                                                                           --------------   ----------
Secured Bank Claims                                                                 169.9        14.5%
Secured USAM Claims                                                                  16.6         6.9%
                                                                           --------------   ----------
  SUB-TOTAL SECURED CLAIMS                                                         $186.5        13.2%
Ch. 7 Administrative Claims                                                          18.6       100.0%
Ch. 11 Professional Fees                                                              0.3        11.3%
Ch. 11 Costs of Administration                                                       11.9        11.3%
AWHI Unsecured Claims                                                                 0.0         0.0%
AWCI Unsecured Claims                                                                 0.4       0.026%
PNCH Unsecured Claims                                                                 0.0         0.0%
SMR Unsecured Claims                                                                  0.0         0.0%
AWI Unsecured Claims                                                                  0.0         0.0%
Priority Claims                                                                        --         0.0%
                                                                           ==============
  Total                                                                            $217.7

(1) Other assets include computer, telephone and repair equipment, vehicles, furniture & fixtures, and deposits.

(2) Allocates Chapter 7 Trustee fees calculated in the amount of $6.6 million, professional fees in the amount of $3.0 million and wind down costs in the amount of $6.0 million to be paid out of the secured creditors collateral.

(3) Includes $3 million of general administrative Chapter 7 professional fees to be paid out of unencumbered assets.

(4) Includes $2.3 million of accrued and unpaid Chapter 11 professional fees.

(5) Includes liabilities incurred during the Chapter 11 operations and costs arising out of the termination of all employees. These expenses are pari passu with Chapter 11 professional fees.

(6) Includes prepetition unpaid severance claims and prepetition tax claims.

                              Liquidation Analysis

($ in millions)

--------------------------------------------------------------  -----------------------------------------------------------
AWHI AND CONSOLIDATED AWHI ENTITIES                             AWCI
UNENCUMBERED ASSETS                                             UNENCUMBERED ASSETS
FCC Licenses                                   $8.4
Real Estate                                     6.6             Real Estate                                 $0.6
                                            -------                                                      -------
  TOTAL                                        15.0               TOTAL                                     0.62
Less: Allocated Admin. and Priority Claims    (15.0)            Less: Allocated Professional Fee Claims     (0.2)
                                            -------                                                      -------
  NET DISTRIBUTION PROCEEDS                      --               NET DISTRIBUTION PROCEEDS                  0.4


CLAIMS (% OF TOTAL CLAIMS)                                      CLAIMS (% OF TOTAL CLAIMS)
Secured Debt Deficiency Claims              1,221.8             Secured Debt Deficiency                  1,221.8
Unsecured Trade Claims                        120.0             12 3/4% and 13 3/4% notes (1)              298.7
                                            -------                                                      -------
  TOTAL                                     1,341.8               TOTAL                                  1,520.5

                                                      RECOVERY                                                     RECOVERY
VALUE TO UNSECURED CLAIMS ($)                            %      VALUE TO UNSECURED CLAIMS ($)                          %
                                                      --------                                                     --------
Secured Debt Deficiency Claims                   --     0.0%    Secured Debt Deficiency Claims               0.3     0.03%
Unsecured Trade Claims                           --     0.0%    Unsecured Bonds                              0.1     0.03%
                                            =======                                                      =======
  TOTAL                                        $0.0               TOTAL                                     $0.4
--------------------------------------------------------------  -----------------------------------------------------------

--------------------------------------------------------------  -----------------------------------------------------------
PAGING NETWORK CANADIAN HOLDINGS, INC ("PNCH")                  PAGENET SMR SUB, INC.
UNENCUMBERED ASSETS                                             UNENCUMBERED ASSETS
None                                             --             None                                        $0.0
                                            -------                                                      -------
  TOTAL                                          --               TOTAL                                      0.0
Less: Allocated Admin. and Priority Claims       --             Less: Allocated Admin. And Priority Claims    --
                                            -------                                                      -------
  NET DISTRIBUTION PROCEEDS                      --               NET DISTRIBUTION PROCEEDS                  0.0

CLAIMS (% OF TOTAL CLAIMS)                                      CLAIMS (% OF TOTAL CLAIMS)
Secured Debt Deficiency Claims              1,221.8             Secured Debt Deficiency                  1,221.8
None                                             --             None                                          --
                                            -------                                                      -------
  TOTAL                                     1,221.8               TOTAL                                  1,221.8

                                                      RECOVERY                                                     RECOVERY
VALUE TO UNSECURED CLAIMS ($)                             %     VALUE TO UNSECURED CLAIMS ($)                          %
                                                      --------                                                     --------
Secured Debt Deficiency Claims                   --     0.0%    Secured Debt Deficiency Claims                --     0.00%
None                                             --     0.0%    None                                          --     0.00%
                                            =======                                                      =======
  TOTAL                                        $0.0               TOTAL                                     $0.0
--------------------------------------------------------------  -----------------------------------------------------------

--------------------------------------------------------------
AWI
UNENCUMBERED ASSETS
None                                           $0.0
                                            -------
  TOTAL                                         0.0
Less: Allocated Admin. And Priority Claims       --
                                            -------
  NET DISTRIBUTION PROCEEDS                     0.0

CLAIMS (% OF TOTAL CLAIMS)
Secured Debt Deficiency Claims              1,221.8
10 7/8% and 6 3/4% Debentures (2)             123.0
                                            -------
  TOTAL                                     1,344.8
                                                      RECOVERY
VALUE TO UNSECURED CLAIMS ($)                            %
                                                      --------
Secured Debt Deficiency Claims                   --    0.00%
None                                            0.0    0.00%
                                            =======
  TOTAL                                        $0.0
--------------------------------------------------------------


---------

(1)      Includes $28.5 mm of accrued interest.

(2)      Includes $8.9 mm of accrued interest.[GRAPHIC OMITTED]

THE DEBTORS' ASSUMPTIONS:

         The Debtors' estimates of liquidation values for each category of asset take into account the time needed to liquidate the different categories of assets. As a result, the Debtors did not perform additional net present value calculations. The estimated costs associated with the realization of specific assets have been netted against the estimated recovery value for those assets. The Debtors estimated and categorized all other costs that could not be identified with the recovery of specific assets as winddown operating costs.

         The Debtors assumed that all networks would be shut down, no additional subscriber revenue would be earned and there would be no cash generated from operations. The Debtors estimated that the total amount of time needed to winddown operations, deconstruct facilities, and complete the liquidation of its assets, to be 18 months.

ASSET CATEGORIES:

         Cash and cash equivalents - Estimated balances as of April 30, 2002.

         Radio Transmission Equipment - Radio Transmission Equipment includes all of the Debtors' transmitters, messaging terminals, satellite uplinks, switches and other hardware throughout the United States. The Debtors assumed that this equipment would have to be deconstructed and removed before resale as used equipment in a hypothetical chapter 7 liquidation. Market values for used equipment were used as guidelines to formulate recovery estimates. The Debtors then discounted the benchmarks to estimate (i) diminution of value in a liquidation scenario and (ii) to take into account the excess equipment that would be placed into the market. Equipment was stratified by type and technology. A significant portion of the capitalized value of each transmitter site represents unrecoverable labor, wiring and site improvements. In light of the age of much of the equipment and also factoring into the analysis the lack of alternative uses for much of the equipment and the limited number of possible buyers, the Debtors determined to use a substantial discount to net book value. The largest single component of its estimated radio transmission equipment liquidation value is attributable to its advanced messaging network, construction of which was completed within the past 24 months.

         Messaging Devices - Messaging devices include devices leased to subscribers and new devices held as inventory. Approximately 90% of all direct subscribers lease devices from the Debtors. Devices are depreciated over two years. In order to obtain an estimate of potential recoveries in a liquidation, the Debtors estimated the average cost of its devices and estimated the number of leased numeric and alphanumeric devices. The Debtors estimated current prices for used messaging units based on recent transactions. The Debtors applied a discount to these prices to reflect the substantial number of devices that would be placed into the market during a period of limited industry-wide subscriber growth.

         FCC Licenses - Licenses are rights to construct, own and operate radio transmission facilities utilizing the public airways. Licenses include rights acquired through FCC grant, acquisitions of competitors and spectrum auctions conducted by the FCC. FCC licenses are not absolute and have varying renewal dates that, in a going concern business model, assuming reasonable compliance, would likely be renewed by the FCC to permit the Debtors (or other qualified entity) to continue to provide messaging services. For purposes of this liquidation analysis, the Debtors assumed that the FCC would permit the Debtors to sell their rights to third parties to provide service on the licensed frequencies. However, there can be no assurance that the FCC would approve such license sales/transfers and potentially the FCC could determine that the licenses should be revoked and turned over to the FCC.

         The Debtors have local, regional and nationwide 900 MHz licenses and nationwide NPCS licenses. The Debtors obtained local, regional and nationwide 900 MHz licenses primarily through acquisitions of other messaging companies. These licenses have no recorded book value. The Debtors ascribe no liquidation value to their local and regional spectrum since most of these licenses could be replaced with coverage under the nationwide licenses or under the Debtors' other spectrum. The Debtors' 11 nationwide licenses were valued on a formula based on a price per MHz times the population covered. The price per MHz used by the Debtors is discounted from sales for other types of spectrum (such as SMR and NPCS) which have greater bandwidth.

         The Debtors have four national and five regional NPCS licenses each with a 50 KHz inbound and outbound channel. This spectrum has significantly more bandwidth than the Debtors' nationwide licenses. The Debtors also valued these licenses using a price per MHz per population covered. The liquidation values are significantly lower than their book values because of the current excess spectrum capacity in the industry for traditional messaging services. A recent sale of a two-way license by a bankrupt messaging company was used by management as a benchmark for determining liquidation value.

         For purposes of their analysis, the Debtors have treated their FCC Licenses as unencumbered assets. While there is no lien on the licenses themselves, the Banks have liens on the shares of the Debtors which own the licenses. The entities which own the FCC Licenses did not engage in any other business. Accordingly, the proceeds of a liquidation of the FCC Licenses might in fact not be available to pay costs of administration and priority Claims.

         Buildings and Improvements - The Debtors own 10 buildings, all of which are owned by AWHI and consolidated AWHI Entities except for one property which is owned by AWCI. The liquidation values for real estate have been estimated based on recent appraisals reduced to reflect the liquidation context of the assumed disposition.

         Accounts Receivable - Accounts receivable recoveries were estimated based on the accounts receivable aging, historical recovery experience and customer mix, discounted for liquidation. Customers were stratified by type and recovery percentages were estimated for each customer type. Higher anticipated collection levels were assumed for large national account customers compared to small business and non-commercial subscribers.

         Other Assets - Other assets consists primarily of deposits, and non-messaging related fixed assets, such as furniture and fixtures and computer equipment. The Debtors assumed that recoveries from deposits would be limited because all of the contracts and leases for which the deposits are posted would be terminated in a hypothetical chapter 7 liquidation. Furniture, fixtures and computer equipment are estimated based on the Debtors' prior experience with office closings and asset dispositions related thereto.

         The Debtors do not believe that any liquidation value can be attributed to their balance sheet line items for Goodwill, Other Intangibles (which comprise capitalized debt issue costs) or Other Non-Current Assets (which comprise primarily restricted cash, held as cash collateral for a foreign banking facility). In addition, the Debtors do not believe there is any liquidation value associated with their customer list in the context of a chapter 7 liquidation.

         Liabilities - The Debtors prepetition Secured Claims total $1,443.8 million in principal amount. The Debtors have estimated chapter 7 trustee fees at $6.6 million, calculated using the formula for compensation of trustees and total liquidation proceeds of $217.7 million. The trustees' fee is assumed to be paid out of the secured Creditors' Collateral.

         Professional fees are estimated to total $8.6 million, consisting of $2.6 million of chapter 11 professional fees not paid under the chapter 11 Cash Collateral Stipulation and $6.0 million of other professional fees incurred in administering the Chapter 7 case, of which $3.0 million is directly associated with asset liquidations and are charged against the secured creditor collateral. The balance of the professional fees are assumed to be incurred in the administration of the chapter 7 estates.

         Winddown costs are costs incurred to preserve and maintain the assets to be liquidated and are assumed to be paid out of the secured Creditor Collateral. Administrative expenses are expenses incurred in the Chapter 11 case preceding the hypothetical liquidation and the obligations that will be incurred as a result of a liquidation, including $37.0 million for severance. Priority claims in the total amount of $17.2 million primarily consist of prepetition unpaid severance and unpaid taxes.